     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 2, 2002

                                                 REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-4
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------
                             BANKNORTH GROUP, INC.
             (Exact name of Registrant as specified in its charter)

                 MAINE                                     6022                                  01-0437984
       --------------------------               -------------------------                     ----------------
    (State or other jurisdiction of            (Primary Standard Industrial                   (I.R.S. Employer
     incorporation or organization)              Classification Code No.)                   Identification No.)

                                 P.O. BOX 9540
                              TWO PORTLAND SQUARE
                           PORTLAND, MAINE 04112-9540
                                 (207) 761-8500
         -------------------------------------------------------------
    (Address, including zip code and telephone number, including area code, of Registrant's principal executive offices)

                                WILLIAM J. RYAN
                CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             BANKNORTH GROUP, INC.
                                 P.O. BOX 9540
                              TWO PORTLAND SQUARE
                           PORTLAND, MAINE 04112-9540
                                 (207) 761-8500
              ---------------------------------------------------
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                WITH A COPY TO:

                  GERARD L. HAWKINS, ESQ.                                         PETER COOGAN, ESQ.
           ELIAS, MATZ, TIERNAN & HERRICK L.L.P.                             CAROL HEMPFLING PRATT, ESQ.
                   734 15TH STREET, N.W.                                       FOLEY, HOAG & ELIOT LLP
                         SUITE 1200                                             ONE POST OFFICE SQUARE
                   WASHINGTON, D.C. 20005                                  BOSTON, MASSACHUSETTS 02109-2170
                       (202) 347-0300                                               (617) 832-1000

    Approximate date of commencement of proposed sale to the public: Upon consummation of the merger described herein.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                                     PROPOSED MAXIMUM     PROPOSED MAXIMUM
           TITLE OF EACH CLASS OF                  AMOUNT TO        OFFERING PRICE PER   AGGREGATE OFFERING       AMOUNT OF
         SECURITIES TO BE REGISTERED             BE REGISTERED        SHARE OR UNIT           PRICE(1)       REGISTRATION FEE(1)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share.......         N/A                 $20.50            $22,448,628             $2,065
---------------------------------------------------------------------------------------------------------------------------------
Preferred Stock purchase rights(2)...........         N/A                  N/A                  N/A                  N/A
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculation of the registration fee. In accordance with Rule 457(o) under the Securities Act of 1933, the number of shares is not set forth herein. Pursuant to Rule 457(o), the registration fee has been computed on the basis of the maximum aggregate offering price of the shares of the Registrant's common stock expected to be issued upon consummation of the merger of Ipswich Bancshares, Inc. ("Ipswich") with and into the Registrant, taking into account the maximum number of shares of Ipswich (2,147,166) that may be exchanged, including shares issuable upon the exercise of outstanding options to acquire Ipswich common stock and pursuant to other outstanding Ipswich common stock equivalents, reduced by the maximum amount of cash ($21,568,275) to be paid by the Registrant for such shares.

(2) Preferred stock purchase rights will be distributed without charge with respect to each share of common stock of the Registrant registered hereby.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                            IPSWICH BANCSHARES, INC.
                                23 MARKET STREET
                          IPSWICH, MASSACHUSETTS 01938
                                 (978) 356-7777

                                                                          , 2002

Dear fellow Ipswich shareholders:

     You are cordially invited to attend the annual meeting of stockholders of
Ipswich Bancshares, Inc. to be held at 4:00 p.m., local time, on           ,
2002 at the Ipswich Country Club, 148 Country Club Way, Ipswich, Massachusetts. At the annual meeting you will be asked to consider and vote upon a proposal to approve an agreement and plan of merger pursuant to which Ipswich will be merged with and into Banknorth Group, Inc., among other matters, including the election of two directors to our board of directors.

     If the merger agreement is approved and the merger is subsequently completed, each outstanding share of Ipswich common stock will be converted into the right to receive $20.50 in cash or a number of whole shares of common stock of Banknorth determined by dividing $20.50 by the average closing price of the Banknorth common stock during a specified period preceding the merger, plus cash in lieu of any fractional share interest. You will have the opportunity to elect the form of consideration to be received for all shares held by you, subject to allocation procedures set forth in the merger agreement which are intended to ensure that 51% of the outstanding shares of Ipswich common stock will be converted into the right to receive Banknorth common stock and 49% of the outstanding shares of Ipswich common stock will be converted into the right to receive cash.

     The merger cannot be completed unless the holders of two thirds of the outstanding shares of Ipswich common stock, voting in person or by proxy, vote in favor of approval of the merger agreement at the annual meeting.

     Based on our reasons for the merger described herein, including the fairness opinion issued by Keefe, Bruyette & Woods, Inc., our financial advisor, our board of directors believes that the merger is fair to you and in your best interests. ACCORDINGLY OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

     Following this letter you will find a formal notice of the annual meeting and a document providing you with detailed information concerning the merger agreement, the merger, Ipswich and Banknorth. You also may obtain more information about Banknorth and Ipswich from documents that each has filed with the Securities and Exchange Commission.

     YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the annual meeting, please take the time to vote by completing and mailing the enclosed proxy card. If you do not vote in person or by proxy the effect will be a vote against the merger agreement.

     Thank you for your cooperation.

                                            Sincerely,
                                            David L. Grey
                                            President and Chief Executive
                                            Officer

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE BANKNORTH COMMON STOCK TO BE ISSUED IN THE MERGER OR DETERMINED IF THIS DOCUMENT IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE SHARES OF BANKNORTH COMMON STOCK ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY ANY FEDERAL OR STATE GOVERNMENTAL AGENCY.

 This prospectus/proxy statement is dated           , 2002 and was first mailed
            to shareholders of Ipswich on or about           , 2002

                            IPSWICH BANCSHARES, INC.
                                23 MARKET STREET
                          IPSWICH, MASSACHUSETTS 01938
                                 (978) 356-7777
                             ---------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                    TO BE HELD ON                     , 2002
                             ---------------------

To the shareholders of Ipswich Bancshares, Inc.:

     We will hold an annual meeting of shareholders of Ipswich Bancshares, Inc.
at 4:00 p.m., local time, on           ,                     , 2002, at the
Ipswich Country Club, 148 Country Club Way, Ipswich, Massachusetts, for the following purposes:

          1. to consider and vote upon a proposal to approve an agreement and plan of merger, dated as of February 26, 2002, between Banknorth Group, Inc. and Ipswich Bancshares, Inc., as described in the attached document;

          2. to consider and vote upon the election of two directors for terms of three years and until their successors are elected and qualified;

          3. to consider and vote upon a proposal to adjourn the annual meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the annual meeting to approve the merger agreement; and

          4. to transact such other business as may properly come before the annual meeting or any adjournment or postponement of the annual meeting.

     We have fixed the close of business on                , 2002 as the record
date for the determination of shareholders entitled to notice of and to vote at the annual meeting. Only holders of Ipswich common stock of record at the close of business on that date will be entitled to notice of and to vote at the annual meeting or any adjournment or postponement of the annual meeting.

     If the merger agreement is approved by shareholders at the annual meeting and the merger is consummated, any shareholder of record as of the record date for the annual meeting (i) who delivers to Ipswich, before the shareholder vote on the merger agreement, a written objection to the merger stating that he or she intends to demand payment for his or her shares through the exercise of his or her statutory appraisal rights; (ii) whose shares are not voted in favor of approving the merger agreement; and (iii) who demands in writing payment for his or her shares within 20 days after the date of the notice that the merger has become effective is mailed to the shareholders, shall be entitled to receive payment for his or her shares and an appraisal of the value thereof. Ipswich, its successor and any such shareholder shall in such case have the rights and duties and shall follow the procedures set forth in Sections 85 through 98 of Chapter 156B of the Massachusetts Business Corporation Law, which are described under "The Merger -- Dissenters' Rights" in the accompanying document and a copy of which are attached as Annex V to such document.

     OUR BOARD OF DIRECTORS HAS DETERMINED THAT THE MERGER AGREEMENT IS IN THE BEST INTERESTS OF IPSWICH AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

     YOUR VOTE IS VERY IMPORTANT. Even if you plan to be present at the annual meeting, please promptly complete, sign, date and return your proxy card in the enclosed envelope. Failure to vote your shares will have the same effect as a vote against the merger agreement.

                                            By Order of the Board of Directors

                                            Mariell Lyons
                                            Clerk
Ipswich, Massachusetts
               , 2002

                      REFERENCES TO ADDITIONAL INFORMATION

     This document incorporates important business and financial information about Banknorth and Ipswich from documents that may not be included in or delivered with this document. You can obtain documents incorporated by reference in this document but not otherwise accompanying this document by requesting them in writing or by telephone from the appropriate company at the following addresses:

Banknorth Group, Inc.                         Ipswich Bancshares, Inc.
P.O. Box 9540                                 23 Market Street
Two Portland Square                           Ipswich, Massachusetts 01938
Portland, Maine 04112-9540                    Attention: Mariell Lyons
Attention: Brian S. Arsenault                 (978) 356-7777
(207) 761-8517

     You will not be charged for any of these documents that you request. If you
would like to request documents, please do so by           , 2002 in order to
receive them before the annual meeting.

     Ipswich's Annual Report to Stockholders, including the audited consolidated balance sheets of Ipswich as of December 31, 2001 and 2000 and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 2001, accompanies this document. Ipswich's Annual Report to Stockholders includes Ipswich's Annual Report on Form 10-K for the year ended December 31, 2001 (excluding exhibits), as filed with the SEC.

     For additional information regarding where you can find information about Banknorth and Ipswich, please see "Where You Can Find More Information" beginning on page 85.

                                       (i)

                               TABLE OF CONTENTS

                                                               PAGE
                                                               ----
REFERENCES TO ADDITIONAL INFORMATION........................    (i)
QUESTIONS AND ANSWERS ABOUT VOTING PROCEDURES FOR THE ANNUAL
  MEETING...................................................     1
SUMMARY.....................................................     2
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING
  STATEMENTS................................................    13
GENERAL INFORMATION.........................................    13
THE ANNUAL MEETING..........................................    14
  Time and Place............................................    14
  Matters to be Considered..................................    14
  Shares Outstanding and Entitled to Vote; Record Date......    14
  How to Vote Your Shares...................................    14
  Votes Required............................................    15
  Solicitation of Proxies...................................    16
  Recommendations of the Ipswich Board of Directors.........    16
THE MERGER (Proposal 1).....................................    17
  General...................................................    17
  Background of the Merger..................................    17
  Ipswich's Reasons for the Merger..........................    19
  Recommendation of Ipswich's Board of Directors............    21
  Banknorth's Reasons for the Merger........................    22
  Opinion of Ipswich's Financial Advisor....................    22
  Merger Consideration and Election and Exchange
     Procedures.............................................    29
  Procedures for Exchanging Ipswich Common Stock
     Certificates...........................................    31
  Ipswich Stock Options and Stock Units.....................    32
  Conditions to the Merger..................................    33
  Regulatory Approvals......................................    35
  Business Pending the Merger...............................    37
  Board of Directors' Covenant to Recommend the Merger
     Agreement..............................................    38
  No Solicitation...........................................    38
  Representations and Warranties of the Parties.............    38
  Effective Time of the Merger..............................    39
  Termination and Amendment.................................    39
  Interests of Certain Persons in the Merger................    40
  Certain Employee Matters..................................    42
  Bank Merger...............................................    43
  Resale of Banknorth Common Stock..........................    43
  Federal Income Tax Consequences...........................    43
  Accounting Treatment of the Merger........................    46
  Expenses of the Merger....................................    46
  Listing of the Banknorth Common Stock.....................    46
  Stock Option Agreement....................................    46
  Shareholder Agreements....................................    49
  Dissenters' Rights........................................    50
MARKET FOR COMMON STOCK AND DIVIDENDS.......................    51

                                       (ii)

                                                               PAGE
                                                               ----
INFORMATION ABOUT BANKNORTH.................................    53
  General...................................................    53
  Acquisitions..............................................    53
  Management and Additional Information.....................    54
INFORMATION ABOUT IPSWICH...................................    54
  General...................................................    54
  Management and Additional Information.....................    54
SUPERVISION AND REGULATION OF BANKNORTH AND IPSWICH.........    54
  General...................................................    54
  Capital and Operational Requirements......................    55
  Distributions.............................................    56
  "Source of Strength" Policy...............................    57
  Financial Modernization...................................    57
DESCRIPTION OF BANKNORTH CAPITAL STOCK......................    57
  Banknorth Common Stock....................................    58
  Banknorth Preferred Stock.................................    58
  Banknorth Rights..........................................    58
  Other Provisions..........................................    60
  Transfer Agent............................................    60
COMPARISON OF THE RIGHTS OF SHAREHOLDERS....................    60
  Authorized Capital Stock..................................    60
  Issuance of Capital Stock.................................    61
  Voting Rights.............................................    61
  Classification and Size of Board of Directors.............    61
  Director Vacancies and Removal of Directors...............    62
  Director Duties...........................................    62
  Conflict of Interest Transactions.........................    63
  Exculpation of Directors and Officers.....................    63
  Indemnification of Directors and Officers.................    63
  Special Meetings of Shareholders..........................    64
  Shareholder Nominations...................................    65
  Shareholder Proposals.....................................    65
  Shareholder Action without a Meeting......................    66
  Shareholder's Right to Examine Books and Records..........    66
  Amendment of Governing Instruments........................    66
  Mergers, Consolidations and Sales of Assets...............    67
  State Anti-takeover Statutes..............................    68
  Dissenters' Rights of Appraisal...........................    69
  Shareholder Rights Plans..................................    69
ELECTION OF DIRECTORS OF IPSWICH (Proposal Two).............    69
  General...................................................    69
  Information Regarding Directors and Nominees..............    70
  Committees and Meetings of the Board of Directors.........    71
  Compensation of Directors.................................    72
MANAGEMENT OF IPSWICH.......................................    72
  Executive Officers........................................    72
  Executive Compensation....................................    73
  Compensation Committee Report.............................    75
  Compensation Committee Interlocks and Insider
     Participation..........................................    76
  Audit Committee Report....................................    77

                                      (iii)

                                                               PAGE
                                                               ----
  Performance Graph.........................................    78
  Employment and Severance Agreements with Named Executive
     Officers...............................................    78
  Retirement Benefits.......................................    79
  Retirement Plan...........................................    80
  Certain Transactions with Management of Ipswich and
     Others.................................................    81
  Compliance with Section 16(a) of the Exchange Act.........    81
ADJOURNMENT OF THE ANNUAL MEETING (Proposal Three)..........    81
INFORMATION CONCERNING AUDITORS OF IPSWICH..................    81
CERTAIN BENEFICIAL OWNERS OF IPSWICH COMMON STOCK...........    83
LEGAL OPINION...............................................    84
EXPERTS.....................................................    84
PROPOSALS FOR THE 2003 ANNUAL MEETING.......................    84
WHERE YOU CAN FIND MORE INFORMATION.........................    85

Annexes:
  Annex I    Agreement and Plan of Merger, dated as of February 26, 2002, between Banknorth and Ipswich, including Amendment No. 1
             thereto.....................................................       I
  Annex II   Stock Option Agreement, dated as of February 26, 2002,
             between Ipswich and Banknorth...............................    II-1
  Annex III  Termination Agreement and Employment and Noncompetition
             Agreement relating to Mr. Grey..............................   III-1
  Annex IV   Opinion of Keefe, Bruyette & Woods, Inc.....................    IV-1
  Annex V    Sections 85-98 of the Massachusetts Business Corporation
             Law.........................................................     V-1

                                       (iv)

                             QUESTIONS AND ANSWERS
                 ABOUT VOTING PROCEDURES FOR THE ANNUAL MEETING

Q:   WHAT DO I NEED TO DO NOW?

A: After you have carefully read this document, indicate on your proxy card how you want your shares to be voted. Then sign, date and mail your proxy card in the enclosed prepaid return envelope as soon as possible. This will enable your shares to be represented and voted at the annual meeting.

Q:   WHY IS MY VOTE IMPORTANT?

A: The merger agreement must be approved by holders of at least two thirds of the outstanding shares of Ipswich common stock. If you do not vote it will have the same effect as a vote against the merger agreement.

Q:   IF MY SHARES ARE HELD IN STREET NAME BY MY
     BROKER OR BANK, WILL MY BROKER OR BANK AUTOMATICALLY VOTE MY SHARES FOR ME?

A: No. Your broker, bank or other nominee will not be able to vote shares held by it in "street name" on your behalf without instructions from you. You should instruct your broker, bank or other nominee to vote your shares, following the directions your broker, bank or other nominee provides.

Q:   WHAT IF I FAIL TO INSTRUCT MY BROKER OR BANK?

A: If you fail to instruct your broker, bank or other nominee to vote your shares, it will have the same effect as a vote against the merger agreement.

Q:   CAN I ATTEND THE MEETING AND VOTE MY SHARES
     IN PERSON?

A: Yes. All shareholders are invited to attend the annual meeting. Shareholders of record can vote in person at the annual meeting. If your shares are held in street name, then you are not the shareholder of record and you must ask your broker, bank or other nominee how you can vote at the annual meeting.

Q:   CAN I CHANGE MY VOTE?

A:   Yes. If you have not voted through your
     broker, bank or other nominee, there are three ways you can change your vote after you have sent in your proxy card.

     - First, you may send a written notice to the Clerk of Ipswich stating that you would like to revoke your proxy before the annual meeting.

     - Second, you may complete and submit a new proxy card. Any earlier proxies will be revoked automatically.

     - Third, you may attend the annual meeting and vote in person. Any earlier proxy will be revoked. However, simply attending the annual meeting without voting will not revoke your proxy.

     If you have instructed a broker, bank or other nominee to vote your shares, you must follow directions you receive from your broker, bank or other nominee to change your vote.

Q:   SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A:   No. You should not send in your stock
     certificates at this time. Instructions for surrendering your Ipswich common stock certificates in exchange for the merger consideration will be sent to you after we complete the merger.

Q:   WHO SHOULD I CALL WITH QUESTIONS?

A:   You should call our proxy solicitor, Morrow &
     Co., Inc. at 1-800-607-0088. You also may contact the persons listed under "References to Additional Information" herein on page i.

                                    SUMMARY

     This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document, including the merger agreement and the other documents to which we have referred you. See "Where You Can Find More Information" beginning on page 85. Page references are included in this summary to direct you to a more complete description of the topics.

PARTIES TO THE PROPOSED MERGER (PAGES 53 AND 54)

     Banknorth. Banknorth is a Maine corporation and a registered bank holding company and financial holding company under the Bank Holding Company Act of 1956, as amended. Banknorth conducts business from its executive offices in Portland, Maine and, as of December 31, 2001, 308 banking offices located in Maine, New Hampshire, Massachusetts, Vermont, New York and Connecticut. Banknorth's principal asset is all of the capital stock of Banknorth, NA, a national bank which was initially formed as a Maine-chartered savings bank in the mid-19th century. Through Banknorth, NA, Banknorth offers a full range of banking services and products to individuals, businesses and governments throughout its market areas, including commercial, consumer and trust investment services. At December 31, 2001, Banknorth had consolidated assets of $21.1 billion and consolidated shareholders' equity of $1.8 billion. Banknorth's executive offices are located at Two Portland Square, Portland, Maine 04112-9540, and its telephone number is (207) 761-8500.

     Ipswich. Ipswich is a Massachusetts corporation and a registered bank holding company under the Bank Holding Company Act of 1956, as amended. Ipswich conducts business from its executive offices and main office in Ipswich, Massachusetts and seven full-service branch offices located in Beverly, Essex, Marblehead, North Andover, Rowley, Reading and Salem, Massachusetts. Ipswich's principal asset is all of the capital stock of Ipswich Savings Bank, a Massachusetts-chartered savings bank which operates under the name Ipswich Bank. The principal business of Ipswich is attracting deposits from the general public and using these deposits to fund the origination of single-family residential loans and, to a lesser extent, home equity loans and commercial real estate loans. At December 31, 2001, Ipswich had consolidated assets of $321.1 million and consolidated shareholders' equity of $15.1 million. Ipswich's executive offices are located at 23 Market Street, Ipswich, Massachusetts 01938, and its telephone number is (978) 356-7777.

IPSWICH SHAREHOLDERS WILL RECEIVE WHOLE SHARES OF BANKNORTH COMMON STOCK AND/OR CASH FOR EACH SHARE OF IPSWICH COMMON STOCK EXCHANGED PURSUANT TO THE MERGER (PAGE 29)

     Banknorth and Ipswich propose a merger in which Ipswich will merge with and into Banknorth. If the merger is completed, you will have the right to receive $20.50 in cash or a number of whole shares of Banknorth common stock determined by dividing $20.50 by the average closing price of the Banknorth common stock during the 20 trading-day period preceding the effective date of the merger, plus cash in lieu of any fractional share interest. Ipswich shareholders will have the opportunity to elect the form of consideration to be received for all shares of Ipswich common stock held by them, subject to allocation procedures set forth in the merger agreement which are intended to ensure that 51% of the outstanding shares of Ipswich common stock will be converted into the right to receive Banknorth common stock and 49% of the outstanding shares of Ipswich common stock will be converted into the right to receive cash.

WHEN AND HOW TO CHOOSE THE METHOD OF PAYMENT FOR YOUR SHARES (PAGE 29)

     Shares of Ipswich common stock will be exchanged for either Banknorth common stock or cash as chosen by you, subject to election and allocation procedures discussed herein and described in detail in the merger agreement. After the closing of the merger, you will be sent an election form on which you may specify whether you wish to receive cash in exchange for all shares of Ipswich common stock held by you or Banknorth common stock in exchange for all shares of Ipswich common stock held by you, or that you make "no-election" as to whether you receive cash or Banknorth common stock in payment for your Ipswich shares. Your choice will be honored to the extent possible, but because of the overall limitation on the amount of cash and shares of Banknorth common stock available, whether you receive the amount of cash or stock you request will depend in part on how many other Ipswich shareholders submit instructions, how many choose to receive cash and how many choose to receive stock. The total consideration to all shareholders is payable 51% in Banknorth common stock and 49% in cash.

     Banknorth will not issue fractional shares. Instead, Ipswich shareholders who receive Banknorth common stock will receive the value of any fractional share interest in cash based on the average closing sales price of a share of Banknorth common stock during the 20 trading-day period preceding consummation of the merger.

     An election form and detailed instructions on how to choose your preferred method of payment will be sent to you shortly after the effective time of the merger. You will then have 20 days in which to complete the election form and return it as instructed with your stock certificates. After the forms have been received and processed, you will be sent the cash and/or Banknorth common stock to which you are entitled.

     You will need to surrender your Ipswich common stock certificates to receive the appropriate merger consideration, but you should not send us any certificates now. Shortly after the merger is completed, you will receive detailed instructions on how to exchange your shares.

COMPARATIVE PER SHARE MARKET PRICE INFORMATION (PAGE 51)

     Shares of Banknorth and Ipswich trade on the Nasdaq Stock Market Inc.'s National Market under the symbol "BKNG" and "IPSW," respectively. On February 26, 2002, the last trading day preceding public announcement of the proposed merger, the Banknorth common stock closed at $24.12 per share, and on February 22, 2002, the last day on which the Ipswich common stock traded prior to public announcement of the merger agreement, the Ipswich common stock closed at $13.25
per share. On           , 2002, the Banknorth common stock closed at $
per share and the Ipswich common stock closed at $          per share.

     We will determine the exact number of shares of Banknorth common stock which Ipswich shareholders who receive Banknorth common stock in the merger will be entitled to receive based on the average closing prices of the Banknorth common stock during a 20 trading-day period ending on the business day prior to the effective date of the merger. Based on the average closing prices of the Banknorth common stock during the 20 trading-day period ended on March 21, 2002, the exchange ratio would be 0.8068 of a share of Banknorth common stock for each share of Ipswich common stock held by shareholders who receive Banknorth common stock in the merger.

     Banknorth cannot assure you that its stock price will continue to trade at or above the prices shown above. You should obtain current stock price quotations for the Banknorth common stock from a newspaper, via the Internet or by calling your broker.

     Banknorth and Ipswich currently pay a quarterly cash dividend to their shareholders. For the first quarter of 2002, Banknorth declared a cash dividend of $0.135 per share of Banknorth common stock and Ipswich declared a cash dividend of $0.12 per share of Ipswich common stock. Banknorth intends to continue to pay a quarterly cash dividend to its shareholders.

THE TAX CONSEQUENCES OF THE MERGER FOR IPSWICH SHAREHOLDERS WILL BE DEPENDENT ON THE MERGER CONSIDERATION RECEIVED (PAGE 43)

     Banknorth and Ipswich have received an opinion of counsel to the effect that, based on certain facts, representations and assumptions, the merger will be treated as a "reorganization" for federal income tax purposes and, accordingly, you generally will not recognize any gain or loss on the conversion of shares of Ipswich common stock solely into shares of Banknorth common stock. However, you generally will be taxed if you receive cash in exchange for your shares of Ipswich common stock or instead of any fractional share of Banknorth common stock that you would otherwise be entitled to receive. The parties' obligation to complete the merger is conditioned on their receipt of the same opinion, dated as of the effective date, regarding the federal income tax treatment of the merger to them and shareholders of Ipswich.

     Tax matters are complicated, and the tax consequences of the merger to you will depend upon the facts of your particular situation. In addition, you may be subject to state, local or foreign tax laws that are not discussed herein. Accordingly, we strongly urge you to consult your own tax advisor for a full understanding of the tax consequences to you of the merger.

IPSWICH'S FINANCIAL ADVISOR BELIEVES THAT THE MERGER CONSIDERATION IS FAIR TO IPSWICH SHAREHOLDERS (PAGE 22)

     Among other factors considered in deciding to approve the merger, the Ipswich board of directors received the opinion of its financial advisor, Keefe, Bruyette & Woods, Inc., that, as of February 26, 2002 (the date on which the Ipswich board of directors approved the merger agreement), the merger consideration was fair to the holders of Ipswich common stock from a financial point of view. [This opinion was subsequently confirmed in writing as of the date of this document.] The opinion dated [as of the date of this document] is included as Annex IV. You should read this opinion completely to understand the assumptions made, matters considered and limitations of the review undertaken by KBW in providing its opinion. KBW's opinion is directed to the Ipswich board of directors and does not constitute a recommendation to any shareholder as to any matters relating to the merger. Ipswich has agreed to pay KBW a cash fee equal to 0.90% of the market value of the aggregate merger consideration as of the effective date of the merger, net of $50,000 and $100,000 payments made by Ipswich to KBW at the time of the execution of the merger agreement and the mailing of this document, respectively. Based on the $20.50 per share merger consideration, the aggregate fee payable to KBW would be approximately $378,000, of which $150,000 has been paid and the balance of which is contingent upon closing of the merger.

OUR BOARD OF DIRECTORS RECOMMENDS APPROVAL OF THE MERGER (PAGE 21)

     Based on Ipswich's reasons for the merger described herein, including the fairness opinion of KBW, the Ipswich board of directors believes that the merger is fair to you and in your best interests and unanimously recommends that you vote "FOR" approval of the merger agreement.

DATE, TIME AND LOCATION OF THE ANNUAL MEETING (PAGE 14)

     The annual meeting will be held at 4:00 p.m., local time, on           ,
          , 2002, at the Ipswich Country Club, 148 Country Club Way, Ipswich, Massachusetts. At the annual meeting, Ipswich shareholders will be asked to approve the merger agreement, to elect two directors, to approve a proposal to adjourn the annual meeting if necessary to permit further solicitation of proxies in the event there are not sufficient votes at the time of the annual meeting to approve the merger agreement and to act on any other matters that may properly come before the annual meeting.

RECORD DATE AND VOTING RIGHTS FOR THE ANNUAL MEETING (PAGE 14)

     You are entitled to vote at the annual meeting if you owned shares of
Ipswich common stock as of the close of business on           , 2002. You will
have one vote at the annual meeting for each share of Ipswich common stock that you owned on that date.

APPROVAL OF THE MERGER AGREEMENT REQUIRES A TWO-THIRDS VOTE BY IPSWICH SHAREHOLDERS (PAGE 15)

     The affirmative vote of the holders of two-thirds of the outstanding shares of Ipswich common stock is necessary to approve the merger agreement on behalf of Ipswich. Not voting, or failing to instruct a broker, bank or other nominee how to vote shares held in their name for you, will have the same effect as voting against the merger agreement.

MANAGEMENT OF IPSWICH OWNS SHARES WHICH MAY BE VOTED AT THE ANNUAL MEETING (PAGES 49 AND 83)

     The directors and executive officers of Ipswich and their respective
affiliates collectively owned approximately      % of the outstanding shares of
Ipswich common stock as of the record date for the annual meeting. The directors
of Ipswich, who can cast approximately      % of the votes entitled to be cast
at the annual meeting, have entered into shareholder agreements with Banknorth pursuant to which they have agreed to vote all of their shares in favor of the merger agreement.

BANKNORTH AND IPSWICH MUST MEET SEVERAL CONDITIONS TO COMPLETE THE MERGER (PAGE
33)

     Completion of the merger depends on meeting a number of conditions, including the following:

     - shareholders of Ipswich must approve the merger agreement;

     - Banknorth and Ipswich must receive all required regulatory approvals for the merger and for the merger of Ipswich Bank into Banknorth, NA, and any waiting periods required by law must have passed;

     - there must be no law, injunction or order enacted or issued preventing completion of the merger or the bank merger;

     - Banknorth and Ipswich must receive a legal opinion confirming the tax-free nature of the merger;

     - the Banknorth common stock to be issued in the merger must have been approved for trading on the Nasdaq Stock Market's National Market;

     - the representations and warranties of each of Banknorth and Ipswich in the merger agreement must be accurate, subject to exceptions that would not have a material adverse effect on Banknorth or Ipswich, respectively; and

     - Banknorth and Ipswich must have complied in all material respects with their respective covenants in the merger agreement.

     Unless prohibited by law, either Banknorth or Ipswich could elect to waive a condition that has not been satisfied and complete the merger anyway. The parties cannot be certain whether or when any of the conditions to the merger will be satisfied, or waived where permissible, or that the merger will be completed.

BANKNORTH AND IPSWICH MUST OBTAIN REGULATORY APPROVALS TO COMPLETE THE MERGER (PAGE 35)

     To complete the merger we need the prior approval of or waiver from the Federal Reserve Board, the Office of the Comptroller of the Currency of the United States and certain state regulatory authorities of the merger and the bank merger. The U.S. Department of Justice is able to provide input into the approval process of federal banking agencies and will have no less than 15 and up to 30 days following any approval of a federal banking agency to challenge the approval on antitrust grounds. Banknorth and Ipswich have filed all necessary applications and notices with the applicable regulatory agencies. Banknorth and Ipswich cannot predict, however, whether the required regulatory approvals will be obtained or whether any such approvals will have conditions which would be detrimental to Banknorth following completion of the merger.

BANKNORTH AND IPSWICH MAY TERMINATE THE MERGER AGREEMENT (PAGE 39)

     Banknorth and Ipswich can agree at any time to terminate the merger agreement before completing the merger, even if shareholders of Banknorth and Ipswich have already voted to approve it.

     Either company also can terminate the merger agreement:

     - if any required regulatory approvals for consummation of the merger or the bank merger is not obtained;

     - if the merger is not completed by December 31, 2002;

     - if the shareholders of Ipswich do not approve the merger agreement; or

     - if the other company breaches any of its representations, warranties or obligations under the merger agreement in a manner which would be reasonably expected to have a material adverse effect on it and the breach cannot be or has not been cured within 30 days of notice of the breach.

     In addition, Banknorth may terminate the merger agreement at any time prior to the annual meeting if the board of directors withdraws or modifies its recommendation to the Ipswich shareholders that the merger agreement be approved in any way which is adverse to Banknorth, or breaches its covenants requiring the calling and holding of a meeting of shareholders to consider the merger agreement and prohibiting the solicitation of other offers. Banknorth also may terminate the merger agreement if a third party commences a tender offer or exchange offer for 10% or more of the outstanding Ipswich common stock and the board of directors of Ipswich recommends that Ipswich shareholders tender their shares in the offer or otherwise fails to recommend that they reject the offer within a specified period.

BANKNORTH AND IPSWICH MAY AMEND AND EXTEND THE MERGER AGREEMENT (PAGE 39)

     The parties may amend the merger agreement at any time before the merger actually takes place, and may agree to extend the time within which any action required by the merger agreement is to take place. No amendment may be made after the annual meeting which by law requires further approval by the shareholders of Ipswich without obtaining such approval.

IPSWICH'S DIRECTORS AND EXECUTIVE OFFICERS HAVE SOME INTERESTS IN THE MERGER THAT DIFFER FROM YOUR INTERESTS (PAGE 40)

     Some of Ipswich's directors and executive officers have agreements, stock options, stock units and other benefit plans that provide them with interests in the merger that are different from, or in addition to, your interests.

     In connection with the execution of the merger agreement, the following agreements were entered into relating to Mr. Grey, President and Chief Executive Officer of Ipswich:

     - a termination agreement among Banknorth, Ipswich, Ipswich Bank and Mr. Grey, which provides, among other things, for the termination of Mr. Grey's current employment agreement with Ipswich Bank upon consummation of the merger in exchange for a cash payment at that time in the amount of $876,189, as well as for the termination of the obligations of Ipswich Bank to make further contributions to the trust established pursuant to a split dollar insurance agreement between Mr. Grey and Ipswich Bank and of any right of Ipswich Bank to receive reimbursement of premiums paid by it on the related insurance policy (except in the case of insolvency of Ipswich Bank), and

     - an employment and noncompetition agreement between Banknorth and Mr. Grey, pursuant to which Banknorth will employ Mr. Grey as a senior vice president for the one-year period following the merger and Mr. Grey will not compete with Banknorth in Massachusetts and southern New Hampshire for a three-year period following the merger in return for $250,000 of compensation for the year of employment and $280,000, $350,000 and $100,000 of compensation for the noncompetition obligations in the first, second and third years following the merger, respectively.

     Ipswich Bank also has entered into an employment agreement with Francis Kenney, Senior Vice President, which generally provides for the payment of a lump sum severance payment and the provision of certain other benefits to him in the event that his employment by Ipswich Bank is terminated following a change-in-control of Ipswich. The amount of the lump sum payment to be made to Mr. Kenney in the event of a termination of his employment under these circumstances is approximately $203,900. In addition, pursuant to the split dollar agreement between Ipswich Bank and Mr. Kenney, the right of Ipswich Bank to recover a portion of the premiums paid by it on the related insurance policy in the event of a termination of Mr. Kenney's employment (but not its right to receive a portion of the death benefit) terminates upon a change-in-control of Ipswich Bank, which would include the merger.

     Banknorth also has agreed to honor indemnification obligations of Ipswich and to purchase liability insurance for Ipswich's directors and officers for a six-year period following the merger, subject to the terms of the merger agreement.

     The board of directors of Ipswich was aware of the foregoing interests and other interests of executive officers of Ipswich in the merger and considered them, among other matters, in approving the merger agreement and the merger.

IPSWICH IS PROHIBITED FROM SOLICITING OTHER OFFERS (PAGE 38)

     Ipswich has agreed that, while the merger is pending, it will not initiate or, subject to some limited exceptions, engage in discussions with any third party other than Banknorth regarding extraordinary transactions such as a merger, business combination or sale of a material amount of assets or capital stock.

THE MERGER WILL BE ACCOUNTED FOR UNDER THE PURCHASE METHOD (PAGE 46)

     Banknorth will use the purchase method of accounting to account for the merger. The total purchase price will be allocated to the assets acquired and liabilities assumed, based on their fair values. To the extent that this purchase price exceeds the fair value of the net tangible assets acquired at the effective time of the merger, Banknorth will allocate the excess purchase price to intangible assets, including goodwill. In accordance with Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," issued in July 2001, the goodwill resulting from the merger will not be amortized to expense; however, core deposit and other intangibles with definite useful lives recorded by Banknorth in connection with the merger will be amortized to expense in accordance with the new rules.

SHAREHOLDERS OF BANKNORTH AND IPSWICH HAVE DIFFERENT RIGHTS (PAGE 60)

     Banknorth is a Maine corporation subject to the provisions of the Maine Business Corporation Act, and Ipswich is a Massachusetts corporation subject to the provisions of the Massachusetts Business Corporation Law. Upon consummation of the merger, shareholders of Ipswich who receive shares of Banknorth common stock in exchange for their shares of Ipswich common stock will become shareholders of Banknorth and their rights as shareholders of Banknorth will be governed by Banknorth's articles of incorporation and bylaws and the Maine Business Corporation Act. The rights of shareholders of Banknorth differ in certain respects from the rights of shareholders of Ipswich.

IPSWICH HAS GRANTED A STOCK OPTION TO BANKNORTH (PAGE 46)

     As a material inducement to Banknorth's willingness to enter into the merger agreement, Ipswich granted to Banknorth a stock option which allows Banknorth to purchase up to 384,438 shares of Ipswich common stock, representing 19.9% of the outstanding shares of Ipswich common stock, at a price of $15.35 per share, subject to adjustment in certain circumstances and termination within certain periods. The option will become exercisable only if certain triggering events occur, including Ipswich entering into a merger or other similar transaction with a third party other than Banknorth and Ipswich's board of directors withdrawing its recommendation of the merger in anticipation of engaging in an acquisition transaction with a party other than Banknorth. Under certain circumstances involving a competing acquisition transaction, the holder of the option may require Ipswich to repurchase the option and any shares purchased under the option agreement for a price not to exceed this amount.

     The stock option agreement is intended to increase the likelihood that the merger will be completed in accordance with the terms of the merger agreement and to compensate Banknorth if the merger is not completed. The existence of the stock option agreement could significantly increase the cost to a potential acquiror of acquiring Ipswich. Consequently, the stock option agreement may discourage persons who otherwise might be interested in making a competing proposal to acquire Ipswich, even if those persons were prepared to pay consideration which had more value than the merger consideration to be received under the merger agreement. The stock option agreement is attached as Annex II.

IPSWICH'S SHAREHOLDERS HAVE DISSENTERS' RIGHTS (PAGE 50)

     Under Massachusetts law, holders of Ipswich common stock have the right to dissent from the merger and, if the merger is consummated and all requirements of Massachusetts law are satisfied by holders seeking to exercise dissenters' rights, to receive payment equal to the fair value of their shares of Ipswich common stock, determined in the manner set forth in Massachusetts law. The procedures which must be followed in connection with the exercise of dissenters' rights by dissenting shareholders are described herein under "The
Merger -- Dissenters' Rights" and in Sections 85 through 98 of Chapter 156B of the Massachusetts Business Corporation Law, a copy of which is attached as Annex V to this document. Failure to take any required step in connection with the exercise of such rights may result in termination or waiver thereof.

UNAUDITED COMPARATIVE PER SHARE AND SELECTED FINANCIAL DATA

     The following tables show per share financial information reflecting the merger of Banknorth and Ipswich (which is referred to as "pro forma" information) and summary historical data for each of Banknorth and Ipswich. The pro forma information assumes that the acquisition of Ipswich had been completed on the date and at the beginning of the period indicated.

     Banknorth expects that the merger will result in certain one-time reorganization and restructuring expenses. The pro forma income and dividends data do not reflect any anticipated reorganization and restructuring expenses resulting from the merger. It is also anticipated that the merger will provide the combined company with certain financial benefits that include reduced operating expenses and opportunities to earn more revenue. The pro forma information does not reflect any of these anticipated cost savings or benefits. Therefore, the pro forma information, while helpful in illustrating the financial characteristics of the merger under one set of assumptions, does not attempt to predict or suggest future results. The pro forma information also does not attempt to show how the combined company actually would have performed had Banknorth and Ipswich been combined throughout the indicated period.

     The summary historical financial data of Banknorth and Ipswich has been derived from historical financial information that Banknorth and Ipswich have included in prior filings with the Securities and Exchange Commission. Certain amounts in the historical financial data of Ipswich have been reclassified to conform with the historical financial statement presentation of Banknorth.

     When you read the summary financial information provided in the following tables, you also should read the more detailed financial information included in the historical financial information in the other documents of Banknorth and Ipswich to which we refer. See "Where You Can Find More Information" beginning on page 85.

                      UNAUDITED COMPARATIVE PER SHARE DATA

                                                         BANKNORTH                    IPSWICH
                                                        COMMON STOCK                COMMON STOCK
                                                  ------------------------   --------------------------
                                                                PRO FORMA                   PRO FORMA
                                                  HISTORICAL   COMBINED(1)   HISTORICAL   EQUIVALENT(2)
                                                  ----------   -----------   ----------   -------------
Net income before extraordinary item and
  cumulative effect of change in accounting
  principle per basic share:
  Year ended December 31, 2001..................    $1.73(3)     $ 1.73(4)     $ 1.40        $ 1.40
Net income before extraordinary item and
  cumulative effect of change in accounting
  principle per diluted share:
  Year ended December 31, 2001..................     1.71(5)       1.71(6)       1.37          1.38
Dividends declared per share:
  Year ended December 31, 2001..................     0.53          0.53(7)       0.50(8)       0.43
Book value per share:
  December 31, 2001.............................    11.83         11.91          7.85          9.61
Tangible book value per share:
  December 31, 2001.............................     8.75          8.63          7.85          6.96

---------------

(1) Reflects (i) estimated purchase accounting adjustments to be recorded in connection with the merger, consisting of mark-to-market valuation adjustments for assets acquired and liabilities assumed and adjustments for intangible assets established, and the resultant amortization/accretion of certain of such adjustments over appropriate future periods, and (ii) the issuance of 792,304 shares of Banknorth common stock (assuming conversion of 51% of the outstanding shares of Ipswich common stock into Banknorth common stock at an assumed exchange ratio of 0.8068).

(2) Pro forma equivalent amounts are calculated by multiplying the pro forma combined amounts by an assumed exchange ratio of 0.8068, which is based on the average closing price of the Banknorth common stock during the 20 trading-day period ended on March 21, 2002. This information is presented to reflect the fact that Ipswich shareholders who receive shares of Banknorth common stock in the merger will, based on the assumed exchange ratio, receive less than one share of Banknorth common stock for each share of Ipswich common stock they own before the merger.

(3) Excluding merger-related and other special charges, Banknorth's net income before extraordinary item and cumulative effect of change in accounting principle per basic share would have been $1.76 for the year ended December 31, 2001.

(4) Excluding merger-related and other special charges, pro forma combined net income before extraordinary item and cumulative effect of change in accounting principle per basic share would have been $1.76 for the year ended December 31, 2001.

(5) Excluding merger-related and other special charges, Banknorth's net income before extraordinary item and cumulative effect of change in accounting principle per diluted share would have been $1.75 for the year ended December 31, 2001.

(6) Excluding merger-related and other special charges, pro forma combined net income before extraordinary item and cumulative effect of change in accounting principle per diluted share would have been $1.74 for the year ended December 31, 2001.

(7) It is anticipated that the initial dividend rate will be equal to the current dividend rate of Banknorth. Accordingly, pro forma combined dividends per share of Banknorth common stock represent the historical dividends per common share paid by Banknorth.

(8) Includes a special dividend of $0.05 per share paid in the fourth quarter of 2001.

               SELECTED CONSOLIDATED FINANCIAL DATA OF BANKNORTH
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                               DECEMBER 31,
                                                    -------------------------------------------------------------------
                                                       2001          2000          1999          1998          1997
                                                    -----------   -----------   -----------   -----------   -----------
BALANCE SHEET DATA:
Total assets......................................  $21,076,586   $18,233,810   $18,508,264   $16,453,120   $15,332,821
Debt and equity securities........................    6,156,861     5,880,658     6,873,182     4,379,774     3,617,236
Total loans and leases, net(1)....................   12,525,493    10,692,112     9,699,608     9,770,039     9,862,103
Goodwill and other intangibles....................      466,633       185,520       184,381       204,587       158,535
Deposits..........................................   14,221,049    12,107,256    11,710,501    12,016,212    11,088,410
Borrowings........................................    4,602,388     4,659,390     5,466,253     3,040,173     2,904,286
Shareholders' equity..............................    1,789,115     1,330,857     1,192,274     1,222,390     1,164,383
Nonperforming assets..............................       81,227        67,132        69,192        89,021        98,125
Book value per share..............................        11.83          9.42          8.22          8.37          7.97
Tangible book value per share.....................         8.75          8.11          6.95          6.97          6.88

                                                                            YEAR ENDED DECEMBER 31,
                                                         --------------------------------------------------------------
                                                            2001         2000         1999         1998         1997
                                                         ----------   ----------   ----------   ----------   ----------
OPERATIONS DATA:
Interest and dividend income...........................  $1,263,789   $1,330,287   $1,227,519   $1,146,160   $1,056,027
Interest expense.......................................     583,825      726,663      613,124      567,860      500,136
                                                         ----------   ----------   ----------   ----------   ----------
Net interest income....................................     679,964      603,624      614,395      578,300      555,891
Provision for loan and lease losses....................      41,889       23,819       23,575       23,775       15,763
                                                         ----------   ----------   ----------   ----------   ----------
Net interest income after provision for loan and lease
  losses...............................................     638,075      579,805      590,820      554,525      540,128
Net securities gains (losses)(2).......................       1,329      (15,456)         655        6,423        2,837
Other noninterest income...............................     239,176      226,644      191,140      161,124      134,144
Noninterest expense (excluding special charges)........     501,782      459,459      460,306      446,110      429,874
Special charges(3).....................................       7,614       43,007       28,002       61,140       23,559
                                                         ----------   ----------   ----------   ----------   ----------
Income before income tax expense.......................     369,184      288,527      294,307      214,822      223,676
Income tax expense.....................................     126,202       96,793       97,349       73,078       78,188
Net income before extraordinary item and cumulative
  effect of change in accounting principle.............     242,982      191,734      196,958      141,744      145,488
Extraordinary item, net of tax.........................      (3,897)          --           --           --           --
Cumulative effect of change in accounting principle,
  net of tax...........................................        (290)          --           --           --           --
                                                         ----------   ----------   ----------   ----------   ----------
Net income.............................................  $  238,795   $  191,734   $  196,958   $  141,744   $  145,488
                                                         ==========   ==========   ==========   ==========   ==========
Net income per share before extraordinary item and
  cumulative effect of change in accounting
  principle(4):
  Basic................................................  $     1.73   $     1.33   $     1.35   $     0.97   $     1.00
  Diluted..............................................        1.71         1.32         1.34         0.95         0.98
Net income per share(5):
  Basic................................................        1.70         1.33         1.35         0.97         1.00
  Diluted..............................................        1.68         1.32         1.34         0.95         0.98
Dividends per share....................................        0.53         0.50         0.47         0.44         0.38

                                                              AT OR FOR THE YEAR ENDED DECEMBER 31,
                                                              -------------------------------------
                                                              2001    2000    1999    1998    1997
                                                              -----   -----   -----   -----   -----
OTHER DATA:
Return on average assets....................................   1.29%   1.05%   1.12%   0.90%   1.05%
Return on average equity....................................  16.48   15.69   16.42   11.96   13.01
Average equity to average assets............................   7.82    6.66    6.81    7.55    8.07
Interest rate spread(6).....................................   3.42    3.05    3.33    3.46    3.75
Net interest margin(6)......................................   3.99    3.60    3.80    4.02    4.33
Tier 1 leverage capital ratio at end of period..............   7.14    7.02    6.75    7.22    7.65
Dividend payout ratio.......................................  30.27   36.91   33.19   40.38   39.60
Efficiency ratio(7).........................................  54.59   55.34   57.14   60.33   62.30
Nonperforming assets as a percent of total assets at end of
  period....................................................   0.39    0.37    0.37    0.54    0.64

                                                                          (notes
on the following page.)

(1) Does not include loans held for sale.

(2) In 2000, includes a $15.9 million pre-tax loss incurred in connection with the restructuring of the portfolio of investment securities.

(3) Special charges consist of merger-related expenses and, in 1997, a $7.2 million pre-tax charge relating to an acquired subsidiary, in 1999, a $7.4 million pre-tax charge relating to Banknorth's exit from the correspondent mortgage banking business, in 2000, $1.4 million of pre-tax expenses related to the closing of 11 branch offices, a $3.1 million pre-tax charge related to the termination of a marketing contract for merchant processing and a $3.7 million pre-tax charge related to asset write-downs, and in 2001, $2.0 million of pre-tax expenses related to branch closings, a $1.0 million pre-tax charge related to subsidiary bank charter consolidations and a $900 thousand pre-tax charge related to asset write-downs.

(4) Excluding special charges and, in 2000, a loss on restructuring the investment portfolio, net income before extraordinary item and cumulative effect of change in accounting principle per basic share would have been $1.76, $1.63, $1.49, $1.28, and $1.11 for the years ended December 31, 2001,
    2000, 1999, 1998 and 1997, respectively, and net income before extraordinary item and cumulative effect of change in accounting principle per diluted share would have been $1.75, $1.62, $1.48, $1.25 and $1.08 for the same respective periods.

(5) Excluding special charges and, in 2000, a loss on restructuring the investment portfolio, basic income per share would have been $1.74, $1.63, $1.49, $1.28 and $1.11 for the years ended December 31, 2001, 2000, 1999,
    1998 and 1997, respectively, and diluted income per share would have been $1.72, $1.62, $1.48, $1.25 and $1.08 for the same respective periods.

(6) Ratios are on a fully-tax equivalent basis.

(7) The efficiency ratio represents operating expenses as a percentage of net interest income and noninterest income, excluding securities transactions.

                SELECTED CONSOLIDATED FINANCIAL DATA OF IPSWICH
               (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

                                                                        DECEMBER 31,
                                                    ----------------------------------------------------
                                                      2001       2000       1999       1998       1997
                                                    --------   --------   --------   --------   --------
BALANCE SHEET DATA:
Total assets.....................................   $321,115   $287,834   $276,298   $271,328   $227,244
Total loans, net(1)..............................    201,589    201,334    191,529    187,249    163,780
Allowance for loan losses........................      2,121      1,803      1,798      1,742      1,673
Investments(2)...................................     85,748     64,510     67,571     39,281     40,681
Deposits.........................................    249,513    237,237    210,082    199,757    171,241
Borrowed funds...................................     47,859     32,108     45,000     53,000     40,360
Shareholders' equity.............................     15,119     15,119     16,975     14,223     11,833
Nonperforming assets.............................        181        229        142      1,186      2,164
Book value per share.............................       7.85       7.30       6.72       5.95       4.96
Tangible book value per share....................       7.85       7.30       6.72       5.95       4.96

                                                                     YEAR ENDED DECEMBER 31,
                                                         -----------------------------------------------
                                                          2001      2000      1999      1998      1997
                                                         -------   -------   -------   -------   -------
OPERATIONS DATA:
Interest and dividend income...........................  $19,604   $19,929   $17,955   $16,458   $13,442
Interest expense.......................................    9,820    10,994     9,257     8,997     7,007
                                                         -------   -------   -------   -------   -------
Net interest and dividend income.......................    9,784     8,935     8,698     7,461     6,435
Provision for loan losses..............................      100        60       100       180       120
                                                         -------   -------   -------   -------   -------
Net interest income after provision for loan losses....    9,684     8,875     8,598     7,281     6,315
Net gains (losses) from sales of assets held for sale
  and investment(2)....................................      182        33        78        93        (5)
Gains (losses) on real estate operations, net..........      397      (134)    1,114       929       598
Other income...........................................    2,376     1,837     1,733     1,415     1,107
Noninterest expense....................................    8,320     6,819     6,910     5,596     4,476
                                                         -------   -------   -------   -------   -------
Income before income tax expense.......................    4,319     3,792     4,613     4,122     3,539
Income tax expense.....................................    1,511     1,137     1,324     1,484     1,327
                                                         -------   -------   -------   -------   -------
Net income.............................................  $ 2,808   $ 2,655   $ 3,289   $ 2,638   $ 2,212
                                                         =======   =======   =======   =======   =======
Net income per share:
  Basic................................................  $  1.40   $  1.12   $  1.33   $  1.10   $  0.93
  Diluted..............................................     1.37      1.10      1.29      1.03      0.88
Dividends per share....................................     0.50      0.41      0.25      0.17      0.13

                                                               AT OR FOR THE YEAR ENDED DECEMBER 31,
                                                          -----------------------------------------------
                                                           2001      2000      1999      1998      1997
                                                          -------   -------   -------   -------   -------
OTHER DATA:
Return on average assets................................     0.94%     0.93%     1.22%     1.09%     1.18%
Return on average equity(3).............................    18.38     15.79     21.04     20.09     20.38
Average equity to average assets(3).....................     5.95      5.99      5.74      5.37      5.71
Interest rate spread....................................     2.95      2.77      2.96      2.79      3.18
Net interest margin.....................................     3.40      3.24      3.36      3.23      3.60
Tier 1 leverage capital ratio at end of period..........     5.76      5.04      6.33      5.55      5.50
Dividend payout ratio...................................    35.33     35.97     19.12     15.43     13.43
Efficiency ratio(4).....................................    66.26     64.10     59.85     57.07     54.99
Nonperforming assets as a percent of total assets at end
  of period.............................................     0.06      0.08      0.05      0.44      0.95

---------------

(1) Does not include loans held for sale.

(2) Includes investment securities, mortgage-backed securities and short-term investments, both available for sale and held to maturity.

(3) Excludes the effect of SFAS No. 115.

(4) The efficiency ratio represents operating expenses as a percentage of net interest income and noninterest income, excluding securities transactions.

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

     This document and the documents incorporated herein by reference contain forward-looking statements by Banknorth and Ipswich within the meaning of the Federal securities laws. These forward-looking statements include information about the financial condition, results of operations and business of Banknorth upon completion of the merger, including statements relating to the estimated cost savings that will be realized from the merger, the estimated impact on Banknorth's earnings per share of the merger and the restructuring charges expected to be incurred in connection with the merger. This document also includes forward-looking statements about the consummation and anticipated timing of the merger, the actual exchange ratio and the tax-free nature of the merger. In addition, any of the words "believes," "expects," "anticipates," "estimates," "plans," "projects," "predicts" and similar expressions indicate forward-looking statements. These forward-looking statement involve certain risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors:

     - estimated cost savings from the merger or other proposed mergers may not be fully realized within the expected time frame;

     - deposit attrition, customer loss or revenue loss following the merger or other proposed mergers may be greater than expected;

     - competitive pressure among depository and other financial institutions may increase significantly;

     - costs or difficulties related to the integration of the businesses of Banknorth and its merger partners, including Ipswich, may be greater than expected;

     - changes in the interest rate environment may reduce interest margins;

     - general economic or business conditions, either nationally or in the states or regions in which Banknorth does business, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality or a reduced demand for credit;

     - legislation or changes in regulatory requirements, including changes in accounting standards, may adversely affect the businesses in which Banknorth is engaged;

     - adverse changes may occur in the securities markets; and

     - competitors of Banknorth may have greater financial resources and develop products and technology that enable those competitors to compete more successfully than Banknorth.

     Management of Banknorth and Ipswich each believes that the forward-looking statements about their respective company are reasonable; however, you should not place undue reliance on them. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and shareholder values of Banknorth following completion of the merger may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond Banknorth's and Ipswich's ability to control or predict.

                              GENERAL INFORMATION

     This document constitutes a proxy statement and is being furnished to all record holders of Ipswich common stock in connection with the solicitation of proxies by the board of directors of Ipswich to be used at an annual meeting of
shareholders of Ipswich to be held on           ,           , 2002 and any
adjournment or postponement of the annual meeting.

     This document also constitutes a prospectus of Banknorth relating to the Banknorth common stock issuable to holders of Ipswich common stock upon completion of the merger. Based on (i) the number of shares of Ipswich common stock outstanding on the record date for the annual meeting, (ii) the number of shares of Ipswich common stock issuable upon the exercise of employee stock options and the number of Ipswich stock units outstanding on such date, (iii) an assumed exchange ratio of 0.8068 and (iv) the provisions of the merger agreement which are intended to ensure that 51% of the outstanding shares of Ipswich common stock are converted into shares of Banknorth common stock, a maximum of approximately 883,490 shares of Banknorth common stock will be issuable upon completion of the merger. The actual total number of shares of Banknorth common stock to be issued, as well as the actual amount of cash to be paid, in the merger will depend on the number of shares of Ipswich common stock and Ipswich stock units outstanding at the time of the merger and the actual exchange ratio.

     Banknorth has supplied all information contained or incorporated by reference herein relating to Banknorth, and Ipswich has supplied all such information relating to Ipswich.

                               THE ANNUAL MEETING

TIME AND PLACE

     An annual meeting of shareholders of Ipswich will be held at 4:00 p.m.,
local time, on           ,           ,      , 2002 at the Ipswich Country Club,
148 Country Club Way, Ipswich, Massachusetts.

MATTERS TO BE CONSIDERED

     The purposes of the Ipswich annual meeting are to consider and approve the merger agreement, to elect two directors, to consider and approve a proposal to adjourn the annual meeting if necessary to permit further solicitation of proxies in the event there are not sufficient votes at the time of the annual meeting to approve the merger agreement and to consider any other matters that may be properly submitted to a vote at the annual meeting. At this time, the Ipswich board of directors is unaware of any matters, other than set forth in the preceding sentence, that may be presented for action at the annual meeting.

SHARES OUTSTANDING AND ENTITLED TO VOTE; RECORD DATE

     The close of business on           , 2002 has been fixed by Ipswich as the
record date for the determination of holders of Ipswich common stock entitled to notice of and to vote at the annual meeting and any adjournment or postponement of the annual meeting. At the close of business on the record date, there were shares of Ipswich common stock outstanding and entitled to vote. Each share of Ipswich common stock entitles the holder to one vote at the annual meeting on all matters properly presented at the meeting.

HOW TO VOTE YOUR SHARES

     Shareholders of record may vote by mail or by attending the annual meeting and voting in person. If you choose to vote by mail, simply mark the enclosed proxy card, date and sign it, and return it in the postage-paid envelope provided.

     If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Also, please note that if the holder of record of your shares is a broker, bank or other nominee and you wish to vote at the annual meeting, you must bring a letter from the broker, bank or other nominee confirming that you are the beneficial owner of the shares.

     Any shareholder executing a proxy may revoke it at any time before it is voted by:

     - delivering to the Clerk of Ipswich prior to the annual meeting a written notice of revocation addressed to Mariell Lyons, Clerk, Ipswich Bancshares, Inc., 23 Market Street, Ipswich, Massachusetts 01938;

     - delivering to Ipswich prior to the annual meeting a properly executed proxy with a later date; or

     - attending the annual meeting and giving notice of such revocation in person.

     Attendance at the annual meeting will not, in and of itself, constitute revocation of a proxy.

     Each proxy returned to Ipswich (and not revoked) by a holder of Ipswich common stock will be voted in accordance with the instructions indicated thereon. If no instructions are indicated, the proxy will be voted "FOR" approval of the merger agreement, "FOR" the election of the nominees for director described herein and "FOR" the proposal to adjourn the annual meeting if necessary to permit further solicitation of proxies on the proposal to approve the merger agreement.

     At this time, the Ipswich board of directors is unaware of any matters, other than set forth above, that may be presented for action at the annual meeting. If other matters are properly presented, however, the persons named as proxies will vote in accordance with their judgment with respect to such matters.

VOTES REQUIRED

     A quorum, consisting of the holders of a majority of the issued and outstanding shares of Ipswich common stock, must be present in person or by proxy before any action may be taken at the annual meeting. Abstentions will be treated as shares that are present for purposes of determining the presence of a quorum but will not be counted in the voting on a proposal.

     The affirmative vote of the holders of two-thirds of the outstanding shares of Ipswich common stock, voting in person or by proxy, is necessary to approve the merger agreement on behalf of Ipswich, and the affirmative vote of a plurality of the shares present and voting on the election of directors at the annual meeting is necessary to elect each nominee for director. The affirmative vote of a majority of the votes cast on the matter at the annual meeting is required to approve the proposal to adjourn the annual meeting if necessary to permit further solicitation of proxies on the proposal to approve the merger agreement and any other matter properly submitted to shareholders for their consideration at the annual meeting.

     With regard to the election of directors, you may vote in favor of or withhold authority to vote for one or more nominees for director. Votes that are withheld in connection with the election of one or more nominees for director will not be counted as votes cast for such individuals and accordingly will have no effect.

     Any "broker non-votes" submitted by brokers or nominees in connection with the annual meeting will not be counted for purposes of determining the number of votes cast on a proposal but will be treated as present for quorum purposes. "Broker non-votes" are shares held by brokers or nominees as to which voting instructions have not been received from the beneficial owners or the persons entitled to vote those shares and the broker or nominee does not have discretionary voting power under the applicable New York Stock Exchange rules. Under these rules, the proposal to approve the merger agreement is not a discretionary item on which brokerage firms may vote in their discretion on behalf of their clients if such clients have not furnished voting instructions within ten days of the annual meeting. Because the proposal to approve the merger agreement is required to be approved by the holders of two-thirds of the outstanding shares of Ipswich common stock, abstentions and broker "non-votes" will have the same effect as a vote against the proposal to approve the merger agreement at the annual meeting. And for the same reason, the failure of an Ipswich shareholder to vote by proxy or in person at the annual meeting will have the effect of a vote against this proposal.

     The directors and executive officers of Ipswich and their respective
affiliates collectively owned approximately      % of the outstanding shares of
Ipswich common stock as of the record date for the annual meeting. The directors
of Ipswich, who can cast approximately      % of the votes entitled to be cast
at the annual meeting, have entered into shareholder agreements with Banknorth pursuant to which they have agreed to vote all of their shares in favor of the merger agreement. See "Certain Beneficial Owners of Ipswich Common Stock" beginning on page 83 and "The Merger -- Shareholder Agreements" beginning on page 49.

     As of the close of business on the record date for the annual meeting, neither Banknorth nor, to the knowledge of Banknorth, any of its directors and executive officers, beneficially owned any shares of Ipswich common stock.

SOLICITATION OF PROXIES

     Ipswich will bear its costs of mailing this document to its shareholders, as well as all other costs incurred by it in connection with the solicitation of proxies from its shareholders on behalf of its board of directors, except that Banknorth and Ipswich will share equally the cost of printing this document. In addition to solicitation by mail, the directors, officers and employees of Ipswich and its subsidiaries may solicit proxies from shareholders of Ipswich in person or by telephone, telegram, facsimile or other electronic methods without compensation other than reimbursement for their actual expenses. Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and Ipswich will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith.

     Ipswich has retained Morrow & Co, Inc., a professional proxy solicitation firm, to assist it in the solicitation of proxies. The fee payable to such firm in connection with the merger is $6,500, plus reimbursement for reasonable out-of-pocket expenses.

RECOMMENDATIONS OF THE IPSWICH BOARD OF DIRECTORS

     The Ipswich board of directors has unanimously approved the merger agreement and the transactions contemplated by the merger agreement. Based on Ipswich's reasons for the merger described in this document, including KBW's fairness opinion, the board of directors of Ipswich believes that the merger is in the best interests of Ipswich's shareholders and recommends that you vote "FOR" approval of the merger agreement. See "The Merger -- Ipswich's Reasons for the Merger" beginning on page 19 and "-- Recommendation of Ipswich's Board of Directors" on page 21. The Ipswich board also recommends that you vote "FOR" the directors named herein and "FOR" the proposal to adjourn the annual meeting if necessary to permit further solicitation of proxies to approve the merger agreement.

                                   THE MERGER
                                  (PROPOSAL 1)

     The following information describes the material aspects of the merger agreement and the merger. This description does not purport to be complete and is qualified in its entirety by reference to the annexes to this document, including the merger agreement and the stock option agreement. All shareholders are urged to carefully read the annexes in their entirety.

GENERAL

     Under the terms and conditions set forth in the merger agreement, Ipswich will be merged with and into Banknorth. At the effective time of the merger each share of common stock of Ipswich, par value $0.10 per share, outstanding immediately before the effective time of the merger (except for any (i) shares held by Banknorth or Ipswich, other than in a fiduciary capacity or in satisfaction of a debt previously contracted, and (ii) dissenting shares) will, by virtue of the merger and without any action on the part of the shareholder, be converted into the right to receive $20.50 in cash or a number of whole shares of common stock of Banknorth determined by dividing $20.50 by the average closing price of the Banknorth common stock during the 20 trading-day period preceding consummation of the merger, plus cash in lieu of any fractional share interest, subject to election and allocation procedures set forth in the merger agreement which are intended to ensure that 51% of the outstanding shares of Ipswich common stock will be converted into the right to receive Banknorth common stock and 49% of the outstanding shares of Ipswich common stock will be converted into the right to receive cash.

BACKGROUND OF THE MERGER

     In the fall of 1999, Ipswich's board of directors engaged a financial advisor to conduct a focused survey of the acquisition market to determine whether shareholder value might best be served by a possible combination with a larger financial institution. Although this process resulted in expressions of interest from several financial institutions, the Ipswich board determined that none of these expressions would result in a value to Ipswich's shareholders that reflected Ipswich's inherent value. The Ipswich board believed that long-term shareholder value could be better enhanced by remaining independent and continuing to implement the strategic plan that had established a track record of outstanding earnings growth for Ipswich's shareholders.

     Over the next two years, Ipswich's management had informal conversations from time to time with a number of financial institutions about possible strategic combinations. These conversations were preliminary and inconclusive, and did not impact Ipswich's continued belief that long-term shareholder value could best be enhanced by remaining independent and implementing its strategic plan for internal growth.

     In December 2001, David Grey, President and Chief Executive Officer of Ipswich, struck up an acquaintance with the Chief Executive Officer of a larger, out-of-market institution (Company A) that appeared to have an internal growth strategy and marketing approach that is similar to Ipswich's. In January 2002, Mr. Grey visited Company A and compared notes on growth strategies with his counterpart as they toured the larger institution's facilities. The two bankers made arrangements for a reciprocal tour of Ipswich's banking offices to take place in February 2002. They did not discuss the possibility of a combination between the two institutions, then or at any other time.

     On January 10, 2002, Mr. Grey had lunch with Irene Schmitt, the former President of MetroWest Bank. MetroWest had recently been acquired by Banknorth and Ms. Schmitt has been serving as a consultant to Banknorth since the closing of the MetroWest transaction. Mr. Grey mentioned his visit to Company A, because he knew that Ms. Schmitt was also acquainted with Company A's Chief Executive Officer. Ms. Schmitt then suggested that Banknorth might well be interested in talking to Mr. Grey about a possible combination.

     After Mr. Grey's meeting with Ms. Schmitt, Mr. Grey received a phone call from William J. Ryan, Chairman, President and Chief Executive Officer of Banknorth, who asked if he could meet with Mr. Grey. On February 5, 2002, Messr. Ryan and Grey met in Mr. Grey's office. At that meeting, Mr. Ryan expressed Banknorth's interest in acquiring Ipswich and gave a preliminary oral indication of his assessment of Ipswich's value at $20 per share. At the end of the meeting, Mr. Grey told Mr. Ryan that he would have to talk to his Chairman before proceeding further. He then contacted Lawrence Pszenny, Chairman of the Board, Peter Coogan of Foley, Hoag & Eliot LLP ("FH&E"), counsel to Ipswich, and Robert Stapleton, of KBW.

     On February 9, Mr. Grey left for a long-scheduled trip to a bankers conference in Arizona. While he was away, he remained in touch with Banknorth officials, who indicated that their proposal was conditioned on a number of factors, including Mr. Grey's willingness to waive certain of the contractual benefits he would otherwise be entitled to receive under his employment contract. Mr. Ryan also indicated that Banknorth might be willing to increase the proposed consideration payable to Ipswich's stockholders, depending upon the results of Banknorth's due diligence review of Ipswich.

     When Mr. Grey returned from Arizona, he met with the Chairman of the Ipswich board and one other member of the Ipswich board on the evening of February 14 to discuss the recent developments with Banknorth and to seek their guidance. After hearing Mr. Grey's summary of the Banknorth proposal (as well as input Mr. Grey had received from KBW), the Ipswich directors concluded that the Banknorth proposal was worth pursuing further, and decided that a special meeting of the full Ipswich board of directors should be called for the following Monday, February 18 (which was a holiday), to brief the Ipswich board on the Banknorth situation and to seek approval to allow Banknorth to perform due diligence and to begin serious negotiations as to price and other terms. They also agreed that it was appropriate for Mr. Grey to ask Mr. Stapleton of KBW to attend the meeting and to present a financial analysis of the proposed transaction to the Ipswich board.

     On February 18, the full board of directors of Ipswich met and Mr. Grey reported to the board the substance of his discussions with Banknorth. Representatives of Banknorth's financial advisor, KBW, and legal counsel, FH& E, attended the meeting and led the Ipswich board in a discussion of the factors to be considered in determining whether to pursue the proposed transaction with Banknorth. The KBW representatives made a detailed presentation to the Ipswich board, analyzing the Banknorth proposal from a financial point of view, including a pro forma merger analysis, a discussion of comparable transactions, a discounted cash flow analysis, a discussion of the form of consideration and structure of the proposed Banknorth transaction and other potential purchasers. The Ipswich board held a lengthy discussion of the opportunities presented by the Banknorth transaction, including the willingness of Banknorth to permit shareholders to receive either stock or cash consideration, within certain limits. The Ipswich board requested KBW to prepare certain additional information for its consideration at their next meeting, and also directed KBW and Mr. Grey to negotiate further with respect to the value to be received by Ipswich shareholders. The Ipswich board authorized Mr. Grey to permit Banknorth to conduct due diligence at the offices of FH&E, with the protection of a confidentiality agreement. Mr. Grey indicated that Banknorth was prepared to begin its diligence the following day, including reviewing Ipswich documents and conducting management interviews.

     Over the next two days, officers of Banknorth and Ipswich met in the offices of FH&E for the purpose of conducting due diligence reviews of each other. On Wednesday, February 20, 2002, Mr. Grey discussed with Peter J. Verrill, Senior Executive Vice President and Chief Operating Officer of Banknorth, the consideration to be received by the Ipswich stockholders. Mr. Verrill agreed to increase the price to $20.50 per share, with 51% of the consideration to be paid in stock and 49% to be paid in cash. That afternoon, Banknorth's counsel circulated an initial draft of the merger agreement, the stock option agreement and related documents.

     On the evening of Wednesday, February 20, the board of directors of Ipswich met again, with KBW and FH&E representatives in attendance. At that meeting, the Ipswich board had a lengthy discussion in which it assessed Ipswich's prospects on a stand-alone basis, and reviewed the opportunities that would arise from combining with Banknorth. KBW made a further financial presentation, including responding to the questions that the Ipswich board had posed at the February 18 meeting. The KBW representative also reviewed other potential acquirors (including Company A), including their financial ability to purchase Ipswich and their potential interest in such an acquisition. He advised the Ipswich board that, based upon his knowledge of the market and the institutions involved, he believed that none of such other potential acquirors would likely have an interest in and/or an ability to consummate a transaction with Ipswich, particularly on terms as attractive as those proposed by Banknorth. In response to a question from a board member about Company A, the KBW representative indicated that, while Company A might be interested in entering the Massachusetts market, he did not believe that it was likely to choose a small bank in the far northeastern corner as its first foray into the state. The FH&E representative briefly described the terms contained in the merger agreement and other agreements that had been received that afternoon. At the end of the meeting, following an analysis led by Ipswich's legal counsel, the Ipswich board authorized management to proceed toward negotiation of a definitive agreement with Banknorth.

     Over the following five days, the parties and their advisors negotiated the terms of the various agreements. On Tuesday, February 26, the Ipswich board of directors met again. At that meeting, the Ipswich board reviewed with counsel the detailed terms of the merger agreement and the stock option agreement, and representatives of KBW presented a detailed analysis of the transaction from a financial point of view (see "-- Opinion of Ipswich's Financial Advisor"). At that meeting, a representative of KBW advised the Ipswich board that, in the opinion of KBW, and based on facts known to KBW at that date, the consideration to be received in the merger was fair, from a financial point of view, to the Ipswich shareholders as of that date and delivered a written opinion to that effect. He also stated that, absent significant change in the two companies' financial condition or in the market for their stock, KBW would be prepared to issue a similar written opinion as of the date of the prospectus/proxy statement to be mailed to shareholders of Ipswich. The Ipswich board discussed the transaction at some length, including the consideration to be paid by Banknorth, the unlikelihood that there are any other natural potential acquirors who would be able to pay a similar amount, the difficulty and the risk that would be entailed in trying to obtain a similar rate of return for the shareholders as an independent company, and the arrangements that Banknorth had agreed to make with Mr. Grey. At that meeting, the board of directors of Ipswich unanimously voted to approve the merger agreement, the stock option agreement and the related agreements and to recommend that the Ipswich shareholders approve the merger agreement and the merger.

     The parties executed the merger agreement and related documents that evening and publicly announced the merger on the morning of February 27, 2002.

IPSWICH'S REASONS FOR THE MERGER

     Ipswich's board of directors consulted with senior management and Ipswich's financial and legal advisors and considered a number of factors, including those set forth below, in reaching its decision to approve the merger agreement and the transactions contemplated by the merger agreement and to recommend that Ipswich's shareholders vote "FOR" adoption and approval of the merger agreement and approval of the merger.

     The following discussion of Ipswich's reasons for the merger contains a number of forward-looking statements that reflect the current views of Ipswich with respect to future events that may have an effect on its future financial performance. Forward-looking statements are subject to risks and uncertainties. Actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Cautionary statements that identify important factors that could cause or contribute to differences in results and outcomes include those discussed under "Cautionary Statements Regarding Forward-Looking Statements" on page 13.

     Review of Historical Performances. The Ipswich board of directors reviewed and considered the respective businesses, operations, asset quality, financial condition, earnings, strategic business plans, histories of successful acquisitions, competitive positions and stock price performance of Ipswich and Banknorth.

     Compatibility of Cultures. The Ipswich board of directors considered the similar community banking cultures and business philosophies of the two companies, particularly with respect to customer service, efficiency, credit quality, and meeting local banking needs and the companies' compatible management teams. The Ipswich board was particularly cognizant of Banknorth's focus on providing community banking services to its customers.

     Projected Strength of Combined Entity. The Ipswich board of directors considered the projected market capitalization and market position of the combined entity (and in particular the access to greater financial resources to capitalize on opportunities in the banking and financial services markets), the diversification of the combined company's asset and deposit bases, the introduction of several new products and services not presently offered by Ipswich, and the ability of the combined company to compete more effectively in New England (and in particular, Eastern Massachusetts).

     Geographic Fit of Branch Networks. The Ipswich board considered the geographic gap in Banknorth's branch network that is neatly filled by Ipswich's branch network, and the effect that such complementary geographic coverage would have on the combined enterprise's ability to prosper in its banking market.

     Effect on Employees and Customers. The Ipswich board considered the likely impact of the proposed merger on the employees and customers of Ipswich and its subsidiaries, on the communities in which Ipswich presently conducts its business and on Ipswich's other constituencies. Considered especially were the expanded range of financial services and banking offices the combined company would be well situated to offer Ipswich's customers. In addition, the Ipswich board considered that the merger would likely provide most of Ipswich's employees with continued employment, greater career advancement opportunities and enhanced benefits.

     Merger Consideration. Ipswich's board considered the amount and form of the consideration offered by Banknorth in relation to the estimated value of Ipswich's common stock. In particular the Ipswich board of directors looked at the premium represented by the consideration to be offered to the holders of Ipswich common stock in the merger. The Ipswich board also considered that the structure of the merger consideration would provide Ipswich shareholders with the flexibility of choosing to receive either cash or stock consideration, within certain limits; and that those who chose to receive cash would be able to obtain immediate liquidity and those who chose to receive stock would not only have the ability to continue to participate in the growth of the combined company on a tax-deferred basis but also would benefit from the significantly greater liquidity of the trading market for Banknorth common stock.

     Advice from Ipswich's Financial Advisor. Among other factors considered, Ipswich's board of directors also considered the presentations made by KBW with respect to the proposed consideration to be offered to the holders of Ipswich's common stock in the merger. The Ipswich board also considered KBW's opinion that as of the date thereof the merger consideration was fair, from a financial point of view, to the holders of Ipswich common stock. The full text of this opinion is attached to this document as Annex IV.

     Certain Terms of the Merger Agreement and the Stock Option Agreement. In evaluating the adequacy of the consideration to be received, the Ipswich board considered the terms of the merger agreement, including the following:

     - the provisions providing each Ipswich stockholder with the flexibility to choose the form of merger consideration (stock or cash) received;

     - the provisions providing for a fixed value of the stock consideration payable to the Ipswich stockholders who elect to receive stock, regardless of changes in the Banknorth stock price prior to the merger;

     - the provisions providing salary and benefits continuation for Ipswich employees whose employment is terminated following the merger;

     - the provisions providing protection of employee and executive termination benefits;

     - the provisions providing for the reduction in the benefits Mr. Grey otherwise would be entitled to receive under his existing employment and benefit arrangements; and

     - the provisions pertaining to Ipswich's ability to withdraw its recommendation of the merger to the Ipswich shareholders and Ipswich's ability to recommend another transaction to the Ipswich shareholders.

     The Ipswich Board noted that the stock option granted pursuant to the stock option agreement, and the terms of that agreement, could have the effect of discouraging alternative proposals for a business combination between Ipswich and a third party. However, the board of directors concluded that the number of shares that Ipswich would be required to issue (or the amount of the fee that Ipswich would be obligated to pay), and the circumstances under which it may be issuable (or payable), are typical for transactions of this size and type, are not likely to discourage any such proposals and were necessary to induce Banknorth to enter into the merger agreement.

     Limited Closing Conditions and Likelihood of Obtaining Approvals. The Ipswich Board considered the limited nature of the closing conditions included in the merger agreement and the likelihood of obtaining the regulatory and shareholder approvals that would be required in order to consummate the merger within a reasonable timeframe.

     Tax Treatment of Merger. The Ipswich board considered the treatment of the merger as a reorganization for federal income tax purposes. The Ipswich Board also noted that generally Ipswich shareholders who elect to receive Banknorth common stock in exchange for their shares of Ipswich common stock are not expected to recognize gain or loss for United States federal income tax purposes in connection with the merger, except for taxes payable in respect of cash received instead of fractional share interests.

     Review of Prospects in Remaining Independent. Ipswich's board considered Ipswich's financial condition, results of operations and business and earnings prospects if it were to remain an independent entity.

     In considering the opinion of KBW that the merger consideration is fair to Ipswich shareholders from a financial point of view, the Ipswich board took into account that the various types of financial analyses ordinarily used to support this type of opinion inevitably have limitations. These limitations were explained to the Ipswich board by KBW at the time the board considered and approved the merger and the merger agreement.

     The foregoing discussion of the information and factors considered by Ipswich's board, while not exhaustive, includes the material factors considered by the board of directors. In view of the variety of factors considered in connection with its evaluation of the merger, Ipswich's board did not find it practicable to, and did not, quantify or otherwise assign relative or specific weight or values to any of these factors, and individual directors may have given different weights to different factors.

RECOMMENDATION OF IPSWICH'S BOARD OF DIRECTORS

     After careful consideration, Ipswich's board of directors has unanimously determined that the merger agreement is advisable, in the best interests of Ipswich's shareholders and on terms that are fair to the shareholders of Ipswich. Accordingly, the board of directors of Ipswich has unanimously approved the merger agreement and recommends that Ipswich shareholders vote "FOR" approval of the merger agreement.

BANKNORTH'S REASONS FOR THE MERGER

     Banknorth entered into the merger agreement with Ipswich because, among other things, Banknorth believes the merger is consistent with its expansion strategy within the northeastern United States. The Ipswich franchise is a natural extension of Banknorth's current operations in Massachusetts, and Banknorth believes the merger will enhance its competitive position in the markets currently served.

OPINION OF IPSWICH'S FINANCIAL ADVISOR

     Ipswich retained KBW to act as its financial advisor in connection with the merger. On February 26, 2002, the board of directors of Ipswich held a meeting to evaluate the proposed merger. At this meeting, KBW rendered its opinion that, as of that date and based upon and subject to the factors and assumptions set forth in its opinion, the merger consideration was fair, from a financial point of view, to the Ipswich shareholders. [KBW subsequently confirmed and updated its opinion by delivering to the board of directors of Ipswich a written opinion dated as of the date of this document. In connection with its updated opinion, KBW confirmed the appropriateness of its reliance on the analyses used to render its earlier opinion. KBW also performed procedures to update certain of its analyses and reviewed the assumptions used in its analyses and the factors considered in connection with its earlier opinion.]

     Ipswich did not provide specific instructions to, or place any limitation on, KBW with respect to the procedures to be followed or factors to be considered by KBW in performing its analyses or providing its opinion.

     The full text of the KBW opinion, which describes, among other things, the assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW is attached as Annex IV to this document and is incorporated in this document by reference. Ipswich shareholders are urged to read KBW's opinion carefully and in its entirety.

     KBW's opinion is directed to the board of directors of Ipswich and addresses only the fairness, from a financial point of view, of the merger consideration to be paid to Ipswich shareholders. The opinion does not address any other aspect of the merger or any related transaction, nor does it constitute a recommendation to any shareholder as to how to vote at the special meeting. The summary of the fairness opinion set forth in this document is qualified in its entirety by reference to the full text of the opinion.

     In arriving at its opinion, KBW, among other things:

     - reviewed certain publicly available business and financial information relating to Ipswich and Banknorth that KBW deemed to be relevant;

     - reviewed certain information relating to the respective businesses, earnings, assets, liabilities and prospects of Ipswich and Banknorth furnished to KBW by the senior management of Ipswich and Banknorth, as well as the amount of cost savings expected to result from the merger by senior management of Banknorth;

     - reviewed the market prices and valuation multiples for Ipswich common stock and Banknorth common stock and compared them with those of certain publicly traded companies that KBW deemed to be relevant;

     - reviewed the respective publicly reported financial condition and results of operations of Ipswich and Banknorth and compared them with those of certain publicly traded companies that KBW deemed to be relevant;

     - compared the proposed financial terms of the merger with the financial terms of certain other transactions that KBW deemed to be relevant;

     - participated in certain discussions among representatives of Ipswich and Banknorth and their financial and legal advisors with respect to the merger;

     - reviewed the potential pro forma impact of the merger;

     - reviewed the most recent draft of the merger agreement and the related stock option agreements provided to KBW; and

     - reviewed other financial studies and analyses and took into account other matters that KBW deemed necessary.

     In rendering its opinion, KBW assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to KBW, or that was discussed with, or reviewed by or for KBW, or that was publicly available. KBW also did not assume any responsibility for independently verifying this information or undertake an independent evaluation or appraisal of the assets or liabilities of Ipswich or Banknorth, and KBW has not been furnished any evaluation or appraisal on these matters.

     KBW is not an expert in the evaluation of allowances for loan losses, and neither made an independent evaluation of the adequacy of the allowances for loan losses of Ipswich or Banknorth, nor reviewed any individual credit files of Ipswich or Banknorth or been requested to conduct such a review. As a result, KBW has assumed that the aggregate allowances for loan losses for both Ipswich and Banknorth are adequate to cover such losses and will be adequate on a pro forma basis for the combined company. In addition, KBW did not assume any obligation to conduct, and KBW did not conduct, any physical inspection of the properties or facilities of Ipswich or Banknorth. With respect to the financial and operating forecast information furnished to or discussed with KBW by Ipswich or Banknorth, including without limitation, financial forecasts, valuations of contingencies and projections regarding under-performing and non-performing assets, net charge-offs, adequacy of reserves, future economic conditions and information on the cost savings, revenue enhancements and related expenses expected to result from the merger, KBW assumed that the information was reasonably prepared and reflects the best currently available estimates and judgments of the senior management of Ipswich and Banknorth as to the future financial and operating performance of Ipswich, Banknorth, or the combined entity, as the case may be, and the expected cost savings, revenue enhancements, and related expenses. KBW's opinion is based upon market, economic and other conditions as in effect on, and on the information made available to KBW as of, the date of its opinion.

     For purposes of rendering its opinion, KBW assumed that, in all respects material to its analyses:

     - the merger will be completed substantially in accordance with the terms set forth in the merger agreement;

     - the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement are true and correct;

     - Ipswich and Banknorth will perform all of the covenants and agreements required to be performed by them under the merger agreement and any related documents;

     - all conditions to completing the merger will be satisfied without any waivers; and

     - in the course of obtaining any necessary regulatory, contractual, or other consents or approvals for the merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of Ipswich, Banknorth, or the combined entity, or the contemplated benefits of the merger, including the cost savings, revenue enhancements and related expenses expected to result from the merger.

     - KBW's opinion is not an expression of an opinion as to the prices at which shares of Ipswich common stock or shares of Banknorth common stock will or may trade following the announcement of the merger, or the actual value of the shares of common stock of Banknorth when issued pursuant to the merger, or the prices at which the shares of common stock of the combined entity will trade following the completion of the merger.

     Analyses of KBW. In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of KBW, Ipswich and Banknorth. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. The KBW opinion was among several factors taken into consideration by Ipswich's board of directors in making its determination to approve the merger agreement and the merger. In addition, Ipswich's board did not rely on single analysis in making its determination. Consequently, the analyses described below should not be viewed as determinative of the decision of Ipswich's board of directors or management with respect to the fairness of the merger consideration.

     The following is a summary of the material financial analyses presented by KBW to the board of directors of Ipswich on February 26, 2002 in connection with the rendering of its opinion on that date. The summary is not a complete description of the analyses underlying the KBW opinion or the presentation made by KBW to Ipswich's board of directors, but summarizes the material analyses performed and presented in connection with its opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description.

     In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. The tables alone do not constitute a complete description of the financial analyses.

     Calculation of Transaction Value. KBW reviewed the terms of the merger and noted that pursuant to the merger agreement, each issued and outstanding share of Ipswich common stock, shall be converted into, following the election of the holder and subject to the limitations set forth in the merger agreement, the right to receive (i) $20.50 in cash, or (ii) the number of Banknorth shares, which is equal to the quotient determined by dividing (x) $20.50 by (y) the average share price of Banknorth common stock over a twenty day period as more fully described in the merger agreement. Holders of Ipswich common stock may elect to receive the cash consideration, or the stock consideration (as elected, the "merger consideration"), provided that 51% of the aggregate consideration to be received by holders of Ipswich common stock shall consist of the stock consideration and 49% of the aggregate consideration shall consist of cash consideration.

     KBW noted that the most recent closing price of Ipswich common stock preceding the Ipswich board meeting on February 26, 2002 was $13.25. KBW also noted that, based on the per share merger consideration, the transaction had an implied aggregate value of approximately $42 million as of February 26, 2002.

     Transaction Pricing Multiple Analysis. Based on the per share merger consideration to be paid to Ipswich of $20.50 as of February 26, 2002, KBW calculated the per share merger consideration value as a multiple of Ipswich's last twelve months diluted earnings per share, Ipswich's estimated earnings per share for the year 2002 (based on Ipswich management estimate as of February 26, 2002 of $1.63), and Ipswich's stated book value and its stated tangible book value per share (based on financial data for the period ended December 31, 2001 per share). KBW also calculated the premium to the per share closing price of Ipswich's common stock on that date and to its core deposits.

Per share merger consideration as a multiple of Ipswich's:
  Last twelve months diluted earnings per share.............  15.0x
  Estimated 2002 earnings per share.........................  12.6x
  Book value per share......................................  2.61x
  Tangible book value per share.............................  2.61x
  Market value..............................................  1.55x
Transaction value as a premium to core deposits.............  11.4%

     Peer Group Stock Trading Analysis -- Ipswich. KBW compared selected operating and stock market results of Ipswich to the publicly available corresponding data for the following companies, which are New England based savings banks, that KBW determined were comparable to Ipswich:

-    Abington Bancorp, Inc.                      -    Mayflower Co-operative Bank
     Alliance Bancorp of New England,
-      Inc.                                      -    Mystic Financial, Inc.
                                                      New Hampshire Thrift Bancshares,
-    Bay State Bancorp, Inc.                     -      Inc.
-    Central Bancorp, Inc.                       -    NewMil Bancorp, Inc.
-    Falmouth Bancorp, Inc.                      -    Northeast Bancorp
-    Hingham Institution for Savings             -    Warren Bancorp, Inc.
-    LSB Corporation                             -    Woronoco Bancorp Inc.
-    Massachusetts Fincorp, Inc.

     The following table compares selected financial data of Ipswich with corresponding mean and median data for the companies selected by KBW which data is based on financial data at or for the three months ended December 31, 2001, earnings estimates from I/B/E/S as of February 2002, and market prices as of February 25, 2002. The calculations of price-to-2002 I/B/E/S estimated earnings per share are based on estimated earnings per share calculated in accordance with accounting principles generally accepted in the United States of America.

                                                                        PEER     PEER
                                                                       GROUP    GROUP
                                                             IPSWICH    MEAN    MEDIAN
                                                             -------   ------   ------
Core Return on Assets (%)..................................    1.06      0.89     0.91
Core Return on Equity (%)..................................   22.25     10.52     9.91
Net Interest Margin (%)....................................    3.54      3.58     3.44
Efficiency Ratio (%).......................................   63.06     64.70    64.39
Equity/Assets (%)..........................................    4.71      8.59     8.68
Tangible Equity/Tangible Assets (%)........................    4.71      8.24     8.56
Loan Loss Reserve/Non-Performing Loans (%).................      NM       288      262
Non-Performing Assets/(Loans + OREO) (%)...................    0.09      0.23     0.05
Net Charge-offs/Average Loans (%)..........................   -0.08     -0.01     0.00
% Price Change Since 12/31/00 (%)..........................      45        41       43
Market/Book Value (x)......................................    1.69      1.21     1.16
Market/Tangible Book Value (x).............................    1.69      1.30     1.25
Price/2002 Estimated Earnings Per Share (x)................     8.1      12.9     13.2
Dividend Yield (%).........................................     3.6       2.6      2.4

     Peer Group Analysis -- Banknorth. KBW also compared selected operating and stock market results of Banknorth to the publicly available corresponding data for the following companies, which are commercial banking institutions, that KBW determined were comparable to Banknorth:

-    Associated Banc-Corp.                       -    Huntington Bancshares Inc.
-    BOK Financial Corporation                   -    Marshall & Ilsley Corporation
-    Colonial BancGroup, Inc.                    -    M & T Bank Corporation
-    Compass Bancshares, Inc.                    -    National Commerce Financial Corp
-    FirstMerit Corporation                      -    North Fork Bancorporation, Inc.
-    First Tennessee National Corp.              -    TCF Financial Corporation
-    First Virginia Banks, Inc.                  -    Union Planters Corporation
-    Hibernia Corporation                        -    Zions Bancorporation

     The following table compares selected financial data of Banknorth with corresponding mean and median data for the companies selected by KBW, which data is based on financial data at or for the three months ended December 31, 2001, earnings estimates from I/B/E/S as of February 2002, and market prices as of February 25, 2002. The calculations of price-to-2002 and 2003 I/B/E/S estimated earnings per share are based on estimated earnings per share calculated in accordance with accounting principles generally accepted in the United States of America.

                                                                        PEER     PEER
                                                                       GROUP    GROUP
                                                           BANKNORTH    MEAN    MEDIAN
                                                           ---------   ------   ------
Core Return on Assets (%)................................     1.33       1.40     1.34
Core Return on Equity (%)................................    15.67      15.98    14.20
Cash Return on Tangible Assets (%).......................     1.46       1.66     1.72
Cash Return on Tangible Equity (%).......................    21.55      24.69    24.22
Net Interest Margin (%)..................................     4.13       4.39     4.44
Efficiency Ratio (%).....................................     54.0       53.5     54.0
Equity/Assets (%)........................................     8.49       8.78     8.70
Tangible Equity/Tangible Assets (%)......................     6.42       6.83     6.80
Loan/Deposit Ratio (%)...................................     89.4       99.5     98.4
Loan Loss Reserve/Loans (%)..............................     1.49       1.43     1.45
Non-Performing Assets/(Loans + OREO) (%).................     0.64       0.71     0.76
Net Charge-offs/Average Loans (%)........................     0.44       0.49     0.36
Market/Book Value (x)....................................     2.03       2.45     2.20
Market/Tangible Book Value (x)...........................     2.75       3.31     3.03
Price/2002 Estimated Earnings Per Share (x)..............     11.8       14.0     13.7
Price/2003 Estimated Earnings Per Share (x)..............     10.7       12.7     12.7
Dividend Yield (%).......................................      2.3        2.6      3.0

     Comparable Transaction Analysis. KBW also compared the foregoing analyses to comparable data from selected New England merger transactions in the banking and thrift industry that have occurred since December 31, 1999. The following transactions were reviewed by KBW in this process (in each case, the first named company is the acquiror and the second named company is the acquired company in the transaction):

Bank Transactions: Washington Trust Bancorp, Inc./First Financial Corp.; GBC Bancorp/Liberty Bank & Trust Company; Chittenden Corporation/Ocean National Corporation; Chittenden Corporation/Maine Bank Corp.; United Parcel Service Incorporated/First International Bancorp, Inc.; Andover Bancorp, Inc./ GBT Bancorp;

Thrift Transactions: Firstfed America Bancorp, Inc./People's Bancshares, Inc.; American Financial Holdings, Inc./American Bank of Connecticut; Banknorth Group, Inc./Andover Bancorp, Inc.; Banknorth Group, Inc./MetroWest Bank; Danvers Bancorp, Inc./RFS Bancorp, Inc. (MHC); Norway Bancorp,

MHC/First Coastal Corporation; Connecticut Bancshares, Inc./First Federal Savings & Loan of East Hartford; Liberty Bank/Hometown Bank; Seacoast Financial Services Corp./Home Port Bancorp, Inc.; NewMil Bancorp, Inc./Nutmeg Federal Savings & Loan Association; and Union Bankshares Company/ Mid-Coast Bancorp, Inc.

     KBW considered these transactions to be reasonably similar to the merger, but none of the transactions are identical to the merger. For the transactions selected by KBW, the comparable data used was taken as of the announcement date of those transactions. The results of KBW's analysis are set forth in the following table.

                                                                         KBW SELECTED
                                                                         TRANSACTIONS
                                                                          NEW ENGLAND
                                                                       -----------------
                                                          BANKNORTH/    BANK     THRIFT
                                                           IPSWICH     MEDIANS   MEDIANS
                                                          ----------   -------   -------
Per share Merger Consideration as a multiple of:
  Last twelve months diluted earnings per share.........     15.0x      16.0x     15.1x
  Estimated earnings per share..........................     12.6x      13.2x     13.9x
  Book value per share..................................     2.61x      1.93x     1.88x
  Tangible book value per share.........................     2.61x      1.93x     2.12x
  Market value..........................................     1.55x      1.50x     1.36x
Transaction value as a premium to core deposits.........     11.4%      17.8%     12.9%

     No company used in the analyses described above is identical to Ipswich or Banknorth. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the merger, public trading or other values of the companies to which they are being compared. In addition, mathematical analyses, such as determining the mean or median, are not of themselves meaningful methods of using comparable transaction data or comparable company data.

     Discounted Cash Flow Analysis -- Ipswich. KBW performed a discounted cash flow/dividend analysis to estimate a range of present values per share of Ipswich common stock under two scenarios: (1) assuming Ipswich continued to operate as a stand-alone entity, and (2) assuming Ipswich operated as a stand-alone entity for a period of five years and then sold the institution. This range was determined by adding (1) the present value of the estimated future dividends that Ipswich could generate through December 31, 2006, and (2) the present value of the terminal value, which is a representation of the value the entity at a specified time in the future, of Ipswich common stock.

     In calculating a terminal value of Ipswich common stock, KBW applied multiples of 7.0x to 10.0x to year 2007 projected earnings per share assuming Ipswich continued to operate as a stand-alone entity. These multiples were used to approximate current stock market trading multiples for Ipswich. KBW also applied multiples of 11.0x to 14.0x to year 2007 projected earnings per share which assumed Ipswich operated as a stand-alone entity for five years and then sold the institution in a change of control transaction. The dividend stream and terminal values were then discounted back using discount rates of 12.0%, 13.0% and 14.0%. KBW viewed these rates as the appropriate range of discount rates for a company with Ipswich's risk characteristics.

     In performing this analysis, KBW used Ipswich management earnings per share estimates for 2002 ($1.63), 2003 ($1.78), and 2004 ($1.99). For periods after
2004, earnings per share were assumed to increase at a growth rate of 9.0% to 11.0%. KBW determined that the stand-alone present value of the Ipswich common stock ranged from $11.80 to $16.80 per share. KBW also determined that the present value of the Ipswich common stock assuming independent operation for a period of five years and then a change of control sale ranged from $17.40 to $22.71 per share.

     The analyses set forth in the discounted cash flow analysis discussion do not necessarily indicate actual values or actual future results and do not purport to reflect the prices at which any securities may trade at the present or at any time in the future. The discount rates applied to Ipswich referred to in the paragraphs above were based on several factors including KBW's knowledge of Ipswich and the industry in which they operate, the business risk of the company and the overall interest rate environment. Dividend discount analysis is a widely used valuation methodology, but the results of this methodology are highly dependent upon the numerous assumptions that must be made including earnings growth rates, dividend payout rates, terminal values and discount rates.

     Pro Forma Financial Impact. Based on the per share merger consideration, KBW also analyzed the pro forma per share financial impact of the merger on Banknorth's GAAP earnings per share and cash earnings per share for 2002 and 2003. KBW also analyzed the pro forma financial impact of the merger on Banknorth's book value per share, tangible book value per share and leverage ratio. This analysis was based on I/B/E/S earnings estimates and estimated after-tax synergies of $0.7 million in 2002 and $1.5 million in 2003. The analysis also included the impact of an estimated restructuring charge equal to $3.4 million after tax. The analysis indicated that the impact of the merger would be accretive, or additive, to Banknorth on a GAAP and cash earnings per share basis for both 2002 and 2003. The analysis further indicated that the merger would be accretive to Banknorth's book value per share, dilutive to, or decrease, Banknorth's tangible book value per share, and dilutive to Banknorth's leverage ratio. The following table sets forth the results of KBW's analyses.

     The actual operating and financial results achieved by the pro forma combined company may vary from projected results and variations may be material as a result of business and operational risks, the timing, amount and costs associated with achieving cost savings and revenue enhancements, as well as other factors.

                                                     ACCRETION/(DILUTION)
                                                     --------------------
Banknorth GAAP EPS Impact
  2002.............................................          0.2%
  2003.............................................          0.4%
Banknorth Cash EPS Impact
  2002.............................................          0.3%
  2003.............................................          0.6%
Banknorth Book Value per share.....................          0.4%
Banknorth Tangible Book Value per share............         (1.5)%
Banknorth Leverage Ratio...........................         (0.1)%

     Ipswich retained KBW based upon its experience and expertise. KBW is a nationally- recognized investment banking and advisory firm. As part of its investment banking business, KBW is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

     In addition, in the ordinary course of its business, KBW may actively trade the equity securities of Ipswich or the debt and equity securities of Banknorth for their own account and/or the accounts of their respective customers, and, accordingly, may at any time hold long or short positions in these securities. In the past two years, KBW has provided to both Ipswich and Banknorth financial advisory, investment banking and other services unrelated to the proposed merger. KBW may provide these types of services to the combined company in the future and receive fees for those services.

     Pursuant to a letter agreement between Ipswich and KBW, dated as of February 26, 2002, Ipswich agreed to pay KBW for financial advisory services rendered through the closing of the merger a fee of 0.90% of the aggregate merger consideration. Based on the per share merger consideration, the aggregate fee payable to KBW is approximately $378,000, of which $50,000 has been paid, $100,000 will be paid upon the mailing of this document, and the balance of which is contingent upon closing of the merger. Ipswich also agreed, among other things, to indemnify KBW and its affiliates from and against certain liabilities and expenses, which may include certain liabilities under federal securities laws, in connection with its engagement.

MERGER CONSIDERATION AND ELECTION AND EXCHANGE PROCEDURES

     Upon consummation of the merger, each outstanding share of Ipswich common stock will be converted into the right to receive $20.50 in cash or shares of Banknorth common stock, at the election of each Ipswich shareholder and subject to the election, allocation and proration procedures set forth in the merger agreement and described below. See "-- Merger Consideration," "-- Election Procedures" and "-- Allocation Procedures" below. No fractional shares of Banknorth common stock will be issued in connection with the merger. Instead, Banknorth will make a cash payment to each Ipswich shareholder who would otherwise receive a fractional share.

     THE FORM OF THE CONSIDERATION ULTIMATELY RECEIVED BY YOU WILL DEPEND UPON THE ELECTION, ALLOCATION AND PRORATION PROCEDURES DESCRIBED BELOW AND THE CHOICES OF OTHER IPSWICH SHAREHOLDERS. ACCORDINGLY, NO GUARANTEE CAN BE GIVEN THAT THE CHOICE OF ANY GIVEN SHAREHOLDER OF IPSWICH WILL BE HONORED.

     In addition, because the tax consequences will be dependent on the form of consideration received, Ipswich shareholders are urged to read carefully the information set forth below under "-- Federal Income Tax Consequences" commencing on page 43.

     Merger Consideration. The merger agreement provides that each share of Ipswich common stock outstanding immediately prior to the effective time of the merger (except for any (i) shares held by Banknorth or Ipswich, other than in a fiduciary capacity or in satisfaction of a debt previously contracted, and (ii) dissenting shares) shall be converted into, and shall be cancelled in exchange for, the right to receive either:

     - the number of shares of Banknorth common stock which is equal to the quotient (which is known as the exchange ratio) determined by dividing $20.50 by the average share price of the Banknorth common stock (which is referred to as the per share stock consideration), except that cash will be paid for any remaining fractional shares, or

     - cash in an amount equal to $20.50 (which is referred to as the per share cash consideration).

     As described under "-- Elections" below, Ipswich shareholders will have the opportunity to elect the form of consideration to be received for all shares of Ipswich common stock held by them, subject to allocation and proration procedures set forth in the merger agreement which are intended to ensure that 51% of the outstanding shares of Ipswich common stock will be converted into the right to receive Banknorth common stock and 49% of the outstanding shares of Ipswich common stock will be converted into the right to receive cash.

     For purposes of the merger agreement, the "average share price" of the Banknorth common stock shall mean the average of the closing sales prices of a share of Banknorth common stock, as reported on the Nasdaq Stock Market's National Market, for the 20 trading-day period ending with the close of business on the business day preceding the effective time of the merger.

     The value of the Banknorth common stock to be received by you will depend on the market price of the Banknorth common stock at the effective time of the merger. The market price of Banknorth common stock is subject to change at all times based on the future financial condition and operating results of Banknorth, future market conditions and other factors. On February 26, 2002, the business day immediately preceding public announcement of the merger, the closing per share sale price of the Banknorth common stock was $24.12, and on
          , 2002, the most recent business day prior to the printing of this document, the closing per share sale price of the Banknorth common stock was
$          . The market price of the Banknorth common stock at the effective time of the merger or at the time that Ipswich shareholders who receive Banknorth common stock in the merger actually receive stock certificates evidencing those shares may be higher or lower than recent prices. For further information concerning the historical prices of the Banknorth common stock, see "Market for Common Stock and

Dividends" on page 51. You are urged to obtain current market prices for the Banknorth common stock in connection with voting your shares on the merger agreement at the annual meeting and making your election decision.

     Elections. No later than five business days after the effective time of the merger, you will be sent an election form which will permit you (i) to elect to receive Banknorth common stock in exchange for all shares of Ipswich common stock held by you, plus cash in lieu of any fractional share interest, (ii) to elect to receive cash in exchange for all shares of Ipswich common stock held by you or (iii) to indicate that you make no election with respect to the consideration to be received by you in exchange for your shares of Ipswich common stock. The Ipswich shares in these three categories are referred to below as stock election shares, cash election shares and no-election shares. If you either (i) do not submit a properly completed election form in a timely fashion or (ii) revoke your election form prior to the deadline for the submission of the election form and do not resubmit a properly completed election form by the election form deadline, the shares of Ipswich common stock held by you will be designated no-election shares. Any dissenting shares under Massachusetts law shall be deemed to have made cash elections for all of such shares and under no circumstances will such shares be reallocated as stock election shares pursuant to the allocation procedures described below.

     Election Procedures. All elections will be required to be made on an election form. To make an effective election with respect to your shares of Ipswich common stock, you must, in accordance with the election form, (i) properly complete and return the transmittal and election forms to be provided to you to the exchange agent designated by Banknorth to receive these materials,
(ii) deliver the transmittal and election forms with your stock certificates representing such shares (or an appropriate guarantee of delivery of such certificates) and (iii) deliver with the transmittal and election forms any other required documents prior to the deadline for returning these documents. It is currently anticipated that the transmittal and election forms will be mailed to you within five days after the merger is completed.

     The deadline for surrendering all documentation required for an effective election (the "election deadline date") will be set forth in the election instructions and will be 20 business days following the mailing of the letter of transmittal and election form (approximately four weeks), although the date may be extended by mutual agreement of Banknorth and Ipswich.

     YOU SHOULD NOT RETURN YOUR IPSWICH STOCK CERTIFICATES WITH THE ENCLOSED PROXY, AND STOCK CERTIFICATES SHOULD NOT BE FORWARDED TO BANKNORTH, IPSWICH OR ANY OTHER PARTY UNTIL YOU HAVE RECEIVED THE TRANSMITTAL AND ELECTION FORMS.

     IF YOU HAVE A PARTICULAR PREFERENCE AS TO THE FORM OF CONSIDERATION TO BE RECEIVED FOR YOUR SHARES OF IPSWICH COMMON STOCK, YOU SHOULD MAKE AN ELECTION BECAUSE SHARES AS TO WHICH AN ELECTION HAS BEEN MADE WILL BE GIVEN PRIORITY IN ALLOCATING SUCH CONSIDERATION OVER SHARES AS TO WHICH AN ELECTION HAS NOT BEEN MADE. NEITHER THE IPSWICH BOARD NOR ITS FINANCIAL ADVISOR MAKES ANY RECOMMENDATION AS TO WHETHER SHAREHOLDERS SHOULD ELECT TO RECEIVE THE CASH CONSIDERATION OR THE STOCK CONSIDERATION IN THE MERGER. YOU MUST MAKE YOUR OWN DECISION WITH RESPECT TO SUCH ELECTION, BEARING IN MIND THE TAX CONSEQUENCES OF THE ELECTION YOU CHOOSE. SEE "-- FEDERAL INCOME TAX CONSEQUENCES" BEGINNING ON PAGE 43.

     EVEN IF YOU HAVE NO PREFERENCE, IT IS SUGGESTED THAT YOU RETURN YOUR TRANSMITTAL AND ELECTION FORMS, TOGETHER WITH YOUR STOCK CERTIFICATE(S), BY THE ELECTION DEADLINE DATE INDICATING THAT YOU HAVE NO PREFERENCE, SO THAT YOU MAY RECEIVE THE MERGER CONSIDERATION ALLOCABLE TO YOU PROMPTLY FOLLOWING COMPLETION OF THE EXCHANGE PROCEDURES AFTER THE MERGER IS CONSUMMATED. SEE " -- PROCEDURES FOR EXCHANGING IPSWICH COMMON STOCK CERTIFICATES" BEGINNING ON PAGE 31.

     Allocation Procedures. Your ability to receive all cash or all shares of Banknorth common stock in exchange for your shares of Ipswich common stock in the merger is subject to allocation procedures which are designed to ensure that the total consideration to all Ipswich shareholders is payable 51% in Banknorth common stock and 49% in cash. Pursuant to the merger agreement, the aggregate cash consideration shall amount to the product of the number of shares of Ipswich common stock and Ipswich stock units outstanding immediately prior to the effective time of the merger times .49 times $20.50. The aggregate
cash consideration would amount to $      million based on the number of shares
of Ipswich common stock and Ipswich stock units outstanding on the record date for the annual meeting and $21.6 million assuming the exercise of all outstanding options to purchase shares of Ipswich common stock under Ipswich's stock option plans.

     If the total cash elections by Ipswich shareholders are greater, or less, than the aggregate cash consideration, the elections will be reallocated as follows so that the resultant exchange for cash is as close as practicable to the aggregate cash consideration:

     - If the cash elections total more than the aggregate cash consideration, all no-election shares will be converted to stock election shares and a sufficient number of shares from among the holders of cash election shares (excluding shares of Ipswich common stock held by dissenting shareholders) will be converted on a pro rata basis into stock election shares, so that the total cash paid equals as closely as practicable the aggregate cash consideration. This proration will reflect the proportion that the number of cash election shares of each holder of cash election shares bears to the total number of cash election shares.

     - If the cash elections total less than the aggregate cash consideration, a sufficient number of shares will be converted into cash election shares, first from among the holders of no-election shares and then, if necessary, from among the holders of stock election shares on a pro rata basis, so that the total cash paid equals as closely as practicable the aggregate cash consideration. This proration will reflect the proportion that the number of stock election shares of each holder of stock election shares bears to the total number of stock election shares.

     Upon consummation of the merger, any shares of Ipswich common stock that are owned by Ipswich as treasury stock or that are held directly or indirectly by Banknorth, other than in a fiduciary capacity or in satisfaction of a debt previously contracted, will be canceled and retired and no payment will be made with respect to those shares and such shares will not be considered for purposes of the foregoing allocation procedures.

PROCEDURES FOR EXCHANGING OF IPSWICH COMMON STOCK CERTIFICATES

     Ipswich shareholders who surrender their stock certificates and complete transmittal and election forms prior to the election deadline date, or any extension of such time period, will automatically receive the merger consideration allocated to them as the result of the merger promptly following completion of the allocation procedures. The exchange agent will complete the allocation within 10 business days after the election deadline date. Other shareholders will receive the merger consideration allocated to them as soon as practicable after their stock certificates have been surrendered with appropriate documentation to the exchange agent or other steps have been taken to surrender the evidence of their stock interest in Ipswich in accordance with the instructions accompanying the letter of transmittal form.

     Within five business days after the completion of the merger, the exchange agent (which will be a bank or trust company selected by Banknorth), will mail to each holder of record of Ipswich common stock a letter of transmittal and instructions for use in effecting the surrender of the certificates in exchange for the merger consideration allocated to them. Upon surrender of a stock certificate for Ipswich common stock for exchange and cancellation to the exchange agent, together with a duly executed letter of transmittal, the holder of such certificate will be entitled to receive such merger consideration allocated to them and the certificate for Ipswich common stock so surrendered will be canceled. No interest will be paid or accrued on any cash constituting merger consideration (including cash in lieu of fractional shares).

     No stock certificates representing fractional shares of Banknorth common stock will be issued upon the surrender for exchange of Ipswich stock certificates. In lieu of the issuance of any such fractional share, Banknorth will pay to each former shareholder of Ipswich who otherwise would be entitled to receive a fractional share of Banknorth common stock an amount in cash determined by multiplying the fraction of a share of Banknorth common stock which such holder would otherwise be entitled to receive pursuant to the merger agreement by the average closing sales prices of a share of Banknorth common stock for the 20 trading-day period ending with the close of business on the business day preceding the effective time.

     If you receive shares of Banknorth common stock in the merger, you will receive dividends on Banknorth common stock or other distributions declared after the completion of the merger only if you have surrendered your Ipswich stock certificates. Only then will you be entitled to receive all previously withheld dividends and distributions, without interest.

     After completion of the merger, no transfers of Ipswich common stock issued and outstanding immediately prior to the completion of the merger will be allowed. Ipswich stock certificates that are presented for transfer after the completion of the merger will be canceled and exchanged for the appropriate merger consideration.

     Banknorth will only issue a Banknorth stock certificate in a name other than the name in which a surrendered Ipswich stock certificate is registered if you present the exchange agent with all documents required to show and effect the unrecorded transfer of ownership of the shares of Ipswich common stock formerly represented by such Ipswich stock certificate, and show that you paid any applicable stock transfer taxes.

     If your Ipswich stock certificate has been lost, stolen or destroyed, you may be required to deliver an affidavit and a lost certificate bond as a condition to receiving any Banknorth stock certificate to which you may be entitled.

IPSWICH STOCK OPTIONS AND STOCK UNITS

     At the effective time of the merger, and except as provided in the next paragraph, each option to purchase shares of Ipswich common stock granted under Ipswich's stock option plans which is outstanding and unexercised immediately prior thereto, whether or not then vested and exercisable, shall be terminated and each grantee thereof shall be entitled to receive, in lieu of each share of Ipswich common stock that would otherwise have been issuable upon the exercise thereof, an amount of cash computed by multiplying (i) the difference between the per share cash consideration ($20.50) and the per share exercise price applicable to such option by (ii) the number of shares of Ipswich common stock subject to the option.

     Notwithstanding the provisions described in the preceding paragraph, in the event that a holder of options to purchase shares of Ipswich common stock so elects pursuant to a written election submitted to Ipswich prior to the fifth business day preceding the effective time of the merger, each such option which is outstanding and unexercised immediately prior to the effective time of the merger, whether or not then vested and exercisable, will cease to represent a right to acquire shares of Ipswich common stock and will be converted automatically into an option to purchase shares of Banknorth common stock, and Banknorth will assume each Ipswich stock option, in accordance with the terms of the Ipswich stock option plan and stock option agreement by which it is evidenced, including without limitation all terms pertaining to the acceleration and vesting of the holder's option exercise rights, except that from and after the effective time of the merger:

     - Banknorth and the board of directors of Banknorth or a duly authorized board committee shall be substituted for Ipswich and the Ipswich board of directors or duly authorized board committee administering the Ipswich stock option plans;

     - each Ipswich stock option assumed by Banknorth will be exercisable solely for shares of Banknorth common stock;

     - the number of shares of Banknorth common stock subject to such Ipswich stock option will be equal to the number of shares of Ipswich common stock subject to such Ipswich stock option immediately before the effective time of the merger multiplied by the exchange ratio, rounded down to the nearest share; and

     - the per share exercise price under each such Ipswich stock option will be adjusted by dividing the per share exercise price under each such Ipswich stock option by the exchange ratio, rounded up to the nearest cent.

     Pursuant to the merger agreement, Banknorth agreed to register under the Securities Act of 1933 the shares of Banknorth common stock issuable upon exercise of the substitute stock options to be issued pursuant to the merger agreement within five business days after consummation of the merger.

     Because the terms of the Ipswich deferred compensation plan for directors provides that in the event of a change-in-control of Ipswich outstanding stock units thereunder shall be cancelled in exchange for such securities, cash or property as the holders of shares of Ipswich common stock received in such change-in-control, the merger agreement provides that each such Ipswich stock unit which is outstanding immediately prior to the effective time of the merger shall be treated as an outstanding share of Ipswich common stock for purposes of the election and allocation procedures contained therein. At the time that the exchange agent provides an election form to holders of Ipswich common stock, Ipswich will provide a comparable form to the holders of Ipswich stock units in order to permit them to make an election to receive shares of Banknorth common stock or cash upon cancellation of all stock units held by them under the terms of the Ipswich deferred compensation plan.

CONDITIONS TO THE MERGER

     Completion of the merger is subject to the satisfaction of certain conditions set forth in the merger agreement, or the waiver of such conditions by the party entitled to do so, at or before the closing date of the merger. Each of the parties' obligation to consummate the merger under the merger agreement is subject to the following conditions:

     - the holders of two-thirds of the outstanding Ipswich common stock must have approved the merger agreement and the merger;

     - all required regulatory approvals required to consummate the merger and the bank merger by any governmental authority must have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof must have expired, and no required approval can contain any condition, restriction or requirement which Banknorth's board of directors reasonably determines in good faith would, individually or in the aggregate, materially reduce the benefits of the merger and the bank merger to such a degree that Banknorth would not have entered into the merger agreement had such conditions, restrictions or requirements been known as of the date of the merger agreement;

     - no statute, rule, regulation, judgment, decree, injunction or other order may have been enacted, issued, promulgated, enforced or entered which prohibits, restricts or makes illegal the consummation of the merger or the bank merger;

     - the registration statement of Banknorth of which this document is a part must have become effective under the Securities Act of 1933, and no stop order suspending the effectiveness of such registration statement shall have been issued and no proceedings for that purpose shall have been initiated by the Securities and Exchange Commission and not withdrawn;

     - the shares of Banknorth common stock to be issued in connection with the merger must have been approved for listing on the Nasdaq Stock Market's National Market; and

     - each of Banknorth and Ipswich must have received an opinion of Elias, Matz, Tiernan & Herrick L.L.P. to the effect that the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and with respect to certain related federal income tax considerations.

     In addition to the foregoing conditions, the obligation of Banknorth to consummate the merger under the merger agreement is subject to the following conditions, which may be waived by Banknorth:

     - the representations and warranties of Ipswich in the merger agreement must be true and correct as of the date of the merger agreement and as of the effective time of the merger, except as to any representation or warranty which specifically relates to an earlier date and except that the representations and warranties of Ipswich will be deemed true and correct unless the failure or failures of those representations and warranties to be true and correct has had or is reasonably likely to have a material adverse effect on Ipswich;

     - Ipswich must have performed in all material respects all obligations required to be performed by it at or prior to consummation of the merger;

     - Banknorth must have received a certificate from specified officers of Ipswich with respect to compliance with the foregoing conditions to the obligations of Banknorth; and

     - Banknorth shall have received such certificates of Ipswich's officers or others and such other documents to evidence fulfillment of the conditions to its obligations as Banknorth may reasonably request.

     In addition to the other conditions set forth above, the obligation of Ipswich to consummate the merger under the merger agreement is subject to the following conditions, which may be waived by Ipswich:

     - the representations and warranties of Banknorth in the merger agreement must be true and correct as of the date of the merger agreement and as of the effective time of the merger, except as to any representation or warranty which specifically relates to an earlier date and except that the representations and warranties of Banknorth will be deemed true and correct unless the failure or failures of those representations and warranties to be true and correct has had or is reasonably likely to have a material adverse effect on Banknorth;

     - Banknorth must have performed in all material respects all obligations required to be performed by it at or prior to consummation of the merger;

     - Ipswich must have received a certificate from specified officers of Banknorth with respect to compliance with the foregoing conditions to the obligations of Ipswich;

     - the time period during which Ipswich may be entitled to terminate the merger agreement under certain circumstances involving a decline in the market price of the Banknorth common stock must have expired without exercise by Ipswich of its termination rights (see "-- Termination and Amendment" beginning on page 39); and

     - Ipswich shall have received such certificates of Banknorth's officers or others and such other documents to evidence fulfillment of the conditions to its obligations as Ipswich may reasonably request.

     Under the terms of the merger agreement, a material adverse effect on either Banknorth or Ipswich is defined to mean any effect that (1) is material and adverse to the financial position, results of operations or business of such entity and its subsidiaries taken as a whole or (2) would materially impair the ability of such entity and its subsidiaries to perform their respective obligations under the merger agreement or the bank merger agreement or otherwise materially impede the consummation of the transactions contemplated by the merger agreement. However, under the terms of the merger agreement, none of the following would be deemed to constitute a material adverse effect on any entity:

     - changes in banking and similar laws of general applicability or interpretations of them by governmental authorities;

     - changes in United States generally accepted accounting principles or regulatory accounting requirements applicable to banks or their holding companies generally;

     - changes in general economic conditions affecting banks and their holding companies generally;

     - modifications or changes to valuation policies and practices, or expenses incurred, in connection with the transactions contemplated by the merger agreement or restructuring charges taken in connection with them; and

     - with respect to Ipswich only, the effects of any action or omission taken with the prior consent of Banknorth or as otherwise contemplated by the merger agreement.

REGULATORY APPROVALS

     Consummation of the merger is subject to prior receipt of all required approvals and consents of the merger and the bank merger by all applicable federal and state regulatory authorities.

     Federal Reserve Board. The merger is subject to the prior approval of or waiver from the Federal Reserve Board under Section 3 of the Bank Holding Company Act of 1956, as amended. Pursuant to the Bank Holding Company Act, the Federal Reserve Board may not approve the merger if:

     - such transaction would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States; or

     - the effect of such transaction, in any section of the country, may be to substantially lessen competition, or tend to create a monopoly, or in any manner restrain trade,

unless in each case the Federal Reserve Board finds that the anticompetitive effects of the proposed transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served. In every case, the Federal Reserve Board is required to consider the financial and managerial resources and future prospects of the bank holding company or companies and the banks concerned and the convenience and needs of the communities to be served. Under the Community Reinvestment Act of 1977, the Federal Reserve Board also must take into account the record of performance of each participating bank holding company in meeting the credit needs of the entire community, including low and moderate-income neighborhoods, served by each bank holding company and its subsidiaries. In addition, the Bank Holding Company Act requires that the Federal Reserve Board take into account the record of compliance of each bank holding company with applicable state community reinvestment laws. Applicable regulations require publication of notice of an application for approval of the merger and an opportunity for the public to comment on the application in writing and to request a hearing.

     Any transaction approved by the Federal Reserve Board may not be completed until 30 days after such approval, during which time the U.S. Department of Justice may challenge such transaction on antitrust grounds and seek divesture of certain assets and liabilities. With the approval of the Federal Reserve Board and the U.S. Department of Justice, the waiting period may be reduced to no less than 15 days.

     Section 225.12(d)(2) of the Federal Reserve Board's Regulation Y provides that the approval of the Federal Reserve Board is not required for certain acquisitions by bank holding companies if the acquisition has a component that will be approved by a federal supervisory agency under the Bank Merger Act and certain other requirements are met. Under this regulation, the acquiring bank holding company must submit a notice to the Federal Reserve Board at least ten days prior to the transaction and no application for approval of the proposed acquisition under the Bank Holding Company Act will be required unless the Federal Reserve Board informs the proposed acquiror to the contrary prior to expiration of this period. Banknorth believes that the proposed merger and bank merger satisfy these requirements and, accordingly, has submitted a notice to the Federal Reserve Board under this regulation.

     Banknorth's exercise of the option granted to it by Ipswich under the stock option agreement is subject to the prior approval of the Federal Reserve Board to the extent that the exercise of the option would result in Banknorth owning more than 5% of the outstanding shares of Ipswich common stock. In considering whether to approve Banknorth's right to exercise this option, including its right to purchase more than 5% of the outstanding shares of Ipswich common stock, the Federal Reserve Board generally would apply the same statutory criteria as it is required to apply in considering the merger. See
"-- Stock Option Agreement" beginning on page 46.

     OCC. The parties currently intend to merge Ipswich's banking subsidiary, Ipswich Bank, into Banknorth, NA as soon as practicable after the merger of Ipswich into Banknorth. The bank merger is subject to the prior approval of the Office of the Comptroller of the Currency of the United States under the Bank Merger Act. The OCC will review the bank merger under statutory criteria which is substantially the same as that required to be considered by the Federal Reserve Board in evaluating transactions for approval under Section 3 of the Bank Holding Company Act, as discussed above, except that the OCC will not conduct an independent antitrust analysis of the bank merger if the Federal Reserve Board does so. Applicable regulations require publication of notice of the applications for approval of the bank merger and an opportunity for the public to comment on the applications in writing and to request a hearing.

     Any transaction approved by the OCC may not be completed until 30 days after such approval, during which time the U.S. Department of Justice may challenge such transaction on antitrust grounds and seek divestiture of certain assets and liabilities. With the approval of the OCC and the U.S. Department of Justice, the waiting period may be reduced to no less than 15 days.

     State Approvals and Notices. The prior approval of the Superintendent of the Bureau of Banking of the State of Maine is required under Section 1015 of Title 9-B of the Maine Revised Statutes for the acquisition by a Maine financial institution holding company such as Banknorth of more than 5% of the voting shares of a financial institution located outside of Maine. Under Maine law, the Maine Superintendent shall not approve an application for such a transaction unless he determines, after a consideration of all relevant evidence, that it would contribute to the financial strength and success of the applicant and promote the convenience and advantage of the public. Banknorth has been advised by a representative of the Maine Superintendent that no approval of the merger by the Maine Superintendent will be required if the proposed merger of Ipswich Bank with and into Banknorth, NA is consummated immediately following the merger of Ipswich and Banknorth, as intended.

     The merger is subject to the prior approval of the Massachusetts Board of Bank Incorporation under Sections 2 and 4 of Chapter 167A of the Massachusetts General Laws. Massachusetts law requires that the Massachusetts Board find that the merger would not unreasonably affect competition among banking institutions and that it would promote public convenience and advantage. In making such a determination, the Massachusetts Board must consider, among other things, a showing of net new benefits, including initial capital investments, job creation plans, consumer and business services, commitments to maintain and open branch offices within the statutorily delineated local communities of Banknorth in Massachusetts and such other matters as the Massachusetts Board may deem necessary or advisable.

     In addition, Massachusetts law provides that the Massachusetts Board cannot approve the merger until it has received notice from the Massachusetts Housing Partnership Fund that arrangements satisfactory to the Fund have been made for the proposed acquiror to make 0.9 percent of its assets located in Massachusetts available for call by the Fund for a period of ten years for purposes of funding various affordable housing programs. Massachusetts law provides that such funds shall bear interest at rates approved by the Massachusetts Commissioner of Banks, which shall be based upon the cost (not to include lost opportunity costs) incurred in making funds available to the Fund.

     Pursuant to Section 39B of Chapter 167 of the Massachusetts General Laws, the bank merger is required to be approved by the Massachusetts Commissioner of Banks.

     Status of Applications and Notices. Banknorth and Ipswich have filed all required applications and notices with applicable regulatory authorities in connection with the merger and the bank merger. There can be no assurance that all requisite approvals will be obtained, that such approvals will be received on a timely basis or that such approvals will not impose conditions or requirements which, individually or in the aggregate, would so materially reduce the economic or business benefits of the transactions contemplated by the merger agreement to Banknorth that had such condition or requirement been known Banknorth, in its reasonable judgment, would not have entered into the merger agreement. If any such condition or requirement is imposed, Banknorth may elect not to consummate the merger. See "-- Conditions to the Merger" beginning on page 33.

BUSINESS PENDING THE MERGER

     The merger agreement contains certain covenants of the parties regarding the conduct of their respective businesses pending consummation of the merger. These covenants, which are contained in Article IV of the merger agreement included as Annex I hereto, are briefly described below.

     Pending consummation of the merger, Ipswich may not, and will cause each Ipswich subsidiary not to, among other things, take the following actions without the prior written consent of Banknorth:

     - conduct its business other than in the ordinary and usual course consistent with past practice or fail to use reasonable best efforts to preserve its business organization, keep available the present services of its employees and preserve for itself and Banknorth the goodwill of the customers of Ipswich and its subsidiaries and others with whom business relations exist;

     - issue or authorize the creation of any additional shares of capital stock or rights to acquire such stock, other than pursuant to stock options and other rights to acquire Ipswich common stock outstanding on the date of the merger agreement and disclosed to Banknorth or pursuant to the stock option agreement;

     - declare any dividend on its capital stock, other than regular quarterly cash dividends on the Ipswich common stock at a rate not in excess of $0.12 per share;

     - amend its articles of organization and bylaws (or equivalent documents);

     - take specified actions with respect to its business, including without limitation enter into or amend an employment, consulting or severance agreement with, or increase the rate of compensation of, its directors, officers or employees; enter into, establish, adopt or amend any employee benefit plan; purchase or sell assets or deposits; make capital expenditures; change its methods of accounting; enter into, amend or modify material contracts; settle litigation claims; enter into new businesses; change its principal policies; enter into derivatives contracts; and incur indebtedness, except in the case of each of the foregoing as permitted by the merger agreement;

     - take any action that would prevent or impede the merger from qualifying as a reorganization under the Internal Revenue Code;

     - take any action that would result in (1) any of the representations and warranties of Ipswich not being true and correct in any material respect at or prior to the effective time of the merger, (2) any of the conditions to the merger set forth in the merger agreement not being satisfied or (3) a material violation of the merger agreement, the bank merger agreement or the stock option agreement, except in each case as may be required by applicable law and regulation; or

     - agree to do any of the foregoing.

     The merger agreement also provides that pending consummation of the merger Banknorth may not, and will cause each subsidiary of Banknorth not to, take the following actions without the prior written consent of Ipswich:

     - take any action that would result in (1) any of the representations and warranties of Banknorth not being true and correct in any material respect at or prior to the effective time of the merger, (2) any of the conditions to the merger set forth in the merger agreement not being satisfied or (3) a material violation of the merger agreement, the bank merger agreement or the stock option agreement, except in each case as may be required by applicable law and regulation; or

     - agree to do any of the foregoing.

BOARD OF DIRECTORS' COVENANT TO RECOMMEND THE MERGER AGREEMENT

     Pursuant to the merger agreement, the Ipswich board of directors is required to recommend that Ipswich shareholders approve the merger agreement at all times prior to and during the meeting of Ipswich shareholders at which the merger agreement is to be considered by them. However, nothing in the merger agreement prevents the Ipswich board of directors from withholding, withdrawing, amending or modifying its recommendation if it determines, after consultation with its outside counsel, that such action is legally required in order for the directors of Ipswich to comply with their fiduciary duties to the Ipswich shareholders under applicable law, provided that any such action in connection with an "acquisition proposal" must comply with the requirements described under "-- No Solicitation" below.

NO SOLICITATION

     The merger agreement provides that neither Ipswich nor any of its subsidiaries nor any of their respective officers or directors may, and that Ipswich must direct and use its reasonable best efforts to cause its and each such subsidiary's employees, agents and representatives not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving, or any purchase of all or substantially all of the assets of, Ipswich or more than 10% of the outstanding equity securities of Ipswich or any of its subsidiaries (any such proposal or offer is hereinafter referred to as an "acquisition proposal"). Ipswich also agreed that neither it nor any of its subsidiaries nor any of their respective officers and directors may, and that Ipswich must direct and use its reasonable best efforts to cause its and each such subsidiary's employees, agents and representatives not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an acquisition proposal, or otherwise facilitate any effort or attempt to make or implement an acquisition proposal. However, nothing in the merger agreement prevents Ipswich or its board of directors from:

     - complying with its disclosure obligations under federal or state law;

     - providing information in response to a request therefor by a person who has made an unsolicited bona fide written acquisition proposal if the Ipswich board of directors receives from the person so requesting such information an executed confidentiality agreement;

     - engaging in any negotiations or discussions with any person who has made an unsolicited bona fide written acquisition proposal; or

     - recommending such an acquisition proposal to the shareholders of Ipswich,

if and only to the extent that (1) in each of the last three cases referred to above, the Ipswich board of directors determines in good faith after consultation with outside legal counsel that such action would be required in order for its directors to comply with their respective fiduciary duties under applicable law and (2) with respect to the last case referred to above, the Ipswich board of directors determines in good faith after consultation with its financial advisor that such acquisition proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal and would, if consummated, result in a transaction more favorable to Ipswich's shareholders from a financial point of view than the merger. Ipswich is required to notify Banknorth immediately if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, any of its representatives.

REPRESENTATIONS AND WARRANTIES OF THE PARTIES

     Pursuant to the merger agreement, Banknorth and Ipswich made certain customary representations and warranties relating to their respective companies, subsidiaries, businesses and matters related to the merger. For detailed information concerning these representations and warranties, reference is made to Article V of the merger agreement included as Annex I hereto. Such representations and warranties generally must remain accurate through the completion of the merger unless the fact or facts that caused a breach of a representation and warranty has not had or is not reasonably likely to have a material adverse effect on the party making the representation and warranty. See "-- Conditions to the Merger" beginning on page 33.

EFFECTIVE TIME OF THE MERGER

     The merger will become effective upon the filing of articles of merger with the Secretary of State of the State of Maine pursuant to the Maine Business Corporation Act and with the Secretary of State of the Commonwealth of Massachusetts pursuant to the Massachusetts Business Corporation Law, unless a different date and time is specified as the effective time in such documents. Articles of merger will be filed only after the satisfaction or waiver of all conditions to the merger set forth in the merger agreement on a date selected by Banknorth after such satisfaction or waiver which is no later than the later of
(A) five business days after such satisfaction or waiver or (B) the first month end following such satisfaction or waiver, or on such other date as Banknorth and Ipswich may mutually agree upon.

     A closing will take place immediately prior to the effective time of the merger or on such other date as Banknorth and Ipswich may mutually agree upon.

TERMINATION AND AMENDMENT

     The merger agreement may be terminated:

     - by mutual consent of the boards of directors of the parties;

     - by a non-breaching party if the other party (1) breaches any covenants or undertakings contained in the merger agreement or (2) breaches any representations or warranties contained in the merger agreement, in each case if such breach has not been cured within thirty days after notice thereof from the terminating party and which breach would be reasonably expected, individually or in the aggregate with other breaches, to result in a material adverse effect with respect to the breaching party;

     - by either Banknorth or Ipswich if the merger is not consummated by December 31, 2002, unless the failure to consummate the merger is due to a breach by the party seeking such termination of its obligations under the merger agreement or, if Ipswich is seeking to terminate, by any director of Ipswich through such director's breach of his or her respective shareholder agreement;

     - by either party if any required regulatory approvals for consummation of the merger or the bank mergers is not obtained;

     - by either party if the shareholders of Ipswich do not approve the merger agreement at a meeting of the shareholders of Ipswich duly called for such purpose;

     - by Banknorth, prior to the annual meeting, if Ipswich shall have breached the covenants described under "-- No Solicitation" on page 38, the Ipswich board of directors shall have failed to recommend that the shareholders of Ipswich approve the merger agreement or has withdrawn, modified or changed such recommendation in a manner which is adverse to Banknorth, or Ipswich breaches its covenants requiring the calling and holding of a meeting of shareholders to consider the merger agreement; and

     - by Banknorth if a third party commences a tender offer or exchange offer for 10% or more of the outstanding Ipswich common stock and the board of directors of Ipswich recommends that Ipswich shareholders tender their shares in the offer or otherwise fails to recommend that they reject the offer within a specified period.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     When you are considering the recommendation of Ipswich's board of directors with respect to approving the merger agreement and the merger, you should be aware that some directors and executive officers of Ipswich may be deemed to have interests in the merger in addition to their interests as shareholders generally. The Ipswich board of directors was aware of these factors and considered them, among other matters, in approving the merger agreement and the merger. These interests are described below.

     Stock Options. The merger agreement provides that at the effective time of the merger each outstanding and unexercised option to purchase shares of Ipswich common stock granted pursuant to the Ipswich stock option plans will cease to represent the right to acquire shares of Ipswich common stock and will be converted into a specified cash amount or, at the election of an option holder, a right to acquire shares of Banknorth common stock, with the same terms as previously in effect, except that the number of shares subject to such converted options and the exercise price will be adjusted to reflect the exchange ratio. See "-- Ipswich Stock Options and Stock Units" beginning on page 32. All outstanding options to purchase Ipswich common stock that are presently unvested shall become fully vested and exercisable in the event the shareholders of Ipswich approve the merger agreement. At the record date for the annual meeting, the executive officers of Ipswich held options to purchase an aggregate of shares of Ipswich common stock, including options to purchase
          ,           ,           and           shares held by Messrs. Grey,
Kenney, Foley, Bryan and Bordewieck, respectively.

     Stock Units. Ipswich maintains a deferred compensation plan for directors of Ipswich and Ipswich Bank pursuant to which directors may defer compensation paid to them. Pursuant to this plan, directors may elect to have deferred compensation credited to a cash deferral account or converted into stock units which are equivalent in value to shares of Ipswich common stock. Pursuant to provisions of the Ipswich deferred compensation plan dealing with a change-in-control of Ipswich, these stock units are being treated as outstanding shares of Ipswich common stock for purposes of the merger agreement. See
"-- Ipswich Stock Option and Stock Units" beginning on page 32. At February 28, 2002, the directors of Ipswich held an aggregate of 10,292 stock units under the Ipswich deferred compensation plan.

     Agreements with Executive Officers of Ipswich. In connection with the execution of the merger agreement, the following agreements were entered into relating to Mr. Grey:

     - a termination agreement among Banknorth, Ipswich, Ipswich Bank and Mr. Grey, which provides, among other things, for the termination of Mr. Grey's current employment agreement with Ipswich Bank upon consummation of the merger in exchange for a cash payment at that time in the amount of $876,189, as well as for the termination of the obligations of Ipswich Bank to make further contributions to the trust established pursuant to a split dollar insurance agreement between Mr. Grey and Ipswich Bank and of any right of Ipswich Bank to receive reimbursement of premiums paid by it on the related insurance policy (except in the case of insolvency of Ipswich Bank), and

     - an employment and noncompetition agreement between Banknorth and Mr. Grey, pursuant to which Banknorth will employ Mr. Grey as a senior vice president for the one-year period following the merger and Mr. Grey will not compete with Banknorth in Massachusetts and southern New Hampshire for a three-year period following the merger in return for $250,000 of compensation for the year of employment and $280,000, $350,000 and $100,000 of compensation for the noncompetition obligations in the first, second and third years following the merger, respectively.

     A copy of the termination agreement and the employment and noncompetition agreement is included in Annex I to this document. For additional information concerning Mr. Grey's existing employment agreement and split dollar agreement with Ipswich Bank, see "Management of Ipswich -- Employment and Severance Agreements with Named Executive Officers" and "-- Retirement Benefits" beginning on page 78.

     Ipswich Bank has entered into an employment agreement with Mr. Kenney, which generally provides for the payment of a lump sum severance payment and the provision of certain other benefits to him in the event that his employment by Ipswich Bank is terminated following a change-in-control of Ipswich Bank. The amount of the lump sum payment to be made to Mr. Kenney in the event of a termination of his employment under these circumstances is approximately $203,900. In addition, pursuant to the split dollar agreement between Ipswich Bank and Mr. Kenney, the right of Ipswich Bank to recover a portion of the premiums paid by it on the related insurance policy in the event of a termination of Mr. Kenney's employment (but not its right to receive a portion of the death benefit) terminates upon a change-in-control of Ipswich Bank, which would include the merger.

     Ipswich Bank has entered into severance agreements with two of its executive officers, Mark E. Foley and Philip J. Bryan. The agreements provide that if the officer terminates his employment following a reduction in compensation within three months after a change in control or the officer's employment is terminated without cause by his employer within six months after a change in control, the officer would be entitled to a severance benefit. In the case of Mr. Foley, the benefit would be nine months' salary; in the case of Mr. Bryan, the benefit would be 12 months' salary. The merger would constitute a change in control under the agreements. The amount of the lump sum payment to be made to Messrs. Foley and Bryan under these circumstances is approximately $56,550 and $97,500, respectively.

     Indemnification and Insurance. Ipswich's directors and officers are entitled to continuing indemnification against certain liabilities by virtue of provisions contained in Ipswich's certificate of incorporation, bylaws and the merger agreement. Pursuant to the merger agreement, Banknorth agreed to indemnify and hold harmless each present and former director, officer and employee of Ipswich or an Ipswich subsidiary determined as of the effective time of the merger against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the effective time of the merger, whether asserted or claimed prior to, at or after the effective time of the merger, arising in whole or in part out of or pertaining to the fact that he or she was a director, officer, employee, fiduciary or agent of Ipswich or a subsidiary of Ipswich or is or was serving at the request of Ipswich or a subsidiary of Ipswich as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, including without limitation matters related to the negotiation, execution and performance of the merger agreement, the stock option agreement or any of the transactions contemplated by either of such agreements, to the fullest extent to which such indemnified parties would be entitled under the articles of organization and bylaws of Ipswich or the equivalent documents of any Ipswich subsidiary, as applicable, or any agreement, arrangement or understanding disclosed by Ipswich to Banknorth pursuant to the merger agreement, in each case as in effect on the date of the merger agreement. Pursuant to the merger agreement, Banknorth also generally agreed to honor all limitations on liability existing in favor of these indemnified parties as provided in the articles of organization, bylaws or similar governing instruments of Ipswich and its subsidiaries as in effect as of the date of the merger agreement with respect to matters occurring prior to the effective time of the merger.

     Pursuant to the merger agreement, Banknorth agreed to use its reasonable best efforts to purchase an extended reporting period endorsement under Ipswich's existing directors' and officers' liability insurance coverage for Ipswich's directors and officers in a form reasonably acceptable to Ipswich which shall provide such directors and officers with coverage for six years following the effective time of the merger of not less than the existing coverage under, and have other terms no materially less favorable on the whole to, the insured persons than the directors' and officers' liability insurance coverage presently maintained by Ipswich, provided that in no event shall Banknorth be required to expend in any one year an amount in excess of 150% of the annual premiums currently paid by Ipswich for such insurance (the "Insurance Amount"), and further provided that if Banknorth is unable to maintain or obtain the insurance specified above as a result of the preceding provision, Banknorth shall use its reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount with respect to acts or omissions occurring prior to the effective time of the merger by such directors and officers in their capacities as such.

     Other than as set forth above, no director or executive officer of Ipswich has any direct or indirect material interest in the merger, except insofar as ownership of Ipswich common stock might be deemed such an interest. See "Certain Beneficial Owners of Ipswich Common Stock" beginning on page 83.

CERTAIN EMPLOYEE MATTERS

     The merger agreement contains certain agreements of the parties with respect to various employee matters, which are briefly described below.

     As soon as administratively practicable after the effective time of the merger, Banknorth will take all reasonable action so that employees of Ipswich and its subsidiaries will be entitled to participate in the Banknorth employee benefit plans of general applicability to the same extent as similarly-situated employees of Banknorth and its subsidiaries. For purposes of determining eligibility to participate in, the vesting of benefits and for all other purposes, other than for accrual of pension benefits, under the Banknorth employee benefit plans, Banknorth will recognize years of service with Ipswich and its subsidiaries to the same extent as such service was credited for such purpose by Ipswich.

     If employees of Ipswich or any of its subsidiaries become eligible to participate in a medical, dental or health plan of Banknorth, Banknorth will cause each such plan to (1) waive any preexisting condition limitations to the extent such conditions covered under the applicable medical, health or dental plans of Banknorth, (2) provide full credit under such plans for any deductibles, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to such participation and (3) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the effective time of the merger to the extent such employee had satisfied any similar limitation or requirement under an analogous plan prior to the effective time of the merger.

     All employees of Ipswich or an Ipswich subsidiary as of the effective time of the merger will become employees of Banknorth or a Banknorth subsidiary as of such time, and Banknorth or a Banknorth subsidiary will use its best efforts to give such persons (other than any person who is party to an employment agreement, a severance agreement or a special termination agreement) at least four weeks prior written notice of any job elimination during the 90-day period after the effective time of the merger. Subject to such four-week notice requirement, Banknorth or a Banknorth subsidiary will have no obligation to continue the employment of any employee of Ipswich or an Ipswich subsidiary and nothing contained in the merger agreement will be deemed to give any employee of Ipswich or any Ipswich subsidiary a right to continuing employment with Banknorth or a Banknorth subsidiary after the effective time of the merger. An employee of Ipswich or an Ipswich subsidiary (other than an employee who is party to an employment agreement, a severance agreement or a special termination agreement) who is involuntarily terminated other than for cause or constructively terminated within six months following the effective time of the merger will be entitled to receive severance payments in accordance with, and to the extent provided in, the Ipswich employee severance plan.

     For a period of six months following the effective time of the merger, Banknorth will provide job counseling and outplacement services to all employees of Ipswich and its subsidiaries whose employment was terminated other than for cause, disability or retirement at or following the effective time of the merger. During that period, Banknorth also will notify those former employees who wish to continue to be so notified of opportunities for positions with Banknorth or a Banknorth subsidiary for which Banknorth reasonably believes such persons are qualified and to consider any application for such positions submitted by such persons. However, any decision to offer employment to any such person will be made in the sole discretion of Banknorth.

BANK MERGER

     Pursuant to the merger agreement, Ipswich Bank will be merged with and into Banknorth, NA, a wholly-owned subsidiary of Banknorth, as soon as practicable following consummation of the merger.

RESALE OF BANKNORTH COMMON STOCK

     The Banknorth common stock issued pursuant to the merger will be freely transferable under the Securities Act of 1933, except for shares issued to any Ipswich shareholder who may be deemed to be an affiliate of Banknorth for purposes of Rule 144 promulgated under the Securities Act of 1933 or an affiliate of Ipswich for purposes of Rule 145 promulgated under the Securities Act of 1933. Affiliates will include persons (generally executive officers, directors and 10% shareholders) who control, are controlled by or are under common control with (1) Banknorth or Ipswich at the time of the annual meeting or (2) Banknorth at or after the effective time of the merger.

     Rule 145 will restrict the sale of Banknorth common stock received in the merger by affiliates and certain of their family members and related interests. Generally speaking, during the year following the effective time of the merger, those persons who are affiliates of Ipswich at the time of the annual meeting, provided they are not affiliates of Banknorth at or following the effective time of the merger, may publicly resell any Banknorth common stock received by them in the merger, subject to certain limitations as to, among other things, the amount of Banknorth common stock sold by them in any three-month period and as to the manner of sale. After the one-year period, such affiliates may resell their shares without such restrictions so long as there is adequate current public information with respect to Banknorth as required by Rule 144. Persons who are affiliates of Banknorth after the effective time of the merger may publicly resell the Banknorth common stock received by them in the merger subject to similar limitations and subject to certain filing requirements specified in Rule 144. At the present time, it is not anticipated that any affiliates of Ipswich will become affiliates of Banknorth after the merger.

     The ability of affiliates to resell shares of Banknorth common stock received in the merger under Rules 144 or 145 as summarized herein generally will be subject to Banknorth's having satisfied its reporting requirements under the Securities Exchange Act of 1934 for specified periods prior to the time of sale. Affiliates also would be permitted to resell Banknorth common stock received in the merger pursuant to an effective registration statement under the Securities Act of 1933 or another available exemption from the Securities Act of 1933 registration requirements. Neither the registration statement of which this prospectus/proxy statement is a part nor this prospectus/proxy statement cover any resales of Banknorth common stock received by persons who may be deemed to be affiliates of Banknorth or Ipswich in the merger.

     Ipswich has agreed in the merger agreement to use its reasonable best efforts to cause each person who may be deemed to be an affiliate of it for purposes of Rule 145 to deliver to Banknorth a letter agreement intended to ensure compliance with the Securities Act of 1933.

FEDERAL INCOME TAX CONSEQUENCES

     General. The following is a summary description of the material federal income tax consequences of the merger to shareholders of Ipswich, which is based upon the opinion of Elias, Matz, Tiernan & Herrick L.L.P., special counsel to Banknorth. The federal income tax laws are complex and the tax consequences of the merger may vary depending upon each shareholder's individual circumstances or tax status. Accordingly, this summary is not a complete description of all of the consequences of the merger and, in particular, may not address federal income tax considerations that may affect the treatment of shareholders subject to special treatment under United States federal income tax law (including, for example, foreign persons, financial institutions, dealers in securities, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt entities, holders who acquired their shares of Ipswich common stock pursuant to the exercise of an employee stock option or right or otherwise as compensation and holders who hold Ipswich common stock as part of a "hedge," "straddle" or "conversion transaction"). In addition, no opinion is expressed with respect to the tax consequences of the merger under applicable foreign, state or local laws or under any federal tax laws other than those pertaining to the income tax. This summary is based on laws, regulations, rulings and judicial decisions as in effect on the date of this prospectus/proxy statement, without consideration of the particular facts or circumstances of any holder of Ipswich common stock. These authorities are all subject to change and any such change may be made with retroactive effect. No assurance can be given that, after any such change, this summary would not be different.

     TAX MATTERS ARE VERY COMPLICATED, AND THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND UPON THE FACTS OF YOUR PARTICULAR SITUATION. ACCORDINGLY, WE STRONGLY URGE YOU TO CONSULT YOUR OWN TAX ADVISOR TO DETERMINE THE PARTICULAR FEDERAL, STATE, LOCAL OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES TO YOU OF THE MERGER.

     The Merger. Based on facts, representations and assumptions that were provided by Ipswich and Banknorth and that are consistent with the state of facts that Ipswich and Banknorth believe will be existing as of the effective time of the merger, the opinion of Elias, Matz, Tiernan & Herrick L.L.P. with respect to the material federal income tax consequences of the merger is as follows.

     - The merger, when consummated in accordance with the terms of the merger agreement, will constitute a "reorganization" within the meaning of
       Section 368(a) of the Internal Revenue Code and, accordingly, neither Banknorth nor Ipswich will recognize any taxable gain or loss as a result of the merger.

     The federal income tax consequences of the merger to an Ipswich shareholder generally will depend on whether the shareholder receives cash, Banknorth common stock or a combination thereof in exchange for the shareholder's shares of Ipswich common stock.

     - An Ipswich shareholder who receives solely Banknorth common stock in exchange for all of such shareholder's shares of Ipswich common stock pursuant to the merger will not recognize gain or loss on the exchange, except to the extent the shareholder receives cash in lieu of a fractional share interest in Banknorth common stock. The shareholder's tax basis in the Banknorth common stock received pursuant to the merger will equal such shareholder's tax basis in the shares of Ipswich common stock being exchanged, reduced by any amount allocable to a fractional share interest of Banknorth common stock for which cash is received. The holding period of Banknorth common stock received will include the holding period of the shares of Ipswich common stock being exchanged.

     - An Ipswich shareholder who receives solely cash in exchange for all of such shareholder's shares of Ipswich common stock pursuant to the merger generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the shareholder's aggregate tax basis for such shares of Ipswich common stock, which gain or loss will be long-term capital gain or loss if such shares of Ipswich common stock were held for more than one year. If, however, any such Ipswich shareholder constructively owns shares of Ipswich common stock that are exchanged for shares of Banknorth common stock in the merger or owns shares of Banknorth common stock actually or constructively after the merger, the attribution to the shareholder of stock owned by a related party may prevent the transaction from qualifying for capital gain rates and instead result in any gain being treated as the distribution of a dividend, which is taxed at ordinary income rates. Under the constructive ownership rules under the Internal Revenue Code, a shareholder may be treated as owning stock that is actually owned by another person or entity. Ipswich stockholders should consult their tax advisors as to the possibility that all or a portion of any cash received in exchange for their shares of Ipswich common stock will be treated as a dividend.

     - An Ipswich shareholder who receives both Banknorth common stock and cash consideration in exchange for all of his or her shares of Ipswich common stock generally will recognize gain, but not loss, to the extent of the lesser of:

      - the excess, if any, of (a) the sum of the aggregate fair market value of the Banknorth common stock received (including any fractional share of Banknorth common stock deemed to be received and exchanged for cash) and the amount of cash received (excluding any cash received in lieu of a fractional share of Banknorth common stock) over (b) the shareholder's aggregate tax basis in the shares of Ipswich common stock exchanged in the merger; and

      - the amount of cash received by such shareholder.

     For this purpose, gain or loss must be calculated separately for each identifiable block of shares surrendered in the exchange, and a loss realized on one block of shares may not be used to offset gain realized on another block of shares. Any such gain will be long-term capital gain if the shares of Ipswich common stock exchanged were held for more than one year, unless the receipt of cash has the effect of a distribution of a dividend under the provisions of the Internal Revenue Code, in which case such gain will be treated as a dividend to the extent of such shareholder's ratable share of the undistributed accumulated earnings and profits of Ipswich. Ipswich shareholders should consult their tax advisors as to the possibility that all or a portion of any cash received in exchange for their Ipswich common stock will be treated as a dividend.

     Such shareholder's aggregate tax basis in the Banknorth common stock received pursuant to the merger will equal such shareholder's aggregate tax basis in the shares of Ipswich common stock being exchanged, reduced by any amount allocable to a fractional share interest of Banknorth common stock for which cash is received and by the amount of any cash consideration received, and increased by the amount of taxable gain, if any, recognized by such shareholder in the merger (including any portion of such gain that is treated as a dividend).

     Cash in Lieu of Fractional Shares. No fractional shares of Banknorth common stock will be issued in the merger. An Ipswich shareholder who receives cash in lieu of such a fractional share will be treated as having received such fractional share pursuant to the merger and then as having exchanged such fractional share for cash in a redemption by Banknorth. An Ipswich shareholder will generally recognize capital gain or loss on such a deemed redemption of the fractional share in an amount determined by the excess of the amount of cash received and the shareholder's tax basis in the fractional share. Any capital gain or loss will be long-term capital gain or loss if the Ipswich common stock exchanged was held for more than one year.

     Dissenting Shareholders. Holders of Ipswich common stock who dissent with respect to the merger, as discussed under "-- Dissenters' Rights" beginning on page 50, and who receive cash in respect of their shares of Ipswich common stock generally will be treated in the same manner as a holder who exchanges his or her shares of Ipswich common stock solely for cash in accordance with the above discussion.

     Closing Opinion. It is a condition precedent to the obligations of Banknorth and Ipswich to effect the merger that they receive an opinion from Elias, Matz, Tiernan & Herrick L.L.P., dated as of the effective time of the merger, with respect to the federal income tax consequences of the merger described under the subheading "-- The Merger" above. Such opinion will be based upon facts existing at the effective time of the merger, and in rendering such opinion counsel will require and rely upon facts, representations and assumptions that will be provided by Banknorth, Ipswich and others.

     Banknorth and Ipswich have not and will not seek any ruling from the Internal Revenue Service regarding any matters relating to the merger, and as a result there can be no assurance that the Internal Revenue Service will not disagree with or challenge any of the conclusions described herein.

     Backup Withholding. Non-corporate holders of Ipswich common stock may be subject to information reporting and backup withholding on any cash payments they receive. Ipswich shareholders will not be subject to backup withholding, however, if they:

     - furnish a correct taxpayer identification number and certify that they are not subject to backup withholding on the substitute Form W-9 or successor form included in the election form/letter of transmittal you will receive; or

     - are otherwise exempt from backup withholding.

     Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against an Ipswich shareholder's United States federal income tax liability, provided they furnish the required information to the Internal Revenue Service.

     Reporting Requirements. Ipswich shareholders who receive Banknorth common stock as a result of the merger will be required to retain records pertaining to the merger and will be required to file with their United States federal income tax return for the year in which the merger takes place a statement setting forth certain facts relating to the merger.

ACCOUNTING TREATMENT OF THE MERGER

     The merger will be accounted for under the purchase method of accounting under accounting principles generally accepted in the United States of America. Under this method, Ipswich's assets and liabilities as of the date of the merger will be recorded at their respective fair values and added to those of Banknorth. Any difference between the purchase price for Ipswich and the fair value of the identifiable net assets acquired (including core deposit intangibles) will be recorded as goodwill. In accordance with Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," issued in July 2001, the goodwill resulting from the merger will not be amortized to expense; however, core deposit and other intangibles with definite useful lives recorded by Banknorth in connection with the merger will be amortized to expense in accordance with the new rules. The financial statements of Banknorth issued after the merger will reflect the results attributable to the acquired operations of Ipswich beginning on the date of completion of the merger. The unaudited per share pro forma financial information contained herein has been prepared using the purchase method of accounting. See
"Summary -- Unaudited Comparative Per Share and Selected Financial Data" beginning on page 8.

EXPENSES OF THE MERGER

     The merger agreement provides that each of Ipswich and Banknorth will bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by the merger agreement, including fees and expenses of its own financial consultants, accountants and counsel, except that expenses of printing the registration statement of which this document is a part will be shared equally between Banknorth and Ipswich.

LISTING OF THE BANKNORTH COMMON STOCK

     Banknorth has agreed to use its reasonable best efforts to cause the shares of Banknorth common stock to be issued in the merger to be approved for listing on the Nasdaq National Market before the completion of the merger, subject to official notice of issuance.

STOCK OPTION AGREEMENT

     As an inducement and a condition to Banknorth's entering into the merger agreement, Banknorth and Ipswich also entered into a stock option agreement, pursuant to which Ipswich, as issuer, granted Banknorth, as grantee, an option, upon the occurrence of certain events (none of which has occurred as of the date hereof to the knowledge of Banknorth and Ipswich), to purchase up to 384,438 shares of Ipswich common stock, representing 19.9% of the outstanding shares of Ipswich common stock, at a price of $15.35 per share, subject to adjustment in certain circumstances and termination within certain periods.

     Subject to applicable law and regulatory restrictions, Banknorth may exercise the option, in whole or in part, if, but only if, both an initial triggering event (as hereinafter defined) and a subsequent triggering event (as hereinafter defined) have occurred prior to the occurrence of an exercise termination event (as hereinafter defined), provided that written notice of such exercise is given within 90 days following the first subsequent triggering event to occur (or such later period as is provided in the stock option agreement). Notwithstanding the foregoing, Banknorth may not exercise the option if it is in willful material breach of the merger agreement such that Ipswich shall be entitled to terminate the merger agreement therefor in accordance with its terms.

     As defined in the stock option agreement, the term "initial triggering event" means any of the following events or transactions occurring on or after the date of execution of the stock option agreement:

     - Ipswich or any subsidiary of Ipswich, without having received Banknorth's prior written consent, shall have entered into an agreement to engage in an acquisition transaction (as hereinafter defined) with any person (the term "person" for purposes of the stock option agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934 and the rules and regulations thereunder), other than Banknorth or any subsidiary of Banknorth, or the board of directors of Ipswich shall have recommended that the shareholders of Ipswich approve or accept any acquisition transaction with any person other than Banknorth or a Banknorth subsidiary. For purposes of the stock option agreement, the term "acquisition transaction" shall mean (1) a merger or consolidation, or any similar transaction, involving Ipswich or any Ipswich subsidiary, (2) a purchase, lease or other acquisition or assumption of all or any substantial part of the assets or deposits of Ipswich or any Ipswich subsidiary, (3) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Ipswich or any Ipswich subsidiary or (4) any substantially similar transaction, provided that in no event shall (x) any merger, consolidation, purchase or similar transaction involving only Ipswich and one or more of its subsidiaries, or involving only any two or more of such subsidiaries, be deemed to be an acquisition transaction, provided that any such transaction is not entered into in violation of the terms of the merger agreement, or (y) the transactions contemplated by the merger agreement or the entering into of the merger agreement be deemed to be an acquisition transaction;

     - any person, other than Banknorth or a Banknorth subsidiary, shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Ipswich common stock (the term "beneficial ownership" for purposes of the stock option agreement having the meaning assigned thereto in Section 13(d) of the Securities Exchange Act of 1934 and the rules and regulations thereunder);

     - the shareholders of Ipswich shall have voted and failed to adopt the merger agreement at a meeting which has been held for that purpose or any adjournment or postponement thereof, or such meeting shall not have been held in violation of the merger agreement or shall have been cancelled prior to termination of the merger agreement if, prior to such meeting (or if such meeting shall not have been held or shall have been cancelled, prior to such termination), it shall have been publicly announced that any person (other than Banknorth or a Banknorth subsidiary) shall have made, or publicly disclosed an intention to make, a proposal to engage in an acquisition transaction;

     - the board of directors of Ipswich, without having received Banknorth's prior written consent, shall have withdrawn or modified, or publicly announced its intention to withdraw or modify in any manner adverse in any respect to Banknorth, its recommendation that the shareholders of Banknorth approve the transactions contemplated by the merger agreement in anticipation of engaging in an acquisition transaction, or Ipswich or any Ipswich subsidiary shall have authorized, recommended or proposed, or publicly announced its intention to authorize, recommend or propose, an agreement to engage in an acquisition transaction with any person other than Banknorth or a Banknorth subsidiary;

     - any person, other than Banknorth or a Banknorth subsidiary, shall have filed with the Securities and Exchange Commission a registration statement or tender offer materials with respect to a potential exchange or tender offer that would constitute an acquisition transaction (or filed a preliminary proxy statement with the Securities and Exchange Commission with respect to a potential vote by its shareholders to approve the issuance of shares to be offered in such an exchange offer);

     - Ipswich shall have breached any covenant or obligation contained in the merger agreement after a proposal is made by any third party, other than Banknorth or a Banknorth subsidiary, to engage in an acquisition transaction and following such breach (x) Banknorth would be entitled to terminate the merger agreement (whether immediately or after the giving of notice or passage of time or both) and (y) such breach shall not have been cured prior to the date the holder of the option sends issuer a written notice to exercise the option in whole or in part; or

     - any person, other than Banknorth or a Banknorth subsidiary, shall have filed an application or notice with the Federal Reserve Board or other federal or state bank regulatory or antitrust authority, which application or notice has been accepted for processing, for approval to engage in an acquisition transaction.

     As defined in the stock option agreement, the term "subsequent triggering event" means any of the following events or transactions occurring after the date of execution of the stock option agreement:

     - the acquisition by any person, other than Banknorth or any Banknorth subsidiary, of beneficial ownership of 25% or more of the then outstanding Ipswich common stock; or

     - the occurrence of the initial triggering event described in the first paragraph of the definition of initial triggering event above, except that the percentage referred to in clause (iii) of such paragraph shall be 25%.

     As defined in the stock option agreement, "exercise termination event" means each of the following:

     - the effective time of the merger;

     - termination of the merger agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an initial triggering event, except a termination by Banknorth due to a breach of the merger agreement (unless the breach by Ipswich giving rise to such right of termination was non-volitional); or

     - the passage of 12 months after termination of the merger agreement if such termination follows the occurrence of an initial triggering event or is a termination by Banknorth due to a breach of the merger agreement (unless the breach by Ipswich giving rise to such right of termination is non-volitional), provided that if an initial triggering event continues or occurs beyond such termination and prior to the passage of such 12-month-period, the exercise termination event shall be 12 months from the expiration of the last triggering event but in no event more than 18 months after such termination. As defined in the stock option agreement, the term "last triggering event" means the last initial triggering event to be in effect.

     Under applicable law, Banknorth would be required to obtain the prior approval of the Federal Reserve Board prior to acquiring 5% or more of the outstanding shares of Ipswich common stock. See "-- Regulatory Approvals" beginning on page 35. In addition, certain other regulatory approvals also may be required before such an acquisition could be consummated.

     Upon the occurrence of a repurchase event (as hereinafter defined), (i) at the request of any holder of the option delivered prior to an exercise termination event (or such later period as is provided in the stock option agreement), Ipswich (or any successor thereto) is required to repurchase the option from the holder of the option at a price equal to the amount by which (A) the market/offer price (as defined in each stock option agreement) exceeds (B) the option exercise price, multiplied by the number of shares for which the option may then be exercised, and (ii) at the request of the owner of option shares from time to time (the "owner"), delivered within 90 days following such occurrence (or such later period as is provided in each stock option agreement), Ipswich (or any successor thereto) is required to repurchase such number of the shares of Ipswich common stock acquired upon exercise of an option from the owner as the owner designates at a price equal to the greater of (A) the market/offer price and (B) the average exercise price per share paid by the owner for the option shares so designated.

     As defined in the stock option agreement, a "repurchase event" shall be deemed to have occurred upon the occurrence of any of the following events or transactions after the date of the stock option agreement:

     - the acquisition by any person, other than Banknorth or a Banknorth subsidiary, of beneficial ownership of 50% or more of the then outstanding Ipswich common stock; or

     - the consummation of any acquisition transaction, as defined in the first paragraph of the definition of initial triggering event above, except that the percentage referred to in clause (2) thereof shall be 50%, provided that no such event shall constitute a repurchase event unless a subsequent triggering event shall have occurred prior to an exercise termination event.

     The stock option agreement provides that in no event shall Banknorth's total profit (as defined in the stock option agreement, which definitions are incorporated herein by reference) exceed $2.4 million and, if it otherwise would exceed such amount, Banknorth, at its sole election, shall either (i) reduce the number of shares of Ipswich common stock subject to the option, (ii) deliver to Ipswich for cancellation shares of Ipswich common stock previously purchased by Banknorth pursuant to the option, (iii) pay cash to Ipswich or (iv) any combination thereof, so that Banknorth's actually realized total profit shall not exceed $2.4 million after taking into account the foregoing actions. The stock option agreement also provides that the option may not be exercised for a number of shares as would, as of the date of exercise, result in a notional total profit (as defined in the stock option agreement, which definitions are incorporated herein by reference) of more than $2.4 million, provided that this provision shall not restrict any exercise of the option permitted on any subsequent date.

     The stock option agreement is intended to increase the likelihood that the merger will be consummated in accordance with the terms of the merger agreement. The existence of the option could significantly increase the cost to a potential acquiror of acquiring Ipswich compared to the cost of acquiring Ipswich had the stock option agreement and the merger agreement not been entered into. Such increased cost might discourage a potential acquiror from considering or proposing an acquisition or might result in a potential acquiror proposing to pay a lower per share price to acquire Ipswich than it might otherwise have proposed to pay. In light of the foregoing, the stock option agreement may have the effect of discouraging persons who might now or at any other time prior to the effective time of the merger be interested in acquiring all or a significant interest in Ipswich from considering or proposing such an acquisition, even if any such person was prepared to offer to pay consideration which had a higher current market price than the shares of Banknorth common stock to be received under the merger agreement.

     A copy of the stock option agreement is included as Annex II hereto, and reference is made thereto for the complete terms thereof. The foregoing discussion is qualified in its entirety by reference to the stock option agreement.

SHAREHOLDER AGREEMENTS

     In connection with the execution of the merger agreement, each director of Ipswich entered into a shareholder agreement with Banknorth pursuant to which each director agreed that at any meeting of the shareholders of Ipswich, or in connection with any written consent of the shareholders of Ipswich, the director shall:

     - appear at such meeting or otherwise cause all shares of Ipswich common stock owned by him or her to be counted as present thereat for purposes of calculating a quorum; and

     - vote (or cause to be voted), in person or by proxy, or deliver a written consent (or cause a consent to be delivered) covering, all shares of Ipswich common stock owned by him or her or as to which he or she has, directly or indirectly, the right to direct the voting (x) in favor of adoption and approval of the merger agreement and the merger, (y) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Ipswich contained in the merger agreement or of the director contained in the shareholder agreement and (z) against any acquisition proposal (as defined in the merger agreement) or any other action or transaction that is intended, or could reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the merger or the shareholder agreement.

     Pursuant to the shareholder agreement, each director also agreed not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the shares of Ipswich common stock owned by him or her prior to the meeting at which shareholders of Ipswich will consider the merger agreement.

     The shareholder agreements will remain in effect until the earlier of the effective time of the merger or the termination of the merger agreement in accordance with its terms.

     Ipswich also agreed to use its reasonable best efforts to cause those persons who may be deemed to be affiliates of Ipswich pursuant to Rule 145 under the Securities Act of 1933 to deliver to Banknorth prior to the date of the annual meeting a written agreement containing certain restrictions on the transfer of shares of Banknorth common stock acquired in the merger which are intended to ensure compliance with applicable federal securities laws in connection with the transfer of such shares. See "-- Resale of Banknorth Common Stock" on page 43.

DISSENTERS' RIGHTS

     The following is a summary of Sections 85 through 98 of the Massachusetts Business Corporation Law, which set forth the procedures that Ipswich shareholders must follow in order to object to the proposal to approve and adopt the merger agreement and demand statutory appraisal rights. The full text of Sections 85 through 98 is included as Annex V to this document. Failure to follow those provisions exactly could result in the loss of your appraisal rights. See "-- Federal Income Tax Consequences" beginning on page 43 for a discussion of the tax consequences of exercising appraisal rights.

     Ipswich shareholders who desire to exercise their appraisal rights must satisfy each of the applicable conditions of Sections 85 through 98. The shareholder must file with Ipswich, before the vote on the proposal relating to the merger agreement is taken, a written objection to the proposed merger agreement that states that the shareholder intends to demand payment for his, her or its shares. The written objection should be filed with Ms. Mariell Lyons, Clerk, Ipswich Bancshares, Inc., 23 Market Street, Ipswich, Massachusetts 01938. The written objection must specify the shareholder's name and mailing address, that the shareholder objects to the proposal regarding the merger agreement and that he, she or it is demanding appraisal of his, her or its shares of Ipswich common stock.

     Ipswich shareholders electing to exercise their appraisal rights must not vote for approval of the merger agreement. If a shareholder returns a signed proxy but does not specify a vote against approval of the merger agreement or a direction to abstain, the proxy will be voted "FOR" approval of the merger agreement, which will have the effect of waiving that shareholder's appraisal rights. Also, voting against, abstaining from voting, or failing to vote with respect to the merger agreement alone will not constitute a demand for appraisal for purposes of Massachusetts law.

     Within 10 days after the merger becomes effective, Ipswich must notify by registered or certified mail each shareholder who has satisfied the requirements for demanding appraisal that the merger has become effective. The notice from Ipswich will not create any rights in its recipient to demand payment for his, her or its shares of Ipswich common stock.

     If, within 20 days after the date Ipswich mails the notice, any shareholder to whom Ipswich was required to give notice demands in writing payment from Ipswich for his, her or its shares of Ipswich common stock, Ipswich, within 50 days after the date it mailed the notice, must contact such objecting shareholder regarding the fair value of such objecting shareholder's shares. These written demands may be filed with Ms. Mariell Lyons, Clerk, Ipswich Bancshares, Inc., 23 Market Street, Ipswich, Massachusetts 01938. If Ipswich and the objecting shareholder are unable to agree upon the value of the Ipswich common stock Ipswich or to the expiration of the 50 day period, either party may, within four months after the expiration of the 50 day period, demand a determination of the value of the shares of Ipswich common stock of all such objecting shareholders by filing a bill in equity in the superior court in Essex County.

     Any objecting shareholder who decides to file a bill in equity must do so on his, her or its own behalf and on behalf of all other objecting shareholders who have demanded payment for their shares and with whom Ipswich has not reached an agreement as to the value of the shares. Service of the bill must be made upon Ipswich by subpoena with a copy of the bill included. Ipswich must file with its answer a duly verified list of all other objecting shareholders, and the objecting shareholders will then be deemed to have been added as parties to the bill. Ipswich will then give notice in the form, and returnable on the date, ordered by the court to each objecting shareholder by registered or certified mail to the last known address as shown in the records of Ipswich and by publication or otherwise as the court may order.

     After a hearing, the court will enter a decree determining the fair value of the Ipswich common stock owned by the objecting shareholders who have become entitled to the valuation of and payment for their shares and will order Ipswich to make payment, together with interest, if any, to the objecting shareholders entitled thereto upon the transfer by them of the certificates representing their shares of Ipswich common stock if certificated or, if uncertificated, upon receipt of an instruction to transfer such stock to Ipswich. The value of the shares will be determined as of the day preceding the date of the shareholder vote approving and adopting the merger agreement and will exclude any element of value arising from the expectation or accomplishment of the merger.

     The costs associated with the bill in equity, exclusive of fees of counsel and experts retained by any party, will be taxed upon the parties to the bill as the court deems equitable. All costs associated with giving notice to shareholders, however, will be borne by Ipswich. Interest will be paid on any award from the date of the vote approving the merger agreement and the court may, upon application of any party, determine the amount of interest to be paid.

     Any objecting shareholder who has demanded payment for his, her or its shares of Ipswich common stock will not thereafter be entitled to notice of any shareholders' meeting, to vote such shares for any purpose or to receive any dividends or distributions on the stock (except dividends or distributions payable to shareholders of record as of a date before the date of the vote approving the merger agreement) unless:

     - a bill in equity to determine the fair value of the Ipswich common stock is not filed within the statutory time period;

     - a bill in equity, if filed, has been dismissed as to such shareholder; or

     - such shareholder has, with the written approval of Ipswich, delivered a written withdrawal of his, her or its objections and an acceptance of the merger.

     The enforcement by an objecting shareholder of his, her or its right to receive payment for his, her or its shares in this manner will be an exclusive remedy, except that the shareholder may still bring or maintain an appropriate proceeding to obtain relief on the ground that the merger will be or is illegal or fraudulent, or that the merger involved a breach of fiduciary duty.

                     MARKET FOR COMMON STOCK AND DIVIDENDS

     The Banknorth common stock is traded on the Nasdaq Stock Market Inc.'s National Market under the symbol "BKNG," and the Ipswich common stock also is traded on the Nasdaq Stock Market Inc.'s

National Market under the symbol "IPSW." As of December 31, 2001, there were 151,220,600 shares of Banknorth common stock outstanding, which were held by approximately 15,000 holders of record; and as of the record date for the annual
meeting, there were           shares of Ipswich common stock outstanding, which
were held by approximately           holders of record. Such numbers of
shareholders do not reflect the number of individuals or institutional investors holding stock in nominee name through banks, brokerage firms and others.

     The following table sets forth during the periods indicated the high and low sales prices of the Banknorth common stock and the Ipswich common stock as reported on the Nasdaq Stock Market Inc.'s National Market and the dividends declared per share of Banknorth common stock and Ipswich common stock.

                                                  BANKNORTH                      IPSWICH
                                         ---------------------------   ---------------------------
                                          MARKET PRICE     DIVIDENDS    MARKET PRICE     DIVIDENDS
                                         ---------------   DECLARED    ---------------   DECLARED
                                          HIGH     LOW     PER SHARE    HIGH     LOW     PER SHARE
                                         ------   ------   ---------   ------   ------   ---------
2002
  First Quarter........................  $26.80   $22.25    $0.135     $20.40   $12.70    $ 0.12
  Second Quarter (through April
          )............................
2001
  First Quarter........................   21.06    18.13     0.130      10.63     9.13      0.11
  Second Quarter.......................   22.93    19.38     0.130      12.09     9.25      0.11
  Third Quarter........................   24.39    18.93     0.130      13.50    11.30      0.11
  Fourth Quarter.......................   22.92    19.78     0.135      13.04    11.75      0.17(1)
2000
  First Quarter........................   16.13    10.38     0.125      10.00     5.88      0.10
  Second Quarter.......................   18.00    11.94     0.125      10.00     7.50      0.10
  Third Quarter........................   18.50    14.88     0.125       9.88     7.75      0.10
  Fourth Quarter.......................   21.13    15.56     0.125       9.63     8.00      0.11

---------------

(1) Includes a special dividend of $0.05 per share.

     The following table shows the closing price per share of the Banknorth common stock and the Ipswich common stock on (1) February 26, 2002, the last trading day preceding public announcement of the merger agreement, in the case of the Banknorth common stock, and on February 22, 2002, the last day on which the Ipswich common stock traded prior to public announcement of the merger
agreement, in the case of the Ipswich common stock, and (2)           , 2002,
the last full trading day for which closing prices were available at the time of the printing of this document. The historical prices are as reported on the Nasdaq Stock Market Inc.'s National Market. The following table also includes the equivalent price per share of Ipswich common stock on those dates. The equivalent per share price reflects the value of the Banknorth common stock which would be received by Ipswich shareholders who receive shares of Banknorth common stock in the merger based on an assumed exchange ratio of 0.8068 of a share of Banknorth common stock for each share of Ipswich common stock.

                                                HISTORICAL MARKET
                                                 VALUE PER SHARE
                                               -------------------   EQUIVALENT MARKET VALUE
DATE                                           BANKNORTH   IPSWICH   PER SHARE OF IPSWICH(1)
----                                           ---------   -------   -----------------------
February 26 and 22, 2002, respectively.......   $24.12     $13.25            $19.46
          , 2002.............................

---------------

(1) The equivalent prices per share of Ipswich common stock on the indicated dates were determined by multiplying an assumed exchange ratio of 0.8068 by the closing price per share of the Banknorth common stock on the indicated date. The actual exchange ratio will be determined by dividing $20.50 by the average closing prices of the Banknorth common stock during the 20 trading-day period preceding the effective time of the merger.

     Shareholders are advised to obtain current market quotations for the Banknorth common stock and the Ipswich common stock. The market price of the Banknorth common stock at the effective time of the merger or at the time shareholders of Ipswich who receive Banknorth common stock in the merger receive certificates evidencing such shares following the election period to be conducted after the merger is consummated may be higher or lower than the market price at the time the merger agreement was executed, at the date of mailing of this document or at the time of the annual meeting.

                          INFORMATION ABOUT BANKNORTH

GENERAL

     Banknorth Group, Inc., is a Maine corporation and a registered bank holding company and financial holding company under the Bank Holding Company Act of 1956, as amended. Banknorth conducts business from its headquarters in Portland, Maine and, as of December 31, 2001, 308 banking offices located in Maine, New Hampshire, Massachusetts, Vermont, New York and Connecticut. At December 31, 2001, Banknorth had consolidated assets of $21.1 billion and consolidated shareholders' equity of $1.8 billion. Based on total assets at that date, Banknorth is one of the 35 largest commercial banking organizations in the United States.

     Banknorth's principal asset is all of the capital stock of Banknorth, NA, a national bank which was initially formed as a Maine-chartered savings bank in the mid-19th century. Effective January 1, 2002, Banknorth consolidated all eight of its other banking subsidiaries and its trust company subsidiary into Banknorth, NA, which was known as "Peoples Heritage Bank" prior to these consolidations. Banknorth, NA operates under the trade name "Peoples Heritage Bank" in Maine, "Bank of New Hampshire" in New Hampshire and "Evergreen Bank" in New York to take advantage of the goodwill associated with the names of these predecessor banks. Banknorth, NA operates under its name elsewhere in its market areas. Through Banknorth, NA Banknorth offers a full range of banking services and products to individuals, businesses and governments throughout its market areas, including commercial, consumer and trust and investment services.

     The executive offices of Banknorth are located at Two Portland Square, Portland, Maine 04112-9540, and its telephone number is (207) 761-8500.

ACQUISITIONS

     Banknorth's profitability and market share have been enhanced in recent years through internal growth and acquisitions of both financial and nonfinancial institutions. In 2001, Banknorth completed the acquisition of Andover Bancorp, Inc. ("Andover"), a multi-bank holding company headquartered in Andover, Massachusetts, and MetroWest Bank ("MetroWest"), a Massachusetts-chartered savings bank headquartered in Framingham, Massachusetts. At October 31, 2001, Andover had total assets of $1.8 billion and total shareholders' equity of $162 million and MetroWest had total assets of $907 million and total shareholders' equity of $62 million. Banknorth issued a total of 16.5 million shares of Banknorth common stock (including shares issuable upon exercise of Banknorth stock options issued in exchange for Andover stock options) in connection with the acquisition of Andover and paid $164.8 million (including amounts paid in consideration for the cancellation of MetroWest stock options) in connection with the acquisition of MetroWest.

     Banknorth continually evaluates acquisition opportunities and frequently conducts due diligence in connection with possible acquisitions. As a result, acquisition discussions and, in some cases, negotiations frequently take place and future acquisitions involving cash, debt or equity securities can be expected. Acquisitions typically involve the payment of a premium over book and market values, and therefore, some dilution of Banknorth's book value and net income per common share may occur in connection with any future transactions. Moreover, acquisitions commonly result in significant one-time charges against earnings, although cost-savings, annually incident to in-market acquisitions, frequently are anticipated.

MANAGEMENT AND ADDITIONAL INFORMATION

     Certain information relating to executive compensation, benefit plans, voting securities and the principal holders thereof, certain relationships and related transactions and other related matters as to Banknorth is incorporated by reference or set forth in Banknorth's annual report on Form 10-K for the year ended December 31, 2001, and is incorporated herein by reference. Shareholders desiring copies of such document may contact Banknorth at its address or telephone number indicated under "Where You Can Find More Information" beginning on page 85.

                           INFORMATION ABOUT IPSWICH

GENERAL

     Ipswich is a Massachusetts corporation and a registered bank holding company under the Bank Holding Company Act of 1956, as amended. Ipswich conducts business from its executive offices and main office in Ipswich, Massachusetts and seven full-service branch offices located in Beverly, Essex, Marblehead, North Andover, Rowley, Reading and Salem, Massachusetts. Ipswich's principal asset is all of the capital stock of Ipswich Savings Bank, a Massachusetts-chartered savings bank which operates under the name Ipswich Bank. The principal business of Ipswich is attracting deposits from the general public and using these deposits to fund the origination of single-family residential loans and, to a lesser extent, home equity loans and commercial real estate loans. At December 31, 2001, Ipswich had consolidated assets of $321.1 million and consolidated shareholders' equity of $15.1 million. Ipswich's executive offices are located at 23 Market Street, Ipswich, Massachusetts 01938, and its telephone number is (978) 356-7777.

MANAGEMENT AND ADDITIONAL INFORMATION

     Certain information relating to executive compensation, benefit plans, voting securities and the principal holders thereof, certain relationships and related transactions and other related matters as to Ipswich is set forth herein or is incorporated by reference from Ipswich's annual report on Form 10-K for the year ended December 31, 2001, a copy of which accompanies this document.

              SUPERVISION AND REGULATION OF BANKNORTH AND IPSWICH

GENERAL

     Banknorth, as a registered bank holding company and financial holding company, and Ipswich, as a registered bank holding company, under the Bank Holding Company Act of 1956, as amended, are subject to the supervision of, and to regular inspection by, the Federal Reserve Board. Banknorth, NA, Banknorth's wholly-owned banking subsidiary, is a national bank subject to regulation, supervision and examination by the Office of the Comptroller of the Currency ("OCC"), and Ipswich Bank, Ipswich's wholly-owned banking subsidiary, is a Massachusetts-chartered bank subject to regulation, supervision and examination by the Commissioner of Banks of the Commonwealth of Massachusetts and the Federal Deposit Insurance Corporation ("FDIC"). The following discussion summarizes certain aspects of those federal banking laws and regulations that affect Banknorth, Ipswich and their subsidiaries.

     As a bank holding company, the activities of Ipswich and those of companies that it controls or in which it holds more than 5% of the voting stock are limited to banking, managing or controlling banks, furnishing services to or performing services for their subsidiaries or any other activity that the Federal Reserve Board had determined to be so closely related to banking or managing or controlling banks as to be a proper incident thereto as of November 11, 1999, the day before the date of enactment of the Gramm-Leach-Bliley Act, discussed under "-- Financial Modernization" on page 57. In making such determinations, the Federal Reserve Board is required to consider whether the performance of such activities by a bank holding company or its subsidiaries can reasonably be expected to produce benefits to the public such as greater convenience, increased competition or gains in efficiency that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices. Generally, bank holding companies such as Ipswich are required to obtain prior approval of the Federal Reserve Board to engage in any new activity or to acquire more than 5% of any class of voting stock of any company. As discussed under "Financial Modernization," the above-discussed limitations are not applicable to bank holding companies which elect to become financial holding companies, such as Banknorth.

     Bank holding companies such as Ipswich and Banknorth are also required to obtain the prior approval of the Federal Reserve Board before acquiring more than 5% of any class of voting stock of any bank that is not already majority owned by the bank holding company. Pursuant to the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Banking and Branching Act"), a bank holding company became able to acquire banks in states other than its home state beginning September 29, 1995, without regard to the permissibility of such acquisitions under state law, but subject to any state requirement that the bank has been organized and operating for a minimum period of time, not to exceed five years, and the requirement that the bank holding company, prior to or following the proposed acquisition, controls no more than 10% of the total amount of deposits of insured depository institutions in the United States and less than 30% of such deposits in that state (or such lesser or greater amount set by state law).

     The Interstate Banking and Branching Act also authorizes banks to merge across state lines, subject to certain restrictions, thereby creating interstate branches. Pursuant to the Interstate Banking and Branching Act, a bank also may open new branches in a state in which it does not already have banking operations if the state enacts a law permitting such de novo branching.

CAPITAL AND OPERATIONAL REQUIREMENTS

     The Federal Reserve Board, the OCC and the FDIC have issued substantially similar risk-based and leverage capital guidelines applicable to U.S. banking organizations. In addition, those regulatory agencies may from time to time require that a banking organization maintain capital above the minimum levels, whether because of its financial condition or actual or anticipated growth. The Federal Reserve Board risk-based guidelines define a three-tier capital framework. "Tier 1 capital" generally consists of common and qualifying preferred shareholders' equity, less certain intangibles and other adjustments. "Tier 2 capital" and "Tier 3 capital" generally consist of subordinated and other qualifying debt, preferred stock that does not qualify as Tier 1 capital and the allowance for credit losses up to 1.25% of risk-weighted assets.

     The sum of Tier 1, Tier 2 and Tier 3 capital, less investments in unconsolidated subsidiaries, represents qualifying "total capital," at least 50% of which must consist of Tier 1 capital. Risk-based capital ratios are calculated by dividing Tier 1 capital and total capital by risk-weighted assets. Assets and off-balance sheet exposures are assigned to one of four categories of risk weights, based primarily on relative credit risk. The minimum Tier 1 capital ratio is 4% and the minimum total capital ratio is 8%. At December 31, 2001, Banknorth's Tier 1 capital and total risk-based capital ratios under these guidelines were 9.59% and 12.23%, respectively, and Ipswich's were 10.35% and 11.56%, respectively.

     The "leverage ratio" requirement is determined by dividing Tier 1 capital by adjusted average total assets. Although the stated minimum ratio is 3%, most banking organizations are required to maintain ratios of at least 100 to 200 basis points above 3%. At December 31, 2001, Banknorth's and Ipswich's leverage ratios were 7.14% and 5.76%, respectively.

     Federal bank regulatory agencies require banking organizations that engage in significant trading activity to calculate a capital charge for market risk. Significant trading activity means trading activity of at least 10% of total assets or $1 billion, whichever is smaller, calculated on a consolidated basis for bank holding companies. Federal bank regulators may apply the market risk measure to other banks and bank holding companies as the agency deems necessary or appropriate for safe and sound banking practices. Each agency may exclude organizations that it supervises that otherwise meet the criteria under certain circumstances. The market risk charge will be included in the calculation of an organization's risk-based capital ratios. Neither Banknorth nor Ipswich is currently subject to this annual capital charge.

     The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), among other things, identifies five capital categories for insured depository institutions (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized) and requires the respective U.S. federal regulatory agencies to implement systems for "prompt corrective action" for insured depository institutions that do not meet minimum capital requirements within such categories. FDICIA imposes progressively more restrictive constraints on operations, management and capital distributions, depending on the category in which an institution is classified. Failure to meet the capital guidelines could also subject a banking institution to capital raising requirements. An "undercapitalized" bank must develop a capital restoration plan and its parent holding company must guarantee that bank's compliance with the plan. The liability of the parent holding company under any such guarantee is limited to the lesser of 5% of the bank's assets at the time it became undercapitalized or the amount needed to comply with the plan. Furthermore, in the event of the bankruptcy of the parent holding company, such guarantee would take priority over the parent's general unsecured creditors. In addition, FDICIA requires the various regulatory agencies to prescribe certain non-capital standards for safety and soundness related generally to operations and management, asset quality and executive compensation and permits regulatory action against a financial institution that does not meet such standards.

     The various federal bank regulatory agencies have adopted substantially similar regulations that define the five capital categories identified by FDICIA, using the total risk-based capital, Tier 1 risk-based capital and leverage capital ratios as the relevant capital measures. Such regulations establish various degrees of corrective action to be taken when an institution is considered undercapitalized. Under the regulations, a "well capitalized" institution must have a Tier 1 capital ratio of at least 6%, a total risk-based capital ratio of at least 10% and a leverage ratio of at least 5% and not be subject to a capital directive order. An "adequately capitalized" institution must have a Tier 1 capital ratio of at least 4%, a total risk-based capital ratio of at least 8% and a leverage ratio of at least 4%, or 3% in some cases. Under these guidelines, each of the banking subsidiaries of Banknorth and Ipswich is considered "well capitalized."

     The Federal bank regulatory agencies also have adopted regulations which mandate that regulators take into consideration concentrations of credit risk and risks from non-traditional activities, as well as an institution's ability to manage those risks, when determining the adequacy of an institution's capital. That evaluation will be made as part of the institution's regular safety and soundness examination. Banking agencies also have adopted final regulations requiring regulators to consider interest rate risk (when the interest rate sensitivity of an institution's assets does not match the sensitivity of its liabilities or its off-balance sheet position) in the determination of a bank's capital adequacy. Concurrently, banking agencies have proposed a methodology for evaluating interest rate risk. The banking agencies do not intend to establish an explicit risk-based capital charge for interest rate risk but will continue to assess capital adequacy for interest rate risk under a risk assessment approach based on a combination of quantitative and qualitative factors and have provided guidance on prudent interest rate risk management practices.

DISTRIBUTIONS

     Banknorth and Ipswich both derive funds for cash distributions to their respective shareholders primarily from dividends received from their respective banking subsidiaries. Each of their banking subsidiaries is subject to various general regulatory policies and requirements relating to the payment of dividends, including requirements to maintain capital above regulatory minimums. The appropriate U.S. federal regulatory authority is authorized to determine under certain circumstances relating to the financial condition of the bank or bank holding company that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof.

     In addition to the foregoing, the ability of Banknorth, Ipswich and their respective banking subsidiaries to pay dividends may be affected by the various minimum capital requirements and the capital and non-capital standards established under FDICIA, as described above. The right of Banknorth, Ipswich and their respective shareholders and creditors to participate in any distribution of the assets or earnings of the respective subsidiaries of Banknorth and Ipswich is further subject to the prior claims of creditors of such subsidiaries.

"SOURCE OF STRENGTH" POLICY

     According to Federal Reserve Board policy, bank holding companies are expected to act as a source of financial strength to each subsidiary bank and to commit resources to support each such subsidiary. This support may be required at times when a bank holding company may not be able to provide such support. Similarly, under the cross-guarantee provisions of the Federal Deposit Insurance Act, in the event of a loss suffered or anticipated by the FDIC -- either as a result of default of a banking or thrift subsidiary of a bank holding company such as Banknorth or Ipswich or related to FDIC assistance provided to a subsidiary in danger of default -- the other banking subsidiaries of such bank holding company may be assessed for the FDIC's loss, subject to certain exceptions.

FINANCIAL MODERNIZATION

     Effective March 11, 2000, the Gramm-Leach-Bliley Act permits bank holding companies to become financial holding companies and thereby affiliate with securities firms and insurance companies and engage in other activities that are financial in nature. A bank holding company may become a financial holding company if each of its subsidiary banks is well capitalized under the FDICIA prompt corrective action provisions, is well managed and has at least a satisfactory rating under the Community Reinvestment Act by filing a declaration with the Federal Reserve Board that the bank holding company seeks to become a financial holding company. No regulatory approval is required for a financial holding company to acquire a company, other than a bank or savings association, engaged in activities that are financial in nature or incidental to activities that are financial in nature, as determined by the Federal Reserve Board.

     The Gramm-Leach-Bliley Act defines "financial in nature" to include securities underwriting, dealing and market making; sponsoring mutual funds and investment companies; insurance underwriting and agency; merchant banking activities; and activities that the Federal Reserve Board has determined to be closely related to banking. A national bank also may engage, subject to limitations on investment, in activities that are financial in nature, other than insurance underwriting, insurance company portfolio investment, real estate development and real estate investment, through a financial subsidiary of the bank, if the bank is well capitalized, well managed and has at least a satisfactory Community Reinvestment Act rating. Subsidiary banks of a financial holding company or national banks with financial subsidiaries must continue to be well capitalized and well managed in order to continue to engage in activities that are financial in nature without regulatory actions or restrictions, which could include divestiture of the financial in nature subsidiary or subsidiaries. In addition, a financial holding company or a bank may not acquire a company that is engaged in activities that are financial in nature unless each of the subsidiary banks of the financial holding company or the bank has a Community Reinvestment Act rating of satisfactory or better.

     Banknorth become a financial holding company under the Bank Holding Company Act effective January 25, 2002, and Banknorth, NA owns financial subsidiaries engaged in insurance brokerage activities throughout Banknorth's market area.

                     DESCRIPTION OF BANKNORTH CAPITAL STOCK

     Banknorth is authorized to issue up to 400,000,000 shares of Banknorth common stock and up to 5,000,000 shares of preferred stock. The capital stock of Banknorth does not represent or constitute a deposit account and is not insured by the FDIC.

     The following description of the Banknorth capital stock does not purport to be complete and is qualified in all respects by reference to Banknorth's articles of incorporation, as amended, and bylaws, the Banknorth shareholder rights plan and the Maine Business Corporation Act.

BANKNORTH COMMON STOCK

     General. Each share of Banknorth common stock has the same relative rights and is identical in all respects with each other share of Banknorth common stock. The Banknorth common stock is not subject to call for redemption and, upon receipt by Banknorth of the shares of Ipswich common stock surrendered in exchange for Banknorth common stock, each share of Banknorth common stock offered hereby will be fully paid and non-assessable.

     Voting Rights. Except as provided in any resolution or resolutions adopted by the Banknorth board of directors establishing any series of Banknorth preferred stock, the holders of Banknorth common stock possess exclusive voting rights in Banknorth. Each holder of Banknorth common stock is entitled to one vote for each share held on all matters voted upon by shareholders, and shareholders are not permitted to cumulate votes in elections of directors.

     Dividends. Subject to the rights of the holders of any series of Banknorth preferred stock, the holders of the Banknorth common stock are entitled to such dividends as may be declared from time to time by the Banknorth board of directors out of funds legally available therefor.

     Preemptive Rights. Holders of Banknorth common stock do not have any preemptive rights with respect to any shares which may be issued by Banknorth in the future; thus, Banknorth may sell shares of Banknorth common stock without first offering them to the then holders of the Banknorth common stock.

     Liquidation. In the event of any liquidation, dissolution or winding up of Banknorth, the holders of the Banknorth common stock would be entitled to receive, after payment of all debts and liabilities of Banknorth, all assets of Banknorth available for distribution, subject to the rights of the holders of any Banknorth preferred stock which may be issued with a priority in liquidation or dissolution over the holders of the Banknorth common stock.

BANKNORTH PREFERRED STOCK

     The Banknorth board of directors is authorized to issue Banknorth preferred stock and to fix and state voting powers, designations, preferences or other annual rights and the qualifications, limitations and restrictions of these shares. The Banknorth preferred stock may be issued in distinctly designated series, may be convertible into Banknorth common stock and may rank prior to the Banknorth common stock as to dividend rights, liquidation preferences, or both.

     The authorized but unissued shares of Banknorth preferred stock, as well as the authorized but unissued and unreserved shares of Banknorth common stock, are available for issuance in future mergers or acquisitions, in a future public offering or private placement or for other general corporate purposes. Except as otherwise required to approve the transaction in which the additional authorized shares of Banknorth preferred stock, as well as Banknorth common stock, would be issued, shareholder approval generally would not be required for the issuance of these shares. Depending on the circumstances, however, shareholder approval may be required pursuant to the requirements for continued listing of the Banknorth common stock on the Nasdaq Stock Market's National Market or the requirements of any exchange on which the Banknorth common stock may then be listed.

BANKNORTH RIGHTS

     Banknorth is party to an amended and restated rights agreement, dated as of July 25, 2000, with American Stock Transfer & Trust Company, as rights agent. The following description of the terms of the Banknorth rights agreement does not purport to be complete and is qualified in its entirety by reference thereto, a copy of which is attached as an exhibit to the Form 8-A/A filed by Banknorth with the Securities and Exchange Commission on July 25, 2000.

     Pursuant to the Banknorth rights agreement, each share of Banknorth common stock has attached to it one preferred stock purchase right (a "Banknorth right"). Each Banknorth right entitles the registered holder to purchase from Banknorth a unit consisting of one-hundredth of a share of Series A Junior

Participating Preferred Stock, par value $.01 per share, of Banknorth at a purchase price of $80, subject to adjustment.

     The Banknorth rights will not separate from the Banknorth common stock, be distributed and become exercisable until a date (the "distribution date") which will occur upon the earlier of:

     - 10 days following a public announcement that a person or group of affiliated or associated persons, other than employee benefit plans of Banknorth (an "acquiring person"), has acquired beneficial ownership of 15% or more of the outstanding shares of Banknorth common stock (the "stock acquisition date"); or

     - 10 business days (or such later date as may be determined by action of the Banknorth board of directors prior to such time as any person becomes an acquiring person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer that would result in a person or group beneficially owning 15% or more of the outstanding shares of Banknorth common stock.

     Until a distribution date, the Banknorth rights will be evidenced by the Banknorth common stock certificates and will be transferred with and only with such Banknorth common stock certificates, and the surrender for transfer of any certificates for Banknorth common stock outstanding also will constitute the transfer of the Banknorth rights associated with the Banknorth common stock represented by such certificate. The Banknorth rights are not exercisable until a distribution date and will expire at the close of business on September 25, 2009, unless earlier redeemed by Banknorth, as described below.

     Unless the Banknorth rights are earlier redeemed or expire in accordance with their terms, in the event that any person or group of affiliated or associated persons, other than employee benefit plans of Banknorth, acquires beneficial ownership of 15% or more of the outstanding shares of Banknorth common stock, each holder of a Banknorth right, other than rights beneficially owned by an acquiring person (which will thereafter be null and void), will thereafter have the right to receive upon exercise that number of shares of Banknorth common stock having a market value of two times the exercise price of the Banknorth right. In addition, unless the Banknorth rights are earlier redeemed or expire in accordance with their terms, in the event that Banknorth is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold after a person or group acquires beneficial ownership of 15% or more of the outstanding shares of Banknorth common stock, each holder of a Banknorth right, other than rights beneficially owned by an acquiring person (which will be null and void), will thereafter have the right to receive that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Banknorth right.

     At any time after a person becomes an acquiring person, Banknorth may exchange all or part of the Banknorth rights (other than Banknorth rights which previously have been voided as set forth above) for shares of Banknorth common stock at an exchange ratio of one share per Banknorth right, as such may be appropriately adjusted to reflect any stock split or similar transaction.

     At any time until 10 days following the stock acquisition date, Banknorth may redeem the Banknorth rights in whole, but not in part, at a price of $.01 per Banknorth right. Immediately upon the action of the Banknorth board of directors ordering redemption of the Banknorth rights, the Banknorth rights will terminate and the only right of the holders of Banknorth rights will be to receive the redemption price.

     The Banknorth rights may have certain anti-takeover effects. The Banknorth rights would cause substantial dilution to a person or group that acquires 15% or more of the outstanding shares of Banknorth common stock if a triggering event thereafter occurs without the Banknorth rights having been redeemed. However, the Banknorth rights should not interfere with any merger or other business combination approved by the Banknorth board of directors because the Banknorth rights are redeemable under certain circumstances.

OTHER PROVISIONS

     The articles of incorporation and bylaws of Banknorth contain a number of provisions that may have the effect of discouraging or delaying attempts to gain control of Banknorth, including provisions: (1) classifying the Banknorth board of directors into three classes to serve for three years with one class being elected annually; (2) authorizing the Banknorth board of directors to fix the size of the Banknorth board of directors between three and 25 directors; (3) authorizing directors to fill vacancies in the Banknorth board of directors; (4) increasing the vote for removal of directors by shareholders; (5) increasing the amount of stock required to be held by shareholders seeking to call a annual meeting of shareholders; and (6) requiring an increased vote of shareholders to approve specified business combinations unless certain price and procedural requirements are met or the Banknorth board of directors approves the business combination in the manner provided therein. The provisions in the bylaws of Banknorth include specific conditions under which (A) persons may be nominated for election as directors of Banknorth at an annual meeting of shareholders; and
(B) business may be transacted at an annual meeting of shareholders.

     In addition to the foregoing, in certain instances the issuance of authorized but unissued shares of Banknorth common stock or Banknorth preferred stock may have an anti-takeover effect by making it more difficult and/or expensive to acquire Banknorth. Sections 611-A and 910 of the Maine Business Corporation Act also may have the same anti-takeover effects. See "Comparison of the Rights of Shareholders -- State Anti-takeover Statutes" below.

TRANSFER AGENT

     The transfer agent and registrar for the Banknorth common stock is American Stock Transfer & Trust Company.

                    COMPARISON OF THE RIGHTS OF SHAREHOLDERS

     Banknorth is a Maine corporation subject to the provisions of the Maine Business Corporation Act and Ipswich is a Massachusetts corporation subject to the provisions of the Massachusetts Business Corporation Law. When the merger is completed, shareholders of Ipswich will become shareholders of Banknorth and their rights as shareholders of Banknorth will be governed by the articles of incorporation and bylaws of Banknorth and the Maine Business Corporation Act.

     THE FOLLOWING SUMMARY IS NOT INTENDED TO BE A COMPLETE STATEMENT OF THE DIFFERENCES AFFECTING THE RIGHTS OF IPSWICH'S SHAREHOLDERS, BUT RATHER SUMMARIZES THE MORE SIGNIFICANT DIFFERENCES AFFECTING THE RIGHTS OF SUCH SHAREHOLDERS AND CERTAIN IMPORTANT SIMILARITIES; THE SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE ARTICLES OF ORGANIZATION AND BYLAWS OF IPSWICH, THE ARTICLES OF INCORPORATION AND BYLAWS OF BANKNORTH AND APPLICABLE LAWS AND REGULATIONS.

AUTHORIZED CAPITAL STOCK

     Ipswich. Ipswich's articles of organization authorize the issuance of up to 12,000,000 shares of Ipswich common stock, $0.10 par value per share, of
which           shares were outstanding as of the record date for the annual meeting, and up to 1,000,000 shares of preferred stock, $0.10 par value per share, of which no shares are issued and outstanding. The Ipswich preferred stock is issuable in series, each series having such rights and preferences as the Ipswich board of directors may fix and determine by resolution.

     Banknorth. Banknorth's articles of incorporation authorize the issuance of up to 400,000,000 shares of Banknorth common stock, $0.01 par value per share, of which 151,220,600 shares were outstanding as of December 31, 2001, and up to 5,000,000 shares of Banknorth preferred stock, $0.01 par value per share, of which no shares are issued and outstanding. The Banknorth preferred stock is issuable in series, each series having such rights and preferences as the Banknorth board of directors may fix and determine by resolution.
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ISSUANCE OF CAPITAL STOCK

     Ipswich. Under the articles of organization of Ipswich and the Massachusetts Business Corporation Law, Ipswich may issue shares of Ipswich capital stock and rights or options for the purchase of shares of capital stock of Ipswich on such terms and for such consideration as may be determined by the Ipswich board of directors. Neither the Massachusetts Business Corporation Law nor Ipswich's articles of organization and bylaws require shareholder approval of any such actions. However, Ipswich is subject to the requirements of the National Association of Securities Dealers, Inc., which generally require corporations, such as Ipswich, with securities which are traded on the Nasdaq National Market to obtain shareholder approval of certain issuances of common stock and most stock compensation plans for directors, officers and key employees. Ipswich also may elect to seek shareholder approval of stock-related compensation plans in certain instances in order to qualify such plans for favorable federal income tax and securities law treatment under current laws and regulations. Holders of Ipswich capital stock do not have preemptive rights with respect to any shares of Ipswich capital stock which may be issued.

     Banknorth. Under the Maine Business Corporation Act, Banknorth may issue shares of Banknorth capital stock and rights or options for the purchase of shares of capital stock of Banknorth on such terms and for such consideration as may be determined by the Banknorth board of directors. Neither the Maine Business Corporation Act nor Banknorth's articles of incorporation and bylaws require shareholder approval of any such actions, except that pursuant to the Maine Business Corporation Act such rights or options to purchase Banknorth capital stock may be issued to directors, officers or employees of Banknorth or its subsidiaries only if the issuance or plan pursuant to which they are issued is approved by the holders of a majority of the outstanding shares of Banknorth capital stock entitled to vote thereon. Banknorth also is subject to the requirements of the National Association of Securities Dealers, Inc., which as noted above generally require corporations, such as Banknorth, with securities which are listed on the Nasdaq Stock Market Inc.'s National Market to obtain shareholder approval of certain issuances of common stock and most stock compensation plans for directors, officers and key employees. Banknorth also may elect to seek shareholder approval of stock-related compensation plans in certain instances in order to qualify such plans for favorable federal income tax and securities laws treatment under current laws and regulations. Holders of Banknorth capital stock do not have preemptive rights with respect to any shares of Banknorth capital stock which may be issued.

VOTING RIGHTS

     Ipswich. Each share of Ipswich common stock is entitled to one vote per share on all matters properly presented at meetings of shareholders of Ipswich, and shareholders of Ipswich do not have the right to cumulate votes in an election of directors.

     Banknorth. Each share of Banknorth common stock is entitled to one vote per share on all matters properly presented at meetings of shareholders of Banknorth, and shareholders of Banknorth do not have the right to cumulate votes in an election of directors.

CLASSIFICATION AND SIZE OF BOARD OF DIRECTORS

     Ipswich. The articles of organization of Ipswich provide that, subject to the rights of the holders of any class or series of Ipswich preferred stock, the number of directors of Ipswich may be fixed by resolution duly adopted from time to time by a vote of two-thirds of the members of the board of directors of Ipswich, provided, however, that if at the time of such action there is an "interested stockholder," such action shall instead require a majority of the "continuing directors" then in office (in each case as such terms are defined in the articles of organization of Ipswich). See "-- Mergers, Consolidations and Sales of Assets" beginning on page 67. Currently the number of directors of Ipswich is seven.

     Pursuant to the articles of organization and bylaws of Ipswich, the Ipswich board of directors, other than those who may be elected by the holders of any class or series of preferred stock, is divided into three classes as nearly equal in number as possible and approximately one-third of the directors are elected annually to serve staggered, three-year terms.
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     Banknorth.  The articles of incorporation of Banknorth provide that the
Banknorth board of directors may increase or decrease the number of directors of Banknorth by resolution, and that the shareholders of Banknorth may increase or decrease the number of directors by the affirmative vote of the holders of at least 67% of the shares entitled to vote generally in an election of directors, provided in each case that the minimum number of directors shall be three and the maximum number of directors shall be 25, and further provided that no decrease in the number of directors shall have the effect of shortening the term of any incumbent director. Currently the number of directors of Banknorth is 14.

     Pursuant to the articles of incorporation and bylaws of Banknorth, the Banknorth board of directors is divided into three classes as nearly equal in number as possible and approximately one-third of the directors are elected annually to serve three-year terms.

DIRECTOR VACANCIES AND REMOVAL OF DIRECTORS

     Ipswich. Any vacancy occurring in the board of directors of Ipswich, including any newly-created directorships resulting from an increase in the number of directors or any vacancy resulting from resignation, removal, death or other cause, may be filled by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum, provided, however, that if at the time of such action there is an "interested stockholder," such action shall require a majority of the "continuing directors" then in office. A director elected to fill such a vacancy shall hold office for the remainder of the full term of the class in which the vacancy occurred or the new directorship was created and until such director's successor has been elected and qualified.

     Pursuant to Ipswich's articles of organization, any director of Ipswich (including persons elected by directors to fill vacancies in the board of directors) may be removed from office, with or without cause, by the affirmative vote of not less than (1) two-thirds of the total votes eligible to be cast by shareholders at a duly constituted meeting of shareholders called expressly for such purpose, or (2) two-thirds of the directors then in office, unless at the time of such removal there shall be an "interested stockholder," in which case the affirmative vote of a majority of the "continuing directors" then in office shall be required for removal of a director by vote of the board of directors. A director is entitled to a 30-day notice prior to any such meeting of shareholders or directors, and if the removal is for cause, the director shall be provided an opportunity to be heard before the shareholders or the board of directors, as applicable.

     Banknorth. Any vacancy occurring in the Banknorth board of directors by reason of an increase in the number of directors may be filled by the Banknorth board of directors, and any directors so chosen shall hold office until the next election of directors by the shareholders of Banknorth. Any other vacancy in the Banknorth board of directors, whether by reason of death, resignation, removal or otherwise, may be filled by the remaining directors of Banknorth, or by a sole remaining director, and any directors so chosen shall hold office until the next election of the class for which such directors shall have been chosen and until their successors are elected and qualified.

     Pursuant to Banknorth's articles of incorporation, directors of Banknorth may be removed, with or without cause, by the holders of two thirds of the votes entitled to vote for directors at a meeting of shareholders called expressly for such purpose. Directors of Banknorth also can be removed by Banknorth for cause in the manner specified in the Maine Business Corporation Act.

DIRECTOR DUTIES

     Ipswich. The board of directors of Ipswich, when evaluating any offer or proposal of any person to (1) make a tender offer or an exchange offer for any equity security of Ipswich, (2) merge or consolidate Ipswich with another person or (3) purchase or otherwise acquire all or substantially all of the properties and assets of Ipswich, may in connection with the exercise of its judgment in determining what is in the best interests of Ipswich and its shareholders, consider the interests of Ipswich's employees, supplies, creditors and customers, the economy of Massachusetts, the regional area and the nation, community and societal considerations and the long-term and short-term interests of Ipswich and its shareholders, including the possibility that these interests may be best served by the continued independence of Ipswich.
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

     Banknorth. Under the Maine Business Corporation Act, directors and officers may, in considering the best interests of the corporation and its shareholders, consider the effects of any action upon employees, suppliers and customers of the corporation, communities in which offices or other establishments of the corporation are located and all other pertinent factors.

CONFLICT OF INTEREST TRANSACTIONS

     Ipswich. The articles of organization of Ipswich provide that no contract or transaction by Ipswich shall be void, voidable or in any way affected by reason of the fact that it is with a person who is in any way interested in Ipswich, whether as a director, officer, shareholder, employee or otherwise, or an entity in which such a person is in any way interested, unless the contract or transaction is entered into in bad faith or in violation of Ipswich's articles of organization.

     Banknorth. The Maine Business Corporation Act generally provides that transactions involving a Maine corporation and an interested director or officer of that corporation are not void or voidable solely because of such director's or officer's interest if: (1) the material facts are disclosed and noted in the minutes and a majority of disinterested directors on the board of directors or a committee thereof authorize, approve or ratify the transaction, (2) the material facts are disclosed and a majority of shares entitled to vote thereon authorize, approve or ratify the transaction, inclusive of any shares owned by or voted under the control of the benefitted director, or (3) the transaction was fair and equitable to the corporation at the time it is authorized or approved and the party asserting the fairness of the transaction establishes fairness.

EXCULPATION OF DIRECTORS AND OFFICERS

     Ipswich. Ipswich's articles of organization provide that no director of Ipswich shall be personally liable to Ipswich or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to Ipswich or its shareholders, (2) for acts or omissions which are not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under certain provisions of the Massachusetts Business Corporation Law dealing with illegal distributions and loans to directors and officers, or (4) with respect to any transaction from which the director derived an improper personal benefit. Ipswich's articles of organization also provide that if the Massachusetts Business Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of each director of Ipswich shall be eliminated or limited to the extent permitted by the Massachusetts Business Corporation Law, as so amended.

     Banknorth. The Maine Business Corporation Act provides that a director of a Maine corporation shall not be held personally liable for monetary damages for failure to discharge any duty as a director unless the director is found not to have acted honestly or in the reasonable belief that the action was in or not opposed to the best interests of the corporation or its shareholders.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Ipswich. The Massachusetts Business Corporation Law generally permits a corporation to indemnify directors, officers, employees and other agents of the corporation to the extent specified in or authorized by the articles of organization or a bylaw adopted by shareholders or otherwise authorized by the directors, provided that no indemnification shall be provided for any person with respect to any matter as to which he or she shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his or her action was in the best interest of the corporation.

     Ipswich's bylaws generally provide that, to the extent permitted by law, Ipswich shall indemnify directors and officers of Ipswich against all liabilities incurred by such persons in connection with any brought or threatened proceeding in which such person is involved by reason of the fact that he or she is or was a director or officer of Ipswich, provided that no indemnification shall be provided to any indemnified person to the extent that such person shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that the action of such person was in the best interest of Ipswich.

     Ipswich's bylaws provide that the right to indemnification also includes the right to be paid by Ipswich for expenses the indemnified person incurs in defending the proceeding in advance of its final disposition, provided that the indemnified party delivers to Ipswich an undertaking to repay all amounts advanced if it is adjudicated or determined that he or she is not entitled to be indemnified under the bylaws or otherwise.

     Banknorth. Under the Maine Business Corporation Act, a corporation may indemnify its directors, officers, employees and agents against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in their capacities as such, provided that no indemnification may be provided with respect to any matter where such person shall have been finally adjudicated (i) not to have acted honestly or in the reasonable belief that such action was in or not opposed to the best interests of the corporation or its shareholders, or (ii) with respect to any criminal action, to have had reasonable cause to believe such conduct was unlawful. A corporation may not indemnify a person with respect to any action or matter by or in the right of the corporation as to which that person is finally adjudicated to be liable to the corporation unless the court in which the action was brought determines that, in view of all the circumstances, that person is fairly and reasonably entitled to indemnity for such amounts as the court deems reasonable. To the extent such person has been successful on the merits or otherwise in defense of such action, that person shall be entitled to indemnification.

     Banknorth's bylaws provide that Banknorth shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of Banknorth to the fullest extent provided by the Maine Business Corporation Act, provided that Banknorth shall not be liable for any amount which may be due to any person in connection with a settlement of any action or proceeding effected without its prior written consent or any action or proceeding initiated by an indemnified person without its prior written consent, other than an action or proceeding seeking indemnification from Banknorth.

     Banknorth's bylaws provide that Banknorth shall pay the expenses incurred by an indemnified person in advance of a final disposition of an action or proceeding upon receipt by Banknorth of (1) a written undertaking by or on behalf of the indemnified person to repay such amount if the indemnified person is ultimately determined not to have acted in the manner required under the Maine Business Corporation Act in order to permit indemnification and (2) a written affirmation by the indemnified person that the person has met the requisite standard of conduct for indemnification.

SPECIAL MEETINGS OF SHAREHOLDERS

     Ipswich. Pursuant to the articles of organization of Ipswich, special meetings of the shareholders of Ipswich may be called only by (1) the board of directors of Ipswich pursuant to a resolution approved by the affirmative vote of a majority of the directors then in office, (2) the chairman of the board,
(3) the president or (4) if there is an "interested stockholder," by the affirmative vote of a majority of the "continuing directors" then in office.

     Banknorth. Special meetings of shareholders of Banknorth may be called by the chairman, the president or a majority of the Banknorth board of directors, and shall be called by the chairman, the president or the clerk upon the written request of the holders of not less than 50% of the issued and outstanding capital stock of Banknorth entitled to vote on the matter for which the meeting is called, voting together as a single class, provided, however, that special meetings of shareholders of Banknorth also may be called by the Superior Court of the State of Maine upon the petition of the holders of not less than 10% of the shares entitled to vote at the meeting.

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SHAREHOLDER NOMINATIONS

     Ipswich. Ipswich's bylaws generally provide that nominations by shareholders of candidates for election as directors must be made in writing and delivered to or received by the secretary of Ipswich not less than 60 days nor more than 150 days prior to the date of the scheduled annual meeting, provided, however, that if less than 70 days' notice or prior public disclosure of the date of the scheduled annual meeting is given or made, notice by the shareholder must be delivered or received not later than the close of business on the tenth day following the earlier of (a) the day on which such notice of the date of the scheduled annual meeting was mailed or (b) the day on which such public disclosure was made. Each such notice shall set forth (a) as to each person whom the shareholder proposes to nominate for election or re-election as a director,
(1) the name, age, business address and residence address of such person, (2) the principal occupation or employment of such person, (3) the class and number of shares of Ipswich's capital stock which are beneficially owned by such person on the date of such shareholder notice and (4) any other information relating to such person that would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission and (b) as to the shareholder giving the notice, (1) the name and address, as they appear on Ipswich's stock transfer books, of such shareholder and of the beneficial owners (if any) of the stock registered in such shareholder's name and the name and address of any other shareholders known by such shareholder to be supporting such nominees and (2) the class and number of shares of Ipswich's capital stock which are beneficially owned by such shareholder and beneficial owners (if any) on the date of such shareholder notice and by any other shareholders known by such shareholder to be supporting such nominees.

     Banknorth. Banknorth's bylaws provide that nominations by shareholders for election as a director must be made in writing and delivered or mailed to the clerk of Banknorth not later than (1) 90 days prior to the anniversary date of the immediately preceding annual meeting, and (2) with respect to an election of directors to be held at a annual meeting of shareholders for the election of directors, the close of business on the tenth day following the date on which notice of such meeting is first given to shareholders. Each such notice shall set forth (1) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (2) a representation that the shareholder is a holder of record of stock of Banknorth entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (3) a description of all arrangements or understandings between the shareholder and each nominee and any other person or person (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (4) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and (5) the consent of each nominee to serve as a director of Banknorth if so elected.

SHAREHOLDER PROPOSALS

     Ipswich. Ipswich's bylaws provide that a proposal by shareholders for submission to a vote of shareholders at an annual meeting must be delivered to or received by the secretary of Ipswich not less than 60 days nor more than 150 days prior to the scheduled annual meeting, provided, however, that if less than 70 days' notice or prior public disclosure of the date of the scheduled annual meeting is given or made, notice by the shareholder must be delivered or received not later than the close of business on the tenth day following the earlier of (a) the day on which such notice of the date of the scheduled annual meeting was mailed or (b) the day on which public disclosure was made. Each such notice shall set forth as to each matter the shareholder proposes to bring before the annual meeting (a) a brief description of the proposal desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and address, as they appear on Ipswich's stock transfer books, of the shareholder proposing such business and of the beneficial owners (if any) of the stock registered in such shareholder's name and the name and address of any other shareholders known by such shareholder to be supporting such proposal, (c) the class and number of shares of Ipswich's capital stock which are beneficially owned by the shareholder and beneficial owners (if any) on the date of such shareholder's

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notice and by any other shareholders known by such shareholder to be supporting such proposal and (d) any financial interest of the shareholder in such proposal.

     Banknorth. Banknorth's bylaws provide that a proposal by shareholders for submission to a vote of shareholders at an annual meeting must be made in writing and delivered or mailed to the clerk of Banknorth not less than 90 days prior to the anniversary date of the immediately preceding annual meeting. A shareholder's notice to the clerk shall set forth as to each matter the shareholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the annual meeting; (b) the name and address, as they appear on Banknorth's books, of the shareholder proposing such business; (c) the class and number of shares of Banknorth which are beneficially owned by the shareholder; and (d) any material interest of the shareholder in such business. Shareholder proposals which are proposed to be included in the proxy statement and form of proxy of Banknorth relating to an annual meeting must be submitted in accordance with the notice and other requirements of Rule 14a-8 under the Securities Exchange Act of 1934.

SHAREHOLDER ACTION WITHOUT A MEETING

     Ipswich. Pursuant to the Massachusetts Business Corporation Law, any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting if all shareholders entitled to vote on the matter consent to the action in writing and the written consents are filed with the records of the meetings of shareholders.

     Banknorth. The bylaws of Banknorth provide that any action to be taken or which may be taken at any annual or annual meeting of shareholders may be taken without a meeting if a consent in writing, setting forth the actions so taken, is given by the holders of all outstanding shares of capital stock of Banknorth entitled to vote thereon.

SHAREHOLDER'S RIGHT TO EXAMINE BOOKS AND RECORDS

     Ipswich. Pursuant to the Massachusetts Business Corporation Law, Ipswich's articles of organization, bylaws, records of meetings of shareholders and stock and transfer records shall be kept in Massachusetts for inspection by shareholders at Ipswich's principal office and/or at an office of its transfer agent, its clerk or its resident agent. Under the statute, Ipswich may refuse to make such books and records available for inspection if the purpose is to secure a list of shareholders or other information for the purpose of selling such list or information or other than in the interest of the shareholder relative to the affairs of Ipswich.

     Banknorth. The bylaws of Banknorth provide that a list of shareholders will be available for inspection by any shareholder entitled to vote for a period of not less than 10 days before and during each meeting of shareholders. The Maine Business Corporation Act provides that a record shareholder of a Maine corporation such as Banknorth who has been such for at least six months or owns of record 10% or more of the corporation's outstanding shares may, for any proper purpose, and subject to the provision, if requested, of specified affidavits, inspect the corporation's books and records of account, minutes of meetings and list or record of shareholders. The Maine Business Corporation Act authorizes a shareholder of a Maine corporation which refuses to permit an authorized inspection to bring a legal action for an order directing the corporation to permit such inspection and, if successful, to be awarded costs and in certain circumstances specified punitive damages.

AMENDMENT OF GOVERNING INSTRUMENTS

     Ipswich. No amendment to the articles of organization of Ipswich generally may be made unless it is first adopted by the affirmative vote of a majority of the board of directors of Ipswich then in office and thereafter approved by the holders of not less than two-thirds of the total votes eligible to be cast at a duly constituted meeting of shareholders, or in the case of the provisions of the articles of organization dealing with name, purpose and capitalization, not less than a majority of the total votes eligible to be cast at a duly constituted meeting of shareholders, provided that if there is an "interested stockholder" at any time within the 60-day period preceding the meeting of shareholders at which the vote thereon is to be taken,
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any such amendment also must be approved by a majority of the "continuing directors" then in office prior to approval by shareholders.

     The articles of organization of Ipswich provide that the bylaws of Ipswich may be adopted, amended or repealed by (1) the affirmative vote of at least two-thirds of the board of directors of Ipswich, provided that if at the time of such action there is an "interested stockholder," the affirmative vote of a majority of the "continuing directors" also shall be required, or (2) the affirmative vote of the holders of at least two-thirds of the total votes eligible to be cast by shareholders at a meeting of shareholders called expressly for such purpose.

     Banknorth. No amendment to the articles of incorporation of Banknorth generally may be made unless it is first adopted by the affirmative vote of a majority of the board of directors of Banknorth then in office and thereafter approved by the holders of at least a majority of all outstanding shares entitled to vote thereon, provided that the affirmative vote of the holders of at least 75% of the shares of Banknorth entitled to vote generally in an election of directors, voting together as a single class, is required to approve any amendment to the provisions in the Banknorth articles of incorporation dealing with preemptive rights, convertible debt securities, actions by shareholders, bylaws, the required vote for business combinations involving a "related person" and amendments to the articles of incorporation unless the amendment is approved by the affirmative vote of at least two thirds of the whole Banknorth board of directors (the total number of directors that Banknorth would have if there were no vacancies) and a majority of the Banknorth directors who are not affiliated with a "related person" (which generally is defined in the articles of incorporation to mean any person which holds 10% or more of the voting shares of Banknorth). In addition, the "fair price" provision in the articles of incorporation of Banknorth may not be amended except in the manner set forth therein. See "-- Mergers, Consolidations and Sales of Assets" below.

     The articles of incorporation of Banknorth provide that the Banknorth board of directors shall have the exclusive power to adopt, amend or repeal the bylaws of Banknorth.

MERGERS, CONSOLIDATIONS AND SALES OF ASSETS

     Ipswich. The Massachusetts Business Corporation Law generally provides that an agreement of merger or consolidation or a sale, lease or exchange of all or substantially all of the property and assets of a Massachusetts corporation such as Ipswich must be approved by the holders of two-thirds of the shares of each class of stock outstanding and entitled to vote thereon, unless a corporation's articles of organization designate a lower percentage (but not less than a majority). The articles of organization and bylaws of Ipswich do not contain provisions which require a specific lower or, except as described below, higher shareholder vote for such transactions.

     Banknorth. The Maine Business Corporation Act generally requires the approval of the Banknorth board of directors and the holders of at least a majority of the outstanding Banknorth common stock for mergers and consolidations in which Banknorth is a participating corporation and for sales of all or substantially all of Banknorth's property and assets.

     The articles of incorporation of Banknorth contain a provision which requires that mergers and certain other business combinations with a "related person," as defined, be approved by the holders of not less than 80% of the outstanding voting stock of Banknorth and an "independent majority of stockholders," as defined, unless certain price and procedural requirements are met or the Banknorth board, including a majority of the "continuing directors," as defined, approves the merger or other business combination in the manner provided therein. A "related person" generally is defined to include any person, firm or entity which is the beneficial owner of 10% or more of the voting shares of Banknorth, and a "continuing director" generally is defined as any director who was a director of Banknorth prior to the time the "related person" became such and who is not an affiliate or associate of a "related person."

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STATE ANTI-TAKEOVER STATUTES

     Ipswich. Under Chapter 110F of the Massachusetts Business Corporation Law, a Massachusetts corporation such as Ipswich is prohibited from engaging in certain business combinations (defined by the statute to include certain mergers and consolidations, dispositions of assets and issuances of securities, as well as certain other transactions) with an interested shareholder (defined by the statute to include holders of 5% or more of the outstanding stock of the corporation) for a period of three years following the date that such shareholder became an interested shareholder, except under certain circumstances, which include prior approval by the board of directors of the business combination or the transaction which resulted in the shareholder becoming an interested shareholder, or subsequent approval of the business combination by the board of directors and by a vote of at least two thirds of the outstanding voting stock which is not owned by the interested shareholder. The statute includes an exception to the prohibitions of the statute if, upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder, the shareholder owned at least 90% of the voting stock of the corporation.

     Under Chapter 110D of the Massachusetts Business Corporation Law, any person (hereinafter, the "acquiror") who makes a bona fide offer to acquire, or acquires, shares of stock of a Massachusetts corporation that, when combined with shares already owned, would increase the acquiror's ownership to at least 20%, 33.33% or a majority of the voting stock of such corporation, must obtain the approval of a majority of shares held by all shareholders except the acquiror and the officers and inside directors of the corporation in order to vote the shares acquired. The statute permits a Massachusetts corporation to elect not to be governed by its provisions by including in its articles of organization or bylaws a provision pursuant to which the corporation "opts out" of the statute. Ipswich has not included such a provision in either its articles of organization or bylaws.

     Banknorth. Section 910 of the Maine Business Corporation Act generally provides shareholders of a Maine corporation which has a class of voting shares registered or traded on a national securities exchange or registered under the Securities Exchange Act of 1934, such as Banknorth, with the right to demand payment of an amount equal to the fair value of each voting share in the corporation held by the shareholder from a person or group of persons which become a "controlling person," which generally is defined to mean an individual, firm or entity (or group thereof) which has voting power over at least 25% of the outstanding voting shares of the corporation. Such a demand must be submitted to the "controlling person" within 30 days after the "controlling person" provides required notice to the shareholders of the acquisition or transactions which resulted in such person or group becoming a "controlling person." Section 910 could be interpreted to provide that a person or group of persons could become a "controlling person" for purposes of such section by soliciting and acquiring revocable proxies to vote at least 25% of the voting shares of a corporation.

     Section 611-A of the Maine Business Corporation Act generally provides that a Maine corporation which has a class of voting stock registered or traded on a national securities exchange or under the Securities Exchange Act of 1934 may not engage in any business combination for five years following an "interested stockholder's" "stock acquisition date" unless the business combination is (1) approved by the corporation's board of directors prior to that "interested stockholder's" "stock acquisition date" or (2) approved, subsequent to that "interested stockholder's" "stock acquisition date," by the board of directors of the Maine corporation and authorized by the holders of a majority of the outstanding voting stock of the corporation not beneficially owned by that "interested stockholder" or any affiliate or associate thereof or by persons who are either directors or officers and also employees of the corporation. An "interested stockholder" is defined to include any person, firm or entity that is directly or indirectly the beneficial owner of 25% or more of the outstanding voting stock of the corporation, other than by reason of a revocable proxy given in response to a proxy solicitation conducted in accordance with the Securities Exchange Act 1934 which is not then reportable on a Schedule 13D under the Securities Exchange Act of 1934, and "stock acquisition date" is defined to mean the date that any person, firm or entity first becomes an "interested stockholder" of that corporation.

DISSENTERS' RIGHTS OF APPRAISAL

     Ipswich. Under the Massachusetts Business Corporation Law, a shareholder of a Massachusetts corporation such as Ipswich generally has the right to dissent from, and obtain payment of the fair value of his shares in the event of, a statutory merger or consolidation, an amendment to the articles of organization which adversely affects the rights of shareholders or a sale, lease or exchange of all or substantially all of a corporation's property and assets, subject in each case to specified procedural requirements. Such appraisal rights are not available when the corporation is to be the surviving corporation and no vote of its shareholders is required for the merger. For a detailed description of the dissenters' rights of shareholders of Ipswich in connection with the merger, see "The Merger -- Dissenters' Rights" beginning on page 50.

     Banknorth. Under the Maine Business Corporation Act, a shareholder of a Maine corporation such as Banknorth generally has the right to dissent from a merger or consolidation in which the corporation is participating or sale of all or substantially all of the assets of the corporation, subject to specified procedural requirements. The Maine Business Corporation Act generally does not confer appraisal rights, however, if the corporation's stock is either (1) registered or traded on a national securities exchange or (2) registered with the Securities and Exchange Commission pursuant to Section 12(g) of the Securities Exchange Act of 1934, as is the Banknorth common stock. Even if a corporation's stock meets the foregoing requirements, however, the Maine Business Corporation Act provides that appraisal rights generally will be permitted if shareholders of the corporation are required to accept for their stock in any merger, consolidation or similar transaction anything other than
(1) shares of the surviving or new corporation resulting from the transaction, or such shares plus cash in lieu of fractional shares, or (2) shares, or shares plus cash in lieu of fractional shares, of any other corporation unless such shares are registered or traded on a national securities exchange or held of record by not less than 2,000 shareholders, or any combination of the foregoing.

SHAREHOLDER RIGHTS PLANS

     Ipswich.  Ipswich has not adopted a shareholder rights plan.

     Banknorth. Banknorth has adopted a shareholder rights plan, which is described under "Description of Banknorth Capital Stock -- Banknorth Rights" beginning on page 58.

                        ELECTION OF DIRECTORS OF IPSWICH
                                 (PROPOSAL TWO)

GENERAL

     Ipswich is governed by a board of directors, currently consisting of seven members. The board of directors of Ipswich is divided into three classes, as nearly equal in number as possible, with the directors in each class generally serving a term of three years and until their successors are elected and qualified. As the term of one class expires, a successor class is elected by the shareholders at the annual meeting for that year. In addition, up to two directors may be elected by vote of a majority of directors then in office.

     The board of directors acts as a nominating committee for the selection of nominees for election as directors. The board of directors has nominated William
E. George and Lawrence J. Pszenny to serve as directors for a three-year term. Messrs. George and Pszenny currently serve as directors of Ipswich.

     Ipswich has no reason to believe that any of the nominees will not be able to serve. In the event that any nominee is unable to serve at the time of the election, the shares represented by the proxy will be voted for the other nominees and may be voted for a substitute for that nominee.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE TWO NOMINEES FOR DIRECTOR SET FORTH ABOVE.

INFORMATION REGARDING DIRECTORS AND NOMINEES

     The following table sets forth certain information (as of the record date for the annual meeting) regarding the current directors of Ipswich and the nominees for director.

NAME                                             AGE    DIRECTOR SINCE*    EXPIRATION OF TERM
----                                             ---    ---------------    ------------------
William M. Craft..............................   60          1992                 2003
Thomas A. Ellsworth...........................   63          1992                 2004
William E. George**...........................   69          1991                 2002
David L. Grey.................................   48          1989                 2003
John H. Morrow................................   69          1990                 2003
Lawrence J. Pszenny**.........................   58          1991                 2002
William J. Tinti..............................   62          1998                 2004

---------------

* Includes service as a trustee of Ipswich Bank prior to its conversion from the mutual to stock form of ownership on May 25, 1993 (the "Conversion") and as a director of Ipswich Bank from the date of the Conversion to the establishment of Ipswich as the holding company of Ipswich Bank on July 1, 1999. All directors of Ipswich are also directors of Ipswich Bank.

** Nominees.

     The principal occupation of each director and nominee for director for at least the past five years is set forth below.

     WILLIAM M. CRAFT is Senior Partner at the Eaton Cummings Group, a strategic planning and management consulting group. From 1973 until 1998, Dr. Craft was associated with Bunker Hill Community College (Boston, Massachusetts), where he served as the Vice President for Planning and Development from 1990 until 1998. Dr. Craft has been a member of the Town of Ipswich Finance Committee since 1976 and served as Chairman from 1986 to 1992. Since April 1996, Dr. Craft has served as a consultant to the American Management Association. He is also a former director of the Ipswich Historical Society.

     THOMAS A. ELLSWORTH was with ITT Sheraton Corporation (Boston, Massachusetts) from 1965 until 1992, serving from 1980 as Senior Vice President and Director of Real Estate. Currently he is a principal of PKF Hospitality Investments (Essex, Massachusetts), a consulting and brokerage firm specializing in hotels and resort real estate. He serves on the Chairman's Committee of the Trustees of Reservations and the Board of Directors of the Essex County Greenbelt and is a Trustee of the Massachusetts Land Conservation Trust.

     WILLIAM E. GEORGE held executive sales and marketing positions throughout his 37-year career in the metal distribution industry. The most extensive part of this service was with the Zurbach Steel Corp. (Salem, New Hampshire), where he served as President and a member of the Board of Directors from 1985 until 1987, when this company was sold. He then served in an advisory and sales capacity both for Zurbach Steel and later for Edgcomb Metals (Nashua, New Hampshire) until his retirement in 1992. Mr. George has been and continues to be involved in many civic activities, both public and private. In 1997, he chose not to run for re-election and retired from the Ipswich Board of Selectmen after 15 years of service, including three years as Chairman of the Board.

     DAVID L. GREY has served as President and Chief Executive Officer of Ipswich since its formation on February 12, 1999 and of Ipswich Bank since November 1989. He joined Ipswich Bank as Executive Vice President and Chief Financial Officer in April 1986 and held that position until elected to his current positions. Previously, Mr. Grey had been employed at First Colonial Bank (Lynn, Massachusetts) from 1982 until 1986, where he served as Vice President, Treasurer and Chief Financial Officer from 1984 to 1986. Mr. Grey is a Corporator with the Boy's Club (Lynn, Massachusetts) and President of the Ipswich Savings Bank Educational Foundation.

     JOHN H. MORROW has been Vice President of Hastings-Tapley Insurance Agency (Cambridge, Massachusetts) since 1984. Mr. Morrow is a past President of the Rotary Club of Ipswich, and has participated in many community activities throughout his career.

     LAWRENCE J. PSZENNY has been the Senior Vice President -- Finance for Bickford's Family Restaurants (Boston, Massachusetts) since April 1993. Prior to that date, he was Vice President -- Finance and Treasurer since 1976. Prior to 1976, Mr. Pszenny practiced as a Certified Public Accountant. Mr. Pszenny's civic and community activities include President, Board of Trustees, Stephen Caldwell Memorial Convalescent Home; Secretary, Board of Trustees, Friends of Caldwell Nursing Home; member, Board of Trustees, Ipswich Public Library; and former member and Chairman, Town of Ipswich Finance Committee. He was also a member of the Town of Ipswich Board of Selectmen from 1979 through 1987.

     WILLIAM J. TINTI has been President of the law firm of Tinti, Quinn, Grover & Frey P.C. (Salem, Massachusetts) since 1982. Prior to that date, Mr. Tinti served as a legislative assistant to Congressman Michael J. Harrington; served as City Solicitor of the City of Salem for nine years; and served as Commissioner of the Massachusetts Historical Commission for six years. Mr. Tinti's civic activities include service on the Board of Overseers of the Peabody-Essex Museum; as Clerk of the Essex National Heritage Commission, Inc.; as Vice President of the Brookhouse Home; on the Executive Committee and Board of Directors of the Salem Partnership; on the Board of Trustees of the North Shore Music Theatre; as Co-Chairman of the North of Boston Regional Center at Salem State College; and on the Steering Committee for North Shore Transportation Corridor Major Investment Study.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

     The business of the board of directors of Ipswich is conducted through regular meetings as well as through committees. The boards of directors of Ipswich and Ipswich Bank jointly met 12 times during 2001. Each incumbent director attended at least 75% of all meetings of Ipswich's board and of Ipswich Bank's board and any committees of the board of directors of which he was a member. The board of directors of Ipswich has an Executive Committee, an Audit Committee, a Compensation Committee, a Strategic Planning Committee and an Asset/Liability Management Committee. Each of these committees also serves as a committee of Ipswich Bank. The board of directors acts as Ipswich's nominating committee. Set forth below is a description of the committees of the board of directors of Ipswich.

     The Executive Committee exercises general control and supervision of all matters pertaining to Ipswich, subject to the direction of the board of directors. The Executive Committee, which meets a minimum of twice each month, consists of directors Pszenny (Chairman), Grey and George. The Executive Committee met 24 times during 2001.

     The Audit Committee reviews internal financial reports prepared by management and financial and auditing reports of the independent auditor. This committee consists of directors Morrow (Chairman), Ellsworth and Pszenny. This committee meets a minimum of four times per year. The Audit Committee met six times during 2001.

     The Compensation Committee reviews compensation issues and also administers Ipswich's stock option plans and recommends the granting of stock options and other awards to persons eligible thereunder. The committee consists of directors Pszenny (Chairman), Grey, Morrow and George. This committee met once during 2001.

     The Strategic Planning Committee reviews the strategic direction of Ipswich, analyzing entry into business lines and branch locations. The committee assesses the financial impact of strategic decisions and reviews the impact in the capital markets. The committee consists of directors Craft (Chairman), Grey, Pszenny and George and Francis Kenney, Senior Vice President, Treasurer and Chief Financial Officer of Ipswich, and Thomas R. Girard, Senior Vice President/Mortgage Originations of Ipswich Bank. It met once in 2001.

     The Asset/Liability Management Committee directs the overall acquisition and use of Ipswich's funds, with the goal of maximizing net interest margins while maintaining reasonable levels of risk. The committee's members are directors Grey and Craft and Messrs. Kenney (Chairman) and Girard. This committee met four times during 2001.

     The board of directors of Ipswich nominates candidates for election as directors. In accordance with Ipswich's bylaws, the board will consider nominees recommended by a shareholder of Ipswich, provided that the shareholder notifies the clerk of Ipswich of the proposed nominee in writing, setting forth certain required information regarding the nominee. Such notification must be made in a timely manner, as set forth in the bylaws. To be timely, such notice must be received by Ipswich not less than 60 nor more than 150 days prior to the scheduled date of the annual meeting of shareholders, or, if less than 70 days' notice or prior public disclosure of the date of the meeting is given or made, within 10 days of public disclosure of the date of the annual meeting. The board of directors of Ipswich may reject any shareholder nomination that is not timely made or does not otherwise satisfy the requirements of Ipswich's bylaws.

COMPENSATION OF DIRECTORS

     Each director receives a retainer of $2,400 per year, payable monthly, and $300 for each board meeting attended. Directors do not receive additional fees for attendance at meetings of Ipswich's board that are held immediately prior to or after a meeting of the Ipswich Bank board of directors. The Executive Committee meets a minimum of twice each month and each member receives a retainer of $11,000 per year (in the case of the Chairman, $13,750), payable monthly, and $375 for each meeting attended. Members of the Audit, Compensation, Strategic Planning and Asset/Liability Management Committees receive $350 for each meeting attended. Ipswich has a deferred compensation plan pursuant to which directors may defer all or a portion of the fees that they receive as committee or board members. Directors who are employees of Ipswich or Ipswich Bank do not receive compensation for their services as directors.

     On January 24, 2001, Ipswich granted options to directors at an exercise price equal to the fair market value of a share of the Ipswich common stock on the date of grant, to replace an equal number of previously granted options that were cancelled by Ipswich on July 21, 2000.

                             MANAGEMENT OF IPSWICH

EXECUTIVE OFFICERS

     The names, ages (as of the record date for the annual meeting) and business experience during at least the last five years of each of the executive officers of Ipswich and Ipswich Bank is set forth below.

     DAVID L. GREY, age 48, is President and Chief Executive Officer and a director of both Ipswich and Ipswich Bank. For biographical information concerning Mr. Grey, see "Election of Directors -- Information Regarding Directors and Nominees" on page 70.

     KENNETH R. BORDEWIECK, age 47, has held the position of Senior Vice President/Operations of Ipswich Bank since April 2001. He joined the Bank in March 2001 as Vice President/Operations. Prior to joining the Bank, Mr. Bordewieck served as Vice President/Retail at the Massachusetts Co-operative Bank from August 1998 to March 2001. Prior to that time, he was Director of Operations at DIRECT Federal Credit Union from 1996 to 1998, and Director of MIS and Secondary Marketing at South Boston Savings Bank from 1993 to 1996.

     PHILIP J. BRYAN, age 37, has held the position of Senior Vice President of Sales and Marketing since joining Ipswich Bank in November of 2001. Prior to joining Ipswich Bank, Mr. Bryan served as Vice President and Senior Marketing Manager for MetroWest Bank from 1999 to 2001. Prior to that time, he was Vice President, Business Development Officer for Citizens Bank in Boston from 1996 to 1999 and Assistant Vice President, Business Development Officer at Bank of Boston from 1994 to 1996.

     MARK E. FOLEY, age 47, has held the position of Senior Vice President of Commercial Lending of Ipswich Bank since December 2000. He joined Ipswich Bank in August of 2000 as Vice President and

Senior Commercial Lender. Prior to joining Ipswich Bank, Mr. Foley served as Vice President and regional commercial lender of Maine Bank & Trust Company from 1998 to 2000. Prior to that time, he was Vice President/Small Business Specialist with KeyBank National Association (successor to Casco Northern Bank) from 1992 to 1998. Mr. Foley serves on the board of the Ipswich Partnership.

     FRANCIS KENNEY, age 43, has held the positions of Senior Vice President, Chief Financial Officer and Treasurer of Ipswich since its formation on February 12, 1999. He has been Senior Vice President and Chief Financial Officer of Ipswich Bank since February 1995 and Treasurer since December 1994. Prior to the latter date, he served as Assistant Vice President and Controller from November 1993 to November 1994. Mr. Kenney is a member of the Boston Chapter of the Institute of Management Accountants. Mr. Kenney currently serves as a director of the Ipswich Savings Bank Educational Foundation.

     All executive officers hold office until the first meeting of the board of directors following the annual meeting of stockholders or special meeting in lieu thereof and until their successors are chosen and qualified, unless, with respect to executive officers other than the President and Treasurer, a shorter term is specified in the vote appointing them.

EXECUTIVE COMPENSATION

     Summary Compensation Table. The following Summary Compensation Table sets forth certain information regarding compensation paid or accrued by Ipswich and Ipswich Bank with respect to the Chief Executive Officer and Ipswich's and Ipswich Bank's most highly compensated officers other than the Chief Executive Officer who served as officers at the end of fiscal 2001 and whose annual compensation exceeded $100,000 for fiscal 2001.

                           SUMMARY COMPENSATION TABLE

                                                                                LONG-TERM           ALL OTHER
                                             ANNUAL COMPENSATION               COMPENSATION      COMPENSATION(1)
                                    -------------------------------------   ------------------   ---------------
                                                           OTHER ANNUAL         SECURITIES
NAME AND PRINCIPAL POSITION  YEAR    SALARY    BONUS(2)   COMPENSATION(3)   UNDERLYING OPTIONS
---------------------------  ----   --------   --------   ---------------   ------------------
David L. Grey............    2001   $239,200   $95,680          --                30,000             $71,691
  President and Chief        2000    230,000    67,620          --                    --              71,564
  Executive Officer of       1999    212,000    84,000          --                50,000              71,564
  Ipswich and Ipswich Bank
Francis Kenney...........    2001     98,800    24,700                             5,000              13,067
  Senior Vice President,     2000     95,000    13,965          --                    --              12,956
  Chief Financial Officer    1999     86,500    17,300          --                10,000               3,075
  and Treasurer of Ipswich
  and Ipswich Bank

---------------

(1) For Mr. Grey in 2001, includes premium on a variable life insurance policy on Mr. Grey's life in the amount of $60,000 (see description under "Retirement Benefit"), payment of life insurance premiums in the amount of $1,680, Ipswich Bank's contribution to Mr. Grey's 401(k) retirement plan in the amount of $5,100 and payment of supplemental disability insurance premiums in the amount of $4,911. For Mr. Kenney in 2001, includes premium on a variable life insurance policy on Mr. Kenney's life in the amount of $10,000 (see "-- Retirement Benefits" below) and Ipswich Bank's contribution to Mr. Kenney's 401(k) retirement plan in the amount of $3,067.

(2) Omitted since amounts are below the threshold required to be disclosed.

     Option Grants. As shown in the table set forth below under the caption "Ten-Year Option/SAR Repricing" and as described under the caption "Compensation Committee Report -- Report on Repricing of Options," on July 19, 2000, Ipswich agreed to grant options to the executive officers named in the

Summary Compensation Table at an exercise price equal to the fair market value of the Ipswich common stock on the date of grant. The grant was conditioned upon the executive officers' entering into an agreement no later than July 21, 2000 to cancel the same number of previously granted options. Each such officer entered into such an agreement and the options were re-granted on January 24, 2001. The cancellation of existing options and the re-grant of new options was previously disclosed in Ipswich's proxy statement for its 2001 annual meeting.

     The following table sets forth certain information regarding stock options granted during the fiscal year ended December 31, 2001 by Ipswich to the executive officers named in the Summary Compensation Table.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                          POTENTIAL
                                                                                      REALIZABLE VALUE
                                                 INDIVIDUAL GRANTS                       AT ASSUMED
                                ---------------------------------------------------    ANNUAL RATES OF
                                NUMBER OF     PERCENT OF                                 STOCK PRICE
                                SECURITIES   TOTAL OPTIONS                            APPRECIATION FOR
                                UNDERLYING    GRANTED TO     EXERCISE                  OPTION TERM(2)
                                 OPTIONS     EMPLOYEES IN      PRICE     EXPIRATION   -----------------
NAME                             GRANTED      FISCAL YEAR    ($/SH)(1)      DATE        5%        10%
----                            ----------   -------------   ---------   ----------   -------   -------
David L. Grey.................    10,389        20.95%       $10.5875     1/24/06     $30,389   $67,152
                                  19,611        39.54%          9.625     1/24/11     118,708   300,828
Francis Kenney................     5,000        10.08%          9.625     1/24/11      30,266    76,699

---------------

(1) Stock options were granted under Ipswich's 1996 Stock Incentive Plan, at an exercise price equal to the fair market value of Ipswich's common stock on the date of the grant except that options to purchase 10,389 shares of Ipswich's common stock were granted to Mr. Grey at an exercise price of 110% of fair market value.

(2) Amounts reported in these columns represent amounts that may be realized upon exercise of the options immediately prior to the expiration of their term assuming the specified compounded rates of appreciation of Ipswich's common stock over the term of the options. These numbers are calculated based on rules promulgated by the Securities and Exchange Commission and do not reflect Ipswich's estimates of future stock price growth. Actual gains, if any, on stock option exercises and common stock holdings are dependent on the timing of such exercise and sale of the shares and the future performance of Ipswich's common stock. There can be no assurances that the rates of appreciation assumed in this table can be achieved or that the amounts shown will be received by the individuals.

     Fiscal Year-End Option Table. The following Fiscal Year-End Option Table sets forth certain information regarding stock options exercised during the fiscal year ended December 31, 2001 and stock options held as of December 31, 2001 by the executive officers named in the Summary Compensation Table:

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                                     VALUE OF UNEXERCISED
                               SHARES                  NUMBER OF UNEXERCISED         IN-THE-MONEY OPTIONS
                              ACQUIRED              OPTIONS AT FISCAL YEAR-END       AT FISCAL YEAR-END(1)
                                 ON       VALUE     ---------------------------   ---------------------------
NAME                          EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                          --------   --------   -----------   -------------   -----------   -------------
David L. Grey...............     0          0         100,000           0          $373,751          --
Francis Kenney..............     0          0          21,000           0            87,875          --

---------------

(1) Value is based on the last sales price of the Ipswich common stock ($13.00) on December 31, 2001 as reported by the Nasdaq National Market, less the applicable option exercise price. These values have not been and may never be realized. Actual gains, if any, on exercise will depend on the value of the Ipswich common stock on the date of the sale of the shares.

                        TEN-YEAR OPTION/SAR REPRICING(1)

                                           NUMBER OF                                                  LENGTH OF
                                           SECURITIES       MARKET        EXERCISE                 ORIGINAL OPTION
                                           UNDERLYING      VALUE AT       PRICE AT                  TERM REMAINING
                                          OPTIONS/SARS     TIME OF        TIME OF        NEW          AT DATE OF
                                          REPRICED OR    REPRICING OR   REPRICING OR   EXERCISE      REPRICING OR
NAME                   DATE                 AMENDED       AMENDMENT      AMENDMENT      PRICE         AMENDMENT
----                   ----               ------------   ------------   ------------   --------   ------------------
David L. Grey........  January 24, 2001      10,389        $10.5875        $12.50      $10.5875   6 years, 10 months
                       January 24, 2001      19,611           9.625         12.50         9.625   6 years, 10 months
Francis Kenney.......  January 24, 2001       5,000           9.625         12.50         9.625   6 years, 10 months

---------------

(1) See discussion under captions "Option Grants" and "Compensation Committee Report -- Report on Repricing of Options." The information set forth in this table was previously disclosed in Ipswich's proxy statement for its 2001 annual meeting.

COMPENSATION COMMITTEE REPORT

     Set forth below is a report that reflects the work of the Compensation Committee, a committee comprised of members of the board of directors of Ipswich. Ipswich's Executive Compensation Program and its stock option plans are administered by the Committee, which is composed of David L. Grey, Lawrence J. Pszenny (Chairman), John H. Morrow and William E. George.

  Executive Compensation Philosophy

     The Committee's philosophy of executive compensation is (i) to provide competitive levels of compensation that integrate pay with the individual executive's performance and Ipswich's annual and long-term performance goals;
(ii) to motivate key executives to achieve strategic business initiatives and reward them for their achievement; (iii) to provide compensation opportunities and benefits which are comparable to those offered by other financial institutions, thus allowing Ipswich to compete for and retain talented executives, who are critical to Ipswich's long-term success; and (iv) to align the interests of key executives with the long-term interests of shareholders in the enhancement of shareholder value through stock option awards that can result in the ownership of Ipswich common stock.

     At present, compensation of Ipswich's Chief Executive Officer (Mr. Grey) and its other executive officers is composed of the following elements: annual base salary, annual performance incentives in the form of cash bonuses and long-term performance incentives in the form of stock option awards under Ipswich's stock option plans.

     Each year the Committee reviews the performance of the Chief Executive Officer and each other executive officer in light of the individual's and Ipswich's overall performance. The specific measure of corporate performance that was evaluated by the Committee in making compensation awards for fiscal 2001 for Messrs. Grey and Kenney was Ipswich's return on stockholders' equity as measured against all publicly held Massachusetts thrifts, including thrifts held in the holding company form of organization (75% of Mr. Grey's cash bonus and 50% of Mr. Kenney's cash bonus is dependent on this measure). Payment of the remaining amount of the bonus is measured against written performance objectives established by the Committee for each individual officer at the beginning of each year.

  Annual Salaries

     The annual base salaries for executives are intended to be competitive with other Massachusetts financial institutions. The Committee reviews management's recommendations regarding annual salary, annual bonuses, and other benefits and incentives as part of its overall planning. With respect to salaries and awards for executive officers, the Committee also consults with the Chief Executive Officer.

  Incentive Programs

     Ipswich's incentive compensation programs combine short-term incentives in the form of cash bonuses and stock-based long-term incentives in the form of awards of stock options. Annual bonuses are intended to recognize and reward individual contributions. Stock options align the interests of executives and shareholders by providing value to the executive when Ipswich's stock price increases. Thus, stock option grants provide an incentive for the executive to manage Ipswich from the perspective of an owner with an equity stake in the business. Stock options are intended to reward officers for long-term appreciation in the value of Ipswich's stock. Individual stock option awards are primarily based upon the recipient's individual performance.

  Compensation of the Chief Executive Officer

     Mr. Grey's compensation for fiscal year 2001 consisted of his annual base salary and a cash bonus. Seventy-five percent of Mr. Grey's cash bonus was based on Ipswich's return on equity as measured against all other publicly-held Massachusetts thrifts (including those held in the holding company form of organization). Mr. Grey's overall compensation was also compared to that of the chief executive officers of similarly sized institutions.

     The Committee received assistance in formulating Mr. Grey's compensation plan by an outside compensation consultant. Based upon a review of compensation at numerous peer institutions and a recommendation by Ipswich's compensation consultant, it was determined that it was appropriate that Mr. Grey continue to be provided with supplemental pension benefits to help replace the defined pension plan that was terminated during 1991 in order to further the recapitalization of Ipswich Bank.

  Compensation of Other Executive Officers

     The 2001 compensation of Ipswich's and Ipswich Bank's other executive officers was based upon the achievement of both Ipswich and individual performance goals. As Senior Vice President, Chief Financial Officer and Treasurer, Mr. Kenney's compensation was based on overall management of the financial function at Ipswich, including management of Ipswich's interest rate risk.

  Report on Repricing of Options

     On July 19, 2000, based on the recommendation of the Compensation Committee, the board of directors agreed to grant options to the executive officers named in the Summary Compensation Table (as well as to certain other employees, officers and directors) at an exercise price equal to the fair market value of a share of the Ipswich common stock on the date of grant. The grant was conditioned upon the executive officers' entering into an agreement no later than July 21, 2000 to cancel the same number of previously granted options which, on the date of cancellation, had an exercise price in excess of the fair market value of Ipswich's common stock. Each such officer entered into such an agreement and the board of directors approved the re-grant of options on January 24, 2001. The Compensation Committee and the board of directors of Ipswich determined that the cancellation and re-grant would provide a continuing incentive for employees, including executive officers, to provide service to Ipswich.

     Compensation Committee: Lawrence J. Pszenny, Chairman
                             David L. Grey
                             John H. Morrow
                             William E. George

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     William E. George, David L. Grey, John H. Morrow and Lawrence J. Pszenny served as members of Ipswich's Compensation Committee during 2001. Messrs. George and Pszenny have no relationships with Ipswich other than their relationship to Ipswich as Directors entitled to the receipt of standard compensation as Directors and members of certain committees of the board of directors and their relationship to Ipswich as shareholders. Mr. Morrow is a Vice President of an insurance agency through with Ipswich purchases some of its insurance. See the discussion under "- Certain Transactions with Management and Others." Mr. Grey is the President and Chief Executive Officer of Ipswich and Ipswich Bank. He does not participate in deliberations involving his own compensation, including the grant of options and other benefits. No person serving on the Compensation Committee or on the board of directors is an executive officer of another entity for which an executive officer of Ipswich serves on the board of directors or on that entity's compensation committee.

AUDIT COMMITTEE REPORT

     The Audit Committee's general role is to assist the board of directors in fulfilling its responsibility of reviewing Ipswich's financial reporting process. The Audit Committee is governed by a charter which specifies, among other things, the scope of its responsibilities and how those responsibilities are performed. The Audit Committee members are "independent" as defined by Nasdaq, the listing standard applicable to Ipswich.

     In the performance of its obligations, the Audit Committee has reviewed and discussed the audited financial statements with management and its independent auditors, Baker Newman & Noyes LLC, and discussed with its independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees." In addition, the Audit Committee received from the auditors disclosures regarding the auditors' independence required by Independence Standard No. 1, "Independence Discussions with Audit Committees," and discussed with Baker Newman & Noyes LLC its independence.

     Based on the above-mentioned review and discussions, the Audit Committee recommended to Ipswich's board of directors that the audited financial be included in Ipswich's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, for filing with the SEC.

     Audit Committee: John H. Morrow, Chairman
                      Thomas A. Ellsworth
                      Lawrence J. Pszenny

PERFORMANCE GRAPH

     The following Performance Graph compares the performance of Ipswich's cumulative shareholder return with that of a broad market index (the S&P 500) and a published industry index (the SNL Securities Thrift Index) for each of the most recent five fiscal years. The cumulative shareholder return for shares of Ipswich common stock and each of the indices is calculated assuming that $100 was invested on January 1, 1997. The performance of the indices is shown on a total return (dividends reinvested) basis. The graph lines merely connect three-month end dates and do not reflect fluctuations between those dates.

                            IPSWICH BANCSHARES, INC.
                            TOTAL RETURN PERFORMANCE

                              (PERFORMANCE GRAPH)

                                                          Period Ending
---------------------------------------------------------------------------------------------------
Index                          12/31/96    12/31/97    12/31/98    12/31/99    12/31/00    12/31/01
---------------------------------------------------------------------------------------------------
 Ipswich Bancshares, Inc.       100.00      278.73      183.50      174.13      166.48      247.17
 S&P 500                        100.00      133.37      171.44      207.52      188.62      166.22
 SNL Thrift Index               100.00      170.16      149.66      122.25      195.21      208.65

EMPLOYMENT AND SEVERANCE AGREEMENTS WITH NAMED EXECUTIVE OFFICERS

     On June 18, 1997, Ipswich Bank entered into a new employment agreement with David L. Grey, which amended and restated his previous employment and severance agreement with Ipswich Bank dated November 13, 1989, as amended September 23, 1992. The agreement was amended and restated as of June 17, 1998 to make certain minor changes and again on May 18, 1999, to reflect the formation of Ipswich as the holding company of Ipswich Bank, among other things. The initial term of the agreement is three years, with the term automatically extended by one day for each day that Mr. Grey is employed by

Ipswich and Ipswich Bank. The agreement provides for an annual base salary that was initially set at $145,000, but is subject to increase from time to time (which increased amount becomes a floor below which Mr. Grey's annual base salary may not fall during the term of the agreement), and certain other benefits, including an automobile allowance and payment of the annual premiums on certain life insurance and supplemental disability insurance policies ("Additional Benefits"). If Mr. Grey terminates his employment for Good Reason (as defined below) or if Ipswich or Ipswich Bank terminates his employment without cause, Mr. Grey will be entitled to a severance benefit equal to three times the sum of (i) Mr. Grey's then current annual base salary, (ii) the highest annual bonus paid to him during the three fiscal years preceding the termination of employment, and (iii) the highest annual payments that Ipswich Bank made to Mr. Grey for Additional Benefits during the three fiscal years preceding the termination of employment. Mr. Grey's current annual base salary is $249,000.

     "Good Reason" is defined in Mr. Grey's employment agreement to include failure of the boards of directors of Ipswich and Ipswich Bank to elect Mr. Grey to the office of President and Chief Executive Officer of Ipswich and Ipswich Bank, respectively, diminution of Mr. Grey's annual base salary, a significant change in the nature or scope of Mr. Grey's responsibilities or an uncured breach by Ipswich Bank of any of the provisions of the agreement. It also includes the following events if they occur within two years following a change in control (as defined in the agreement): failure by Ipswich Bank to continue to provide Mr. Grey with benefits substantially similar to those available to him prior to the change in control; a reasonable determination by Mr. Grey that, as a result of a change in control, he is unable to exercise the responsibilities exercised by him immediately prior to the change in control or that his working conditions have significantly worsened; or the failure of Ipswich Bank to obtain a satisfactory agreement from any successor to assume and agree to perform this agreement. This agreement will be terminated in connection with the merger.

     Ipswich Bank entered into an employment agreement with Francis Kenney on June 18, 1997, which was amended and restated on June 17, 1998 and again on May 18, 1999, to reflect the formation of Ipswich as the holding company of Ipswich Bank, among other things. The initial term of the agreement is 18 months, with the term automatically extended by one day for each day that Mr. Kenney is employed by Ipswich and Ipswich Bank. The agreement provides for an annual base salary that was initially set at $65,000, but is subject to increase from time to time (which increased amount becomes a floor below which Mr. Kenney's annual base salary may not fall during the term of the agreement), and certain other benefits in effect for other senior executive officers. If Mr. Kenney terminates his employment for Good Reason or if Ipswich or Ipswich Bank terminates his employment without cause, Mr. Kenney will be entitled to a severance benefit equal to 150% of the sum of (i) the annual bonus paid to him during the fiscal year preceding the termination of employment and (ii) Mr. Kenney's then current annual base salary. Good Reason has substantially the same meaning in Mr. Kenney's agreement as in Mr. Grey's. Mr. Kenney's current annual base salary is $103,000.

RETIREMENT BENEFITS

     Ipswich Bank has entered into a split dollar agreement with David L. Grey and has established a related insurance trust for the purpose of providing a retirement benefit to Mr. Grey. The agreement was entered into in light of Ipswich Bank's discontinuance of its qualified pension plan as part of its recapitalization efforts in 1991. Pursuant to the agreement, Ipswich Bank has purchased a variable life insurance policy on the life of Mr. Grey, with Mr. Grey as the owner and the beneficiary (the "Policy"). The agreement generally provides that Ipswich Bank will contribute $60,000 to the trust each year until 2020, an amount necessary to permit the trust to pay the premiums due under the policy.

     Although Mr. Grey is the owner of the policy, the trust has the right to receive reimbursement, under certain circumstances, of all or a portion of the premiums paid under the policy, or, if less, the cash surrender value of the policy. Mr. Grey has granted to the trust a collateral assignment in the policy for purposes of such reimbursement. The circumstances under which the Trust would be entitled to receive all of the premium reimbursement include (i) termination of Mr. Grey's employment for "cause"; and (ii) appointment of a conservator or a receiver for Ipswich Bank. "Cause" is defined to include termination only as a result of Mr. Grey's deliberate dishonesty with respect to Ipswich Bank that results in his conviction of a crime. The trust is obligated to pay over to Ipswich Bank any premium reimbursement amounts it receives.

     In the event of termination of Mr. Grey's employment upon retirement or for any other reason except for "cause," Ipswich Bank's obligation to pay premiums shall cease, and the trust is required to release the collateral assignment to Mr. Grey (subject to the trust's right, if any, to receive a premium reimbursement payment as described above). Following such release, Mr. Grey will own the policy free of any lien or encumbrance. In the event of Mr. Grey's death, his beneficiaries would be entitled to receive a death benefit under the policy of approximately $1.5 million, subject to the trust's right to receive the portion of the premium reimbursement, if any, that it would otherwise be entitled to receive.

     In the event of a change-in-control, which would include the merger of Ipswich with and into Banknorth, Ipswich Bank (or its successor) is obligated to make an irrevocable contribution to the trust in an amount equal to the discounted value of future premiums under the policy from the date of the change in control until December 31, 2020.

     For a description of the manner in which the merger would affect the above-described agreements, see "The Merger-Interests of Certain Persons in the Merger," beginning on page 40.

     Ipswich Bank has also entered into a split dollar agreement with Francis Kenney for the purpose of providing a retirement benefit to Mr. Kenney. Pursuant to the agreement, Ipswich Bank has purchased a variable life insurance policy on the life of Mr. Kenney, with Mr. Kenney as the owner and the beneficiary. The agreement generally provides for an annual premium payment to be made by Ipswich Bank during the term of Mr. Kenney's employment and any period during which Ipswich Bank is obligated to provide Mr. Kenney with fringe benefits. The premiums paid by Ipswich Bank are allocated between Mr. Kenney and Ipswich Bank. Mr. Kenney's share is an amount equal to the value of the personal death benefit as determined under IRS rules and is paid by Ipswich Bank as agent for Mr. Kenney and charged to Mr. Kenney as cash compensation.

     Although Mr. Kenney is the owner of his policy, Ipswich Bank has the right to receive reimbursement, under certain circumstances, of all or a portion of the premiums paid under the policy (not including Mr. Kenney's share), or, if less, the cash surrender value of the policy, and also is entitled to receive a portion of the death benefit payable upon Mr. Kenney's death. Mr. Kenney has granted to Ipswich Bank a collateral assignment in the policy for purposes of such reimbursement. Ipswich Bank would be entitled to receive all of the premiums (not including Mr. Kenney's share) if Mr. Kenney's employment were terminated for "cause." "Cause" is defined to include conviction of a crime associated with Ipswich Bank's business or a determination of a vote of 75% of the board of directors that Mr. Kenney has willfully failed to perform reasonably assigned tasks.

     If Mr. Kenney's employment is terminated prior to October 2, 2003, Mr. Kenney is obligated to pay to Ipswich Bank a percentage of the premiums paid by Ipswich Bank, minus Mr. Kenney's share. Ipswich Bank's right to recover a portion of the premiums (but not its right to receive a portion of the death benefit) terminates upon a change-in-control of Ipswich Bank.

RETIREMENT PLAN

     Ipswich Bank maintains a 401(k) retirement plan with the Savings Bank Employees Retirement Association of Massachusetts. Any employee of Ipswich Bank who has attained the age of 21 and has worked for Ipswich Bank for ninety continuous days may join the plan. A participant may contribute up to 15% of salary, subject to an annual dollar limitation which is adjusted yearly. Contributions by highly compensated employees as defined under the plan are subject to other limits under Federal law. Ipswich Bank will match 50% of any participant's contribution to a maximum of 3% of such participant's salary after one continuous year of service.

CERTAIN TRANSACTIONS WITH MANAGEMENT OF IPSWICH AND OTHERS

     Some of the directors and principal officers of Ipswich and Ipswich Bank, as well as members of their immediate families and companies, organizations, trusts and other entities with which they are associated are, or during 2001 were, customers of Ipswich Bank in the ordinary course of business or had loans outstanding from Ipswich Bank during 2001, including loans of $60,000 or more. It is anticipated that such persons and their associates will continue to be customers of and indebted to Ipswich Bank in the future. All such loans were made in the ordinary course of business, did not involve more than normal risk of collectibility or present other unfavorable features, were made on substantially the same terms, including interest rates and collateral, as prevailed at the same time for comparable transactions with unaffiliated persons and, when required by law, were approved by the board of directors prior to closing. All loans to directors, executive officers or their associates at December 31, 2001 have performed in accordance with their original terms.

     Ipswich Bank employs the law firm of Tinti, Quinn, Grover & Frey P.C. for real estate conveyancing and other legal work. William Tinti, a director of Ipswich and Ipswich Bank, is President of the law firm. Mr. Tinti has estimated that, in 2001, the firm received legal fees of approximately $56,606 in connection with legal work it handled for Ipswich Bank, including fees paid directly by Ipswich Bank and fees paid by borrowers in connection with real estate closings.

     Ipswich purchases some of its insurance through Hastings Tapley Insurance Agency, of which John Morrow, a director of Ipswich, is a Vice President. Ipswich paid approximately $15,315 to the insurance agency in 2001 for insurance premiums.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires Ipswich's officers and directors, and persons who own more than 10% of a registered class of Ipswich's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors, and greater-than-10% shareholders are required by Commission regulations to furnish Ipswich with copies of all Section 16(a) forms they file.

     Based solely on review of copies of such forms furnished to Ipswich, Ipswich believes that during 2000 all Section 16(a) filing requirements applicable to its officers, directors, and greater-than-10% beneficial owners were complied with.

                       ADJOURNMENT OF THE ANNUAL MEETING
                                (PROPOSAL THREE)

     In the event that there are not sufficient votes to constitute a quorum or approve the adoption of the merger agreement at the time of the annual meeting, the merger agreement could not be approved unless the meeting were adjourned to a later date or dates in order to permit further solicitation of proxies. In order to allow proxies that have been received by Ipswich at the time of the annual meeting to be voted for an adjournment, if necessary, Ipswich has submitted the question of adjournment to its shareholders as a separate matter for their consideration. The board of directors of Ipswich unanimously recommends that shareholders vote "FOR" the adjournment proposal. If it is necessary to adjourn the annual meeting, no notice of the adjourned meeting is required to be given to shareholders, other than an announcement at the annual meeting of the hour, date and place to which the annual meeting is adjourned, if the annual meeting is adjourned for less than 30 days.

                   INFORMATION CONCERNING AUDITORS OF IPSWICH

     The board of directors has not yet selected an independent accountant to audit Ipswich's financial statements for the current fiscal year. The Audit Committee intends to meet in May 2002 to recommend to the board of directors of Ipswich the selection of Ipswich's independent auditor for the 2002 fiscal year.

     The firm of Baker Newman & Noyes LLC served as Ipswich's auditors during the past fiscal year. A representative of Baker Newman & Noyes LLC is expected to be present at the annual meeting and will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

  Audit Fees

     The aggregate fees billed by Baker, Newman & Noyes LLC for professional services rendered for the audit of Ipswich's annual financial statements for the fiscal year ended December 31, 2001 and for the reviews of the financial statements included in Ipswich's Quarterly Reports on Form 10-Q for that fiscal year were $77,190.

  Financial Information Systems Design And Implementation Fees

     Baker Newman & Noyes LLC did not render any professional services to Ipswich for information technology services relating to financial information systems design and implementation for the fiscal year ended December 31, 2001.

  All Other Fees

     Baker Newman & Noyes LLC did not render any professional for services to Ipswich during the fiscal year ended December 31, 2001 other than the services described above under "Audit Fees."

               CERTAIN BENEFICIAL OWNERS OF IPSWICH COMMON STOCK

     The following table sets forth certain information as of the record date for the annual meeting regarding (i) each person known by Ipswich to own beneficially more than 5% of Ipswich's common stock, (ii) each director and each nominee for director, (iii) the executive officers named in the Summary Compensation Table, and (iv) all directors and executive officers of Ipswich as a group. Except as otherwise indicated in the footnotes to the table, the beneficial owners have sole voting and investment power as to all shares beneficially owned by them.

                                                             AMOUNT AND NATURE
                                                               OF BENEFICIAL     PERCENT
NAME AND ADDRESS                                               OWNERSHIP(1)      OF CLASS
----------------                                             -----------------   --------
David L. Grey..............................................       341,558(2)       16.8%
  c/o Ipswich Savings Bank
  23 Market Street
  Ipswich, Massachusetts 01938
Polaris Capital Management, Inc. ..........................       126,500(3)        6.2
  125 Summer Street
  Boston, Massachusetts 02110
William M. Craft...........................................        29,825(4)        1.5
Thomas A. Ellsworth........................................         8,000(5)        0.4
William E. George..........................................        65,300(6)        3.4
Francis Kenney.............................................        34,482(7)        1.8
John H. Morrow.............................................         7,720(8)        0.4
Lawrence J. Pszenny........................................        72,500(9)        3.7
William J. Tinti...........................................        30,000(10)       1.6
All executive officers and directors as a group (11
  persons).................................................       599,762(11)      28.5

---------------

 (1) For purposes of this table, a person is deemed to be the beneficial owner of any shares of Ipswich common stock if he has or shares voting power or investment power with respect to such shares, or has the right to acquire beneficial ownership of such shares at any time within 60 days of the date of this table.

 (2) Includes 35,983 shares held by Mr. Grey's IRA, 105,808 shares held jointly with his wife, 50,740 shares held by his wife, 25,921 shares held by his wife in her IRA, 1,350 shares held by his wife as custodian for their two daughters, 21,756 shares held in his 401(k) retirement plan, and 100,000 shares subject to currently exercisable options.

 (3) Ipswich has received a Schedule 13G, dated March 4, 1999, which states that Polaris Capital Management, Inc., a registered investment adviser, beneficially owns 142,500 shares of Ipswich common stock in its capacity as investment advisor to certain institutional and individual investors who have purchased the shares. The Schedule 13G states that Polaris Capital Management, Inc. has sole voting and dispositive power over these shares. Ipswich has been advised that Polaris Capital sold 16,000 shares of Ipswich common stock on January 24, 2001.

 (4) Includes 10,325 shares held by Dr. Craft's IRA, 8,500 shares owned jointly with his wife, and 2,000 shares held jointly with each of two sons (4,000 shares total) and 7,000 shares subject to currently exercisable options.

 (5) Includes 7,000 shares subject to currently exercisable options. Does not include 2,891 stock units allocated to Mr. Ellsworth's account pursuant to Ipswich's deferred compensation plan for directors.

 (6) Includes 50,000 shares held by Mr. George's IRA, 300 shares owned by his wife and 15,000 shares subject to currently exercisable options.

 (7) Includes 11,150 shares owned by Mr. Kenney's wife, 2,332 shares held in Mr. Kenney's 401(k) retirement plan and 21,000 shares subject to currently exercisable options.

 (8) Includes 720 shares owned jointly by Mr. Morrow with his wife and 7,000 shares subject to currently exercisable options. Does not include 2,336 stock units allocated to Mr. Morrow's account pursuant to Ipswich's deferred compensation plan for directors.

 (9) Includes 35,500 shares owned jointly by Mr. Pszenny with his wife, 3,000 shares held by his IRA, 1,000 shares held by his wife, 1,000 shares held as custodian for his minor child, 2,000 shares owned by his children, as to which shares Mr. Pszenny disclaims beneficial ownership, and 9,000 shares subject to currently exercisable options. Does not include 3,044 stock units allocated to his account pursuant to Ipswich's deferred compensation plan for directors.

(10) Includes 25,000 shares held by Mr. Tinti's IRA and 5,000 shares subject to currently exercisable options.

(11) Includes 173,637 shares subject to currently exercisable options held by all directors and executive officers as a group.

                                 LEGAL OPINION

     The validity of the Banknorth common stock to be issued in the merger will be passed upon for Banknorth by Elias, Matz, Tiernan & Herrick L.L.P., Washington, D.C.

                                    EXPERTS

     The consolidated financial statements of Banknorth as of December 31, 2001 and 2000, and for each of the years in the three-year period ended December 31, 2001 incorporated by reference herein from Banknorth's annual report on Form 10-K for the year ended December 31, 2001 have been so incorporated in reliance on the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of Ipswich as of December 31, 2001 and 2000, and for each of the years in the three-year period ended December 31, 2001 incorporated by reference herein from Ipswich's annual report on Form 10-K for the year ended December 31, 2001 have been so incorporated in reliance upon the report of Baker Newman & Noyes, LLC, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                     PROPOSALS FOR THE 2003 ANNUAL MEETING

     Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, the deadline for the submission of proposals by shareholders for inclusion in the proxy statement and form of proxy to be used by Ipswich in connection with the next annual meeting of shareholders of Ipswich, which will be held only if the
merger is not consummated before the time of such meeting, is           , 2002.
In addition, Ipswich's bylaws provide that any director nominations and new matters submitted by shareholders must be filed with the Clerk of Ipswich not less than 60 days nor more than 150 days before the date of such meeting. For
next year's annual meeting, the deadline for submission of notice is           ,
2003. Any such nominations or proposals should be mailed to: Clerk, Ipswich Bancshares, Inc., 23 Market Street, Ipswich, Massachusetts 01938.

                      WHERE YOU CAN FIND MORE INFORMATION

     Each of Banknorth and Ipswich files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, proxy statements or other information filed by Banknorth and Ipswich at the Commission's public reference rooms at the following locations in Washington, D.C., New York, New York and Chicago, Illinois.

Public Reference Room           Chicago Regional Office         Seven World Trade Center
Judiciary Plaza                 Citicorp Center                 13th Floor
Room 1024                       500 West Madison Street         New York, New York 10048
450 Fifth Street, N.W.          Suite 1400
Washington, D.C. 20549          Chicago, Illinois 60661

     You can request copies of these documents, upon payment of a duplicating fee, by writing to the Commission. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the Commission's public reference rooms. Banknorth's and Ipswich's Commission filings are also available to the public from document retrieval services and at the Commission's Internet website (http://www.sec.gov).

     Banknorth has filed with the Commission a registration statement on Form S-4 under the Securities Act and the rules and regulations thereunder. This document is a part of that registration statement. As permitted by the Commission's rules, this document does not contain all of the information you can find in the registration statement. The registration statement is available for inspection and copying as set forth above.

     The Commission allows Banknorth and Ipswich to "incorporate by reference" into this document, which means that Banknorth and Ipswich can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is considered to be part of this document, except for any information superseded by information contained in later filed documents incorporated by reference in this document. Each of Banknorth and Ipswich incorporates by reference the respective documents filed by them with the Commission listed below and any future filings made by it with the Commission before the annual meeting under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934.

BANKNORTH SEC FILINGS (FILE NO. 000-16947)                 PERIOD/DATE
------------------------------------------                 -----------
Annual Report on Form 10-K...............   Year ended December 31, 2001
Current Reports on Form 8-K..............   Filed on January 22, 2002 and February 22
                                            and 28, 2002

IPSWICH SEC FILINGS (FILE NO. 000-26663)                  PERIOD/DATE
----------------------------------------                  -----------
Annual Report on Form 10-K...............  Year ended December 31, 2001
Current Report on Form 8-K...............  Filed on February 28, 2002

     You may request a copy of documents incorporated by reference in this document but not otherwise accompanying this document, at no cost, by writing or telephoning the appropriate company at the following addresses:

Banknorth Group, Inc.                      Ipswich Bancshares, Inc.
P.O. Box 9540                              23 Market Street
Two Portland Square                        Ipswich, Massachusetts 01938
Portland, Maine 04112-9540                 Attention: Mariell Lyons
Attention: Brian S. Arsenault              (978) 356-7777
(207) 761-8517

     To obtain timely delivery, you should request desired information no later than five business days prior to the date of the annual meeting, or by
          , 2002.

     Accompanying this document is Ipswich's Annual Report to Stockholders for the year ended December 31, 2001. This document includes Ipswich's Annual Report on Form 10-K for the year ended December 31, 2001 (excluding exhibits), as filed with the Commission.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS DOCUMENT. NEITHER BANKNORTH NOR IPSWICH HAS AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM THAT WHICH IS CONTAINED IN THIS DOCUMENT. MOREOVER, NEITHER BANKNORTH NOR IPSWICH IS MAKING AN OFFER TO SELL OR SOLICITING AN OFFER TO BUY ANY SECURITIES OTHER THAN THE BANKNORTH COMMON STOCK TO BE ISSUED BY BANKNORTH IN THE MERGER, AND NEITHER BANKNORTH NOR IPSWICH IS MAKING AN OFFER OF SUCH SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS DOCUMENT SPEAKS ONLY AS OF ITS DATE UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.

                                                                         ANNEX I

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                         DATED AS OF FEBRUARY 26, 2002

                                    BETWEEN

                             BANKNORTH GROUP, INC.,

                                      AND

                            IPSWICH BANCSHARES, INC.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                        I

                               TABLE OF CONTENTS

                                                                      PAGE NO.
                                                                      --------
                                   RECITALS

                                  ARTICLE I
                             CERTAIN DEFINITIONS
1.01.  Certain Definitions.........................................      I-1

                                  ARTICLE II
                                  THE MERGER
2.01.  The Merger..................................................      I-5
2.02.  Effective Date and Effective Time; Closing..................      I-6

                                 ARTICLE III
               CONSIDERATION; ELECTION AND EXCHANGE PROCEDURES
3.01.  Conversion of Shares........................................      I-6
3.02.  Election Procedures.........................................      I-7
3.03.  Exchange Procedures.........................................      I-9
3.04.  Rights as Shareholders; Stock Transfers.....................     I-10
3.05.  No Fractional Shares........................................     I-11
3.06.  Dissenting Shares...........................................     I-11
3.07.  Anti-Dilution Provisions....................................     I-11
3.08.  Withholding Rights..........................................     I-11
3.09.  Company Options.............................................     I-11
3.10.  Stock Units.................................................     I-12

                                  ARTICLE IV
                         ACTIONS PENDING ACQUISITION
4.01.  Forbearances of the Company.................................     I-13
4.02.  Forbearances of Parent......................................     I-15

                                  ARTICLE V
                        REPRESENTATIONS AND WARRANTIES
5.01.  Disclosure Schedules........................................     I-15
5.02.  Standard....................................................     I-15
5.03.  Representations and Warranties of the Company...............     I-15
5.04.  Representations and Warranties of Parent....................     I-25

                                  ARTICLE VI
                                  COVENANTS
6.01.  Reasonable Best Efforts.....................................     I-29
6.02.  Shareholder Approval........................................     I-29
6.03.  Registration Statement......................................     I-29
6.04.  Regulatory Filings..........................................     I-30
6.05.  Press Releases..............................................     I-31
6.06.  Access; Information.........................................     I-31
6.07.  Affiliates..................................................     I-32
6.08.  Acquisition Proposals.......................................     I-32
6.09.  Certain Policies............................................     I-32
6.10.  Nasdaq Listing..............................................     I-33

                                                                      PAGE NO.
                                                                      --------
6.11.  Indemnification.............................................     I-33
6.12.  Benefit Plans...............................................     I-34
6.13.  Bank Merger.................................................     I-35
       Termination Agreement; Employment and Noncompetition
6.14.  Agreement...................................................     I-35
6.15.  Notification of Certain Matters.............................     I-35

                                 ARTICLE VII
                   CONDITIONS TO CONSUMMATION OF THE MERGER
       Conditions to Each Party's Obligation to Effect the
7.01.  Merger......................................................     I-35
7.02.  Conditions to Obligation of the Company.....................     I-36
7.03.  Conditions to Obligations of Parent.........................     I-37

                                 ARTICLE VIII
                                 TERMINATION
8.01.  Termination.................................................     I-37
8.02.  Effect of Termination and Abandonment.......................     I-38

                                  ARTICLE IX
                                MISCELLANEOUS
9.01.  Survival....................................................     I-38
9.02.  Waiver; Amendment...........................................     I-38
9.03.  Counterparts................................................     I-39
9.04.  Governing Law...............................................     I-39
9.05.  Expenses....................................................     I-39
9.06.  Notices.....................................................     I-39
9.07.  Entire Understanding; No Third Party Beneficiaries..........     I-40
9.08.  Severability................................................     I-40
9.09.  Enforcement of the Agreement................................     I-40
9.10.  Interpretation..............................................     I-40
9.11.  Assignment..................................................     I-40
9.12.  Alternative Structure.......................................     I-40

ANNEX A    Form of Shareholder Agreement...........................     I-42
ANNEX B    Form of Stock Option Agreement..........................     *
ANNEX C    Termination Agreement by and among Banknorth, the
           Company, the Company Bank, Eastern Bank, as Trustee, and
           David L. Grey...........................................     *
ANNEX D   Employment and Noncompetition Agreement between Banknorth
          and David L. Grey........................................     *

---------------
* Form of agreement not included herewith. See Annexes II and III to the prospectus/proxy statement.

     AGREEMENT AND PLAN OF MERGER, dated as of February 26, 2002 (this "Agreement"), between Banknorth Group, Inc. ("Parent") and Ipswich Bancshares, Inc. (the "Company").

                                    RECITALS

     A. The Company. The Company is a Massachusetts corporation, having its principal place of business in Ipswich, Massachusetts.

     B. Parent. Parent is a Maine corporation, having its principal place of business in Portland, Maine.

     C. Intention of the Parties. It is the intention of the parties to this Agreement that the Merger provided for herein be treated as a "reorganization" under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

     D. Board Action. The respective Boards of Directors of each of Parent and the Company have determined that it is in the best interests of their respective companies and their shareholders to consummate the Merger provided for herein.

     E. Shareholder Agreements. As a material inducement to Parent to enter into this Agreement, and simultaneously with, the execution of this Agreement, each Shareholder (as defined herein) is entering into an agreement, in the form of Annex A hereto (collectively, the "Shareholder Agreements") pursuant to which they have agreed, among other things, to vote their shares of Company Common Stock in favor of this Agreement.

     F. Stock Option Agreement. As a material inducement to the willingness of Parent to consummate the transactions contemplated by this Agreement, the Company is simultaneously entering into the Stock Option Agreement, substantially in the form of Annex B hereto (the "Stock Option Agreement"), pursuant to which the Company will grant to Parent an option to acquire shares of Company Common Stock.

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein the parties agree as follows:

                                   ARTICLE I

                              CERTAIN DEFINITIONS

     1.01. Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:

          "Acquisition Proposal" has the meaning set forth in Section 6.08.

          "Agreement" means this Agreement, as amended or modified from time to time in accordance with Section 9.02.

          "Articles of Merger" has the meaning set forth in Section 2.02.

          "Bank Insurance Fund" means the Bank Insurance Fund maintained by the FDIC.

          "Bank Merger Agreement" has the meaning set forth in Section 6.13.

          "Bank Merger" has the meaning set forth in Section 6.13.

          "Benefit Plans" has the meaning set forth in Section 5.03(m).

          "Business Day" means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. Government or any day on which banking institutions in the State of Maine or the Commonwealth of Massachusetts are authorized or obligated to close.

          "Certificate" means any certificate which immediately prior to the Effective Time represented shares of Company Common Stock.

          "Closing" and "Closing Date" have the meanings set forth in Section 2.02(b).

          "Code" has the meaning set forth in the recitals to this Agreement.

          "Community Reinvestment Act" means the Community Reinvestment Act of 1977, as amended.

          "Company" has the meaning set forth in the preamble to this Agreement.

          "Company Affiliates" has the meaning set forth in Section 6.07.

          "Company Articles" means the Articles of Organization of the Company.

          "Company Bank" means Ipswich Savings Bank.

          "Company Board" means the Board of Directors of the Company.

          "Company Bylaws" means the Bylaws of the Company.

          "Company Common Stock" means the common stock, $0.10 par value per share, of the Company.

          "Company Deferred Compensation Plan" means the Deferred Compensation Plan for Directors of the Company.

          "Company Group" means any "affiliated group" (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that includes the Company and its Subsidiaries or any predecessor of or any successor to the Company (or to another such predecessor or successor).

          "Company Loan Property" has the meaning set forth in Section 5.03(o).

          "Company Meeting" has the meaning set forth in Section 6.02.

          "Company Preferred Stock" means the preferred stock, $0.10 par value per share, of the Company.

          "Company Stock" means, collectively, the Company Common Stock and the Company Preferred Stock.

          "Company Options" means the options to acquire Company Common Stock issued under the Company Stock Option Plans.

          "Company Regulatory Authorities" has the meaning set forth in Section 5.03(i).

          "Company Stock Option Plans" means (i) the Company 1992 Incentive and Non-qualified Stock Option Plan, (ii) the Company 1996 Stock Incentive Plan and (iii) the Company 1998 Stock Incentive Plan.

          "Company Units" means stock units which are issued under the Company Deferred Compensation Plan.

          "Depositors Insurance Fund" means the Depositors Insurance of the Commonwealth of Massachusetts.

          "Derivatives Contract" has the meaning set forth in Section 5.03(q).

          "Disclosure Schedule" has the meaning set forth in Section 5.01.

          "Dissenting Shares" has the meaning set forth in Section 3.06.

          "Effective Date" has the meaning set forth in Section 2.02(a).

          "Effective Time" has the meaning set forth in Section 2.02(a).

          "Election Deadline" has the meaning set forth in Section 3.02(b).

          "Employees" has the meaning set forth in Section 5.03(m).

          "Environmental Laws" has the meaning set forth in Section 5.03(o).

          "Equal Credit Opportunity Act" means the Equal Credit Opportunity Act, as amended.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "ERISA Affiliate" has the meaning set forth in Section 5.03(m)(iii).

          "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

          "Exchange Agent" has the meaning set forth in Section 3.02(a).

          "Exchange Ratio" has the meaning set forth in Section 3.01(c)(1)(i), subject to adjustment pursuant to Sections 3.02(f) and 3.07.

          "Fair Housing Act" means the Fair Housing Act, as amended.

          "FDIC" means the Federal Deposit Insurance Corporation.

          "Federal Reserve Act" means the Federal Reserve Act, as amended.

          "Federal Reserve Board" means the Board of Governors of the Federal Reserve System.

          "GAAP" means generally accepted accounting principles.

          "Governmental Authority" means any federal, state or local court, administrative agency or commission or other governmental authority or instrumentality.

          "Hazardous Substance" has the meaning set forth in Section 5.03(o).

          "Indemnified Party" and "Indemnifying Party" have the meanings set forth in Section 6.11(a).

          "Insurance Amount" has the meaning set forth in Section 6.11(c).

          "Insurance Policies" has the meaning set forth in Section 5.03(w).

          "Liens" means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance.

          "Loans" has the meaning set forth in Section 5.03(r).

          "Maine Superintendent" means the Superintendent of the Bureau of Banking of the State of Maine.

          "Massachusetts Bank Commissioner" means the Commissioner of Banks of the Commonwealth of Massachusetts.

          "Massachusetts Board" means the Massachusetts Board of Bank Incorporation.

          "Material Adverse Effect" means, with respect to Parent or the Company any effect that (i) is material and adverse to the financial position, results of operations or business of Parent and its Subsidiaries taken as a whole or the Company and its Subsidiaries taken as a whole, as the case may be or (ii) would materially impair the ability of any of Parent and its Subsidiaries or the Company and its Subsidiaries to perform their respective obligations under this Agreement or the Bank Merger Agreement or otherwise materially impede the consummation of the Transactions; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by Governmental Authorities, (b) changes in GAAP or regulatory accounting requirements applicable to banks and their holding companies generally, (c) changes in general economic conditions affecting banks and their holding companies generally, (d) any modifications or changes to valuation policies and practices, or expenses incurred, in connection with the Transactions or restructuring charges taken in connection with the

     Transactions, in each case in accordance with GAAP, and (e) with respect to the Company, the effects of any action or omission taken with the prior consent of Parent or as otherwise contemplated by the Agreement.

          "MBCA" means the Maine Business Corporation Act, as amended.

          "MBCL" means the Massachusetts Business Corporation Law, as amended.

          "Merger" has the meaning set forth in Section 2.01(a).

          "Merger Consideration" means the number of whole shares of Parent Common Stock, plus cash in lieu of any fractional share interest, and/or the amount of cash into which shares of Company Common Stock shall be converted pursuant to the provisions of Article III.

          "MHPF" means the Massachusetts Housing Partnership Fund.

          "Nasdaq" means The Nasdaq Stock Market, Inc.'s National Market.

          "National Bank Act" means the National Bank Act, as amended.

          "National Labor Relations Act" means the National Labor Relations Act, as amended.

          "OCC" means the Office of the Comptroller of the Currency.

          "OREO" means other real estate owned.

          "Parent" has the meaning set forth in the preamble to this Agreement.

          "Parent Articles" means the Amended and Restated Articles of Incorporation of Parent, as amended.

          "Parent Benefits Plans" has the meaning set forth in Section 6.12(a).

          "Parent Board" means the Board of Directors of Parent.

          "Parent Bylaws" means the Bylaws of Parent.

          "Parent Common Stock" means the common stock, $0.01 par value per share, of Parent and, unless the context otherwise requires, related Parent Rights.

          "Parent Bank" means Banknorth, NA and any successor thereto.

          "Parent Preferred Stock" means the preferred stock, $0.01 par value per share, of Parent.

          "Parent Rights" means the rights attached to shares of Parent Common Stock pursuant to the Parent Rights Agreement.

          "Parent Rights Agreement" means the Stockholder Rights Agreement, dated as of September 12, 1989 and amended and restated as of July 27, 1999 and as of July 25, 2000, between Parent and American Stock Transfer & Trust Company, as Rights Agent.

          "Parent Regulatory Authorities" has the meaning set forth in Section 5.04(k).

          "Pension Plan" has the meaning set forth in Section 5.03(m)(ii).

          "Person" means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company or unincorporated organization.

          "Previously Disclosed" by a party shall mean information set forth in a section of its Disclosure Schedule corresponding to the section of this Agreement where such term is used.

          "Proxy Statement" has the meaning set forth in Section 6.03(a).

          "Registration Statement" has the meaning set forth in Section 6.03(a).

          "Rights" means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments which obligate the Person to issue or dispose of any of its capital stock or other ownership interests.

          "SEC" means the Securities and Exchange Commission.

          "SEC Documents" has the meaning set forth in Sections 5.03(g) and 5.04(g) in the case of the Company and Parent, respectively.

          "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

          "Shareholder Agreements" has the meaning set forth in the recitals to this Agreement.

          "Shareholders" means each director of the Company.

          "Subsidiary" and "Significant Subsidiary" have the meanings ascribed to those terms in Rule 1-02 of Regulation S-X of the SEC.

          "Stock Option Agreement" has the meaning set forth in the recitals to this Agreement.

          "Surviving Corporation" has the meaning set forth in Section 2.01(a).

          "Tax" and "Taxes" mean all federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, custom duties, unemployment or other taxes of any kind whatsoever, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.

          "Tax Returns" means any return, declaration or other report (including elections, declarations, schedules, estimates and information returns) with respect to any Taxes.

          "Transactions" means the Merger and the Bank Merger.

          "Treasury Stock" means shares of Company Stock held by the Company or any of its Subsidiaries or by Parent or any of its Subsidiaries, in each case other than in a fiduciary (including custodial or agency) capacity or as a result of debts previously contracted in good faith.

                                   ARTICLE II

                                   THE MERGER

     2.01. The Merger.

          (a) The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, the Company shall merge with and into Parent in accordance with the applicable provisions of the MBCA and the MBCL (the "Merger"), the separate corporate existence of the Company shall cease and Parent shall survive and continue to exist as a corporation incorporated under the MBCA (Parent, as the surviving corporation in the Merger, sometimes being referred to herein as the "Surviving Corporation").

          (b) Name. The name of the Surviving Corporation shall be "Banknorth Group, Inc."

          (c) Articles and Bylaws. The articles of incorporation and bylaws of Parent immediately after the Merger shall be the Parent Articles and the Parent Bylaws as in effect immediately prior to the Merger.

          (d) Directors and Officers of the Surviving Corporation. The directors and officers of Parent immediately after the Merger shall be the directors and officers of Parent immediately prior to the Merger, until such time as their successors shall be duly elected and qualified.

          (e) Authorized Capital Stock. The authorized capital stock of the Surviving Corporation upon consummation of the Merger shall be as set forth in the Parent Articles immediately prior to the Merger.

          (f) Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in Section 905 of the MBCA and Section 80 of the MBCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

          (g) Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement, the Company, and its proper officers and directors, shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, and the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Surviving Corporation or otherwise to take any and all such action.

     2.02 Effective Date and Effective Time; Closing.

          (a) Subject to the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the consummation of the Merger, but subject to the fulfillment or waiver of those conditions), the parties shall cause articles of merger relating to the Merger (the "Articles of Merger') to be filed with the Secretary of State of the State of Maine pursuant to the MBCA and the Secretary of State of the Commonwealth of Massachusetts pursuant to the MBCL on (i) a date selected by Parent after such satisfaction or waiver which is no later than the later of (A) five Business Days after such satisfaction or waiver or (B) the first month end following such satisfaction or waiver, or (ii) such other date to which the parties may agree in writing. The Merger provided for herein shall become effective upon such filings or on such date as may be specified therein. The date of such filings or such later effective date is herein called the "Effective Date." The "Effective Time" of the Merger shall be the time of such filings or as set forth in such filings.

          (b) A closing (the "Closing") shall take place immediately prior to the Effective Time at 10:00 a.m., Eastern Time, at the principal offices of Parent in Portland, Maine, or at such other place, at such other time, or on such other date as the parties may mutually agree upon (such date, the "Closing Date"). At the Closing, there shall be delivered to Parent and the Company the opinions, certificates and other documents required to be delivered under Article VII hereof.

                                  ARTICLE III

                CONSIDERATION; ELECTION AND EXCHANGE PROCEDURES

     3.01. Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of a holder of shares of Company Common
Stock:

          (a) Each share of Parent Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall be unchanged by the Merger.

          (b) Each share of Company Common Stock held as Treasury Stock immediately prior to the Effective Time shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

          (c) (1) Subject to Sections 3.02, 3.05, 3.06, 3.07 and 3.10, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 3.01(b)) shall be converted into, and shall be canceled in exchange for, the right to receive, at the election of the holder thereof:

             (i) the number of shares of Parent Common Stock which is equal to the quotient (the "Exchange Ratio") determined by dividing (x) $20.50 by
        (y) the Average Share Price of the Parent Common Stock (the "Per Share Stock Consideration"), or

             (ii) a cash amount equal to $20.50 per share of Company Common Stock (the "Per Share Cash Consideration").

             (2) For purposes of this Agreement:

             (i) the "Aggregate Cash Consideration" shall amount to the product of the number of shares of Company Common Stock (other than Treasury Stock) outstanding immediately prior to the Effective Time times .49 times $20.50; and

             (ii) the "Average Share Price" of the Parent Common Stock shall mean the average of the closing sales price of a share of Parent Common Stock, as reported on Nasdaq (as reported by an authoritative source), for the 20 trading-day period ending with the close of business on the Business Day preceding the Effective Time.

     3.02. Election Procedures.

          (a) Parent shall designate an exchange agent to act as agent (the "Exchange Agent") for purposes of conducting the election procedure and the exchange procedure described in Sections 3.01 and 3.02. Provided that the Company has delivered, or caused to be delivered, to the Exchange Agent all information which is necessary for the Exchange Agent to perform its obligations as specified herein, the Exchange Agent shall, no later than five (5) Business Days after the Effective Date, mail or make available to each holder of record of a Certificate or Certificates (i) a notice and letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates theretofore representing shares of Company Common Stock shall pass, only upon proper delivery of the Certificates to the Exchange Agent) advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent such Certificate or Certificates in exchange for the consideration set forth in Section 3.01(c) hereof deliverable in respect thereof pursuant to this Agreement and (ii) an election form in such form as Parent and the Company shall mutually agree (the "Election Form"). Each Election Form shall permit the holder (or in the case of nominee record holders, the beneficial owner through proper instructions and documentation) (i) to elect to receive Parent Common Stock with respect to all of such holder's Company Common Stock as hereinabove provided (the "Stock Election Shares"), (ii) to elect to receive cash with respect to all of such holder's Company Common Stock as hereinabove provided (the "Cash Election Shares"), or (iii) to indicate that such holder makes no such election with respect to such holder's shares of Company Common Stock (the "No-Election Shares"). Nominee record holders who hold Company Common Stock on behalf of multiple beneficial owners shall indicate how many of the shares held by them are Stock Election Shares, Cash Election Shares and No-Election Shares. If a shareholder either (i) does not submit a properly completed Election Form in a timely fashion or (ii) revokes an Election Form prior to the Election Deadline and does not resubmit a properly completed Election Form prior to the Election Deadline, the shares of Company Common Stock held by such shareholder shall be designated No-Election Shares. Any Dissenting Shares shall be deemed to be Cash Election Shares, and with respect to such shares the holders thereof shall in no event be classified as Reallocated Stock Shares (as hereinafter defined).

          (b) The term "Election Deadline" shall mean 5:00 p.m., Eastern Time, on the 20th day following but not including the date of mailing of the Election Form or such other date as Parent and the Company shall mutually agree upon.

          (c) Any election to receive Parent Common Stock or cash shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form will be properly completed only if accompanied by Certificates representing all shares of Company Common Stock covered thereby, subject to the provisions of paragraph (c) of Section 3.03. Any Election Form may be revoked or changed by the person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such written notice is actually received by the Exchange Agent at or prior to the Election Deadline. The Certificate or Certificates representing Company Common Stock relating to any revoked Election Form shall be promptly returned without charge to the person submitting the Election Form to the Exchange Agent. The Exchange Agent shall have reasonable discretion to determine when any election, modification or revocation is received, whether any such election, modification or revocation has been properly made and to disregard immaterial defects in any Election Form, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. Neither Parent nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

          (d) Within ten (10) Business Days after the Election Deadline, the Exchange Agent shall effect the allocation among holders of Company Common Stock of rights to receive Parent Common Stock or cash in the Merger in accordance with the Election Forms as follows:

             (i) If the number of Cash Election Shares times the Per Share Cash Consideration is less than the Aggregate Cash Consideration, then:

                (1) all Cash Election Shares (subject to Section 3.06 with respect to Dissenting Shares) shall be converted into the right to receive cash,

                (2) No-Election Shares shall then be deemed to be Cash Election Shares to the extent necessary to have the total number of Cash Election Shares times the Per Share Cash Consideration equal the Aggregate Cash Consideration. If less than all of the No-Election Shares need to be treated as Cash Election Shares, then the Exchange Agent shall select which No-Election Shares shall be treated as Cash Election Shares in such manner as the Exchange Agent shall determine, and all remaining No-Election Shares shall thereafter be treated as Stock Election Shares,

                (3) If all of the No-Election Shares are treated as Cash Election Shares under the preceding subsection and the total number of Cash Election Shares times the Per Share Cash Consideration is less than the Aggregate Cash Consideration, then the Exchange Agent shall convert on a pro rata basis as described below a sufficient number of Stock Election Shares into Cash Election Shares ("Reallocated Cash Shares") such that the sum of the number of Cash Election Shares plus the number of Reallocated Cash Shares times the Per Share Cash Consideration equals the Aggregate Cash Consideration, and all Reallocated Cash Shares will be converted into the right to receive cash, and

                (4) the Stock Election Shares which are not Reallocated Cash Shares shall be converted into the right to receive Parent Common Stock.

             (ii) If the number of Cash Election Shares times the Per Share Cash Consideration is greater than the Aggregate Cash Consideration, then:

                (1) all Stock Election Shares and all No-Election Shares shall be converted into the right to receive Parent Common Stock,

                (2) the Exchange Agent shall convert on a pro rata basis as described below a sufficient number of Cash Election Shares (excluding any Dissenting Shares)("Reallocated

           Stock Shares") such that the number of remaining Cash Election Shares (including Dissenting Shares) times the Per Share Cash Consideration equals the Aggregate Cash Consideration, and all Reallocated Stock Shares shall be converted into the right to receive Parent Common Stock, and

                (3) the Cash Election Shares (subject to Section 3.06 with respect to Dissenting Shares) which are not Reallocated Stock Shares shall be converted into the right to receive cash.

             (iii) If the number of Cash Election Shares times the Per Share Cash Consideration is equal to the Aggregate Cash Consideration, then subparagraphs (d)(i) and (ii) above shall not apply and all No-Election Shares and all Stock Election Shares will be converted into the right to receive Parent Common Stock.

          (e) In the event that the Exchange Agent is required pursuant to
     Section 3.02(d)(i)(3) to convert some Stock Election Shares into Reallocated Cash Shares, each holder of Stock Election Shares shall be allocated a pro rata portion of the total Reallocated Cash Shares. In the event the Exchange Agent is required pursuant to Section 3.02(d)(ii)(2) to convert some Cash Election Shares into Reallocated Stock Shares, each holder of Cash Election Shares shall be allocated a pro rata portion of the total Reallocated Stock Shares.

          (f) If the tax opinion referred to in Section 7.01(f) cannot be rendered (as reasonably determined by Elias, Matz, Tiernan & Herrick L.L.P.) as a result of the Merger potentially failing to qualify as a reorganization under Section 368(a) of the Code, then Parent shall reduce the Per Share Cash Consideration and correspondingly increase the Per Share Stock Consideration, based on the Average Share Price, in each case to the minimum extent necessary to enable such tax opinion to be rendered.

     3.03. Exchange Procedures.

          (a) At the Effective Time, for the benefit of the holders of Certificates, (i) Parent shall deliver to the Exchange Agent certificates evidencing the number of shares of Parent Common Stock issuable and (ii) Parent shall deliver, or cause Parent Bank to deliver, to the Exchange Agent the Aggregate Cash Consideration payable, pursuant to this Article III in exchange for Certificates representing outstanding shares of Company Common Stock. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of Parent Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the persons entitled thereto.

          (b) After completion of the allocation referred to in paragraph (d) of
     Section 3.02, each holder of an outstanding Certificate or Certificates who has surrendered such Certificate or Certificates to the Exchange Agent will, upon acceptance thereof by the Exchange Agent, be entitled to a certificate or certificates representing the number of whole shares of Parent Common Stock and/or the amount of cash into which the aggregate number of shares of Company Common Stock previously represented by such Certificate or Certificates surrendered shall have been converted pursuant to this Agreement and, if such holder's shares of Company Common Stock have been converted into Parent Common Stock, any other distribution theretofore paid with respect to Parent Common Stock issuable in the Merger, in each case without interest. The Exchange Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. Each outstanding Certificate which prior to the Effective Time represented Company Common Stock and which is not surrendered to the Exchange Agent in accordance with the procedures provided for herein shall, except as otherwise herein provided, until duly surrendered to the Exchange Agent be deemed to evidence ownership of the number of shares of Parent Common Stock or the right to receive the amount of cash into which such Company Common Stock shall have been converted. After the Effective Time, there shall be no further transfer on the records of the Company of Certificates representing shares of Company Common Stock and if such Certificates are presented to the Company for transfer, they shall be cancelled against delivery of certificates for Parent Common Stock or cash as hereinabove provided. No dividends which have been declared will be remitted to any person entitled to receive shares of Parent Common Stock under Section 3.02 until such person surrenders the Certificate or Certificates representing Company Common Stock, at which time such dividends shall be remitted to such person, without interest.

          (c) Parent shall not be obligated to deliver cash and/or a certificate or certificates representing shares of Parent Common Stock to which a holder of Company Common Stock would otherwise be entitled as a result of the Merger until such holder surrenders the Certificate or Certificates representing the shares of Company Common Stock for exchange as provided in this Section 3.03, or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond as may be required by Parent. If any certificates evidencing shares of Parent Common Stock are to be issued in a name other than that in which the Certificate evidencing Company Common Stock surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the Certificate and otherwise in proper form for transfer and that the person requesting such exchange pay to the Exchange Agent any transfer or other tax required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the Certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

          (d) Any portion of the shares of Parent Common Stock and cash delivered to the Exchange Agent by Parent pursuant to Section 3.03(a) that remains unclaimed by the shareholders of the Company for six months after the Effective Time (as well as any proceeds from any investment thereof) shall be delivered by the Exchange Agent to Parent. Any shareholders of Company who have not theretofore complied with Section 3.03(b) shall thereafter look only to Parent for the consideration deliverable in respect of each share of Company Common Stock such shareholder holds as determined pursuant to this Agreement without any interest thereon. If outstanding Certificates for shares of Company Common Stock are not surrendered or the payment for them is not claimed prior to the date on which such shares of Parent Common Stock or cash would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of Parent (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any person previously entitled to such property. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of stock represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Parent and the Exchange Agent shall be entitled to rely upon the stock transfer books of the Company to establish the identity of those persons entitled to receive the consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate, Parent and the Exchange Agent shall be entitled to deposit any consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

          (e) Notwithstanding anything in this Agreement to the contrary, Certificates surrendered for exchange by any Company Affiliate shall not be exchanged for certificates representing shares of Parent Common Stock to which such Company Affiliate may be entitled pursuant to the terms of this Agreement until Parent has received a written agreement from such person as specified in Section 6.07.

     3.04. Rights as Shareholders; Stock Transfers. At the Effective Time, holders of Company Stock shall cease to be, and shall have no rights as, shareholders of the Company other than to receive the consideration provided under this Article III. After the Effective Time, there shall be no transfers on the stock transfer books of the Company or the Surviving Corporation of shares of Company Stock.

     3.05. No Fractional Shares. Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of Parent Common Stock shall be issued in the Merger. Each holder of Company Common Stock who otherwise would have been entitled to a fraction of a share of Parent Common Stock shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the Average Share Price. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

     3.06. Dissenting Shares. Each outstanding share of Company Common Stock the holder of which has perfected his right to dissent under the MBCL and has not effectively withdrawn or lost such right as of the Effective Time (the "Dissenting Shares") shall not be converted into or represent a right to receive shares of Parent Common Stock or cash hereunder, and the holder thereof shall be entitled only to such rights as are granted by the MBCL. The Company shall give Parent prompt notice upon receipt by the Company of any such written demands for payment of the fair value of such shares of Company Common Stock and of withdrawals of such demands and any other instruments provided pursuant to the MBCL. If any holder of Dissenting Shares shall fail to perfect or shall have effectively withdrawn or lost the right to dissent at or prior to the Effective Time and shall have delivered a properly completed Election Form to the Exchange Agent by the Election Deadline, the Dissenting Shares held by such holder shall be converted into a right to receive Company Common Stock and/or cash in accordance with the applicable provisions of this Agreement; and if any such holder of Dissenting Shares shall not have delivered a properly completed Election Form to the Exchange Agent by the Election Deadline, the Dissenting Shares held by such holder shall be designated No-Election Shares. If any holder of Dissenting Shares shall have effectively withdrawn or lost the right to dissent (through failure to perfect or otherwise) after the Effective Time, the Dissenting Shares held by such holder shall be converted on a share by share basis into either the right to receive Parent Common Stock and/or cash in accordance with the applicable provisions of this Agreement as Parent or the Exchange Agent shall determine. Any payments made in respect of Dissenting Shares shall be made by the Surviving Corporation.

     3.07. Anti-Dilution Provisions. If, between the date hereof and the Effective Time, the shares of Parent Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within said period, the Exchange Ratio shall be adjusted accordingly.

     3.08. Withholding Rights. Parent (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Parent is required under the Code or any state, local or foreign tax law or regulation thereunder to deduct and withhold with respect to the making of such payment. Any amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of which such deduction and withholding was made by Parent.

     3.09. Company Options.

          (a) At the Effective Time, and subject to the provisions of paragraph
     (b) of this Section 3.09, each Company Option which is outstanding and unexercised immediately prior to the Effective Time, whether or not then vested and exercisable, shall be terminated and each grantee thereof shall be entitled to receive, in lieu of each share of Company Common Stock that would otherwise have been issuable upon the exercise thereof, an amount of cash computed by multiplying (i) the difference between (x) the Per Share Cash Consideration and (y) the per share exercise price applicable to such Company Option by (ii) the number of such shares of Company Common Stock subject to such Company Option. The Company agrees to take or cause to be taken all action necessary to provide for termination of the Company Options covered by this Section 3.09(a) and the payment of the amounts required in connection therewith effective at or before the Effective Time.

          (b) Notwithstanding the provisions of paragraph (a) of this Section 3.09, in the event that a holder of Company Options so elects pursuant to a written election submitted to the Company prior to the Election Deadline, which shall be in such form as shall be prescribed by the Company and reasonably satisfactory to Parent, each Company Option held by such holder which is outstanding and unexercised immediately prior to the Effective Time, whether or not then vested and exercisable, shall cease to represent a right to acquire shares of Company Common Stock and shall be converted automatically into an option to purchase shares of Parent Common Stock, and Parent shall assume each Company Option, in accordance with the terms of the applicable Company Stock Option Plan and stock option or other agreement by which it is evidenced, except that from and after the Effective Time, (i) Parent and the Human Resources Committee of its Board of Directors shall be substituted for the Company and the committee of the Company's Board of Directors (including, if applicable, the entire Board of Directors of the Company) administering such Company Stock Option Plan,
     (ii) each Company Option assumed by Parent may be exercised solely for shares of Parent Common Stock, (iii) the number of shares of Parent Common Stock subject to such Company Option shall be equal to the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, provided that any fractional shares of Parent Common Stock resulting from such multiplication shall be rounded down to the nearest share, and (iv) the per share exercise price under each such Company Option shall be adjusted by dividing the per share exercise price under each such Company Option by the Exchange Ratio, provided that such exercise price shall be rounded up to the nearest cent. Notwithstanding clauses (iii) and (iv) of the preceding sentence, each Company Option which is an "incentive stock option" shall be adjusted as required by Section 424 of the Code, and the regulations promulgated thereunder, so as not to constitute a modification, extension or renewal of the option within the meaning of Section 424(h) of the Code. Parent and the Company agree to take all necessary steps to effect the foregoing provisions of this Section 3.09(b).

          (c) Prior to the Effective Time, the Company shall take or cause to be taken all actions required under the Company Stock Option Plans to provide for the actions set forth in paragraphs (a) and (b) of this Section 3.09, which actions shall be reasonably satisfactory to Parent.

          (d) Within five Business Days after the Effective Time, Parent shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of Parent Common Stock subject to the options referred to in paragraph (b) of this Section 3.09 and shall use its reasonable efforts to maintain the current status of the prospectus or prospectuses contained therein for so long as such options remain outstanding in the case of a Form S-8 or, in the case of a Form S-3, until the shares subject to such options may be sold without a further holding period under Rule 144 under the Securities Act.

     3.10. Company Units. For purposes of Sections 3.01 and 3.02 hereof, each Company Unit which is outstanding under the Company Deferred Compensation Plan immediately prior to the Effective Time shall be treated as an outstanding share of Company Common Stock. At the time that the Exchange Agent provides holders of Company Common Stock an Election Form pursuant to Section 3.02(a), the Company agrees to provide a comparable form to the holders of Company Units in order to permit them to make elections pursuant thereto by the Election Deadline with respect to the manner of conversion of their Company Units pursuant to the terms of the Company Deferred Compensation Plan and this Agreement.

                                   ARTICLE IV

                          ACTIONS PENDING ACQUISITION

     4.01. Forbearances of the Company. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement or as Previously Disclosed, without the prior written consent of Parent, the Company will not, and will cause each of its Subsidiaries not to:

          (a) Ordinary Course. Conduct its business other than in the ordinary and usual course consistent with past practice or fail to use reasonable best efforts to preserve its business organization, keep available the present services of its employees and preserve for itself and Parent the goodwill of the customers of the Company and its Subsidiaries and others with whom business relations exist.

          (b) Capital Stock. Other than pursuant to the Stock Option Agreement and Rights set forth on Schedule 4.01(b) of the Company's Disclosure Schedule and outstanding on the date hereof, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of stock or any Rights or (ii) permit any additional shares of stock to become subject to grants of employee or director stock options or other Rights.

          (c) Dividends; Etc. (a) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of Company Stock, other than (A) regular quarterly cash dividends at a rate not in excess of $ 0.12 per share on the Company Common Stock and (B) dividends from wholly-owned Subsidiaries to the Company or another wholly-owned Subsidiary of the Company or (b) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock, provided, however, that any dividend under the Company's normal quarterly dividend payment schedule that has been declared by the Company Board but not paid prior to the Effective Time shall be paid immediately prior to the Effective Time.

          (d) Compensation; Employment Agreements; Etc. Enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of the Company or its Subsidiaries or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except (i) for normal individual increases in compensation to employees in the ordinary course of business consistent with past practice, provided that no such increase shall result in an annual adjustment of more than 4%, (ii) for other changes that are required by applicable law, (iii) to satisfy contractual obligations existing as of the date hereof and set forth in Schedule 4.01(d) of the Company's Disclosure Schedule or (iv) for grants of awards to newly-hired employees consistent with past practice.

          (e) Hiring. Hire any person as an employee of the Company or any of its Subsidiaries or promote any employee, except (i) to satisfy contractual obligations existing as of the date hereof and set forth on Schedule 4.01(e) of the Company's Disclosure Schedule and (ii) persons hired to fill any vacancies arising after the date hereof and whose employment is terminable at the will of the Company or a Subsidiary of the Company, as applicable, other than any person to be hired who would have a base salary, including any guaranteed bonus or any similar bonus, considered on an annual basis of more than $50,000.

          (f) Benefit Plans. Enter into, establish, adopt or amend (except (i) as may be required by applicable law or (ii) to satisfy contractual obligations existing as of the date hereof and set forth on Schedule 4.01(f) of the Company's Disclosure Schedule) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of the Company or its Subsidiaries or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder.

          (g) Dispositions. Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business consistent with past practice and in a transaction that, together with all other such transactions, is not material to the Company and its Subsidiaries taken as a whole.

          (h) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity.

          (i) Capital Expenditures. Make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $50,000 individually or $500,000 in the aggregate.

          (j) Governing Documents. Amend the Company Articles or Company Bylaws or the articles of incorporation or bylaws (or equivalent documents) of any Subsidiary of the Company.

          (k) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by changes in laws or regulations or GAAP.

          (l) Contracts. Except in the ordinary course of business consistent with past practice or as otherwise permitted under this Section 4.01, enter into or terminate any Material Contract (as defined in Section 5.03(k)) or amend or modify in any material respect any of its existing Material Contracts.

          (m) Claims. Enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which the Company or any of its Subsidiaries is or becomes a party after the date of this Agreement, which settlement, agreement or action involves payment by the Company and its Subsidiaries of an amount which exceeds $50,000 and/or would impose any material restriction on the business of the Company or create precedent for claims that are reasonably likely to be material to the Company and its Subsidiaries taken as a whole.

          (n) Banking Operations. Enter into any new material line of business or change its material lending, investment, underwriting, risk and asset liability management and other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority.

          (o) Derivatives Contracts. Enter into any Derivatives Contract, except in the ordinary course of business consistent with past practice.

          (p) Indebtedness. Incur any indebtedness for borrowed money (other than deposits, federal funds purchased, cash management accounts, borrowings from the Federal Home Loan Bank of Boston and securities sold under agreements to repurchase, in each case in the ordinary course of business consistent with past practice) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than in the ordinary course of business consistent with past practice.

          (q) Adverse Actions. (i) Take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (ii) take any action that is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (y) any of the conditions to the Merger set forth in
     Article VII not being satisfied or (z) a material violation of any provision of this Agreement, the Bank Merger Agreement or the Stock Option Agreement except, in each case, as may be required by applicable law or regulation.

          (r) Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

     4.02. Forbearances of Parent. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, without the prior written consent of the Company, Parent will not, and will cause each of its Subsidiaries not to:

          (a) Adverse Actions. (i) Take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code, provided, however, that nothing contained herein shall limit the ability of Parent to exercise its rights under the Stock Option Agreement, or (ii) take any action that is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (y) any of the conditions to the Merger set forth in
     Article VII not being satisfied or (z) a material violation of any provision of this Agreement, the Bank Merger Agreement or the Stock Option Agreement except, in each case, as may be required by applicable law or regulation.

          (b) Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

     5.01. Disclosure Schedules. On or prior to the date hereof, Parent has delivered to the Company a schedule and the Company has delivered to Parent a schedule (respectively, its "Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in
Section 5.03 or 5.04 or to one or more of its covenants contained in Article IV; provided, however, that (a) no such item is required to be set forth in a Disclosure Schedule as an exception to a representation or warranty if its absence would not be reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standard established by
Section 5.02 and (b) the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that, absent such inclusion in the Disclosure Schedule, such item is or would be reasonably likely to result in a Material Adverse Effect.

     5.02. Standard. No representation or warranty of the Company or Parent contained in Sections 5.03 or 5.04, respectively, shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 5.03 or 5.04, has had or is reasonably likely to have a Material Adverse Effect on the party making such representation or warranty.

     5.03. Representations and Warranties of the Company.  Subject to Sections
5.01 and 5.02 and except as Previously Disclosed, the Company hereby represents and warrants to Parent:

          (a) Organization, Standing and Authority. The Company is duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. The Company is duly qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. The Company has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted.

          (b) Company Capital Stock. The authorized capital stock of the Company consists solely of 12,000,000 shares of Company Common Stock, of which 1,931,849 shares are outstanding as of the date hereof, and 1,000,000 shares of Company Preferred Stock, of which no shares are outstanding. As of the date hereof, 604,900 shares of the Company Common Stock were held in treasury by the

     Company or otherwise directly or indirectly owned by the Company. The outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the outstanding shares of Company Common Stock have been issued in violation of the preemptive rights of any Person. Section 5.03(b) of the Company's Disclosure Schedule sets forth (i) for each Company Stock Option, the name of the grantee, the date of the grant, the type of grant, the status of the option grant as qualified or non-qualified under Section 422 of the Code, the number of shares of Company Common Stock subject to each option, the number of shares of Company Common Stock subject to options that are currently exercisable and the exercise price per share and (ii) for each Company Unit outstanding under the Company Deferred Compensation Plan, the name of the holder and the number of Company Units held by such holder. Except as set forth in the preceding sentence and other than pursuant to the Stock Option Agreement, there are no shares of Company Stock reserved for issuance, the Company does not have any Rights issued or outstanding with respect to Company Stock, and the Company does not have any commitment to authorize, issue or sell any Company Stock or Rights.

          (c) Subsidiaries.

             (i) (A) The Company has Previously Disclosed a list of all of its Subsidiaries together with the jurisdiction of organization of each such Subsidiary, (B) the Company owns, directly or indirectly, all the issued and outstanding equity securities of each of its Subsidiaries, (C) no equity securities of any of its Subsidiaries are or may become required to be issued (other than to the Company) by reason of any Right or otherwise, (D) there are no contracts, commitments, understandings or arrangements by which any of its Subsidiaries is or may be bound to sell or otherwise transfer any of its equity securities (other than to the Company or any of its wholly-owned Subsidiaries), (E) there are no contracts, commitments, understandings, or arrangements relating to the Company's rights to vote or to dispose of such securities and (F) all the equity securities of the Company's Subsidiaries held by the Company or its Subsidiaries are fully paid and nonassessable and are owned by the Company or its Subsidiaries free and clear of any Liens.

             (ii) Except for securities and other interests held in a fiduciary capacity and beneficially owned by third parties or taken in consideration of debts previously contracted, the Company does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person or any interest in a partnership or joint venture of any kind other than its Subsidiaries and stock in the Federal Home Loan Bank of Boston.

             (iii) Each of the Company's Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified.

             (iv) The deposit accounts of the Company Bank are insured by the Bank Insurance Fund and the Depositors Insurance Fund in the manner and to the maximum extent provided by applicable law, and the Company Bank has paid all deposit insurance premiums and assessments required by applicable laws and regulations.

          (d) Corporate Power. Each of the Company and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and the Company has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Stock Option Agreement and to consummate the transactions contemplated hereby and thereby, subject to receipt of all necessary approvals of Governmental Authorities and the approval of the Company's shareholders of this Agreement.

          (e) Corporate Authority. Subject to the approval of this Agreement by the holders of the outstanding Company Common Stock, this Agreement and the Stock Option Agreement and the transactions contemplated hereby and thereby have been authorized by all necessary corporate action of the Company and the Company Board on or prior to the date hereof. The Company has duly executed and delivered this Agreement and the Stock Option Agreement and, assuming due authorization, execution and delivery by Parent, each of this Agreement and the Stock Option Agreement is a valid and legally binding obligation of the Company, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

          (f) Regulatory Approvals; No Defaults.

             (i) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by the Company or any of its Subsidiaries in connection with the execution, delivery or performance by the Company or the Company Bank of this Agreement, the Bank Merger Agreement and the Stock Option Agreement, as applicable, or to consummate the Transactions and the other transactions contemplated hereby and thereby, except for (A) filings of applications or notices with, and approvals or waivers by, the Federal Reserve Board, the OCC, the Massachusetts Bank Commissioner, the Depositors Insurance Fund, the Maine Superintendent, the Massachusetts Board and the MHPF, as required,
        (B) filings with the SEC and state securities authorities in connection with the issuance of Parent Common Stock in the Merger, (C) the filing of Articles of Merger with the Secretary of State of the State of Maine pursuant to the MBCA and the Secretary of State of the Commonwealth of Massachusetts pursuant to the MBCL, (D) the approval of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock and (E) such corporate approvals and such consents or approvals of, or waivers by, or filings or registrations with, certain of the foregoing federal and state banking agencies in connection with the Bank Merger. As of the date hereof, the Company is not aware of any reason why the approvals set forth above and referred to in Section 7.01(b) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

             (ii) Subject to receipt of the approvals referred to in the preceding paragraph, and the expiration of related waiting periods, the execution, delivery and performance of this Agreement, the Bank Merger Agreement and the Stock Option Agreement by the Company and the Company Bank, as applicable, and the consummation of the Transactions and the other transactions contemplated hereby and thereby do not and will not
        (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries or any of their respective properties is subject or bound, (B) constitute a breach or violation of, or a default under, the articles of association or bylaws (or similar governing documents) of the Company or any of its Subsidiaries or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

          (g) Financial Reports; Undisclosed Liabilities.

             (i) (A) The Company's Annual Reports on Form 10-K for the fiscal years ended December 31, 2000, December 31, 1999 and December 31, 1998 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it subsequent to December 31, 1998 with the SEC (collectively, the Company's "SEC Documents"), as of the date filed or to be filed and as amended prior to the date hereof, (A) complied or will comply in all material respects as to form with the applicable securities regulations of the SEC as the case may be and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date; and each of the balance sheets contained in any such SEC Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the consolidated financial position of the Company and its Subsidiaries as of its date, and each of the consolidated statements of income and changes in shareholders' equity and cash flows or equivalent statements in such SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the consolidated results of operations, changes in shareholders' equity and changes in cash flows, as the case may be, of the Company and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved.

             (i) (B) The draft audited consolidated financial statements of the Company at December 31, 2001 and 2000 and for each of the years in the three-year period ended December 31, 2001, delivered by the Company to Parent prior to the execution of this Agreement, (A) comply in all material respects as to form with the applicable securities regulations of the SEC and (B) do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date; and each of the balance sheets contained in such financial statements (including the related notes and schedules thereto) fairly presents the consolidated financial position of the Company and its Subsidiaries as of its date, and each of the consolidated statements of income and changes in shareholders' equity and cash flows or equivalent statements in such financial statements (including any related notes and schedules thereto) fairly presents the consolidated results of operations, changes in shareholders' equity and changes in cash flows, as the case may be, of the Company and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved.

             (ii) Since September 30, 2001, neither the Company nor any of its Subsidiaries has incurred any liability other than in the ordinary course of business consistent with past practice (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby).

             (iii) Since September 30, 2001, (A) the Company and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby) and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.03 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to the Company.

             (iv) No agreement pursuant to which any loans or other assets have been or shall be sold by the Company or its Subsidiaries entitled the buyer of such loans or other assets, unless there is material breach of a representation or covenant by the Company or its Subsidiaries, to cause the Company or its Subsidiaries to repurchase such loan or other asset or the buyer to pursue any other form of recourse against the Company or its Subsidiaries. Except for regular quarterly cash dividends at the rate of $0.12 per share on the Company Common Stock, since December 31, 1999, no cash, stock or other dividend or any other distribution with respect to the stock of the Company or any of its Subsidiaries have been declared, set aside or paid. No shares of the stock of the Company have been purchased, redeemed or otherwise acquired, directly or indirectly, by the Company since September 30, 2001, and no agreements have been made to do the foregoing.

        (h) Litigation. No litigation, claim or other proceeding before any court or governmental agency is pending against the Company or any of its Subsidiaries and, to the Company's knowledge, no such litigation, claim or other proceeding has been threatened and there are no facts which could reasonably give rise to such litigation, claim or other proceeding.

          (i) Regulatory Matters.

             (i) Neither the Company nor any of its Subsidiaries nor any of any of their respective properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or the supervision or regulation of it (collectively, the "Company Regulatory Authorities"). The Company and its Subsidiaries have paid all assessments made or imposed by any Company Regulatory Authority.

             (ii) Neither the Company nor any its Subsidiaries has been advised by, or has any knowledge of facts which could give rise to an advisory notice by, any Company Regulatory Authority that such Company Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

          (j) Compliance With Laws.  Each of the Company and its Subsidiaries:

             (i) is in material compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

             (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Company's knowledge, no suspension or cancellation of any of them is threatened; and

             (iii) has received, since December 31, 1999, no notification or communication from any Governmental Authority (A) asserting that the Company or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to the Company's knowledge, do any grounds for any of the foregoing exist).

          (k) Material Contracts; Defaults. Except for documents listed as exhibits to the SEC Documents, neither the Company nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) that is a "Material Contract" within the meaning of Item 601(b)(10) of the SEC's Regulation S-K or (ii) that materially restricts the conduct of business by the Company or by any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is in material default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. No power of attorney or similar authorization given directly or indirectly by the Company or any of its Subsidiaries is currently outstanding.

          (l) No Brokers. No action has been taken by the Company or any of its Subsidiaries that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement and the Stock Option Agreement, excluding a Previously Disclosed fee to be paid to Keefe, Bruyette & Woods, Inc.

          (m) Employee Benefit Plans.

             (i) All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of the Company and its Subsidiaries (the "Employees") and current or former directors of the Company including, but not limited to, "employee benefit plans" within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the "Benefits Plans"), are Previously Disclosed in the Disclosure Schedule. True and complete copies of all Benefit Plans including, but not limited to, any trust instruments and insurance contracts forming a part of any Benefit Plans and all amendments thereto have been provided or made available to Parent.

             (ii) All Benefits Plans other than "multiemployer plans" within the meaning of Section 3(37) of ERISA, covering Employees, to the extent subject to ERISA, are in substantial compliance with ERISA. Each Benefit Plan which is an "employee pension benefit plan" within the meaning of
        Section 3(2) of ERISA ("Pension Plan") and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service, and the Company is not aware of any circumstances likely to result in revocation of any such favorable determination letter or the loss of the qualification of such Pension Plan under Section 401(a) of the Code.

             There is no material pending or, to the Company's knowledge, threatened litigation relating to the Benefits Plans. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any Benefit Plan or Pension Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material.

             (iii) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate"). Neither the Company nor any of its Subsidiaries has incurred, and neither expects to incur, any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Agreement.

             (iv) All contributions required to be made under the terms of any Benefit Plan have been timely made or have been reflected on the financial statements of the Company included in the Company's SEC Documents. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. Neither the Company nor any of its Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

             (v) All Pension Plans subject to Title IV of ERISA have been terminated prior to the date hereof.

             (vi) Neither the Company nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Benefit Plan, other than coverage as may be required under Section 4980B of the Code or Part 6 of Title I of ERISA, or under the continuation of coverage provisions of the laws of any state or locality. The Company or any of its Subsidiaries may amend or terminate any such Benefit Plan at any time without incurring any liability thereunder.

             (vii) None of the execution of this Agreement, shareholder approval of this Agreement or consummation of the transactions contemplated by this Agreement will (A) entitle any employees of the Company or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Benefit Plans, (C) result in any breach or violation of, or a default under, any of the Benefit Plans or (D) result in any payment that would be a "parachute payment" to a "disqualified individual" as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

          (n) Labor Matters. Neither the Company nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is the Company or any of its Subsidiaries the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel the Company or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to the Company's knowledge, threatened, nor is the Company or any of its Subsidiaries aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

          (o) Environmental Matters.

             (i) The Company and its Subsidiaries are in compliance with applicable Environmental Laws; (ii) to the Company's knowledge, no real property (including buildings or other structures) currently or formerly owned or operated by the Company or any of its Subsidiaries, or any property in which the Company or any of its Subsidiaries has held a security interest, Lien or a fiduciary or management role ("Company Loan Property"), has been contaminated with, or has had any release of, any Hazardous Substance except in compliance with Environmental Laws; (iii) neither the Company nor any of its Subsidiaries could be deemed the owner or operator of, or has participated in the management regarding Hazardous Substances of, any Company Loan Property which has been contaminated with, or has had any release of, any Hazardous Substance except in compliance with Environmental Laws; (iv) neither the Company nor any of its Subsidiaries has any liability for any Hazardous Substance disposal or contamination on any third party property; (v) neither the Company nor any of its Subsidiaries has received any notice, demand letter, claim or request for information alleging any violation of, or liability under, any Environmental Law; (vi) neither the Company nor any of its Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Authority or any third party relating to any Environmental Law; (vii) to the Company's knowledge, there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning, or automotive services) involving the Company or any of its Subsidiaries, any currently or formerly owned or operated property, or any Company Loan Property, that could reasonably be expected to result in any claims, liability or investigations against the Company or any of its Subsidiaries, result in any restrictions on the ownership, use, or transfer of any property pursuant to any Environmental Law, or adversely affect the value of any Company Loan Property; and (viii) the Company has delivered to Parent copies of all environmental reports, studies, sampling data, correspondence, filings and other environmental information in its possession or reasonably available to it relating to the Company, its Subsidiaries and any currently or formerly owned or operated property or any Company Loan Property.

             As used herein, the term "Environmental Laws" means any federal, state or local law, regulation, order, decree, permit, authorization, opinion or agency requirement relating to: (A) the protection or restoration of the environment, health, safety, or natural resources,
        (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance; and the term "Hazardous Substance" means any substance that is: (A) listed, classified or regulated pursuant to any Environmental Law, (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon or
        (C) any other substance which is the subject of regulatory action by any Governmental Authority in connection with any Environmental Law.

          (p) Tax Matters.

             (i)(A) All Tax Returns that are required to be filed on or before the Effective Date (taking into account any extensions of time within which to file which have not expired) by or with respect to the Company Group have been or will be timely filed on or before the Effective Date,
        (B) all such Tax Returns are or will be true and complete in all material respects, (C) all Taxes shown to be due on the Tax Returns referred to in clause (A) have been or will be timely paid in full, (D) the Tax Returns referred to in clause (A) have been examined by the Internal Revenue Service or the appropriate Tax authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (E) all deficiencies asserted or assessments made as a result of examinations conducted by any taxing authority have been paid in full, (F) no material issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (A) are currently pending and (G) no member of the Company Group has waived any statutes of limitation with respect to any Taxes of the Company or any of its Subsidiaries.

             (ii) The Company has made available to Parent true and correct copies of the United States federal income Tax Returns filed by the Company and its Subsidiaries for each of the three most recent fiscal years ended on or before December 31, 2000.

             (iii) Neither the Company nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes that accrued on or before the end of the most recent period covered by the Company's SEC Documents filed prior to the date hereof in excess of the amounts accrued with respect thereto that are reflected in the financial statements included in the Company's SEC Documents filed on or prior to the date hereof.

             (iv) Neither the Company nor any of its Subsidiaries is a party to any Tax allocation or sharing agreement, is or has been a member of an affiliated group filing consolidated or combined Tax Returns (other than a group the common parent of which is or was the Company) or otherwise has any liability for the Taxes of any Person (other than the Company and its Subsidiaries).

             (v) No closing agreements, private letter rulings, technical advice memoranda or similar agreement or rulings have been entered into or issued by any taxing authority with respect to the Company and its Subsidiaries.

             (vi) Neither the Company nor any of its Subsidiaries maintains any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

             (vii) As of the date hereof, the Company has no reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

             (viii) (A) No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the Transactions and (B) all Taxes that the Company or any of its Subsidiaries is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required by applicable law, have been paid to the proper Governmental Authority or other Person.

          (q) Risk Management Instruments. Neither the Company nor any of its Subsidiaries is a party or has agreed to enter into an exchange traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is not included on the balance sheet and is a derivatives contract (including various combinations thereof) (each, a "Derivatives Contract") or owns securities that (i) are referred to generically as "structured notes," "high risk mortgage derivatives," "capped floating rate notes" or "capped floating rate mortgage derivatives" or (ii) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes, except for those Derivatives Contracts and other instruments legally purchased or entered into in the ordinary course of business, consistent with safe and sound banking practices and regulatory guidance. All of such Derivatives Contracts or other instruments, are legal, valid and binding obligations of the Company or any of its Subsidiaries enforceable in accordance with their terms (except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally), and are in full force and effect. The Company and its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued; and, to the Company's knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder which would have or would reasonably be expected to have a Material Adverse Effect on the Company.

          (r) Loans; Nonperforming and Classified Assets.

             (i) Each loan agreement, note or borrowing arrangement, including without limitation portions of outstanding lines of credit and loan commitments (collectively, "Loans"), on the books and records of the Company and its Subsidiaries, was made and has been serviced in all material respects in accordance with customary lending standards in the ordinary course of business, is evidenced in all material respects by appropriate and sufficient documentation and, to the knowledge of the Company, constitutes the legal, valid and binding obligation of the obligor named therein, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor's rights or by general equity principles.

             (ii) The Company has Previously Disclosed as to the Company and each Company Subsidiary as of the latest practicable date: (i) any written or, to the Company's knowledge, oral Loan under the terms of which the obligor is 60 or more days delinquent in payment of principal or interest, or to the Company's knowledge, in default of any other material provision thereof; (ii) each Loan which has been classified as "substandard," "doubtful," "loss" or "special mention" (or words of similar import) by the Company, a Company Subsidiary or an applicable regulatory authority (it being understood that no representation is being made that the FDIC or the Massachusetts Bank Commissioner would agree with the loan classifications established by the Company); (iii) a listing of the OREO acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof; and (iv) each Loan with any director, executive officer or five percent or greater shareholder of the Company or a Company Subsidiary, or to the best knowledge of the Company, any Person controlling, controlled by or under common control with any of the foregoing.

          (s) Properties. All real and personal property owned by the Company or a Subsidiary of the Company or presently used by any of them in its respective business is in an adequate condition (ordinary wear and tear excepted) and is sufficient to carry on its business in the ordinary course of business consistent with its past practices. The Company has good and marketable title free and clear of all Liens to all of the material properties and assets, real and personal, reflected on the consolidated statement of financial condition of the Company as of September 30, 2001 included in the Company's SEC Documents or acquired after such date, other than properties sold by the Company in the ordinary course of business, except (i) Liens for current taxes and assessments not yet due or payable
     (ii) pledges to secure deposits and other Liens incurred in the ordinary course of its banking business, (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent and (iv) as reflected on the consolidated statement of financial condition of the Company as of September 30, 2001 included in the Company's SEC Documents. All real and personal property which is material to the Company's business on a consolidated basis and leased or licensed by the Company or a Subsidiary of the Company is held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms and such leases will not terminate or lapse prior to the Effective Time.

          (t) Intellectual Property. The Company and each Subsidiary of the Company owns or possesses valid and binding licenses and other rights to use without payment of any material amount all material patents, copyrights, trade secrets, trade names, service marks and trademarks used in its businesses, all of which have been Previously Disclosed by the Company, and none of the Company or any of its Subsidiaries has received any notice of conflict with respect thereto that asserts the right of others. The Company and each of its Subsidiaries have performed in all material respects all the obligations required to be performed by them and are not in default under any contract, agreement, arrangement or commitment relating to any of the foregoing.

          (u) Fiduciary Accounts. The Company and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither the Company nor any of its Subsidiaries, nor any of their respective directors, officers or employees, has committed any breach of trust with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

          (v) Books and Records. The books and records of the Company and its Subsidiaries are being maintained in material compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of the Company and its Subsidiaries.

          (w) Insurance. The Company has Previously Disclosed all of the material insurance policies, binders, or bonds currently maintained by the Company or any of its Subsidiaries ("Insurance Policies"). The Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent in accordance with industry practices. All the Insurance Policies are in full force and effect; the Company and its Subsidiaries are not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

          (x) Allowance For Loan Losses. The Company's allowance for loan losses is, and shall be as of the Effective Date, in compliance with the Company's existing methodology for determining the adequacy of its allowance for loan losses as well as the standards established by applicable Governmental Authorities and the Financial Accounting Standards Board and is and shall be adequate under all such standards.

          (y) Transactions With Affiliates. All "covered transactions" between a Company Bank and an "affiliate" within the meaning of Sections 23A and 23B of the Federal Reserve Act have been in compliance with such provisions.

          (z) Required Vote; Antitakeover Provisions.

             (i) The affirmative vote of the holders of two-thirds of the outstanding shares of Company Common Stock is necessary to approve this Agreement and the Transactions on behalf of the Company.

             (ii) Based on the representation and warranty of Parent contained in Section 5.04(m), no "control share acquisition," "business combination moratorium," "fair price" or other form of antitakeover statute or regulation is applicable to this Agreement or the Stock Option Agreement and the transactions contemplated hereby and thereby. Without limiting the foregoing, the Board of Directors of the Company has approved the transactions contemplated by this Agreement and the Stock Option Agreement and taken all other requisite action such that the provisions of the Company Articles relating to special voting requirements for certain business combinations will not apply to this Agreement or the Stock Option Agreement or any of the transactions contemplated hereby or thereby.

          (aa) Fairness Opinion. The Company Board has received the written opinion of Keefe, Bruyette & Woods, Inc. to the effect that as of the date hereof the Merger Consideration is fair to the holders of Company Common Stock from a financial point of view.

          (bb) Transactions in Securities. The Company has questioned its directors and executive officers concerning known stock transfers since December 31, 1999 and based upon that investigation the Company has not, and to the Company's knowledge (a) no director or officer of the Company or the Company's Subsidiaries, (b) no person related to any such director or officer by blood, marriage or adoption and residing in the same household and (c) no person who has been knowingly provided material nonpublic information by any one or more of these persons, has purchased or sold, or caused to be purchased or sold, any shares of Company Common Stock or other securities issued by the Company (i) during any period when the Company was in possession of material nonpublic information or (ii) in violation of any applicable provision of the Exchange Act.

          (cc) Disclosure.  The representations and warranties contained in this
     Section 5.03, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section
     5.03 not misleading.

     5.04. Representations and Warranties of Parent. Subject to Sections 5.01 and 5.02 and except as Previously Disclosed, Parent hereby represents and warrants to the Company as follows:

          (a) Organization, Standing and Authority. Parent is duly organized, validly existing and in good standing under the laws of the State of Maine. Parent is duly qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. Parent has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.

          (b) Parent Stock.

             (i) As of the date hereof, the authorized capital stock of Parent consists solely of 400,000,000 shares of Parent Common Stock, of which 151,220,600 shares were outstanding as of December 31, 2001, and 5,000,000 shares of Parent Preferred Stock, of which no shares were outstanding as of the date hereof. The outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the shares of Parent Common Stock have been issued in violation of the preemptive rights of any Person. As of the date hereof, there are no Rights authorized, issued or outstanding with respect to the capital stock of Parent, except for (i) shares of Parent Common Stock issuable pursuant to the Parent Benefits Plans, (ii) shares of Parent Common Stock and/or Parent Preferred Stock issuable upon the exercise of Parent Rights and (iii) by virtue of this Agreement.

             (ii) The shares of Parent Common Stock to be issued in exchange for shares of Company Common Stock in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and the issuance thereof is not subject to any preemptive right.

          (c) Subsidiaries.

             (i) As of the date hereof, the only subsidiary of the Company which constitutes a Significant Subsidiary is the Parent Bank. The Parent Bank has been duly organized and is validly existing in good standing under the laws of United States and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. The Parent Bank is duly licensed by the OCC and its deposits are insured by the FDIC in the manner and to the maximum extent provided by law.

             (ii) As of the date hereof, (A) Parent owns, directly or indirectly, all the issued and outstanding equity securities of the Parent Bank, (B) no equity securities of the Parent Bank are or may become required to be issued (other than to Parent) by reason of any Right or otherwise, (C) there are no contracts, commitments, understandings or arrangements by which the Parent Bank is or may be bound to sell or otherwise transfer any of its equity securities (other than to Parent or any of its wholly-owned Subsidiaries) and (D) there are no contracts, commitments, understandings, or arrangements relating to Parent's rights to vote or to dispose of such securities.

          (d) Corporate Power. Each of Parent and the Parent Bank has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets. Parent has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Stock Option Agreement and to consummate the transactions contemplated hereby and thereby, subject to the receipt of all necessary approvals of Governmental Authorities.

          (e) Corporate Authority. This Agreement and the Stock Option Agreement and the transactions contemplated hereby and thereby have been authorized by all necessary corporate action of Parent and the Parent Board. This Agreement has been duly executed and delivered by Parent and, assuming due authorization, execution and delivery by the Company, this Agreement is a valid and legally binding agreement of Parent enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

          (f) Regulatory Approvals; No Defaults

             (i) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Parent or any of its Subsidiaries in connection with the execution, delivery or performance by Parent and the Parent Bank of this Agreement, the Bank Merger Agreement and the Stock Option Agreement, as applicable, or to consummate the Transactions and the other transactions contemplated hereby and thereby, except for
        (A) filings of applications or notices with and approvals or waivers by the Federal Reserve Board, the OCC, the Massachusetts Bank Commissioner, the Depositors Insurance Fund, the Maine Superintendent, the Massachusetts Board and the MHPF, as required, (B) filings with the SEC and state securities authorities in connection with the issuance of Parent Common Stock in the Merger, (C) the approval of the listing on Nasdaq of the Parent Common Stock to be issued in the Merger, (D) the filing of Articles of Merger with the Secretary of State of the State of Maine pursuant to the MBCA and the Secretary of State of the Commonwealth of Massachusetts pursuant to the MBCL and (E) such corporate approvals and such consents or approvals of, or waivers by, or filings or registrations with, certain of the foregoing federal and state banking agencies in connection with the Bank Merger. As of the date hereof, Parent is not aware of any reason why the approvals set forth above and referred to in Section 7.01(b) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

             (ii) Subject to receipt, or the making, of the consents, approvals and filings referred to in the preceding paragraph and expiration of the related waiting periods, the execution, delivery and performance of this Agreement, the Bank Merger Agreement and the Stock Option Agreement by Parent and the Parent Bank, as applicable, and the consummation of the Transactions and the other transactions contemplated hereby and thereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or Agreement, indenture or instrument of Parent or of any of its Subsidiaries or to which Parent or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the articles of incorporation or bylaws (or similar governing documents) of Parent or any of its Subsidiaries or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

          (g) Financial Reports and SEC Documents; Material Adverse Effect.

             (i)(A) Parent's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it subsequent to December 31, 1998 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act in the form filed or to be filed (collectively, Parent's "SEC Documents") with the SEC, as of the date filed or to be filed, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date; and each of the balance sheets contained in or incorporated by reference into any such SEC Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of Parent and its Subsidiaries as of its date, and each of the statements of income and changes in shareholders' equity and cash flows or equivalent statements in such SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in shareholders' equity and changes in cash flows, as the case may be, of Parent and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein.

             (i)(B) The draft audited consolidated financial statements of Parent at December 31, 2001 and 2000 and for each of the years in the three-year period ended December 31, 2001, delivered by Parent to the Company prior to the execution of this Agreement, (A) comply in all material respects as to form with the applicable securities regulations of the SEC and (B) do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date; and each of the balance sheets contained in such financial statements (including the related notes and schedules thereto) fairly presents the consolidated financial position of Parent and its Subsidiaries as of its date, and each of the consolidated statements of income and changes in shareholders' equity and cash flows or equivalent statements in such financial statements (including any related notes and schedules thereto) fairly presents the consolidated results of operations, changes in shareholders' equity and changes in cash flows, as the case may be, of Parent and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved.

             (ii) Since September 30, 2001, no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.04 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to Parent.

          (h) Litigation. No litigation, claim or other proceeding before any court or governmental agency is pending against Parent or its Subsidiaries and, to Parent's knowledge, no such litigation, claim or other proceeding has been threatened and there are no facts which could reasonably give rise to such litigation, claim or other proceeding.

          (i) No Brokers. No action has been taken by Parent or its Subsidiaries that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement and the Stock Option Agreement.

          (j) Tax Matters. As of the date hereof, Parent does not have any reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of
     Section 368(a) of the Code.

          (k) Regulatory Matters.

        (1)(i) Neither Parent nor any of its Subsidiaries nor any of any of their respective properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or the supervision or regulation of it (collectively, the "Parent Regulatory Authorities"). Parent and its Subsidiaries have paid all assessments made or imposed by any Parent Regulatory Authority.

             (ii) Neither Parent nor any its Subsidiaries has been advised by, and does not have any knowledge of facts which could give rise to an advisory notice by, any Parent Regulatory Authority that such Parent Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

          (l) Compliance With Laws.  Each of Parent and its Subsidiaries:

             (i) is in material compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

             (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Parent's knowledge, no suspension or cancellation of any of them is threatened; and

             (iii) has received, since December 31, 1999, no notification or communication from any Governmental Authority (A) asserting that Parent or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to Parent's knowledge, do any grounds for any of the foregoing exist).

          (m) Ownership of Company Common Stock. Except for the Stock Option Agreement, none of Parent or any of its Subsidiaries, or to Parent's knowledge, any of its other affiliates or associates (as such terms are defined under the Exchange Act), owns beneficially or of record, directly or indirectly, or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, shares of Company Common Stock (other than shares held in a fiduciary capacity that are beneficially owned by third parties or as a result of debts previously contracted) which in the aggregate represent 5% or more of the outstanding Company Common Stock.

          (n) Financial Ability. On the Effective Date, Parent or Parent Bank will have all funds necessary to consummate the Merger and pay the Aggregate Cash Consideration to holders of Company Common Stock pursuant to
     Section 3.01(c) hereof. Each of Parent and Parent Bank is, and immediately following completion of the Transactions will be, in compliance with all capital requirements applicable to it.

          (o) Disclosure.  The representations and warranties contained in this
     Section 5.04, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section
     5.04 not misleading.

                                   ARTICLE VI

                                   COVENANTS

     6.01. Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of the Company and Parent agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Transactions as promptly as practicable and otherwise to enable consummation of the Transactions, including the satisfaction of the conditions set forth in Article VII hereof, and shall cooperate fully with the other party hereto to that end.

     6.02. Shareholder Approval. The Company agrees to take, in accordance with applicable law and the Company Articles and Company Bylaws, all action necessary to convene as soon as reasonably practicable a meeting of its shareholders to consider and vote upon the approval of this Agreement and any other matters required to be approved by the Company's shareholders for consummation of the Transactions (including any adjournment or postponement, the "Company Meeting"). Except with the prior approval of Parent, no other matters shall be submitted for the approval of the Company shareholders at the Company Meeting, other than the annual election of directors of the Company. The Company Board shall at all times prior to and during such meeting recommend such approval and shall take all reasonable lawful action to solicit such approval by its shareholders; provided that nothing in this Agreement shall prevent the Company Board from withholding, withdrawing, amending or modifying its recommendation if the Company Board determines, after consultation with its outside counsel, that such action is legally required in order for the directors to comply with their fiduciary duties to the Company shareholders under applicable law; provided, further, that Section 6.08 shall govern the withholding, withdrawing, amending or modifying of such recommendation in the circumstances described therein.

     6.03. Registration Statement.

          (a) Parent agrees to prepare a registration statement on Form S-4 or other applicable form (the "Registration Statement") to be filed by Parent with the SEC in connection with the issuance of Parent Common Stock in the Merger (including the proxy statement and prospectus and other proxy solicitation materials of the Company constituting a part thereof (the "Proxy Statement") and all related documents). The Company shall prepare and furnish such information relating to it and its directors, officers and shareholders as may be reasonably required in connection with the above referenced documents based on its knowledge of and access to the information required for said documents, and the Company, and its legal, financial and accounting advisors, shall have the right to review in advance such Registration Statement prior to its filing. The Company agrees to cooperate with Parent and Parent's counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from its financial advisor and independent auditor in connection with the Registration Statement and the Proxy Statement. Provided that the Company has cooperated as described above, Parent agrees to file, or cause to be filed, the Registration Statement and the Proxy Statement with the SEC as promptly as reasonably practicable. Each of the Company and Parent agrees to use its reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after the filing thereof. Parent also agrees to use its reasonable best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. After the Registration Statement is declared effective under the Securities Act, the Company shall promptly mail at its expense the Proxy Statement to its shareholders.

          (b) Each of the Company and Parent agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement shall, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement and any amendment or supplement thereto shall, at the date(s) of mailing to shareholders and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Each of the Company and Parent further agrees that if such party shall become aware prior to the Effective Date of any information furnished by such party that would cause any of the statements in the Registration Statement or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other parties thereof and to take the necessary steps to correct the Registration Statement or the Proxy Statement.

          (c) Parent agrees to advise the Company, promptly after Parent receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Parent Common Stock for offering or sale in any jurisdiction, of the initiation or, to the extent Parent is aware thereof, threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

     6.04. Regulatory Filings.

          (a) Each of Parent and the Company and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the Transactions and any other transactions contemplated by this Agreement (including the consolidation of any Company branches with Parent Bank branches or the closure of any Company branches, in each case as Parent in its sole discretion shall deem necessary; provided, however, that in no event shall such branch closures or consolidations be deemed a condition to Parent's obligation hereunder to consummate the Merger), the Bank Merger Agreement and the Stock Option Agreement; and any initial filings with Governmental Authorities (other than the Proxy Statement) shall be made by Parent as soon as reasonably practicable after the execution hereof. Each of Parent and the Company shall have the right to review in advance, and to the extent practicable each shall consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all written information submitted to any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement and the Stock Option Agreement. In exercising the foregoing right, each of such parties agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it shall consult with the other parties hereto with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement, the Bank Merger Agreement and the Stock Option Agreement and each party shall keep the other parties apprised of the status of material matters relating to completion of the transactions contemplated hereby.

          (b) Each party agrees, upon request, to furnish the other parties with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other parties or any of their respective Subsidiaries to any third party or Governmental Authority.

     6.05. Press Releases. The Company and Parent shall consult with each other before issuing any press release with respect to the Transactions or this Agreement and shall not issue any such press release or make any such public statements without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by law or the rules or regulations of Nasdaq. The Company and Parent shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the Transactions as reasonably requested by the other party.

     6.06. Access; Information.

          (a) The Company agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford Parent and Parent's officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties and personnel and to such other information as Parent may reasonably request and, during such period, it shall furnish promptly to Parent all information concerning its business, properties and personnel as Parent may reasonably request.

          (b) Parent agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford the Company and its authorized representatives such access to Parent's personnel as the Company may reasonably request.

          (c) Each party agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this
     Section 6.06 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of law, each party shall keep confidential, and shall cause its representatives to keep confidential, all information and documents obtained pursuant to this Section 6.06 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) unless such information (i) was already known to such party, (ii) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the party to which such information pertains or (iv) is or becomes readily ascertainable from publicly available sources. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party which furnished the same. No investigation by any party of the business and affairs of any other party shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to any party's obligation to consummate the transactions contemplated by this Agreement.

     6.07. Affiliates. The Company shall use its reasonable best efforts to identify those persons who may be deemed to be "affiliates" of the Company within the meaning of Rule 145 promulgated by the SEC under the Securities Act (the "Company Affiliates") and to cause each person so identified to deliver to Parent as soon as practicable, and in any event prior to the date of the Company Meeting, a written agreement to comply with the requirements of Rule 145 under the Securities Act in connection with the sale or other transfer of Parent Common Stock received in the Merger, which agreement shall be in a form reasonably satisfactory to the Company.

     6.08. Acquisition Proposals. The Company agrees that neither it nor any of its Subsidiaries nor any of their respective officers or directors shall, and that it shall direct and use its reasonable best efforts to cause its and each such Subsidiary's employees, agents and representatives not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving, or any purchase of all or substantially all of the assets of the Company or more than 10% of the outstanding equity securities of the Company or any of its Subsidiaries (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal"). The Company further agrees that neither the Company nor any of its Subsidiaries nor any of their respective officers and directors shall, and that it shall direct and use its reasonable best efforts to cause its and each such Subsidiary's employees, agents and representatives not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent the Company or the Company Board from (A) complying with its disclosure obligations under federal or state law; (B) providing information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal if the Company Board receives from the Person so requesting such information an executed confidentiality agreement; (C) engaging in any negotiations or discussions with any Person who has made an unsolicited bona fide written Acquisition Proposal or (D) recommending such an Acquisition Proposal to the shareholders of the Company, if and only to the extent that, (i) in each such case referred to in clause (B),
(C) or (D) above, the Company Board determines in good faith (after consultation with outside legal counsel) that such action would be required in order for its directors to comply with their respective fiduciary duties under applicable law and (ii) in the case referred to in clause (D) above, the Company Board determines in good faith (after consultation with its financial advisor) that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal and would, if consummated, result in a transaction more favorable to the Company's shareholders from a financial point of view than the Merger. The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposals. The Company agrees that it will notify Parent immediately if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, any of its representatives.

     6.09. Certain Policies. Prior to the Effective Date, each of the Company and its Subsidiaries shall, consistent with GAAP, the rules and regulations of the SEC and applicable banking laws and regulations, modify or change its loan, OREO, accrual, reserve, tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of Parent; provided, however, that no such modifications or changes need be made prior to the satisfaction of the conditions set forth in Section 7.01(b); and further provided that in any event, no accrual or reserve made by the Company or any of its Subsidiaries pursuant to this Section 6.09 shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of the Company or its management with any such adjustments.

     6.10. Nasdaq Listing. Parent agrees to use its reasonable best efforts to list, prior to the Effective Date, on the Nasdaq the shares of Parent Common Stock to be issued in connection with the Merger.

     6.11. Indemnification.

          (a) From and after the Effective Time, Parent (the "Indemnifying Party") shall indemnify and hold harmless each present and former director, officer and employee of the Company or a Company Subsidiary, as applicable, determined as of the Effective Time (the "Indemnified Parties") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she was a director, officer, employee, fiduciary or agent of the Company or any Company Subsidiary or is or was serving at the request of the Company or any of the Company Subsidiaries as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, including without limitation matters related to the negotiation, execution and performance of this Agreement, the Stock Option Agreement or any of the transactions contemplated hereby and thereby, to the fullest extent which such Indemnified Parties would be entitled under the Company Articles and Company Bylaws or equivalent documents of any Company Subsidiary, as applicable, or any agreement, arrangement or understanding which has been Previously Disclosed by the Company pursuant to this Section, in each case as in effect on the date hereof. Without limiting the foregoing, Parent also agrees that limitations on liability existing in favor of the Indemnified Parties as provided in the Company Articles and Company Bylaws or similar governing documents of the Company Subsidiaries as in effect on the date hereof with respect to matters occurring prior to the Effective Time shall survive the Merger and the Bank Merger and shall continue in full force and effect from and after the Effective Time.

          (b) Any Indemnified Party wishing to claim indemnification under this
     Section 6.11, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Indemnifying Party, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party if such failure does not actually prejudice the Indemnifying Party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Indemnifying Party shall have the right to assume the defense thereof and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Indemnifying Party and the Indemnified Parties, the Indemnified Parties may retain counsel which is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction),
     (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent and (iv) the Indemnifying Party shall have no obligation hereunder in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations.

          (c) Prior the Effective Time, Parent shall use its reasonable best efforts to purchase an extended reporting period endorsement under the Company's existing directors' and officers' liability insurance coverage for the Company's directors and officers in a form reasonably acceptable to the Company which shall provide such directors and officers with coverage for six years following the Effective Time of not less than the existing coverage under, and have other terms no materially less favorable on the whole to, the insured persons than the directors' and officers' liability insurance coverage presently maintained by the Company, provided that in no event shall Parent be required to expend in any one year an amount in excess of 150% of the annual premiums currently paid by the Company for such insurance (the "Insurance Amount"), and further provided that if Parent is unable to maintain or obtain the insurance called for by this Section 6.11(c) as a result of the preceding provision, Parent shall use its reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount with respect to acts or omissions occurring prior to the Effective Time by such directors and officers in their capacities as such.

          (d) If Parent or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of Parent shall assume the obligations set forth in this Section 6.11.

     6.12. Benefit Plans.

          (a) As soon as administratively practicable after the Effective Time, Parent shall take all reasonable action so that employees of the Company and its Subsidiaries shall be entitled to participate in each employee benefit plan, program or arrangement of Parent of general applicability (the "Parent Benefits Plans") to the same extent as similarly-situated employees of Parent and its Subsidiaries (it being understood that inclusion of the employees of the Company and its Subsidiaries in the Parent Benefits Plans may occur at different times with respect to different plans.) Parent shall cause each Parent Benefits Plan in which employees of the Company and its Subsidiaries are eligible to participate to recognize, for purposes of determining eligibility to participate in, the vesting of benefits and for all other purposes (but not for accrual of pension benefits) under the Parent Benefit Plans, the service of such employees with the Company and its Subsidiaries to the same extent as such service was credited for such purpose by the Company. Nothing herein shall limit the ability of Parent to amend or terminate any of the Company's Benefits Plans in accordance with their terms at any time.

          (b) Except as otherwise expressly provided in this Agreement and in the Termination Agreement to be executed pursuant to Section 6.14 hereof, Parent shall honor, and the Surviving Corporation shall continue to be obligated to perform, in accordance with their terms, all benefit obligations to, and contractual rights of, current and former employees of the Company existing as of the Effective Date, as well as all employment, severance, deferred compensation or "change-in-control" agreements, plans or policies of the Company which are Previously Disclosed. Parent acknowledges that the consummation of the Merger will constitute a "change-in-control" of the Company for purposes of any employee benefit plans, agreements and arrangements of the Company.

          (c) If employees of the Company or any of its Subsidiaries become eligible to participate in a medical, dental or health plan of Parent, Parent shall cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions covered under the applicable medical, health or dental plans of Parent, (ii) provide full credit for under such plans any deductibles, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to such participation and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time to the extent such employee had satisfied any similar limitation or requirement under an analogous Plan prior to the Effective Time.

          (d) For a period of six months following the Effective Time, Parent shall provide all employees of the Company and its Subsidiaries whose employment was terminated other than for cause, disability or retirement at or following the Effective Time, and who so desires, job counseling and outplacement assistance services in accordance with Parent's employment policies and practices, shall assist such employees in locating new employment and shall notify all such employees who want to be so notified of opportunities for positions with Parent or any of its Subsidiaries for which Parent reasonably believes such persons are qualified and shall consider any application for such positions submitted by such persons, provided, however, that any decision to offer employment to any such person shall be made in the sole discretion of Parent.

          (e) All employees of the Company or a Company Subsidiary as of the Effective Time shall become employees of Parent or a Parent Subsidiary as of the Effective Time, and Parent or a Parent Subsidiary will use its reasonable best efforts to give such persons (other than any such person who is party to an employment agreement, a severance agreement or a special termination agreement) at least four weeks prior written notice of any job elimination after the Effective Time for a period of 90 days following the Effective Time. Subject to such four-week notice requirement, Parent or a Parent Subsidiary shall have no obligation to continue the employment of any such person and nothing contained herein shall give any employee of the Company or a Company Subsidiary the right to continue employment with Parent or a Parent Subsidiary after the Effective Time. An employee of the Company or a Company Subsidiary (other than an employee who is party to an employment agreement, a severance agreement or a special termination agreement) whose employment is involuntarily terminated other than for cause following the Effective Time shall be entitled to receive severance payments in accordance with, and to the extent provided in, the Company Bank's Merger Severance Benefit Program, as amended, a copy of which Parent acknowledges has been provided to it by the Company.

     6.13. Bank Merger. Parent and the Company agree to take all action necessary and appropriate, including causing the entering into of an appropriate merger agreement (the "Bank Merger Agreement"), to cause the Company Bank to merge with and into the Parent Bank (the "Bank Merger") in accordance with applicable laws and regulations and the terms of the Bank Merger Agreement and as soon as practicable after consummation of the Merger.

     6.14. Termination Agreement; Employment and Noncompetition Agreement. Concurrently with the execution of this Agreement by the Company and Parent, (i) Parent, the Company, the Company Bank, Eastern Bank, as Trustee, and David L. Grey shall enter into a Termination Agreement in the form of Annex C hereto, and
(ii) Banknorth and David L. Grey shall enter into an Employment and Noncompetition Agreement in the form of Annex D hereto.

     6.15. Notification of Certain Matters. Each of the Company and Parent shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

                                  ARTICLE VII

                    CONDITIONS TO CONSUMMATION OF THE MERGER

     7.01. Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each of the parties hereto to consummate the Merger is subject to the fulfillment or written waiver by the parties hereto prior to the Closing Date of each of the following conditions:

          (a) Shareholder Approval. This Agreement shall have been duly approved by holders of not less than a majority of the outstanding shares of the Company Common Stock.

          (b) Regulatory Approvals. All regulatory approvals required to consummate the Transactions shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements which the Parent Board reasonably determines in good faith would, individually or in the aggregate, materially reduce the benefits of the Transactions to such a degree that Parent would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof.

          (c) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the Transactions.

          (d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.

          (e) Listing. The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on the Nasdaq.

          (f) Tax Opinion. Each of Parent and the Company shall have received the written opinion of Elias, Matz, Tiernan & Herrick L.L.P., in form and substance reasonably satisfactory to both the Company and Parent, dated as of the Effective Date, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and Parent and the Company will each be a party to the reorganization within the meaning of
     Section 368(b) of the Code, and that accordingly:

             (i) no gain or loss will be recognized by Parent or the Company as a result of the Merger;

             (ii) no gain or loss will be recognized by the shareholders of the Company who exchange their Company Common Stock solely for Parent Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Parent Common Stock);

             (iii) the tax basis of the Parent Common Stock received by the shareholders of the Company who exchange all of their Company Common Stock solely for Parent Common Stock in the Merger will be the same as the tax basis of the Company Common Stock surrendered in exchange therefor; and

             (iv) the holding period of the Parent Common Stock received by a shareholder of the Company pursuant to the Merger will include the period during which the Company Common Stock surrendered therefor was held, provided the Company Common Stock is a capital asset in the hands of the shareholder of the Company at the time of the Merger.

     In rendering such opinion, such counsel may require and rely upon representations and covenants including those contained in certificates of officers of Parent, the Company and others.

     7.02. Conditions to Obligation of the Company. The obligation of the Company to consummate the Merger is also subject to the fulfillment or written waiver by the Company prior to the Closing Date of each of the following conditions:

          (a) Representations and Warranties. The representations and warranties of Parent set forth in this Agreement, subject in all cases to the standard set forth in Section 5.02, shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and the Company shall have received a certificate, dated the Effective Date, signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

          (b) Performance of Obligations of Parent. Parent shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate, dated the Effective Date, signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

          (c) Other Actions. Parent shall have furnished the Company with such certificates of its respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.01 and
     7.02 as the Company may reasonably request.

     7.03. Conditions to Obligations of Parent. The obligations of Parent to consummate the Merger are also subject to the fulfillment or written waiver by Parent prior to the Closing Date of each of the following conditions:

          (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement, subject in all cases to the standard set forth in Section 5.02, shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and Parent shall have received a certificate, dated the Effective Date, signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

          (b) Performance of Obligations of Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Parent shall have received a certificate, dated the Effective Date, signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

          (c) Dissenting Shares. Dissenting Shares shall not represent 10% or more of the outstanding Company Common Stock.

          (d) Other Agreements. The agreements referred to in Section 6.14 shall have been duly executed and delivered by the respective parties thereto and shall be in full force and effect, and each party thereto other than Banknorth shall have performed in all material respects all obligations required to be performed by it thereunder at or prior to the Effective Time.

          (e) Other Actions. The Company shall have furnished Parent with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.01 and 7.03 as Parent may reasonably request.

                                  ARTICLE VIII

                                  TERMINATION

     8.01. Termination. This Agreement may be terminated, and the Transactions may be abandoned:

          (a) Mutual Consent. At any time prior to the Effective Time, by the mutual consent of Parent and the Company if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

          (b) Breach. At any time prior to the Effective Time, by Parent or the Company if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of: (i) a breach by Parent or the Company, as the case may be, of any representation or warranty contained herein (subject to the standard set forth in Section 5.02), which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party or parties of such breach; or (ii) a breach by Parent or the Company, as the case may be, of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party or parties of such breach, which breach (whether under (i) or (ii)) would be reasonably expected, individually or in the aggregate with other breaches, to result in a Material Adverse Effect with respect to Parent or the Company, as the case may be.

          (c) Delay. At any time prior to the Effective Time, by Parent or the Company if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Transactions are not consummated by December 31, 2002, except to the extent that the failure of the

     Merger then to be consummated arises out of or results from the knowing action or inaction of (i) the party seeking to terminate pursuant to this
     Section 8.01(c) or (ii) any of the Shareholders (if the Company is the party seeking to terminate), which action or inaction is in violation of its obligations under this Agreement or, in the case of the Shareholders, his, her or its obligations under the relevant Shareholder Agreement.

          (d) No Regulatory Approval. By the Company or Parent, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event (i) the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority or an application therefor shall have been permanently withdrawn at the request of a Governmental Authority or (ii) the shareholder approval referred to in
     Section 7.01(a) herein is not obtained at the Company Meeting.

          (e) No Shareholder Approval. By either Parent or the Company if any approval of the shareholders of the Company contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the Company Meeting.

          (f) Failure to Recommend. At any time prior to the Company Meeting, by Parent if (i) the Company shall have breached Section 6.08, (ii) the Company Board shall have failed to make its recommendation referred to in
     Section 6.02, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of Parent or (iii) the Company shall have materially breached its obligations under Section 6.02 by failing to call, give notice of, convene and hold the Company Meeting in accordance with Section 6.02.

          (g) Certain Tender or Exchange Offers. By Parent if a tender offer or exchange offer for 10% or more of the outstanding shares of Company Common Stock is commenced (other than by Parent or a Subsidiary thereof), and the Company Board recommends that the shareholders of the Company tender their shares in such tender or exchange offer or otherwise fails to recommend that such shareholders reject such tender offer or exchange offer within the 10 business day period specified in Rule 14e-2(a) under the Exchange Act.

     8.02. Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) as set forth in Section 9.01 and (ii) that termination will not relieve a breaching party from liability for any willful breach of any covenant, agreement, representation or warranty of this Agreement giving rise to such termination.

                                   ARTICLE IX

                                 MISCELLANEOUS

     9.01. Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than agreements or covenants contained herein that by their express terms are to be performed after the Effective Time, and the Stock Option Agreement, the Termination Agreement and the Employment and Noncompetition Agreement, which shall terminate in accordance with the terms thereof) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 6.06(c), 8.02 and, excepting Section 9.12 hereof, this Article IX, which shall survive any such termination, and the Stock Option Agreement). Notwithstanding anything in the foregoing to the contrary, no representations, warranties, agreements and covenants contained in this Agreement shall be deemed to be terminated or extinguished so as to deprive a party hereto or any of its affiliates of any defense at law or in equity which otherwise would be available against the claims of any Person, including without limitation any shareholder or former shareholder.

     9.02. Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (i) waived by the party benefited by the provision or (ii) amended or modified at any time, by an agreement in writing among the parties hereto executed in the same manner as this Agreement, except that after the Company Meeting no amendment shall be made which by law requires further approval by the shareholders of the Company without obtaining such approval.

     9.03. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

     9.04. Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Maine applicable to contracts made and to be performed entirely within such State.

     9.05. Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel and, in the case of Parent, the registration fee to be paid to the SEC in connection with the Registration Statement, except that expenses of printing the Proxy Statement shall be shared equally between the Company and Parent, and provided further that nothing contained herein shall limit either party's rights to recover any liabilities or damages arising out of the other party's willful breach of any provision of this Agreement.

     9.06. Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

     If to the Company to:
        Ipswich Bancshares, Inc.
        23 Market Street
        Ipswich, Massachusetts 01938
        Attention: David L. Grey
                   President and Chief Executive Officer
        Fax: (978) 356-9732

     With a copy to:
        Foley, Hoag & Eliot LLP
        One Post Office Square
        Boston, Massachusetts 02109-2170
        Attention: Peter Coogan, Esq. and
                   Carol Hempfling Pratt, Esq.
        Fax: (617) 832-7000

     If to Parent to:
        Banknorth Group, Inc.
        P.O. Box 9540
        Two Portland Square
        Portland, Maine 04112-9540
        Attention: William J. Ryan
                   Chairman, President
                and Chief Executive Officer
        Fax: (207) 761-8587

     With a copy to:
        Elias, Matz, Tiernan & Herrick L.L.P.
        12th Floor, The Walker Building
        734 15th Street, N.W.
        Washington, D.C. 20005
        Attention: Gerard L. Hawkins, Esq.
        Fax: (202) 347-2172

     9.07. Entire Understanding; No Third Party Beneficiaries. This Agreement, the Shareholder Agreements, the Stock Option Agreement, the Termination Agreement and the Employment and Noncompetition Agreement represent the entire understanding of the parties hereto and thereto with reference to the transactions contemplated hereby and thereby and this Agreement, the Shareholder Agreements, the Stock Option Agreement, the Termination Agreement and the Employment and Noncompetition Agreement supersede any and all other oral or written agreements heretofore made. Except for the Indemnified Parties' right to enforce Parent's obligation under Section 6.11, which are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     9.08. Severability.  Except to the extent that application of this Section
9.08 would have a Material Adverse Effect on the Company or Parent, any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. In all such cases, the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

     9.09. Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     9.10. Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

     9.11. Assignment. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other party. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     9.12. Alternative Structure. Notwithstanding any provision of this Agreement to the contrary, Parent may at any time modify the structure of the acquisition of the Company set forth herein, subject to the prior written consent of the Company, which consent shall not be unreasonably withheld or delayed, provided that (i) the Merger Consideration to be paid to the holders of Company Common Stock is not thereby changed in kind or reduced in amount as a result of such modification, (ii) such modification will not adversely affect the tax treatment of the Company's shareholders as a result of receiving the Merger Consideration and (iii) such modification will not materially delay or jeopardize receipt of any required approvals of Governmental Authorities.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

                                            BANKNORTH GROUP, INC.

                                            By:     /s/ WILLIAM J. RYAN
                                              ----------------------------------
                                                Name: William J. Ryan
                                                Title:Chairman, President and
                                                      Chief Executive Officer

                                            IPSWICH BANCSHARES, INC.

                                            By:      /s/ DAVID L. GREY
                                              ----------------------------------
                                                Name: David L. Grey
                                                Title:President and Chief
                                                      Executive Officer

                                            By:     /s/ FRANCIS KENNEY
                                              ----------------------------------
                                                Name: Francis Kenney
                                                Title:Treasurer and
                                                      Chief Financial Officer

                                                                         ANNEX A

                             SHAREHOLDER AGREEMENT

     SHAREHOLDER AGREEMENT (the "Agreement"), dated as of February 26, 2002, by
and between                , a shareholder ("Shareholder") of Ipswich
Bancshares, Inc., a Massachusetts corporation (the "Company"), and Banknorth Group, Inc., a Maine corporation ("Parent"). All terms used herein and not defined herein shall have the meanings assigned thereto in the Merger Agreement (defined below).

     WHEREAS, Parent and the Company have entered into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), pursuant to which the Company will merge with and into Parent on the terms and conditions set forth therein and, in connection therewith, outstanding shares of Company Common Stock will be converted into shares of Parent Common Stock and/or cash in the manner set forth therein; and

     WHEREAS, Shareholder owns the shares of Company Common Stock identified on Annex I hereto (such shares, together with all shares of Company Common Stock subsequently acquired by Shareholder during the term of this Agreement, being referred to as the "Shares"); and

     WHEREAS, in order to induce Parent to enter into the Merger Agreement, Shareholder, solely in such Shareholder's capacity as a shareholder of the Company and not in any other capacity, has agreed to enter into and perform this Agreement.

     NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

          1. Agreement to Vote Shares. Shareholder agrees that at any meeting of the shareholders of the Company, or in connection with any written consent of the shareholders of the Company, Shareholder shall:

             (i) appear at each such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

             (ii) vote (or cause to be voted), in person or by proxy, or deliver a written consent (or cause a consent to be delivered) covering, all the Shares (whether acquired heretofore or hereafter) that are beneficially owned by Shareholder or as to which Shareholder has, directly or indirectly, the right to vote or direct the voting, (x) in favor of adoption and approval of the Merger Agreement and the Merger and any other action requested by Parent in furtherance thereof; (y) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement or of Shareholder contained in this Agreement; and (z) against any Acquisition Proposal or any other action, agreement or transaction that is intended, or could reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the Merger or this Agreement.

          2. No Transfers Prior to the Company Meeting (as defined in the Merger Agreement), Shareholder agrees not to, directly or indirectly, sell transfer, pledge, assign or otherwise dispose of, or enter into any contract option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Shares. In the case of any transfer by operation of law, this Agreement shall be binding upon and inure to the transferee(s). Any transfer or other disposition in violation of the terms of this Section 2 shall be null and void.

          3. Representations and Warranties of Shareholder. Shareholder represents and warrants to and agrees with Parent as follows:

             A. Capacity. Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.

             B. Binding Agreement. This Agreement constitutes the valid and legally binding obligation of Shareholder, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

             C. Non-Contravention. The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.

             D. Ownership of Shares. Shareholder has good title to all of the Shares as of the date hereof, and, except as set forth on Annex I hereto, the Shares are so owned free and clear of any liens, security interests, charges or other encumbrances.

          4. Specific Performance and Remedies. Shareholder acknowledges that it will be impossible to measure in money the damage to Parent if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, Parent will not have an adequate remedy at law or in equity. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy, in addition to remedies at law or in damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that Parent has an adequate remedy at law. Shareholder agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with Parent's seeking or obtaining such equitable relief. In addition, after discussing the matter with Shareholder, Parent shall have the right to inform any third party that Parent reasonably believes to be, or to be contemplating, participating with Shareholder or receiving from Shareholder assistance in violation of this Agreement, of the terms of this Agreement and of the rights of Parent hereunder, and that participation by any such persons with Shareholder in activities in violation of Shareholder's agreement with Parent set forth in this Agreement may give rise to claims by Parent against such third party.

          5. Term of Agreement; Termination.

             A. The term of this Agreement shall commence on the date hereof.

             B. This Agreement shall terminate upon the date, if any, of termination of the Merger Agreement in accordance with its terms. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, such termination shall not relieve any party from liability for any breach of this Agreement prior to such termination.

             C. If the Merger Agreement is not terminated in accordance with its terms, this Agreement (except for the provisions of Sections 3, 8 and 9, which shall survive the Effective Time) shall terminate upon the Effective Time. Upon such termination, no party shall have any further obligations or liabilities under this Agreement; provided, however, such termination shall not relieve any party from liability for any breach of such Section prior to such termination.

          6. Entire Agreement. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

          7. Notices. All notices, requests, claims, demands or other communications hereunder shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation if sent by telecopy or like transmission and on the next business day when sent by a reputable overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        If to Parent:
           Banknorth Group, Inc.
           P.O. Box 9540
           Two Portland Square
           Portland, Maine 04112-9540
           Attention: William J. Ryan
                      Chairman, President and Chief Executive Officer
           Fax: (207) 761-8587

        With a copy to:
           Elias, Matz, Tiernan & Herrick, L.L.P.
           734 15th Street, N.W.
           Washington, D.C. 20005
           Attn: Gerard L. Hawkins, Esq.
           Fax: (202) 347-2172

        If to Shareholder:

        With a copy to:
           Foley Hoag & Eliot LLP
           One Post Office Square
           Boston, Massachusetts 02109-2170
           Attention: Peter Coogan, Esq.
           Fax: (617) 832-7000

          8. Miscellaneous.

             A. Severability. If any provision of this Agreement or the application of such provision to any person or circumstances shall be held invalid or unenforceable by a court of competent jurisdiction, such provision or application shall be unenforceable only to the extent of such invalidity or unenforceability, and the remainder of the provision held invalid or unenforceable and the application of such provision to persons or circumstances, other than the party as to which it is held invalid, and the remainder of this Agreement, shall not be affected.

             B. Capacity. The covenants contained herein shall apply to Shareholder solely in his or her capacity as a shareholder of the Company, and no covenant contained herein shall apply to Shareholder in his or her capacity as a director, officer or employee of the Company or in any other capacity. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of the Shareholder to comply with his or her fiduciary duties as a director of the Company.

             C. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

             D. Headings. All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

             E. CHOICE OF LAW. THIS AGREEMENT SHALL BE DEEMED A CONTRACT MADE UNDER, AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF MAINE, WITHOUT REFERENCE TO ITS CONFLICTS OF LAW PRINCIPLES.

          9. Attorney's Fees. The prevailing party or parties in any litigation, arbitration, mediation, bankruptcy, insolvency or other proceeding ("Proceeding") relating to the enforcement or interpretation of this Agreement may recover from the unsuccessful party or parties all fees and disbursements of counsel (including expert witness and other consultants' fees and costs) relating to or arising out of (a) the Proceeding (whether or not the Proceeding proceeds to judgment), and (b) any post-judgment or post-award proceeding including, without limitation, one to enforce or collect any judgment or award resulting from the Proceeding. All such judgments and awards shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses, and fees and disbursements of counsel.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

                                            BANKNORTH GROUP, INC.

                                            By:
                                              ----------------------------------
                                                Name: William J. Ryan
                                                Title:  Chairman, President and
                                                        Chief Executive Officer

                                            [SHAREHOLDER]

                                            ------------------------------------
                                            (Signature)

                                    ANNEX I
                             SHAREHOLDER AGREEMENT

                            Number of Shares Owned:

                                AMENDMENT NO. 1
                                       TO
                          AGREEMENT AND PLAN OF MERGER

     Amendment No. 1, dated as of March 27, 2002 (the "Amendment"), to the Agreement and Plan of Merger, dated as of February 26, 2002, (the "Agreement"), between Banknorth Group, Inc. ("Parent") and Ipswich Bancshares, Inc. (the "Company").

                                   WITNESSETH

     WHEREAS, pursuant to Section 9.02 of the Agreement, the parties to the Agreement desire to amend the Agreement;

     NOW THEREFORE, in consideration of the premises, the mutual agreements herein set forth and such other consideration the sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

          1. Section 3.09(b). The introductory clause of Section 3.09(b) of the Agreement is hereby amended to read as follows:

           "Notwithstanding the provisions of paragraph (a) of this Section 3.09, in the event that a holder of Company Options so elects pursuant to a written election submitted to the Company prior to the fifth Business Day preceding the Effective Time, which shall be..."

          2. Section 3.02(f). Section 3.02(f) is hereby amended in its entirety to read as follows:

           "(f) If the tax opinion referred to in Section 7.01(f) cannot be rendered (as reasonably determined by Elias, Matz, Tiernan & Herrick L.L.P.) as a result of the Merger potentially failing to qualify as a reorganization under Section 368(a) of the Code, then Parent shall direct the Exchange Agent to convert a sufficient number of No-Election Shares, and to the extent necessary Cash Election Shares, into Stock Election Shares to enable such tax opinion to be rendered."

          3. Effectiveness. This Amendment shall be deemed effective as of the date first above written, as if executed on such date. Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect and shall be otherwise unaffected.

          4. Governing Law. This Amendment shall be governed by and construed in accordance with the laws the State of Maine applicable to agreements made and entirely to be performed within such State.

          5. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall for all purposes be deemed an original, and all of which together shall constitute but one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in counterparts by their duly authorized officers as of the day and year first above written.

                                            BANKNORTH GROUP, INC.

                                            By:     /s/ WILLIAM J. RYAN
                                              ----------------------------------
                                                Name: William J. Ryan
                                                Title:  Chairman, President and
                                                        Chief Executive Officer

                                            IPSWICH BANCSHARES, INC.

                                            By:      /s/ DAVID L. GREY
                                              ----------------------------------
                                                Name: David L. Grey
                                                Title:  President and
                                                        Chief Executive Officer

                                            By:     /s/ FRANCIS KENNEY
                                              ----------------------------------
                                                Name: Francis Kenney
                                                Title:  Treasurer and
                                                        Chief Financial Officer

                                                                        ANNEX II

                             STOCK OPTION AGREEMENT

     Stock Option Agreement, dated as of February 26, 2002, between Banknorth Group, Inc., a Maine corporation ("Grantee"), and Ipswich Bancshares, Inc., a Massachusetts corporation ("Issuer").

                                  WITNESSETH:

     WHEREAS, Grantee and Issuer have entered into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement"), which provides for the merger of Issuer with and into Grantee on the terms and conditions set forth therein; and

     WHEREAS, as a condition and an inducement to Grantee to enter into the Merger Agreement, Issuer has agreed to grant Grantee the Option (as hereinafter defined);

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

     1. (a) Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, up to an aggregate of 384,438 fully paid and nonassessable shares (the "Option Shares") of common stock, par value $0.10 per share, of Issuer (the "Common Stock") at a price per share equal to $15.35 (the "Option Price"); provided, however, that in no event shall the number of shares for which this Option is exercisable exceed 19.9% of the issued and outstanding shares of Common Stock. The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.

        (b) In the event that any additional shares of Common Stock are either
(i) issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement and other than pursuant to an event described in Section 5 hereof), including, without limitation, pursuant to stock option or other employee plans or as a result of the exercise of conversion rights, or (ii) redeemed, repurchased, retired or otherwise cease to be outstanding after the date of this Agreement, the number of shares of Common Stock subject to the Option shall be increased or decreased, as appropriate, so that, after such event, such number equals 19.9% of the number of shares of Common Stock then issued and outstanding without giving effect to any shares subject to or issued pursuant to the Option. Nothing contained in this Section l(b) or elsewhere in this Agreement shall be deemed to authorize Issuer or Grantee to breach any provision of the Merger Agreement.

     2. (a) The Holder (as hereinafter defined) may exercise the Option, in whole or part, and from time to time, if, but only if, both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined), provided that the Holder shall have sent the Exercise Notice (as hereinafter defined) within ninety (90) days following such Subsequent Triggering Event (or such later period as provided in Section 10). Each of the following shall be an Exercise Termination Event: (i) the Effective Time (as defined in the Merger Agreement); (ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event, except a termination by Grantee pursuant to Section 8.01(b) of the Merger Agreement (unless the breach by Issuer giving rise to such right of termination was non-volitional (a "Listed Termination")); or (iii) the passage of 12 months (or such longer period as provided in Section 10) after termination of the Merger Agreement if such termination follows the occurrence of an Initial Triggering Event or is a Listed Termination, provided that if an Initial Triggering Event continues or occurs beyond such termination and prior to the passage of such 12-month-period, the Exercise Termination Event shall be 12 months from the expiration of the Last Triggering Event but in no event more than 18 months after such termination. The term "Last Triggering Event" shall mean the last Initial Triggering Event to be in effect, and the term "Holder" shall mean the permitted holder or holders of the Option pursuant to this

Agreement. Notwithstanding anything to the contrary contained herein, the Option may not be exercised at any time when Grantee shall be in willful material breach of any of its covenants or agreements contained in the Merger Agreement such that Issuer shall be entitled to terminate the Merger Agreement pursuant to
Section 8.01(b) thereof as a result of such a willful material breach.

          (b) The term "Initial Triggering Event" shall mean any of the following events or transactions occurring on or after the date hereof:

             (i) Issuer or any Subsidiary (as hereinafter defined) of Issuer (an "Issuer Subsidiary"), without having received Grantee's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the rules and regulations thereunder), other than Grantee or any Subsidiary of Grantee (a "Grantee Subsidiary") or the Board of Directors of Issuer (the "Issuer Board") shall have recommended that the stockholders of Issuer approve or accept any Acquisition Transaction with any person other than Grantee or a Grantee Subsidiary. For purposes of this Agreement, (a) "Acquisition Transaction" shall mean (w) a merger or consolidation, or any similar transaction, involving Issuer or any Issuer Subsidiary, (x) a purchase, lease or other acquisition or assumption of all or any substantial part of the consolidated assets or consolidated deposits of Issuer or any Issuer Subsidiary, (y) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Issuer or any Issuer Subsidiary or (z) any substantially similar transaction, provided that in no event shall (i) any merger, consolidation, purchase or similar transaction involving only Issuer and one or more of its Subsidiaries, or involving only any two or more of such Subsidiaries, be deemed to be an Acquisition Transaction, provided that any such transaction is not entered into in violation of the terms of the Merger Agreement, or (ii) the transactions contemplated by the Merger Agreement or the entering into of the Merger Agreement be deemed to be an Acquisition Transaction; and (b) "Subsidiary" shall have the meaning set forth in Rule 12b-2 under the 1934 Act;

             (ii) After the date hereof, any person, other than Grantee or a Grantee Subsidiary, shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Common Stock (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the 1934 Act, and the rules and regulations thereunder);

             (iii) The stockholders of Issuer shall have voted and failed to approve the Merger Agreement at a meeting which has been held for that purpose or any adjournment or postponement thereof, or such meeting shall not have been held in violation of the Merger Agreement or shall have been cancelled prior to termination of the Merger Agreement if, in each case prior to such meeting (or if such meeting shall not have been held or shall have been cancelled, prior to such termination), it shall have been publicly announced that any person (other than Grantee or a Grantee Subsidiary) shall have made, or publicly disclosed an intention to make, a proposal to engage in an Acquisition Transaction;

             (iv) The Issuer Board, without having received Grantee's prior written consent, shall have withdrawn or modified, or publicly announced its intention to withdraw or modify in any manner adverse in any respect to Grantee, its recommendation that the stockholders of Issuer approve the transactions contemplated by the Merger Agreement in anticipation of engaging in an Acquisition Transaction, or Issuer or any Issuer Subsidiary shall have authorized, recommended or proposed, or publicly announced its intention to authorize, recommend or propose, an agreement to engage in an Acquisition Transaction with any person other than Grantee or a Grantee Subsidiary;

             (v) Any person other than Grantee or a Grantee Subsidiary shall have filed with the Securities and Exchange Commission ("SEC") a registration statement or tender offer materials with respect to a potential exchange offer or tender offer that would constitute an Acquisition Transaction (or filed a preliminary proxy statement with the SEC with respect to a potential vote by its stockholders to approve the issuance of shares to be offered in such an exchange offer);

             (vi) Issuer shall have breached any covenant or obligation contained in the Merger Agreement after a proposal is made by any third party, other than Grantee or a Grantee Subsidiary, to engage in an Acquisition Transaction and following such breach (x) Grantee would be entitled to terminate the Merger Agreement (whether immediately or after the giving of notice or passage of time or both) and (y) such breach shall not have been cured prior to the Notice Date (as defined below); or

             (vii) Any person other than Grantee or a Grantee Subsidiary, without Grantee's prior written consent, shall have filed an application or notice with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") or other federal or state bank regulatory or antitrust authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

     The acquisition of additional shares of Common Stock by David L. Grey, who beneficially owns more than 10% of the outstanding Common Stock as of the date hereof, shall not be deemed to be an Initial Triggering Event within the meaning of subparagraph (ii) above as long as he is party to and in compliance with the Shareholder Agreement between him and Grantee dated as of the date hereof.

          (c) The term "Subsequent Triggering Event" shall mean any of the following events or transactions occurring after the date hereof:

             (i) the acquisition by any person (other than Grantee or any Grantee Subsidiary) of beneficial ownership of 25% or more of the then outstanding Common Stock; or

             (ii) the occurrence of the Initial Triggering Event described in clause (i) of subsection (b) of this Section 2, except that the percentage referred to in clause (y) of the second sentence thereof shall be 25%.

          (d) Issuer shall notify Grantee promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event (together, a "Triggering Event") of which it has notice, it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.

          (e) In the event the Holder is entitled to and wishes to exercise the Option (or any portion thereof), it shall send to Issuer a written notice (an "Exercise Notice," the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares of Common Stock it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase (the "Closing," the date of which being herein referred to as the "Closing Date"); provided that if prior notification to or approval of the Federal Reserve Board or any other regulatory or antitrust agency is required in connection with such purchase, the Holder shall promptly file the required notice or application for approval, shall promptly notify Issuer of such filing and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto. The term "business day" for purposes of this Agreement means any day, excluding Saturdays, Sundays and any other day that is a legal holiday in the Commonwealth of Massachusetts or a day on which banking institutions in the Commonwealth of Massachusetts are authorized by law or executive order to close.

          (f) At a Closing, the Holder shall (i) pay to Issuer the aggregate purchase price for the Option Shares purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer and (ii) present and surrender this Agreement to Issuer at its principal executive offices, provided that the failure or refusal of the Issuer to designate such a bank account or accept surrender of this Agreement shall not preclude the Holder from exercising the Option.

          (g) At a Closing, simultaneously with the delivery of immediately available funds as provided in subsection (f) of this Section 2, Issuer shall deliver to the Holder a certificate or certificates representing the number of Option Shares purchased by the Holder and, if the Option should be exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the Option Shares purchasable hereunder, and the Holder shall deliver to Issuer a copy of this Agreement and a letter agreeing that the Holder will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Agreement.

          (h) Certificates for Option Shares delivered at a Closing hereunder may be endorsed (in the sole discretion of Issuer) with a restrictive legend that shall read substantially as follows:

           "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Issuer and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor."

     It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the "1933 Act") in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the 1933 Act; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference in the opinion of counsel to the Holder, which shall be set forth in a written opinion in form and substance reasonably satisfactory to Issuer; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

          (i) Upon the giving by the Holder to Issuer of the written notice of exercise of the Option provided for under paragraph (e) of this Section 2, the tender of the applicable purchase price in immediately available funds and the tender of a copy of this Agreement to Issuer, the Holder shall be deemed, subject to the receipt of any necessary regulatory approvals, to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.

     3. Issuer agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock; (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer;
(iii) promptly to take all action as may from time to time be required (including without limitation (x) complying with all applicable premerger notification, reporting and waiting period requirements specified in 15 U.S.C. Section 18a and regulations promulgated thereunder and (y) in the event, under the Bank Holding Company Act of 1956, as amended (the "BHCA"), or the Change in Bank Control Act of 1978, as amended, or any state or other federal banking law, prior approval of or notice to the Federal Reserve Board or to any state or other federal regulatory authority is necessary before the Option may be exercised, cooperating fully with the Holder in connection with the preparation of such applications or notices and providing such information to the Federal Reserve Board or such state or other federal regulatory authority as they may require) in order to permit the Holder to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto; and (iv) promptly to take all action provided herein to protect the rights of the Holder against dilution.

     4. This Agreement and the Option granted hereby are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase on the same terms and subject to the same conditions as are set forth herein in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any Stock Option Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, subject to the aforementioned indemnification, if applicable, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

     5. In addition to the adjustment in the number of shares of Common Stock that are purchasable upon exercise of the Option pursuant to Section 1 of this Agreement, the number of Option Shares purchasable upon the exercise of the Option and the Option Price shall be subject to adjustment from time to time as provided in this Section 5. In the event of any change in, or distributions in respect of, the Common Stock by reason of stock dividend, stock split, split-up, merger, recapitalization, stock combination, subdivision, conversion, exchange of shares, distribution on or in respect of the Common Stock or similar transaction, the type and number of Option Shares subject to the Option, and the Option Price therefor, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction, so that Grantee shall receive upon exercise of the Option the number and class of Option Shares or other securities or property that Grantee would have received in respect of Option Shares if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable.

     6. Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Issuer shall, at the request of Grantee delivered within six (6) months (or such later period as provided in Section 10) following such Subsequent Triggering Event (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or any of the Option Shares issued pursuant hereto), promptly prepare, file and keep current, with respect to the Option and the Option Shares, a registration statement under the 1933 Act, to the extent applicable, and qualify such Option and Option Shares for resale or other disposition under applicable state securities laws, in each case in accordance with any plan of disposition requested by Grantee. Issuer will use all reasonable efforts to cause such registration statement promptly to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Grantee shall have the right to demand two such registrations. Issuer shall bear the costs of such registrations (including, but not limited to, Issuer's attorneys' fees, printing costs and filing fees, except for underwriting discounts or commissions, brokers' fees and the fees and disbursements of Grantee's counsel related thereto). The foregoing notwithstanding, if, at the time of any request by Grantee for registration of the Option or Option Shares as provided above, Issuer is in registration with respect to an underwritten public offering by

Issuer of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering, the inclusion of the Option and/or Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Issuer, the number of shares represented by the Option and/or the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; provided, however, that after any such required reduction the number of shares represented by the Option and/or the number of Option Shares to be included in such offering for the account of the Holder shall constitute at least 25% of the total number of shares to be sold by the Holder and Issuer in the aggregate; and provided further, however, that if such reduction occurs, then Issuer shall file a registration statement for the balance as promptly as practicable thereafter as to which no reduction pursuant to this Section 6 shall be permitted or occur and Holder shall thereafter be entitled to one additional registration and the twelve (12) month period referred to in the first sentence of this section shall be increased to twenty four (24) months. Each such Holder shall provide all information reasonably requested by Issuer for inclusion in any such registration statement to be filed hereunder. If requested by any such Holder in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements for Issuer. Upon receiving any request under this Section 6 from any Holder, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this Section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies. Notwithstanding anything to the contrary contained herein, in no event shall the number of registrations that Issuer is obligated to effect be increased by reason of the fact that there shall be more than one Holder as a result of any assignment or division of this Agreement.

     7. (a) Immediately prior to the occurrence of a Repurchase Event (as described below), (i) at the request of any Holder delivered prior to an Exercise Termination Event (or such later period as provided in Section 10), Issuer (or any successor thereto) shall repurchase the Option from the Holder at a price (the "Option Repurchase Price") equal to the amount by which (A) the Market/Offer Price (as defined below) exceeds (B) the Option Price, multiplied by the number of shares for which the Option may then be exercised, and (ii) at the request of the owner of Option Shares from time to time (the "Owner"), delivered within 90 days following such occurrence (or such later period as provided in Section 10), Issuer (or any successor thereto) shall repurchase such number of the Option Shares from the Owner as the Owner shall designate at a price (the "Option Share Repurchase Price") equal to the greater of (A) the Market/Offer Price and (B) the average exercise price per share paid by the Owner for the Option Shares so designated. The term "Market/Offer Price" shall mean the highest of (i) the price per share of Common Stock at which a tender offer or exchange offer therefor has been made, (ii) the price per share of Common Stock to be paid by any person, other than Grantee or a Grantee Subsidiary, pursuant to an agreement with Issuer of the kind described in
Section 2(b)(i), (iii) the highest closing price for shares of Common Stock within the six-month period immediately preceding the date of such required repurchase of the Option or Option Shares, as the case may be, or (iv) in the event of a sale of all or any substantial part of Issuer's assets or deposits, the sum of the price paid in such sale for such consolidated assets or consolidated deposits and the current market value of the remaining assets of Issuer as determined by a nationally-recognized investment banking firm selected by a majority in interest of the Holders or the Owners, as the case may be, and reasonably acceptable to Issuer, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the Market/Offer Price, the value of consideration other than cash shall be determined by a nationally-recognized investment banking firm selected by the Holder or Owner, as the case may be, and reasonably acceptable to Issuer.

          (b) Each Holder and Owner, as the case may be, may exercise its right to require Issuer to repurchase the Option and any Option Shares pursuant to this Section 7 by surrendering for such purpose to Issuer, at its principal office, a copy of this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that such Holder or Owner, as the case may be, elects to require Issuer to repurchase this Option and/or Option Shares in accordance with the provisions of this Section 7. As promptly as practicable, and in any event within five business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto, Issuer shall deliver or cause to be delivered to the Holder the Option Repurchase Price and/or to the Owner the Option Share Repurchase Price therefor or the portion thereof that Issuer is not then prohibited under applicable law and regulation from so delivering.

          (c) To the extent that Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, or as a result of a written agreement or other binding obligation with a governmental or regulatory body or agency, from repurchasing the Option and/or the Option Shares in full, Issuer shall immediately so notify each Holder and/or each Owner and thereafter deliver or cause to be delivered, from time to time, to such Holder and/or such Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within two business days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a notice of repurchase pursuant to paragraph (b) of this Section 7 is prohibited under applicable law or regulation, or as a consequence of administrative policy, or as a result of a written agreement or other binding obligation with a governmental or regulatory body or agency, from delivering to the Holder and/or the Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, in part or in full (and Issuer hereby undertakes to use all reasonable efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish such repurchase), such Holder or Owner may revoke its notice of repurchase of the Option and/or the Option Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall promptly (i) deliver to the Holder and/or the Owner, as appropriate, that portion of the Option Repurchase Price and/or the Option Share Repurchase Price that Issuer is not prohibited from delivering with respect to Options or Option Shares as to which the Holder or the Owner, as the case may be, has not revoked its repurchase demand; and (ii) deliver, as appropriate, either (A) to the Holder, a new Agreement evidencing the right of the Holder to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Option Repurchase Price, and/or (B) to such Owner, a certificate for the Option Shares it is then so prohibited from repurchasing.

          (d) For purposes of this Agreement, a "Repurchase Event" shall be deemed to have occurred upon the occurrence of any of the following events or transactions after the date hereof:

             (i) the acquisition by any person (other than Grantee or any Grantee Subsidiary) of beneficial ownership of 50% or more of the then outstanding Common Stock; or

             (ii) the consummation of any Acquisition Transaction described in
        Section 2(b)(i) hereof, except that the percentage referred to in clause
        (y) of the second sentence thereof shall be 50%;

     provided that no such event shall constitute a Repurchase Event unless a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event. The parties hereto agree that Issuer's obligations to repurchase the Option or Option Shares under this Section 7 shall not terminate upon the occurrence of any Exercise Termination Event unless no Subsequent Triggering Event shall have occurred prior to the occurrence of an Exercise Termination Event.

     8. (a) In the event that prior to an Exercise Termination Event, Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or a Grantee Subsidiary, or engage in a plan of exchange with any person, other than Grantee or a Grantee Subsidiary, and Issuer shall not be the continuing or surviving corporation of such consolidation or merger or the acquiror in such plan of exchange, (ii) to permit any person, other than Grantee or a Grantee Subsidiary, to merge into Issuer or be acquired by Issuer in a plan of exchange and Issuer shall be the continuing or surviving or acquiring corporation, but, in connection with such merger or plan of exchange, the then outstanding shares of

Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger or plan of exchange represent less than 50% of the outstanding shares and share equivalents of the merged or acquiring company, or (iii) to sell or otherwise transfer all or a substantial part of its or any Issuer Subsidiary's consolidated assets or consolidated deposits to any person, other than Grantee or a Grantee Subsidiary, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of any Holder, of either (x) the Acquiring Corporation (as hereinafter defined) or (y) any person that controls the Acquiring Corporation.

          (b) The following terms have the meanings indicated:

             (i) "Acquiring Corporation" shall mean (i) the continuing or surviving person of a consolidation or merger with Issuer (if other than Issuer), (ii) the acquiring person in a plan of exchange in which Issuer is acquired, (iii) Issuer in a merger or plan of exchange in which Issuer is the continuing or surviving or acquiring person, and (iv) the transferee of all or a substantial part of Issuer's consolidated assets or consolidated deposits (or the assets or deposits of an Issuer Subsidiary).

             (ii) "Substitute Common Stock" shall mean the common stock issued by the issuer of the Substitute Option upon exercise of the Substitute Option.

             (iii) "Assigned Value" shall mean the Market/Offer Price, as defined in Section 7.

             (iv) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for the one year immediately preceding the consolidation, merger, share exchange or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger, share exchange or sale; provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company which controls or is controlled by such person, as the Holder may elect.

          (c) The Substitute Option shall have the same terms as the Option, provided that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall, to the extent legally permissible, be as similar as possible to, and in no event less advantageous to the Holder than, the terms of the Option. The issuer of the Substitute Option also shall enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Agreement (after giving effect for such purpose to the provisions of Section 9), which agreement shall be applicable to the Substitute Option.

          (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by the number of shares of Common Stock for which the Option was exercisable immediately prior to the event described in the first sentence of Section 8(a), divided by the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock for which the Option was exercisable immediately prior to the event described in the first sentence of Section 8(a) and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

          (e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise but for this paragraph (e), the issuer of the Substitute Option (the "Substitute Option Issuer") shall make a cash payment to Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this paragraph (e) over (ii) the value of the Substitute Option after giving effect to the limitation in this paragraph
     (e). This difference in value shall be determined by a nationally-recognized investment banking firm selected by a majority in interest of the Holders and reasonably acceptable to the Acquiring Corporation.

          (f) Issuer shall not enter into any transaction described in paragraph
     (a) of this Section 8 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder.

     9. (a) At the request of the holder of the Substitute Option (the "Substitute Option Holder") delivered to the Substitute Option Issuer, the Substitute Option Issuer shall repurchase the Substitute Option from the Substitute Option Holder at a price (the "Substitute Option Repurchase Price") equal to the amount by which (i) the Highest Closing Price (as hereinafter defined) exceeds (ii) the exercise price of the Substitute Option, multiplied by the number of shares of Substitute Common Stock for which the Substitute Option may then be exercised, and at the request of each owner (the "Substitute Share Owner") of shares of Substitute Common Stock (the "Substitute Shares"), the Substitute Option Issuer shall repurchase the Substitute Shares at a price (the "Substitute Share Repurchase Price") equal to the greater of (A) the Highest Closing Price and (B) the average exercise price per share paid by the Substitute Share Owner for the Substitute Shares so designated, multiplied by the number of Substitute Shares so designated. The term "Highest Closing Price" shall mean the highest closing price for shares of Substitute Common Stock within the six-month period immediately preceding the date the Substitute Option Holder gives notice of the required repurchase of the Substitute Option or the Substitute Share Owner gives notice of the required repurchase of the Substitute Shares, as applicable.

          (b) Each Substitute Option Holder and Substitute Share Owner, as the case may be, may exercise its respective right to require the Substitute Option Issuer to repurchase the Substitute Option and the Substitute Shares pursuant to this Section 9 by surrendering for such purpose to the Substitute Option Issuer, at its principal office, the agreement for such Substitute Option (or, in the absence of such an agreement, a copy of this Agreement) and/or certificates for Substitute Shares accompanied by a written notice or notices stating that the Substitute Option Holder or the Substitute Share Owner, as the case may be, elects to require the Substitute Option Issuer to repurchase the Substitute Option and/or the Substitute Shares in accordance with the provisions of this Section 9. As promptly as practicable, and in any event within two business days after the surrender of the Substitute Option and/or certificates representing Substitute Shares and the receipt of such notice or notices relating thereto, the Substitute Option Issuer shall deliver or cause to be delivered to the Substitute Option Holder the Substitute Option Repurchase Price and/or to the Substitute Share Owner the Substitute Share Repurchase Price therefor, or the portion(s) thereof which the Substitute Option Issuer is not then prohibited under applicable law and regulation from so delivering.

          (c) To the extent that the Substitute Option Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, or as a result of a written agreement or other binding obligation with a governmental or regulatory body or agency, from repurchasing the Substitute Option and/or the Substitute Shares in part or in full, the Substitute Option Issuer following a request for repurchase pursuant to this Section 9 shall immediately so notify the Substitute Option Holder and/or the Substitute Share Owner and thereafter deliver or cause to be delivered, from time to time, to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the portion of the Substitute Option Repurchase Price and/or the Substitute Share Repurchase Price, respectively, which it is no longer prohibited from delivering, within two business days after the date on which the Substitute Option Issuer is no longer so prohibited; provided, however, that if the Substitute Option Issuer is at any time after delivery of a notice of repurchase pursuant to subsection (b) of this Section 9 prohibited under applicable law or regulation, or as a consequence of administrative policy, or as a result of a written agreement or other binding obligation with a governmental or regulatory body or agency, from delivering to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the Substitute Option Repurchase Price and the Substitute Share Repurchase Price, respectively, in full (and the Substitute Option Issuer shall use all reasonable efforts to obtain all required regulatory and legal approvals as promptly as practicable in order to accomplish such repurchase), the Substitute Option Holder and/or Substitute Share Owner may revoke its notice of repurchase of the Substitute Option or the Substitute Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, the Substitute Option Issuer shall promptly (i) deliver to the Substitute Option Holder or Substitute Share Owner, as appropriate, that portion of the Substitute Option Repurchase Price or the Substitute Share Repurchase Price that the Substitute Option Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Substitute Option Holder, a new Substitute Option evidencing the right of the Substitute Option Holder to purchase that number of shares of the Substitute Common Stock obtained by multiplying the number of shares of the Substitute Common Stock for which the surrendered Substitute Option was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Substitute Option Repurchase Price less the portion thereof theretofore delivered to the Substitute Option Holder and the denominator of which is the Substitute Option Repurchase Price, and/or (B) to the Substitute Share Owner, a certificate for the Substitute Option Shares it is then so prohibited from repurchasing.

     10. The 90-day or six-month periods for exercise of certain rights under Sections 2, 6, 7 and 9 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights (for so long as the Holder, Owner, Substitute Option Holder or Substitute Share Owner, as the case may be, is using its reasonable best efforts to obtain such regulatory approvals), and for the expiration of all statutory waiting periods; (ii) during the pendency of any order, injunction or judgment that prohibits or delays exercise of such rights; and (iii) to the extent necessary to avoid liability under Section 16(b) of the 1934 Act by reason of such exercise.

     11. (a) Issuer hereby represents and warrants to Grantee as follows:

             (i) Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Issuer Board and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer.

             (ii) The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance by Issuer with any of the provisions hereof will not (i) conflict with or result in a breach of any provision of its Articles of Organization or Bylaws or a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, debenture, mortgage, indenture, license, material agreement or other material instrument or obligation to which Issuer is a party, or by which it or any of its properties or assets may be bound, or (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Issuer or any of its properties or assets.

             (iii) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant thereto, will be duly authorized, validly issued, fully paid and nonassessable, and will be delivered free and clear of all claims, liens, encumbrances and security interests and not subject to any preemptive rights.

          (b) Grantee hereby represents and warrants to Issuer that:

             (i) Grantee has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Grantee and the performance of its obligations hereunder by Grantee have been duly and validly authorized by all necessary corporate action on the part of Grantee and no other corporate proceedings on the part of Grantee are necessary to authorize this Agreement for Grantee to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by Grantee.

             (ii) The Option is not being, and any shares of Common Stock or other securities acquired by Grantee upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the 1933 Act and any applicable securities offering rules of a federal or state banking authority.

     12. Neither of the parties hereto may assign or otherwise transfer any of its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder, provided, however, that until the date 15 days following the date on which the Federal Reserve Board approves an application by Grantee under the BHCA to acquire the shares of Common Stock subject to the Option, Grantee may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Issuer, (iii) an assignment to a single party (e.g., a broker or investment banker) for the sole purpose of conducting a widely dispersed public distribution on Grantee's behalf or (iv) any other manner approved by the Federal Reserve Board.

     13. Each of Grantee and Issuer will use all reasonable efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including, without limitation, applying to the Federal Reserve Board under the BHCA for approval to acquire the shares issuable hereunder and applying for listing or quotation of such shares on any exchange or quotation system on which the Common Stock is then listed or quoted.

     14. (a) Notwithstanding any other provision of this Agreement, in no event shall the Grantee's Total Profit (as hereinafter defined) exceed $2,400,000 (the "Maximum Profit") and, if it otherwise would exceed such amount, the Grantee, at its sole election, shall either (i) reduce the number of shares of Common Stock subject to this Option, (ii) deliver to the Issuer for cancellation Option Shares previously purchased by Grantee, (iii) pay cash to the Issuer or (iv) any combination thereof, so that Grantee's actually realized Total Profit shall not exceed the Maximum Profit after taking into account the foregoing actions. As used herein, the term "Total Profit" shall mean the aggregate amount (before taxes) of the following: (i) the amount received by Grantee pursuant to Issuer's repurchase of the Option (or any portion thereof) pursuant to Section 7 hereof,
(ii) (x) the amount received by Grantee pursuant to Issuer's repurchase of the Option Shares pursuant to Section 7 hereof, less (y) the Grantee's purchase price for such Option Shares, (iii) (x) the net cash amounts received by Grantee pursuant to the sale of Option Shares (or any other securities into which such Option Shares are converted or exchanged) to any unaffiliated party, less (y) the Grantee's purchase price of such Option Shares, (iv) any amounts received by Grantee on the transfer of the Option (or any portion thereof) to any unaffiliated party and (v) any equivalent amount with respect to the Substitute Option.

          (b) Notwithstanding any other provision of this Agreement, this Option may not be exercised for a number of shares as would, as of the date of exercise, result in a Notional Total Profit (as hereinafter defined) of more than the Maximum Profit, provided that nothing in this sentence shall restrict any exercise of the Option permitted hereby on any subsequent date. As used herein, the term "Notional Total Profit" with respect to any number of shares as to which Grantee may propose to exercise this Option shall be the Total Profit determined as of the date of such proposed exercise assuming that this Option were exercised on such date for such number of shares and assuming that such shares, together with all other Option Shares held by Grantee and its affiliates as of such date, were sold for cash at the closing market price for the Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions).

     15. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief. In connection therewith, both parties waive the posting of any bond or similar requirement.

     16. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire, or Issuer or Substitute Option Issuer, as the case may be, is not permitted to repurchase pursuant to Section 7 or Section 9, as the case may be, the full number of shares of Common Stock provided in Section l(a) hereof (as adjusted pursuant to Section l(b) or Section 5 hereof), it is the express intention of Issuer (which shall be binding on the Substitute Option Issuer) to allow the Holder to acquire or to require Issuer or Substitute Option Issuer, as the case may be, to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

     17. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by fax, telecopy or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Merger Agreement.

     18. This Agreement shall be governed by and construed in accordance with the laws of the State of Maine, without regard to the conflict of law principles thereof.

     19. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     20. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

     21. Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

     22. Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreement.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                                            IPSWICH BANCSHARES, INC.

                                            By:      /s/ DAVID L. GREY
                                              ----------------------------------
                                                Name: David L. Grey
                                                Title: President and Chief
                                                Executive Officer

                                            BANKNORTH GROUP, INC.

                                            By:     /s/ WILLIAM J. RYAN
                                              ----------------------------------
                                                Name: William J. Ryan
                                                Title: Chairman, President and
                                                       Chief Executive Officer

                                                                       ANNEX III

                             TERMINATION AGREEMENT

     AGREEMENT, dated as of February 26, 2002, by and among Banknorth Group, Inc. ("Banknorth"), Ipswich Bancshares, Inc. ( the "Company"), Ipswich Savings Bank (the "Bank"), a wholly-owned subsidiary of the Company, Eastern Bank, as Trustee of the Ipswich Irrevocable Insurance Trust (the "Trust"), and David L. Grey (the "Executive").

                                   WITNESSETH

     WHEREAS, the Executive is a director and president and chief executive officer of the Company and the Bank; and

     WHEREAS, the Executive and the Bank have entered into an Amended and Restated Employment Agreement, dated as of June 18, 1997 and amended and restated as of May 18, 1999 (the "Employment Agreement"); and

     WHEREAS, the Executive, the Bank and Eastern Bank, as Trustee of the Trust, have entered into an Amended and Restated Split Dollar Agreement, dated as of February 21, 1996 and amended and restated as of May 18, 1999 (the "Split Dollar Agreement"), and a related Amended and Restated Assignment of Life Insurance Policy as Collateral in favor of Eastern Bank, as Trustee of the Trust, dated as of February 21, 1996 and amended and restated as of May 18, 1999 (the "Collateral Assignment"), and the Bank and Eastern Bank, as Trustee of the Trust, have entered into an Amended and Restated Ipswich Irrevocable Insurance Trust Agreement, dated as of February 21, 1996 and amended and restated as of May 18, 1999 (the "Trust Agreement"); and

     WHEREAS, Banknorth and the Company have entered into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), pursuant to which the Company will merge with and into Banknorth on the terms and conditions set forth therein and, in connection therewith, outstanding shares of Company Common Stock will be converted into shares of Banknorth Common Stock and/or cash in the manner set forth therein; and

     WHEREAS, as an inducement to Banknorth to enter into the Merger Agreement, the Employers and the Executive desire to set forth the status of the Executive's employment relationships with the Company and the Bank (collectively, the "Employers") as of the Effective Time (as defined in the Merger Agreement) and the benefits he will be entitled to receive upon termination of such employment relationships; and

     WHEREAS, the Executive's employment relationship with Banknorth as of the Effective Time is the subject of an Employment and Noncompetition Agreement between Banknorth and the Executive entered into as of the date hereof and to be effective as of the Effective Time (the "Employment and Noncompetition Agreement");

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants set forth herein, the parties hereto agree as follows:

     1. Termination of Employment and Directorships; Accrued but Unpaid Obligations.

          (a) At the Effective Time, the Executive shall cease to be a director and president and chief executive officer of the Company and the Bank and any other employment and consulting relationships between the Executive and any of the Company, the Bank and each other direct or indirect subsidiary of the Company, and his membership on the boards of directors of the Company, the Bank and each other such subsidiary, shall be terminated. Without limiting the foregoing, the Employers and the Executive agree that at the Effective Time the Employment Agreement shall be automatically terminated without the necessity of any further action on the part of either party

                                      III-1
     thereto, with the result that it shall be null and void and no party thereto or any heir, successor or assignee thereof shall have any continuing rights or obligations thereunder.

          (b) In connection with the terminations provided in paragraph (a) of this Section 1, the Company shall pay to the Executive, immediately prior to the Effective Time, a cash amount equal to the sum of (i) the Executive's accrued but unpaid annual base salary to the Effective Time and
     (ii) an amount in compensation for Executive's accrued but unused vacation time to the extent permitted under the Employers' vacation policies in effect as of the date hereof. The calculation and payment of such amounts shall be subject to the reasonable review and approval of Banknorth.

     2. Payments to the Executive. In consideration of the agreements of the Executive pursuant to Section 1(a), Banknorth agrees to pay to the Executive, or to cause the Bank to pay to the Executive, at the Effective Time, a cash amount equal to three times his current "base amount" for purposes of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), less one dollar. Banknorth, the Employers and the Executive agree that the amount required to be paid to the Executive pursuant to the preceding sentence is $876,189.

     3. Split Dollar Agreement and Related Agreements. The Employers, the Executive and Eastern Bank, as Trustee of the Trust, as applicable, agree, within thirty (30) days after the date hereof, to (i) amend the Split Dollar Agreement and the related Collateral Assignment to eliminate the Bank as a party thereto effective as of the Effective Time and (ii) amend and restate the Trust Agreement to reflect the foregoing amendments to the Split Dollar Agreement and the Collateral Assignment, all with the result that (x) the Employers shall have no further obligation to make contributions to the Trust, (y) the Employers shall have no right to receive Premium Reimbursement (as defined in the Split Dollar Agreement) from the Trust except in the case of the insolvency of the Bank and (z) all administrative and Trustee's fees and expenses shall be paid from the Trust. Such amended Split Dollar Agreement, amended Collateral Assignment and amended and restated Trust Agreement shall be in form and substance reasonably satisfactory to Banknorth. The Employers agree to make no further payments of premiums on the insurance policy held by the Trust between the date hereof and the Effective Time.

     4. No Effect on Employee Benefit Plans. Except as expressly provided in this Agreement, the termination of the Executive's directorships and employment pursuant to this Agreement shall have no special effect on the rights and obligations of the Executive and the Employers under the Company's 401(k) Savings Plan, the Company's stock option plans or any other employee benefit plan of the Employers pursuant to which the Executive has any accrued rights or is entitled to any benefits or payments (the "Employee Benefit Plans"), provided that the Executive shall have no rights under (i) the Merger Severance Benefit Program maintained by the Employers in connection with the termination of his employment by the Employers pursuant to this Agreement or (ii) the Bank's Director Recognition and Retirement Plan in connection with the termination of his directorships of the Company, the Bank or any other direct or indirect subsidiary of the Company pursuant to this Agreement.

     5. Release.

          (a) For, and in consideration of the commitments made herein by Banknorth, the Executive, for himself and for his heirs and assigns, does hereby release completely and forever discharge Banknorth and its subsidiaries, affiliates, stockholders, attorneys, officers, directors, agents, employees, successors and assigns, and any other party associated with Banknorth (the "Released Parties"), to the fullest extent permitted by applicable law, from any and all claims, rights, demands, actions, liabilities, obligations, causes of action of any and all kind, nature and character whatsoever, known or unknown, in any way connected with his employment by the Company or any of its subsidiaries (including in each case predecessors thereof), either as a director, officer or employee, or termination of such employment. Notwithstanding the foregoing, the Executive does not release Banknorth from any obligations of Banknorth to the Executive under (i) the Employee Benefit Plans, (ii) Section 6.11 of the Merger Agreement, (iii) this Agreement and (iv) the Employment and Noncompetition Agreement.

                                      III-2

          (b) For and in consideration of the commitments made herein by the Executive, including without limitation the releases in paragraph (a) above, Banknorth, for itself, and for its successors and assigns does hereby release completely and forever discharge the Executive and his heirs and assigns, to the fullest extent permitted by applicable law, from any and all claims, rights, demands, actions, liabilities, obligations, causes of action of any and all kind, nature and character whatsoever, known or unknown, in any way connected with the Executive's employment by the Company or any of its subsidiaries (including predecessors thereof), either as a director, officer or employee. Notwithstanding anything in the foregoing to the contrary, Banknorth does not release the Executive from claims arising out of any breach by the Executive of (i) any law or regulation by the Executive during the term of and related to his employment by the Company or any of its subsidiaries (including predecessors thereof), either as a director, officer or employee, (ii) this Agreement or (iii) the Employment and Noncompetition Agreement.

     6. Representations and Warranties. The parties hereto represent and warrant to each other that they have carefully read this Agreement and consulted with respect thereto with their respective counsel and that each of them fully understands the content of this Agreement and its legal effect. Each party hereto also represents and warrants that this Agreement is a legal, valid and binding obligation of such party which is enforceable against such party in accordance with its terms.

     7. Successors and Assigns. This Agreement will inure to the benefit of and be binding upon the Executive and his heirs and assigns, and upon Banknorth, including any successor to Banknorth by merger or consolidation or any other change in form or any other person or firm or corporation to which all or substantially all of the assets and business of Banknorth may be sold or otherwise transferred. This Agreement may not be assigned by any party hereto without the consent of the other party.

     8. Notices. Any communication to a party required or permitted under this Agreement, including any notice, direction, designation, consent, instruction, objection or waiver, shall be in writing and shall be deemed to have been given at such time as it is delivered personally, or five (5) days after mailing if mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed to such party at the address listed below or at such other address as one such party may by written notice specify to the other party or parties, as applicable:

     If to the Executive:

     David L. Grey
     6 Charles Davis Drive
     Wenham, Massachusetts 01984

     If to Banknorth:

     Banknorth Group, Inc.
     P.O. Box 9540
     Two Portland Square
     Portland, Maine 04112-9540
     Attention: President

     9. Withholding. Banknorth may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

     10. Entire Agreement; Severability.

          (a) This Agreement contains the entire agreement of the parties relating to the subject matter hereof and from and after the Effective Time shall supersede in its entirety any and all prior agreements or understandings, whether written or oral, between the Employers and the Executive relating to the subject matter hereof, including without limitation the Employment Agreement, the Split Dollar Agreement, the Collateral Assignment, the Bank's Merger Severance Benefit Program and the Bank's Director Recognition and Retirement Plan. In reaching this Agreement, no party has
                                      III-3
     relied upon any representation or promise except those set forth herein and in the Employment and Noncompetition Agreement.

          (b) Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. In all such cases, the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

     11. Waiver. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition. A waiver of any provision of this Agreement must be made in writing, designated as a waiver and signed by the party against whom its enforcement is sought. Any waiver or relinquishment of any right or power hereunder at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

     12. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

     13. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Maine applicable to agreements made and entirely to be performed within such jurisdiction.

     14. Headings. The headings of sections in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any section. Any reference to a section number shall refer to a section of this Agreement, unless otherwise stated.

     15. Effectiveness. Notwithstanding anything herein to the contrary, the effectiveness of this Agreement shall be subject to consummation of the Merger in accordance with the terms of the Merger Agreement, as the same may be amended by the parties thereto in accordance with its terms.

                                      III-4

     IN WITNESS WHEREOF, each of the undersigned has entered into this Agreement as of the day and year first above written.

                                            BANKNORTH GROUP, INC.

                                            By:     /s/ WILLIAM J. RYAN
                                              ----------------------------------
                                                Name: William J. Ryan
                                                Title:  Chairman, President and
                                                        Chief Executive Officer

                                                     /s/ DAVID L. GREY
                                              ----------------------------------
                                              David L. Grey

                                            IPSWICH BANCSHARES, INC.

                                            By:   /s/ LAWRENCE J. PSZENNY
                                              ----------------------------------
                                                Name: Lawrence J. Pszenny
                                                Title:  Chairman

                                            IPSWICH SAVINGS BANK

                                            By:   /s/ LAWRENCE J. PSZENNY
                                              ----------------------------------
                                                Name: Lawrence J. Pszenny
                                                Title:  Chairman

                                            EASTERN BANK, Trustee

                                            By:      /s/ SUMNER JONES
                                              ----------------------------------
                                                Name: Sumner Jones
                                                Title:  Executive Vice President

                                      III-5

                    EMPLOYMENT AND NONCOMPETITION AGREEMENT

     AGREEMENT, dated as of February 26, 2002, between Banknorth Group, Inc. ("Banknorth") and David L. Grey (the "Executive").

                                   WITNESSETH

     WHEREAS, Banknorth has determined that it is in the best interests of its shareholders to ensure that Banknorth will have the continued dedication of the Executive following the merger of Ipswich Bancshares, Inc. (the "Company"), a Massachusetts corporation, with and into Banknorth (the "Merger") pursuant to an Agreement and Plan of Merger, dated as of February 26, 2002, between Banknorth and the Company (the "Merger Agreement"), and to provide Banknorth after the Merger with continuity of management; and

     WHEREAS, in order to accomplish these objectives, the Executive and Banknorth desire to enter into this Agreement;

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants set forth herein, the parties hereto agree as follows:

     1. Effective Date. The "Effective Date" shall mean the effective date of the Merger.

     2. Employment Period. Banknorth hereby agrees to employ the Executive, and the Executive hereby agrees to enter into the employ of Banknorth subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on the one-year anniversary thereof (the "Employment Period").

     3. Terms of Employment.

          (a) Position and Duties.

             (i) During the Employment Period, the Executive shall serve as a Senior Vice President of Banknorth, reporting directly to the Chief Executive Officer of Banknorth or his designee and with appropriate authority, duties and responsibilities, as determined from time to time by the Chief Executive Officer of Banknorth or his designee. It is contemplated that the employment services will include, without limitation, assistance in connection with the integration of the operations of Banknorth and the Company following consummation of the Merger, regular meetings between the Executive and the Chief Executive Officer of Banknorth or his designee, attendance at certain public functions on behalf of Banknorth and its banking subsidiary in Massachusetts and southern New Hampshire and attendance at certain functions of Banknorth. Employment services shall be provided by the Executive in the Company's pre-merger market areas, provided that the Executive may be required to provide employment services at the executive offices of Banknorth located in Portland, Maine or the executive offices of Banknorth, NA located in Worcester, Massachusetts. Employment services may be provided in person, telephonically, electronically or by correspondence to the extent appropriate under the circumstances. The Executive shall not be required to provide employment services outside of the Company's pre-Merger market areas more often than four times per month.

             (ii) During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote substantially all of his attention and time during normal business hours to the business and affairs of Banknorth and its subsidiaries and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive's reasonable best efforts to perform faithfully and efficiently such responsibilities.

          (b) Vacation. The Executive shall be entitled to four (4) weeks of vacation during the Employment Period, which shall be taken in accordance with Banknorth's vacation policy as in effect from time to time.
                                      III-6

     4. Non-Compete. The Executive agrees that during the three-year period commencing on the Effective Date and ending on the third annual anniversary thereof (the "Noncompetition Period"), the Executive will not, directly or indirectly, (i) become a director, officer, employee, principal, agent, consultant or independent contractor of any insured depository institution, trust company or parent holding company of any such institution or company which has an office in Massachusetts or the counties of Rockingham, Hillsborough and Cheshire in New Hampshire (a "Competing Business"), provided, however, that this provision shall not prohibit the Executive from (x) owning bonds, non-voting preferred stock or up to five percent (5%) of the outstanding common stock of any such entity if such common stock is publicly traded and (y) being employed outside of Massachusetts and the aforementioned counties in New Hampshire as long as he is in compliance with the provisions of clauses (ii) and (iii) below,
(ii) solicit or induce, or cause others to solicit or induce, any employee of Banknorth or any of its subsidiaries to leave the employment of such entities or
(iii) solicit (whether by mail, telephone, personal meeting or any other means) any customer of Banknorth or any of its subsidiaries to transact business with any other entity, whether or not a Competing Business, or to reduce or refrain from doing any business with Banknorth or its subsidiaries, or interfere with or damage (or attempt to interfere with or damage) any relationship between Banknorth or its subsidiaries and any such customers.

     5. Confidentiality. Except (i) in the course of providing employment services hereunder or (ii) as required by law or regulation (including without limitation in connection with any judicial or administrative process or proceeding), the Executive shall keep secret and confidential and shall not disclose to any third party (other than Banknorth or its subsidiaries) in any fashion or for any purpose whatsoever any information regarding Banknorth, the Company or any of their respective subsidiaries which is not available to the general public to which he has had or will have access at any time during the course of his employment by Banknorth, the Company or any of their respective subsidiaries, including, without limitation, any such information relating to: business or operations; plans, strategies, prospects or objectives; products, technology, processes or specifications; research and development operations or plans; customers and customer lists; distribution, sales, service, support and marketing practices and operations; financial condition, results of operations and prospects; operational strengths and weaknesses; and personnel and compensation policies and procedures. This restriction shall not apply to information made available to be public by Banknorth and information which is already in the public domain through no breach of this Agreement by the Executive.

     6. Injunctive Relief.

          (a) The Executive agrees that damages at law will be an insufficient remedy to Banknorth in the event that the Executive violates any of the provisions of Sections 4 or 5, and that Banknorth may apply for and, upon the requisite showing, have injunctive relief in any court of competent jurisdiction to restrain the breach or threatened or attempted breach of or otherwise to specifically enforce any of the covenants contained in Sections 4 or 5. The Executive hereby consents to any injunction (temporary or otherwise) which may be issued against the Executive and to any other court order which may be issued against the Executive from violating, or directing the Executive to comply with, any of the covenants in Sections 4 and 5. The Executive also agrees that such remedies shall be in addition to any and all remedies, including damages, available to Banknorth against the Executive for such breaches or threatened or attempted breaches.

          (b) In addition to Banknorth's rights set forth in paragraph (a) of this Section 6, in the event that the Executive shall be determined (pursuant to the procedures described in Section 10) to have been in material violation of the terms and conditions of Sections 4 or 5 of this Agreement, Banknorth and its subsidiaries may terminate any payments or benefits payable by Banknorth to the Executive pursuant to paragraphs (a) and (c) of Section 7 of this Agreement.

     7. Compensation and Other Benefits.

          (a) Base Salary and Other Benefits During the Employment Period. In consideration of the Executive's employment and confidentiality obligations during the Employment Period, Banknorth agrees to pay to the Executive an annual base salary of $250,000 during the Employment Period,
                                      III-7

     $100,000 of which shall be payable on the Effective Date and the remainder of which shall be payable to the Executive in accordance with Banknorth's customary payroll practices. During the Employment Period, except as otherwise expressly provided herein, the Executive also shall be entitled to participate in all employee benefit, welfare and retirement plans generally applicable to full-time employees of Banknorth (collectively, the "Employee Benefit Plans"), on a basis no less favorable than that provided to other full-time employees of Banknorth, provided that the Executive shall not be eligible to participate in short and long-term incentive plans, stock option and restricted stock plans and supplemental retirement plans maintained by Banknorth or its subsidiaries, except in the case of stock option plans as permitted by Section 3.09 of the Merger Agreement. In addition to the foregoing benefits, Banknorth also agrees to provide the Executive (i) with a $700 per month car allowance, (ii) the use of a cell phone in accordance with Banknorth's policies regarding the same in effect from time to time and (iii) the use of an office located in Ipswich, Massachusetts together with reasonable secretarial assistance. Banknorth also agrees to pay, in accordance with the past practices of the Employers, amounts becoming due during the Employment Period with respect to the Supplemental Disability Insurance Policy that was, as of the date hereof, being funded by the Employers.

          (b) Expense Reimbursement. Banknorth shall reimburse the Executive or otherwise provide for or pay for all reasonable expenses incurred by the Executive during the Employment Period at the request of Banknorth in accordance with the terms of the travel policy of Banknorth in effect from time to time and subject to such reasonable documentation as may be requested by Banknorth. If such expenses are paid in the first instance by the Executive, Banknorth shall reimburse the Executive therefor upon receipt of such reasonable documentation as may be requested by Banknorth.

          (c) Noncompetition Payments. In consideration of the performance of the Executive's obligations pursuant to Section 4 hereof, Banknorth agrees to pay to the Executive $280,000, $350,000 and $100,000 during the first, second and third years of the Noncompetition Period, respectively, which amounts shall be payable in twelve (12) equal monthly installments commencing on the first business day in the first, second and third years of the Noncompetition Period, respectively. The Executive agrees that during the second and third years of the Noncompetition Period the Executive shall be treated as an independent contractor and shall not be deemed to be an employee of Banknorth or any subsidiary or other affiliate of Banknorth for any purpose.

     8. Termination of Employment and Noncompetition Obligations.

          (a) Termination for Death or Disability. The Executive's employment shall terminate automatically upon the Executive's death during the Employment Period. If Banknorth determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with Section 13(b) of this Agreement of its intention to terminate the Executive's employment. In such event, the Executive's employment with Banknorth shall terminate effective on the 30th day after receipt of such notice by the Executive (the "Disability Effective Date"), provided that, within the thirty (30) days after such receipt, the Executive shall not have returned to full-time performance of the Executive's duties. For purposes of this Agreement, "Disability" shall mean the absence of the Executive from the Executive's duties with Banknorth on a full-time basis for ninety (90) consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by Banknorth or its insurers and reasonably acceptable to the Executive or the Executive's legal representative.

          (b) Termination for Cause. Banknorth may terminate the Executive's employment during the Employment Period for Cause. For purposes of this Agreement, "Cause" shall mean:

             (i) conviction of a felony or a guilty or nolo contendere plea by the Executive with respect thereto; or

                                      III-8

             (ii) willful and intentional misconduct, willful neglect or gross negligence in the performance of the Executive's duties which has caused a demonstrable injury to Banknorth, monetary or otherwise.

     For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of Banknorth. The cessation of employment of the Executive for conduct described in subparagraph (ii) above shall not be deemed to be for Cause unless and until the Board of Directors of Banknorth (after reasonable advance notice is provided to the Executive and the Executive is given an opportunity to be heard before the Board of Directors) shall have adopted a resolution finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in subparagraph (ii) above, and specifying the particulars thereof in detail. Banknorth may suspend the Executive's authority and employment after the provision of a notice of intention to terminate the Executive's employment for conduct described in subparagraph
     (ii) above and prior to the time the Executive is given an opportunity to meet with the Board of Directors, and any such suspension shall not constitute "Good Reason" as defined in Section 8(c) below.

          (c) Termination With Good Reason. The Executive's employment during the Employment Period may be terminated by the Executive for Good Reason. For purposes of this Agreement, "Good Reason" shall mean in the absence of a written consent of the Executive:

             (i) any failure by Banknorth to make employment of the type described in Section 3(a)(i) available to the Executive during the Employment Period or to comply with any of the requirements of Section 7 of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by Banknorth within thirty (30) days after receipt of notice thereof given by the Executive; or

             (ii) any failure by Banknorth to comply with and satisfy the requirements of Section 12(c) of this Agreement.

          (d) Termination Without Good Reason. The Executive's employment during the Employment Period may be terminated by Banknorth without Cause or by the Executive without Good Reason.

          (e) Termination of Noncompetition Obligations. Termination of the Executive's employment during the Employment Period by either Banknorth or the Executive shall not result in termination of the noncompetition obligations of the Executive set forth in Section 4 or of the obligations of Banknorth to make the payments required by Section 7(c). Banknorth shall not have the right to terminate the noncompetition provisions of this Agreement. The Executive may voluntarily terminate such noncompetition obligations at any time during the second and third years of the Noncompetition Period (in which event Banknorth shall have no further obligations to make payments pursuant to Section 7(c), as provided in
     Section 9(f)), provided that if the Executive terminates the noncompetition obligations on a date which is within thirty (30) months after the Effective Date, the Executive shall be required to comply with such noncompetition obligations, without additional compensation from Banknorth, for a period of three calendar months following the Date of Termination of such noncompetition obligations.

          (f) Notice of Termination. Any termination of the Executive's employment during the Employment Period by Banknorth or the Executive, and any termination by the Executive of the noncompetition obligations of the Executive set forth in Section 4 hereof during the second or third years of the Noncompetition Period, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 13(b) of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and (iii) if the Date of Termination (as

                                      III-9
     defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 30 days after the giving of such notice). The failure by the Executive or Banknorth to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or Banknorth, respectively, hereunder or preclude the Executive or Banknorth, respectively, from asserting such fact or circumstance in enforcing the Executive's or Banknorth's rights hereunder.

          (g) Date of Termination. In the case of termination of the Executive's employment during the Employment Period, "Date of Termination" means (i) if the Executive's employment is terminated by Banknorth for Cause, or by the Executive with or without Good Reason, the date of receipt of the Notice of Termination or any later date specified therein within thirty (30) days of such notice, as the case may be, (ii) if the Executive's employment is terminated by Banknorth other than for Cause or Disability, the Date of Termination shall be the date on which Banknorth notifies the Executive of such termination and (iii) if the Executive's employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be. In the case of termination of the Executive's noncompetition obligations during the second or third years of the Noncompetition Period, "Date of Termination" means the date of Banknorth's receipt of a Notice of Termination from the Executive.

     9. Obligations of Banknorth upon Termination.

          (a) Good Reason; Other Than for Cause, Death or Disability. If, during the Employment Period, Banknorth shall terminate the Executive's employment other than for Cause, death or Disability or the Executive shall terminate his employment during the Employment Period for Good Reason:

             (i) Banknorth shall:

                A. pay to the Executive the Executive's Annual Base Salary through the Date of Termination to the extent not theretofore paid (the "Accrued Obligations");

                B. subject to Section 13(f) hereof, continue to pay to the Executive the amount of the Executive's Annual Base Salary from the Date of Termination through the end of the Employment Period; and

                C. continue to pay to the Executive the amounts payable under
           Section 7(c) through the end of the Noncompetition Period, subject to earlier termination as provided in Section 9(f);

             (ii) subject to Section 13(f) hereof, for the remainder of the Employment Period, Banknorth shall continue to provide medical and dental benefits to the Executive, his spouse and dependents at the level in effect on, and at the same out-of-pocket costs to the Executive as of, the Date of Termination; and

             (iii) to the extent not theretofore paid or provided, Banknorth shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of Banknorth and its affiliated companies through the Date of Termination (such other amounts and benefits shall be hereinafter referred to as the "Other Benefits").

          (b) Death. If the Executive's employment is terminated by reason of the Executive's death during the Employment Period, this Agreement shall terminate without further obligations to the Executive's legal representatives under this Agreement, other than for payment of the Accrued Obligations and the timely payment or provision of Other Benefits. The Accrued Obligations shall be paid to the Executive's estate or beneficiary, as applicable, in a lump sum in cash within thirty (30) days of the Date of Termination.

                                      III-10

          (c) Disability. If the Executive's employment is terminated by reason of the Executive's Disability during the Employment Period, Banknorth shall have no further obligations to the Executive under this Agreement, other than for payment of the Accrued Obligations and the timely payment or provision of Other Benefits. The Accrued Obligations shall be paid to the Executive in a lump sum in cash within thirty (30) days of the Date of Termination.

          (d) Cause; Other than for Good Reason. If the Executive's employment during the Employment Period shall be terminated for Cause or the Executive terminates his employment during the Employment Period without Good Reason, Banknorth shall have no further obligations to the Executive under this Agreement, other than for (i) payment of the Accrued Obligations and the timely payment or provision of Other Benefits and (ii) continued payment of the amounts payable under Section 7(c) through the end of the Noncompetition Period, subject to earlier termination as provided in
     Section 9(f).

          (e) Purchase of Furniture and Furnishings. Notwithstanding any provision of the preceding paragraphs of this Section 9 to the contrary, upon termination of the Executive's employment hereunder, the Executive shall be entitled to purchase his office furniture and furnishings at their estimated fair market value at the time, as reasonably determined by Banknorth.

          (f) Noncompetition Obligations. Banknorth shall have no obligation to make any payments to the Executive pursuant to Section 7(c) hereof for periods after the Date of Termination of the noncompetition provisions hereof in the event that the Executive voluntarily terminates his noncompetition obligations at any time during the second and third years of the Noncompetition Period.

     10. Resolution of Disputes. With the exception of proceedings for equitable relief brought pursuant to Section 6(a), any dispute or controversy arising under or in connection with this Agreement may, at either Banknorth's or the Executive's option, be settled exclusively by arbitration in Portland, Maine in accordance with the rules of the American Arbitration Association then in effect and at Banknorth's expense. Judgment may be entered on the arbitrator's award in any court having jurisdiction. The Executive shall be entitled to seek specific performance in court of his right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement. If a claim for any payments or benefits under this Agreement or any other provision of this Agreement is disputed by Banknorth and the Executive, the Executive shall, to the extent and at such time or times as is not prohibited by applicable law, regulation, regulatory bulletin and/or any other regulatory requirements, as the same exists or may be hereafter promulgated or amended, if the Executive is successful in his claim, be reimbursed for all reasonable attorney's fees and expenses incurred by the Executive in pursuing such claim.

     11. Advisory Director.

     Banknorth agrees to cause the Executive to be appointed as a member of the Massachusetts State Board of Banknorth, NA, Banknorth's wholly-owned banking subsidiary, effective as of the Effective Date. The Executive shall have the right, but not the obligation, to serve on such Board for the one-year period following the Effective Date but shall not receive any compensation from Banknorth or Banknorth, NA for such service.

     12. Successors.

          (a) This Agreement is personal to the Executive and without the prior written consent of Banknorth shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

          (b) This Agreement shall inure to the benefit of and be binding upon Banknorth and its successors and assigns.

                                      III-11

          (c) Banknorth will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Banknorth to assume expressly and agree to perform this Agreement in the same manner and to the same extent that Banknorth would be required to perform it if no such succession had taken place. As used in this Agreement, "Banknorth" shall mean Banknorth as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

     13. Miscellaneous.

          (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Maine, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

          (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

        If to the Executive:

        David L. Grey
        6 Charles Davis Drive
        Wenham, Massachusetts 01984

        If to Banknorth:

        Banknorth Group, Inc
        P.O. Box 9540
        Two Portland Square
        Portland, Maine 04112-9540
        Attention: President

     or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

          (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

          (d) Banknorth may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

          (e) The Executive's or Banknorth's failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or Banknorth may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 8(c) of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision of, or right under, this Agreement.

          (f) In the event that Banknorth becomes obligated to make payments to the Executive pursuant to Section 9(a)(i)(B) and Section 9(a) (ii) hereof, the Executive shall have no obligation to seek other employment and shall be entitled to continue to receive the payments and benefits provided thereunder, provided that in the event that the Executive nonetheless obtains other employment, which shall be consistent with the terms of this Agreement, prior to the end of the Employment Period, any compensation or benefits received by the Executive pursuant to such other employment shall be applied against and reduce any payments or benefits to be paid or provided to the Executive pursuant to Section 9(a)(i)(B) or Section 9(a)(ii) hereof. The Executive agrees to provide prompt

                                      III-12
     notice to Banknorth of the obtainment of any such other employment and the amount of compensation and other benefits to be received by him in connection therewith.

          (g) This Agreement contains the entire agreement of the parties relating to the subject matter hereof and supersedes in its entirety any and all prior agreements or understandings, whether written or oral, between Banknorth and the Executive relating to the subject matter hereof. In reaching this Agreement, no party has relied upon any representation or promise except those set forth herein and in the Termination Agreement, dated as of the date hereof, by and among Banknorth, the Executive and the other parties thereto.

          (h) Any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. Section 1828(k) and any regulations promulgated thereunder. In addition, to the extent required by applicable law, regulation, regulatory bulletin and/or any other regulatory requirement, the aggregate amount and/or value of the compensation paid as a result of any termination of the Executive's employment with Banknorth, regardless of the reason for any such termination of employment, shall not exceed the limit prescribed by applicable law, rule or regulation.

     14. Effectiveness. Notwithstanding anything herein to the contrary, the effectiveness of this Agreement shall be subject to consummation of the Merger in accordance with the terms of the Merger Agreement, as the same may be amended by the parties thereto in accordance with its terms.

     IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization from its Board of Directors, Banknorth has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

                                                    /s/ DAVID L. GREY
                                            ------------------------------------
                                            David L. Grey

                                            BANKNORTH GROUP, INC.

                                            By:     /s/ WILLIAM J. RYAN
                                              ----------------------------------
                                                Name: William J. Ryan
                                                Title:  Chairman, President and
                                                        Chief Executive Officer

                                      III-13

                                                                        ANNEX IV

                   [KEEFE, BRUYETTE & WOODS, INC. LETTERHEAD]

                               February 26, 2002

The Board of Directors
Ipswich Bancshares, Inc.
23 Market Street
Ipswich, Massachusetts 01938

Members of the Board:

     Keefe, Bruyette & Woods, Inc. ("KBW") understands that Ipswich Bancshares, Inc. ("Ipswich") and Banknorth Group, Inc. ("Banknorth") have entered into an agreement and plan of merger dated as of February 26, 2002 (the "Merger Agreement"), which provides, among other things, for the merger of Ipswich with and into Banknorth (the "Merger"). Pursuant to the Merger Agreement and subject to certain exceptions set forth therein, at the effective time of the Merger, each issued and outstanding share of common stock, par value $0.10 per share, of Ipswich ("Ipswich Common Stock") shall be converted into, following the election of the holder and subject to the limitations set forth in the Merger Agreement, the right to receive (i) $20.50 in cash without interest (the 'Cash Consideration), or (ii) the number of Banknorth shares, par value $0.01 ("Banknorth Common Stock"), which is equal to the quotient (the "Exchange Ratio") determined by dividing (x) $20.50 by (y) the average share price of Banknorth Common Stock over a twenty day period as more fully described in the Merger Agreement (the "Stock Consideration").

     Holders of Ipswich Common Stock may elect to receive the Cash Consideration, or the Stock Consideration (as elected, the "Merger Consideration"), provided that 51% of the aggregate consideration to be received by holders of Ipswich Common Stock shall consist of the Stock Consideration and 49% of the aggregate consideration shall consist of Cash Consideration. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

     You have asked for KBW's opinion as to whether the Merger Consideration is fair, from a financial point of view, to the holders of Ipswich Common Stock. In arriving at the opinion set forth below, KBW has, among other things:

     a) reviewed and analyzed certain publicly available financial statements for Ipswich and Banknorth and financial information made available to us by the management of Ipswich and Banknorth;

     b) analyzed certain internal financial statements, including financial projections, and other financial and operating data prepared by the management of Ipswich;

     c) discussed the past, present and future operations, financial condition and prospects of Ipswich and Banknorth with the management of the respective companies;

     d) reviewed the stock price performance and trading activity of Ipswich Common Stock and Banknorth common stock;

     e) compared the financial performance and condition of Ipswich and Banknorth with that of certain other comparable publicly traded companies;

     f) reviewed the financial terms, to the extent publicly available, of certain merger and acquisition transactions comparable, in whole or in part, to the Merger;

     g) reviewed and discussed with the management of Ipswich and Banknorth the strategic objectives of the Merger and certain other benefits of the Merger;

     h) reviewed the Merger Agreement; and

     i) performed such other analyses as we have deemed appropriate.

     In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of the assets or liabilities of Ipswich or Banknorth or been furnished with any such evaluation or appraisal. We are not experts in the evaluation of allowances for loan losses, and we have neither made an independent evaluation of the adequacy of the allowances for loan losses of Ipswich or Banknorth, nor have we reviewed any individual credit files of Ipswich or Banknorth or been requested to conduct such a review, and, as a result, we have assumed that the respective allowances for loan losses for Ipswich and Banknorth are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. In addition, we have not assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or facilities of Ipswich or Banknorth. With respect to the financial and operating information, including without limitation financial forecasts, valuations of contingencies, projections regarding under-performing or non-performing assets, net charge-offs, adequacy of reserves, future economic conditions, and any expected synergies, furnished to or discussed with us by Ipswich or Banknorth, we have assumed that all such information has been reasonably prepared and reflect the best currently available estimates and judgments of the senior management of Ipswich and Banknorth as to the future financial and operating performance of Ipswich, Banknorth or the combined entity, as the case may be, and the expected synergies.

     Our opinion is necessarily based upon market, economic and other conditions as in effect on, and on the information made available to us as of, the date hereof. For the purposes of rendering this opinion, we have assumed that the Merger will be consummated substantially in accordance with the terms set forth in the Merger Agreement, including in all respects material to our analysis, that the representations and warranties of each party in the Merger Agreement and in all related documents and instruments (collectively, the "Documents") that are referred to therein are true and correct, that each party to the Documents will perform all of the covenants and agreements required to be performed by such party under such Documents and that all conditions to the consummation of the Merger will be satisfied without waiver thereof. We have also assumed that, in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of Ipswich, Banknorth, or the combined entity, as the case may be, or on the contemplated benefits of the Merger. We have further assumed that the Merger will qualify as a tax-free reorganization for U.S. Federal income tax purposes.

     We have been retained by the Board of Directors of Ipswich to act as financial advisor to Ipswich in connection with the Merger and will receive a fee from Ipswich for our services, a significant portion of which is contingent upon the consummation of the Merger. In addition, Ipswich has agreed to indemnify us for certain liabilities arising out of our engagement. In addition, in the ordinary course of our business, we may trade the Ipswich Common Stock and Banknorth Common Stock and other securities of Banknorth and its affiliates for our own account and for the accounts of our customers, and, accordingly, may at any time hold long or short positions in such securities.

     This opinion is for the use and benefit of the Board of Directors of Ipswich. It is further understood that this opinion will not be reproduced, summarized, described or referred to or given to any person without KBW's prior written consent. Our opinion does not address the relative merits of the underlying decision by Ipswich to engage in the Merger as compared to other business strategies that may be available or the effort of any other transaction in which Ipswich might engage, and it does not constitute a recommendation to any shareholder of Ipswich as to how such shareholder should vote on the proposed Merger or any other matter related thereto.

     We have not considered, nor are we expressing any opinion herein with respect to, the prices at which Ipswich common stock or Banknorth Common Stock will trade following the announcement of the Merger or the price at which Banknorth Common Stock will trade following the consummation of the Merger or at any time.

     Based upon and subject to the foregoing, KBW is of the opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of Ipswich Common Stock.

                                          Very truly yours,

                                          /s/ Keefe, Bruyette & Woods, Inc.

                                          Keefe, Bruyette & Woods, Inc.

                                                                         ANNEX V

             MASSACHUSETTS BUSINESS CORPORATION LAW, SECTIONS 85-98

C. 156B SEC.85. DISSENTING STOCKHOLDER; RIGHT TO DEMAND PAYMENT FOR STOCK; EXCEPTION

     A stockholder in any corporation organized under the laws of Massachusetts which shall have duly voted to consolidate or merge with another corporation or corporations under the provisions of sections seventy-eight or seventy-nine who objects to such consolidation or merger may demand payment for his stock from the resulting or surviving corporation and an appraisal in accordance with the provisions of sections eighty-six to ninety-eight, inclusive, and such stockholder and the resulting or surviving corporation shall have the rights and duties and follow the procedure set forth in those sections. This section shall not apply to the holders of any shares of stock of a constituent corporation surviving a merger if, as permitted by subsection (c) of section seventy-eight, the merger did not require for its approval a vote of the stockholders of the surviving corporation.

C. 156B SEC.86. SECTIONS APPLICABLE TO APPRAISAL; PREREQUISITES

     If a corporation proposes to take a corporate action as to which any section of this chapter provides that a stockholder who objects to such action shall have the right to demand payment for his shares and an appraisal thereof, sections eighty-seven to ninety-eight, inclusive, shall apply except as otherwise specifically provided in any section of this chapter. Except as provided in sections eighty-two and eighty-three, no stockholder shall have such right unless (1) he files with the corporation before the taking of the vote of the shareholders on such corporate action, written objection to the proposed action stating that he intends to demand payment for his shares if the action is taken and (2) his shares are not voted in favor of the proposed action.

C. 156B SEC.87. STATEMENT OF RIGHTS OF OBJECTING STOCKHOLDERS IN NOTICE OF MEETING; FORM

     The notice of the meeting of stockholders at which the approval of such proposed action is to be considered shall contain a statement of the rights of objecting stockholders. The giving of such notice shall not be deemed to create any rights in any stockholder receiving the same to demand payment for his stock, and the directors may authorize the inclusion in any such notice of a statement of opinion by the management as to the existence or non-existence of the right of the stockholders to demand payment for their stock on account of the proposed corporate action. The notice may be in such form as the directors or officers calling the meeting deem advisable, but the following form of notice shall be sufficient to comply with this section:

        "If the action proposed is approved by the stockholders at the meeting and effected by the corporation, any stockholder (1) who files with the corporation before the taking of the vote on the approval of such action, written objection to the proposed action stating that he intends to demand payment for his shares if the action is taken and (2) whose shares are not voted in favor of such action has or may have the right to demand in writing from the corporation (or, in the case of a consolidation or merger, the name of the resulting or surviving corporation shall be inserted), within twenty days after the date of mailing to him of notice in writing that the corporate action has become effective, payment for his shares and an appraisal of the value thereof. Such corporation and any such stockholder shall in such cases have the rights and duties and shall follow the procedure set forth in sections 88 to 98, inclusive, of chapter 156B of the General Laws of Massachusetts."

C. 156B SEC.88. NOTICE OF EFFECTIVENESS OF ACTION OBJECTED TO

     The corporation taking such action, or in the case of a merger or consolidation the surviving or resulting corporation, shall, within ten days after the date on which such corporate action became effective, notify each stockholder who filed a written objection meeting the requirements of section eighty-six and whose shares were not voted in favor of the approval of such action, that the action approved at the meeting of the corporation of which he is a stockholder has become effective. The giving of such notice shall not be deemed to create any rights in any stockholder receiving the same to demand payment for his stock. The notice shall be sent by registered or certified mail, addressed to the stockholder at his last known address as it appears in the records of the corporation.

C. 156B SEC.89. DEMAND FOR PAYMENT; TIME FOR PAYMENT

     If within twenty days after the date of mailing of a notice under subsection (e) of section eighty-two, subsection (f) of section eighty-three, or section eighty-eight, any stockholder to whom the corporation was required to give such notice shall demand in writing from the corporation taking such action, or in the case of a consolidation or merger from the resulting or surviving corporation, payment for his stock, the corporation upon which such demand is made shall pay to him the fair value of his stock within thirty days after the expiration of the period during which such demand may be made.

C. 156B SEC.90. DEMAND FOR DETERMINATION OF VALUE; BILL IN EQUITY; VENUE

     If during the period of thirty days provided for in section eighty-nine the corporation upon which such demand is made and any such objecting stockholder fail to agree as to the value of such stock, such corporation or any such stockholder may within four months after the expiration of such thirty-day period demand a determination of the value of the stock of all such objecting stockholders by a bill in equity filed in the superior court in the county where the corporation in which such objecting stockholder held stock had or has its principal office in the commonwealth.

C. 156B SEC.91. PARTIES TO SUIT TO DETERMINE VALUE; SERVICE

     If the bill is filed by the corporation, it shall name as parties respondent all stockholders who have demanded payment for their shares and with whom the corporation has not reached agreement as to the value thereof. If the bill is filed by a stockholder, he shall bring the bill in his own behalf and in behalf of all other stockholders who have demanded payment for their shares and with whom the corporation has not reached agreement as to the value thereof, and service of the bill shall be made upon the corporation by subpoena with a copy of the bill annexed. The corporation shall file with its answer a duly verified list of all such other stockholders, and such stockholders shall thereupon be deemed to have been added as parties to the bill. The corporation shall give notice in such form and returnable on such date as the court shall order to each stockholder party to the bill by registered or certified mail, addressed to the last known address of such stockholder as shown in the records of the corporation, and the court may order such additional notice by publication or otherwise as it deems advisable. Each stockholder who makes demand as provided in section eighty-nine shall be deemed to have consented to the provisions of this section relating to notice, and the giving of notice by the corporation to any such stockholder in compliance with the order of the court shall be a sufficient service of process on him. Failure to give notice to any stockholder making demand shall not invalidate the proceedings as to other stockholders to whom notice was properly given, and the court may at any time before the entry of a final decree make supplementary orders of notice.

C. 156B SEC.92. DECREE DETERMINING VALUE AND ORDERING PAYMENT; VALUATION DATE

     After hearing the court shall enter a decree determining the fair value of the stock of those stockholders who have become entitled to the valuation of and payment for their shares, and shall order the corporation to make payment of such value, together with interest, if any, as hereinafter provided, to the stockholders entitled thereto upon the transfer by them to the corporation of the certificates representing such stock if certificated or, if uncertificated, upon receipt of an instruction transferring such stock to the corporation. For this purpose, the value of the shares shall be determined as of the day preceding the date of the vote approving the proposed corporate action and shall be exclusive of any element of value arising from the expectation or accomplishment of the proposed corporate action.

C. 156B SEC.93. REFERENCE TO SPECIAL MASTER

     The court in its discretion may refer the bill or any question arising thereunder to a special master to hear the parties, make findings and report the same to the court, all in accordance with the usual practice in suits in equity in the superior court.

C. 156B SEC.94. NOTATION ON STOCK CERTIFICATES OF PENDENCY OF BILL

     On motion the court may order stockholder parties to the bill to submit their certificates of stock to the corporation for the notation thereon of the pendency of the bill, and may order the corporation to note such pendency in its records with respect to any uncertificated shares held by such stockholder parties, and may on motion dismiss the bill as to any stockholder who fails to comply with such order.

C. 156B SEC.95. COSTS; INTEREST

     The costs of the bill, including the reasonable compensation and expenses of any master appointed by the court, but exclusive of fees of counsel or of experts retained by any party, shall be determined by the court and taxed upon the parties to the bill, or any of them, in such manner as appears to be equitable, except that all costs of giving notice to stockholders as provided in this chapter shall be paid by the corporation. Interest shall be paid upon any award from the date of the vote approving the proposed corporate action, and the court may on application of any interested party determine the amount of interest to be paid in the case of any stockholder.

C. 156B SEC.96. DIVIDENDS AND VOTING RIGHTS AFTER DEMAND FOR PAYMENT

     Any stockholder who has demanded payment for his stock as provided in this chapter shall not thereafter be entitled to notice of any meeting of stockholders or to vote such stock for any purpose and shall not be entitled to the payment of dividends or other distribution on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the date of the vote approving the proposed corporate action) unless:

          (1) A bill shall not be filed within the time provided in section ninety;

          (2) A bill, if filed, shall be dismissed as to such stockholder; or

          (3) Such stockholder shall with the written approval of the corporation, or in the case of a consolidation or merger, the resulting or surviving corporation, deliver to it a written withdrawal of his objections to and an acceptance of such corporate action.

     Notwithstanding the provisions of clauses (1) to (3), inclusive, said stockholder shall have only the rights of a stockholder who did not so demand payment for his stock as provided in this chapter.

C. 156B SEC.97. STATUS OF SHARES PAID FOR

     The shares of the corporation paid for by the corporation pursuant to the provisions of this chapter shall have the status of treasury stock, or in the case of a consolidation or merger the shares or the securities of the resulting or surviving corporation into which the shares of such objecting stockholder would have been converted had he not objected to such consolidation or merger shall have the status of treasury stock or securities.

C. 156B SEC.98. EXCLUSIVE REMEDY; EXCEPTION

     The enforcement by a stockholder of his right to receive payment for his shares in the manner provided in this chapter shall be an exclusive remedy except that this chapter shall not exclude the right of such stockholder to bring or maintain an appropriate proceeding to obtain relief on the ground that such corporate action will be or is illegal or fraudulent as to him.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 719 of the Maine Business Corporation Act ("MBCA") sets forth certain circumstances under which directors, officers, employees and agents may be indemnified against liability which they may incur in their capacity as such. Indemnification may be provided against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred; provided that no indemnification may be provided with respect to any matter where such person shall have been finally adjudicated (i) not to have acted honestly or in the reasonable belief that such action was in or not opposed to the best interests of the corporation or its shareholders, or (ii) with respect to any criminal action, to have had reasonable cause to believe such conduct was unlawful. A corporation may not indemnify a person with respect to any action or matter by or in the right of the corporation as to which that person is finally adjudicated to be liable to the corporation unless the court in which the action was brought determines that, in view of all the circumstances, that person is fairly and reasonably entitled to indemnity for such amounts as the court deems reasonable. To the extent such person has been successful on the merits or otherwise in defense of such action, that person shall be entitled to indemnification. Any indemnification, unless ordered by a court or required in the corporation's bylaws, shall be made only as authorized in the specific case upon a determination by the board of directors that indemnification is proper in the circumstances and in the best interests of the corporation. Expenses incurred in defending an action may be paid by the corporation in advance of the final disposition of that action upon a determination made that the person seeking indemnification satisfied the standard of conduct required for indemnification and receipt by the corporation of a written undertaking by or on behalf of such person to repay that amount if that person is finally adjudicated to not have met such standard or not be entitled to such indemnification. In addition, Section 719 of the MBCA provides that a corporation may purchase and maintain insurance on behalf of directors, officers, employees and agents against liability whether or not the corporation would have the power to indemnify such person against liability under such section. See Title 13-A Maine Revised Statutes Annotated '719.

     Banknorth's bylaws provide that Banknorth shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of Banknorth to the fullest extent provided by the MBCA, provided that Banknorth shall not be liable for any amount which may be due to any person in connection with a settlement of any action or proceeding effected without its prior written consent or any action or proceeding initiated by an indemnified person without its prior written consent, other than an action or proceeding seeking indemnification from Banknorth.

     Banknorth's bylaws provide that Banknorth shall pay the expenses incurred by an indemnified person in advance of a final disposition of an action or proceeding upon receipt by Banknorth of (1) a written undertaking by or on behalf of the indemnified person to repay such amount if the indemnified person is ultimately determined not to have acted in the manner required under the MBCA in order to permit indemnification and (2) a written affirmation by the indemnified person that the person has met the requisite standard of conduct for indemnification.

     Directors and officers also may be indemnified pursuant to the terms of various employee benefit plans of Banknorth. In addition, Banknorth carries a liability insurance policy for its directors and officers.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     The exhibits and financial statement schedules filed as a part of this Registration Statement are as follows:

(a) List of Exhibits:

EXHIBIT NO.                              EXHIBIT                               LOCATION
-----------                              -------                               --------
     2(a)      Agreement and Plan of Merger, dated as of February 26, 2002,      (1)
               between Banknorth and Ipswich, including Amendment No. 1
               thereto
     2(b)      Stock Option Agreement, dated as of February 26, 2002,            (1)
               between Ipswich and Banknorth
     2(c)      Form of Shareholder Agreement, dated as of February 26,           (1)
               2002, between Banknorth and each director of Ipswich
     3(a)(1)   Amended and Restated Articles of Incorporation of Banknorth       (2)
     3(a)(2)   Amendments to the Amended and Restated Articles of                (3)
               Incorporation of Banknorth
     3(b)      Bylaws of Banknorth                                               (4)
     4(a)      Specimen Common Stock certificate                                 (5)
     4(b)      Stockholder Rights Agreement, dated as of September 12, 1989      (6)
               and amended and restated as of July 27, 1999 and as of July
               25, 2000, between Banknorth and American Stock Transfer &
               Trust Company, as Rights Agent
       5       Opinion of Elias, Matz, Tiernan & Herrick L.L.P. regarding legality of securities being registered
       8       Opinion of Elias, Matz, Tiernan & Herrick L.L.P. regarding certain federal income tax consequences
      10       Termination Agreement and Employment and Non-Competition          (1)
               Agreement relating to David L. Grey
    23(a)      Consent of Elias, Matz, Tiernan & Herrick L.L.P. (contained in the opinions included as Exhibits 5 and 8)
    23(b)      Consent of KPMG LLP
    23(c)      Consent of Baker Newman & Noyes
      24       Powers of Attorney (included in the signature page to this
               Registration Statement)
    99(a)      Form of proxy for the Ipswich annual meeting
    99(b)      Consent of Keefe, Bruyette & Woods, Inc.

---------------

(1) Exhibit is attached as an Annex to the Prospectus/Proxy Statement included herein.

(2) Exhibit is incorporated by reference to Exhibit A the Agreement and Plan of Merger, dated as of October 27, 1997, between Banknorth and CFX Corporation, which agreement is included as Annex I to the Prospectus/Proxy Statement included in the Form S-4 Registration Statement (No. 333-23991) filed by Banknorth with the SEC on December 31, 1997.

(3) Exhibits are incorporated by reference to (i) the proxy statement filed by Banknorth with the SEC on March 23, 1998, (ii) the proxy statement filed by Banknorth with the SEC on March 22, 2000 and (iii) the Form S-4 Registration Statement (No. 333-95587) filed by Banknorth with the SEC on January 28, 2000, which describes an amendment which changed the name of Banknorth to "Banknorth Group, Inc."

(4) Exhibit is incorporated by reference to the Annual Report on Form 10-K for the year ended December 31, 2000 filed by Banknorth with the SEC on March 29, 2001.

(5) Exhibit is incorporated by reference to the Form S-4 Registration Statement (No. 333-95587) filed by Banknorth with the SEC on January 28, 2000.

(6) Exhibit is incorporated by reference to the Form 8-A/A report filed by Banknorth with the SEC on July 28, 2000.

     (b) Financial Statement Schedules.

     No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or related notes.

ITEM 22.  UNDERTAKINGS

     (a) The undersigned Registrant hereby undertakes as follows:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement); and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of
     1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

          (4) That every prospectus (i) that is filed pursuant to paragraph (3) immediately preceding, or (ii) that purports to meet the requirements of
     Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (6) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Maine, on this 26th day of March 2002.

                                          BANKNORTH GROUP, INC.

                                          By:      /s/ WILLIAM J. RYAN
                                            ------------------------------------
                                            William J. Ryan, Chairman, President
                                                and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby makes, constitutes and appoints William J. Ryan and Peter J. Verrill, and each of them severally, his or her true and lawful attorney, with full power to sign for such person and in such person's name and capacity indicated below, and with full power of substitution any and all amendments, including post-effective amendments, to this Registration Statement on Form S-4, hereby ratifying and confirming such person's signature as it may be signed by said attorney to any and all amendments.

                    SIGNATURE                                      TITLE                       DATE
                    ---------                                      -----                       ----

                                                                  Director
 ------------------------------------------------
                  Gary G. Bahre


               /s/ P. KEVIN CONDRON                               Director                March 26, 2002
 ------------------------------------------------
                 P. Kevin Condron


                                                                  Director
 ------------------------------------------------
                 George W. Dougan


                /s/ ALLEN M. GLICK                                Director                March 26, 2002
 ------------------------------------------------
                  Allen M. Glick


              /s/ LUTHER F. HACKETT                               Director                March 26, 2002
 ------------------------------------------------
                Luther F. Hackett


               /s/ DANA S. LEVENSON                               Director                March 26, 2002
 ------------------------------------------------
                 Dana S. Levenson


                                                                  Director
 ------------------------------------------------
                 John M. Naughton


          /s/ MALCOLM W. PHILBROOK, JR.                           Director                March 26, 2002
 ------------------------------------------------
            Malcolm W. Philbrook, Jr.


                                                                  Director
 ------------------------------------------------
                 Angelo Pizzagali

                    SIGNATURE                                      TITLE                       DATE
                    ---------                                      -----                       ----


                                                                  Director
 ------------------------------------------------
                 Pamela P. Plumb


            /s/ IRVING E. ROGERS, III                             Director                March 26, 2002
 ------------------------------------------------
              Irving E. Rogers, III


               /s/ WILLIAM J. RYAN                     Chairman, President and Chief      March 26, 2002
 ------------------------------------------------            Executive Officer
                 William J. Ryan                       (principal executive officer)


              /s/ CURTIS M. SCRIBNER                              Director                March 26, 2002
 ------------------------------------------------
                Curtis M. Scribner


                                                                  Director
 ------------------------------------------------
                   Paul R. Shea


                /s/ JOHN E. VEASEY                                Director                March 26, 2002
 ------------------------------------------------
                  John E. Veasey


               /s/ PATRICK E. WELCH                               Director                March 26, 2002
 ------------------------------------------------
                 Patrick E. Welch


               /s/ PETER J. VERRILL                   Senior Executive Vice President,    March 26, 2002
 ------------------------------------------------         Chief Operating Officer,
                 Peter J. Verrill                       Chief Financial Officer and
                                                       Treasurer (principal financial
                                                                  officer)


               /s/ STEPHEN J. BOYLE                     Executive Vice President and      March 26, 2002
 ------------------------------------------------     Controller (principal accounting
                 Stephen J. Boyle                                 officer)

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